As filed with the Securities and Exchange Commission on December 23, 2013

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWBRIDGE BANCORP
(Exact name of registrant as specified in its charter)

NORTH CAROLINA	56-1348147
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410
(336) 369-0900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pressley A. Ridgill
President and Chief Executive Officer
NewBridge Bancorp

1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410
(336) 369-0900

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Robert A. Singer, Esq. Iain MacSween, Esq. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 230 N. Elm Street, Suite 2000 Greensboro, North Carolina 27401 (336) 373-8850	Todd H. Eveson, Esq. Jonathan A. Greene, Esq. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price[2]	Amount of registration fee[3]
Class A Common Stock, no par value per share	8,072,433	N/A	$58,121,518	$7,487

_______________

[1]	Represents the maximum number of shares of the Registrant’s Class A Common Stock, no par value per share (“common stock”) estimated to be issuable upon completion of the merger of CapStone Bank ("CapStone") with and into the Registrant’s wholly-owned subsidiary, NewBridge Bank (the “Merger”), based on the number of shares of CapStone common stock outstanding and the exchange of CapStone shares for shares of the Registrant’s common stock pursuant to the exchange ratio set forth in the Agreement and Plan of Combination and Reorganization dated as of November 1, 2013 by and among the Registrant, NewBridge Bank and CapStone.
[2]	Estimated solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457(f) under the Securities Act of 1933 (the “Securities Act”). The proposed maximum aggregate offering price was calculated in accordance with Rules 457(c) and 457(f) under the Securities Act, based on the aggregate market value on December 20, 2013 of the 3,587,748 shares of CapStone common stock expected to be exchanged in connection with the Merger, determined by multiplying the average of the high and low prices of CapStone common stock on December 20, 2013 ($16.20) by 3,587,748.
[3]	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION – DATED DECEMBER 23, 2013

Proxy Statement and Prospectus of NewBridge Bancorp	Proxy Statement of CapStone Bank

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of NewBridge Bancorp (“NewBridge”), NewBridge Bank, the wholly-owned subsidiary of NewBridge, and CapStone Bank (“CapStone”), have each unanimously approved the merger of CapStone with and into NewBridge Bank (the “Merger”) pursuant to the Agreement and Plan of Combination and Reorganization, dated November 1, 2013 (the “Merger Agreement”). NewBridge Bank will be the surviving entity. In the Merger, (i) each outstanding share of CapStone common stock will be converted into the right to receive 2.25 shares (the “Exchange Ratio”) of NewBridge Class A Common Stock, no par value per share (“NewBridge common stock”), and (ii) each outstanding and unexercised option to purchase CapStone common stock (“CapStone stock option”) will be converted into an option to purchase NewBridge common stock, adjusted to reflect the Exchange Ratio.

Based on [3,587,748] shares of CapStone common stock issued and outstanding on ____, NewBridge will issue [8,072,433] shares of NewBridge common stock in connection with the Merger. Based on [622,787] shares of CapStone common stock underlying CapStone stock options outstanding on ________, NewBridge will reserve an additional [1,401,270] shares of NewBridge common stock for issuance under the converted stock options.

NewBridge shareholders will continue to own their existing shares of NewBridge common stock after the Merger.

The market value of the merger consideration will fluctuate with the market price of NewBridge common stock and will not be known at the time you vote at the special meetings. NewBridge common stock is listed on the NASDAQ Global Select Market under the symbol “NBBC.” On ____, 2014, the last practicable trading date before the date of this Joint Proxy Statement/Prospectus, the closing share price of NewBridge common stock reported on the NASDAQ Global Select Market was $_________ per share. If the Merger had become effective as of _________, 2013, the value of the aggregate merger consideration would have been approximately $__________, or $__________ per share for each share of CapStone common stock.

We expect that the Merger generally will be tax free to CapStone shareholders as to shares of NewBridge common stock received in the Merger.

NewBridge will hold a special meeting of its shareholders on _____________, 2014, to vote on the issuance of shares of NewBridge common stock in connection with the Merger and a related proposal. The NewBridge board of directors has unanimously approved the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of NewBridge and its shareholders. The NewBridge board of directors unanimously recommends that NewBridge shareholders vote “FOR” the issuance of shares of NewBridge common stock in connection with the Merger.

CapStone will hold a special meeting of its shareholders on __________, 2014, to vote on the Merger Agreement and a related proposal. The CapStone board of directors has unanimously approved the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of CapStone and its shareholders. The CapStone board of directors unanimously recommends that CapStone shareholders vote “FOR” approval and adoption of the Merger Agreement.

The Merger cannot be completed unless both the NewBridge shareholders and the CapStone shareholders approve the proposals related to the Merger. Your vote is important. Regardless of whether you plan to attend your special meeting in person, please take the time to vote your shares in accordance with the instructions contained in this Joint Proxy Statement/Prospectus. For CapStone shareholders, absentions or the failure to vote will have the same effect as voting against the Merger.

This Joint Proxy Statement/Prospectus describes the NewBridge and CapStone special meetings, the Merger, the documents related to the Merger and other related matters. Please carefully read this entire Joint Proxy Statement/Prospectus, including “Risk Factors” beginning on page ___ for a discussion of the risks relating to the proposed Merger. You also can obtain information about NewBridge from documents that NewBridge has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the NewBridge common stock to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger are not savings or deposit accounts of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Joint Proxy Statement/Prospectus is __________, and it is first being mailed or otherwise delivered to NewBridge shareholders and CapStone shareholders on or about __________, 2014.

NewBridge Bancorp

1501 Highwoods Boulevard, Suite 400

Greensboro, North Carolina 27410

(336) 369-0900

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on __________, __________

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of NewBridge Bancorp (“NewBridge”) will be held at __________ on __________, __________, at __________ a.m., Eastern Time, for the following purposes:

1.             Share Issuance Proposal. To approve the issuance of shares of NewBridge common stock pursuant to the Agreement and Plan of Combination and Reorganization, dated November 1, 2013, by and among NewBridge, its wholly-owned subsidiary, NewBridge Bank, and CapStone Bank (“CapStone”) (the “Merger Agreement”), pursuant to which CapStone will merge with and into NewBridge Bank (the “Merger”); and

2.             Adjournment Proposal. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the issuance of NewBridge common stock in connection with the Merger.

The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus, which shareholders should read carefully in its entirety before voting. In particular, you should carefully read “Risk Factors” beginning on page __ for a discussion of certain risk factors relating to the Merger. A copy of the Merger Agreement is included as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

Our board of directors unanimously recommends that you vote (i) “FOR” the issuance of shares of NewBridge common stock pursuant to the Merger Agreement, and (ii) “FOR” the proposal to adjourn the special meeting of shareholders, if necessary or appropriate, including to solicit additional proxies to approve the issuance of NewBridge common stock in connection with the Merger. The completion of the Merger is subject to separate votes by NewBridge’s shareholders and CapStone’s shareholders.

Only shareholders of record at the close of business on ____, ___ are entitled to notice of and to vote at the special meeting and any adjournment(s) thereof.

We have elected to furnish our proxy solicitation materials via U.S. Mail and also to notify you of the availability of our proxy materials on the Internet. The notice of special meeting, proxy statement and proxy card are available on the Internet at [__________].

If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card provided by such person.

YOUR VOTE IS VERY IMPORTANT. We urge you to attend the special meeting. It is extremely important that your shares be represented regardless of the number you own.

Whether or not you expect to be present at the special meeting, please sign and return your proxy card to us in the enclosed envelope at your earliest convenience. You may also vote your shares over the Internet or by using a toll-free number. Unless you indicate to the contrary, your proxy will be cast FOR each proposal, each as described in more detail in the accompanying Joint Proxy Statement/Prospectus. If any other matters are properly presented for consideration at the special meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. In the event that you attend the special meeting in person, you may revoke your proxy and vote your shares in person.

If you have any questions concerning the share issuance, the Merger, the special meeting or the Joint Proxy Statement/Prospectus, would like additional copies of the Joint Proxy Statement/Prospectus or need help voting your shares, please contact ______ at ___________ or (336) 369-0900. Alternatively, you may contact our proxy solicitor, __________, at _____________.

This ____ day of ___, 2014.	By Order of the Board of Directors

Michael S. Albert
Chairman

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on _____________, 2014.

The Notice and Proxy Statement are also available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=100346&GKP=1073745413. You may also access the above off-site website by going to www.newbridgebank.com, under the heading Investor Relations.

CapStone Bank

4505 Falls of Neuse Road, Suite 150

Raleigh, North Carolina 27609

(919) 256-6803

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on __________, __________

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of CapStone Bank (“CapStone”) will be held at __________ on __________, __________, at __________ a.m., Eastern Time, for the following purposes:

1.             Merger Proposal. To consider and vote upon the approval and adoption of the Agreement and Plan of Combination and Reorganization, dated November 1, 2013, by and among NewBridge Bancorp (“NewBridge”), its wholly-owned subsidiary, NewBridge Bank, and CapStone (the “Merger Agreement”), pursuant to which CapStone will merge with and into NewBridge Bank (the “Merger”); and

2.            Adjournment Proposal. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of approval and adoption of the Merger Agreement.

The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus, which shareholders should read carefully in its entirety before voting. In particular, you should carefully read “Risk Factors” beginning on page __ for a discussion of certain risk factors relating to the Merger. A copy of the Merger Agreement is included as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

Our board of directors unanimously recommends that you vote (i) “FOR” approval and adoption of the Merger Agreement, and (ii) “FOR” the proposal to adjourn the special meeting of shareholders, if necessary or appropriate, to solicit additional proxies in favor of approval and adoption of the Merger Agreement. The completion of the Merger is subject to separate votes by NewBridge’s shareholders and CapStone’s shareholders.

Only shareholders of record at the close of business on ____, ___ are entitled to notice of and to vote at the special meeting and any adjournment(s) thereof.

We have elected to furnish our proxy solicitation materials via U.S. Mail and also to notify you of the availability of our proxy materials on the Internet. The notice of special meeting, proxy statement and proxy card are available on the Internet at www.proxyvote.com.

If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card provided by such person.

YOUR VOTE IS VERY IMPORTANT. We urge you to attend the special meeting. In order for the Merger to be completed, the Merger Agreement must be approved and adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of CapStone common stock entitled to vote thereon at the special meeting. If you do not vote by proxy or do not vote in person at the special meeting, the effect will be the same as a vote AGAINST the Merger.

Whether or not you expect to be present at the special meeting, please sign and return your proxy card to us in the enclosed envelope at your earliest convenience. You may also vote your shares over the Internet. Unless you indicate to the contrary, your proxy will be cast FOR each proposal, each as described in more detail in the accompanying Joint Proxy Statement/Prospectus. If any other matters are properly presented for consideration at the special meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. In the event that you attend the special meeting in person, you may revoke your proxy and vote your shares in person.

You are entitled to assert appraisal rights with respect to the Merger Proposal. Your appraisal rights are conditioned on your strict compliance with the requirements of Article 13 of the North Carolina Business Corporation Act. The full text of Article 13 is attached as Appendix B to this Joint Proxy Statement/Prospectus.

If you have any questions concerning the Merger, the special meeting or the Joint Proxy Statement/Prospectus, would like additional copies of the Joint Proxy Statement/Prospectus or need help voting your shares, please contact Susan Gilbert at sgilbert@capstonebank.com or (919) 256-6803.

This ____ day of ___, 2014.	By Order of the Board of Directors

Michael S. Patterson
Chairman, President, and Chief Executive Officer

IMPORTANT NOTICE

NewBridge has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), to register with the Securities and Exchange Commission (the “SEC”) the distribution to CapStone shareholders of the shares of NewBridge common stock to be issued in connection with the Merger. This Joint Proxy Statement/Prospectus constitutes part of that registration statement. The registration statement, including the attached exhibits, contains additional relevant information about NewBridge and NewBridge common stock. For further information about NewBridge, you should review the registration statement.

This Joint Proxy Statement/Prospectus constitutes a proxy statement of CapStone with respect to the solicitation of proxies for the CapStone special meeting, a proxy statement of NewBridge with respect to the solicitation of proxies for the NewBridge special meeting and a prospectus of NewBridge for the shares of common stock that NewBridge will issue to CapStone shareholders in the Merger. NewBridge has supplied all information contained in this Joint Proxy Statement/Prospectus relating to NewBridge, and CapStone has supplied all information contained in this Joint Proxy Statement/Prospectus relating to CapStone.

The web addresses of the SEC, NewBridge and CapStone are included as inactive textual references only. Information contained on those websites is not incorporated by reference into this Joint Proxy Statement/Prospectus and you should not consider information contained on those websites to be part of this Joint Proxy Statement/Prospectus or any supplement thereto.

This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction in which or to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation.

Neither NewBridge nor CapStone has authorized anyone to give any information or make any representation about the Merger or our companies that is different from, or in addition to, that contained or incorporated by reference in this Joint Proxy Statement/Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Joint Proxy Statement/Prospectus does not extend to you. The information contained in this Joint Proxy Statement/Prospectus speaks only as of the date of this Joint Proxy Statement/Prospectus unless the information specifically indicates that another date applies.

REFERENCES TO ADDITIONAL INFORMATION

This Joint Proxy Statement/Prospectus incorporates by reference important business and financial information about NewBridge from documents filed with or furnished to the SEC that are not included in or delivered with this Joint Proxy Statement/Prospectus. You can obtain any of the documents filed with or furnished to the SEC by NewBridge, at no cost from the SEC’s website at www.sec.gov.

You may also request copies of these documents, including documents incorporated by reference in this Joint Proxy Statement/Prospectus, at no cost by contacting the appropriate company at the following address:

NewBridge Bancorp	CapStone Bank
Attn: Corporate Secretary	Attn: Corporate Secretary
1501 Highwoods Boulevard, Suite 400	4505 Falls of Neuse Road, Suite 150
Greensboro, North Carolina 27410	Raleigh, North Carolina 27609
(336) 369-0900	(919) 256-6803

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that NewBridge shareholders requesting documents must do so by __________, 2014 and CapStone shareholders requesting documents must do so by __________, 2014, in order to receive them before the respective special meetings.

You may also obtain copies of these documents, free of charge, by going to the Investor Relations section of NewBridge’s website (www.newbridgebank.com).

For more information, see “Where You Can Find More Information” later in this Joint Proxy Statement/Prospectus.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1

SUMMARY	7
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NEWBRIDGE	15
SELECTED HISTORICAL FINANCIAL DATA OF CAPSTONE	17
SELECTED UNAUDITED PRO FORMA FINANCIAL DATA	19
COMPARATIVE PER SHARE DATA	21
MARKET PRICE AND DIVIDEND INFORMATION, RELATED SHAREHOLDER MATTERS	22

RISK FACTORS	24

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	30

THE NEWBRIDGE SPECIAL MEETING	32
Matters to be Considered	32
Proxies	32
Solicitation of Proxies	33
Record Date	33
Voting Rights and Vote Required	33

NEWBRIDGE PROPOSALS	34
Proposal 1: Approval of the Issuance of Shares of NewBridge Common Stock in the Merger	34
Proposal 2: Adjournment of the NewBridge Special Meeting	34

THE CAPSTONE SPECIAL MEETING	34
Matters to be Considered	34
Proxies	34
Solicitation of Proxies	35
Record Date	35
Voting Rights and Vote Required	35
Support Agreements	36

CAPSTONE PROPOSALS	36
Proposal 1: Approval and Adoption of the Merger Agreement	36
Proposal 2: Adjournment of the CapStone Special Meeting	36

THE MERGER	37
Background of the Merger	37
CapStone’s Reasons for the Merger and Recommendation of the CapStone Board of Directors	40
Opinion of Financial Advisor to CapStone	42
NewBridge’s Reasons for the Merger and Recommendation of the NewBridge Board of Directors	47
Board of Directors and Management of NewBridge Following Completion of the Merger	48
CapStone’s Directors and Officers Have Financial Interests in the Merger	49
Public Trading Markets	51
Regulatory Approvals Required for the Merger	52
CapStone Shareholders Have Rights of Appraisal in the Merger	53
Accounting Treatment	56
Restrictions on Sales of Shares by Certain Affiliates	56
Material U.S. Federal Income-Tax Consequences of the Merger	56

THE MERGER AGREEMENT	58
Terms of the Merger	58

i

Closing and Effective Time of the Merger	59
Board of Directors of NewBridge and NewBridge Bank	59
Conversion of Shares; Exchange of Certificates	60
Representations and Warranties	61
Covenants and Agreements	62
Commercially Reasonable Efforts to Obtain the Required Shareholder Vote	64
Agreement Not to Solicit Other Offers	64
Expenses and Fees	66
Employee Matters	66
Indemnification and Insurance	67
Conditions to Complete the Merger	67
Termination of the Merger Agreement	68
Effect of Termination	69
Amendment, Waiver and Extension of the Merger Agreement	69

DESCRIPTION OF NEWBRIDGE CAPITAL STOCK	69

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING CAPSTONE SHAREHOLDERS	75

INFORMATION ABOUT NEWBRIDGE	79

INFORMATION ABOUT CAPSTONE	80

CAPSTONE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	82

SUPERVISION AND REGULATION	103
Federal Bank Holding Company Regulation and Structure	103
Bank Merger Act	104
State Law	104
Emergency Economic Stabilization Act of 2008	105
Payment of Dividends and Other Restrictions	105
Capital Adequacy	106
Acquisitions	108
Branching	108
FDIC Insurance Assessments	109
Limits on Rates Paid on Deposits and Brokered Deposits	109
Loans to One Borrower	110
Transactions with Affiliates	110
Community Reinvestment Act	110
Consumer Protection Laws	110
Additional Legislative and Regulatory Matters	111
Fiscal and Monetary Policy	111
Federal Home Loan Bank (“FHLB”) System	111
Real Estate Lending Evaluations	112
Limitations on Incentive Compensation	112
Federal Securities Law	112
Economic Environment	112
Evolving Legislation and Regulatory Action	113

MANAGEMENT FOLLOWING THE MERGER	113

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS OF CAPSTONE	113

ii

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BEENFICIAL OWNERS OF CAPSTONE	114

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	115

LEGAL MATTERS	123

EXPERTS	124

INTERESTS OF NAMED EXPERTS AND COUNSEL	124

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS	124

FUTURE SHAREHOLDER PROPOSALS	124

OTHER MATTERS	125

WHERE YOU CAN FIND MORE INFORMATION	125

FINANCIAL STATEMENTS OF CAPSTONE	F-1

Appendix A – Merger Agreement	A-1

Appendix B – Article 13 of the North Carolina Business Corporation Act	B-1

Appendix C – Opinion of Raymond James & Associates, Inc..	C-1

iii

QUESTIONS AND ANSWERS

Except where the context indicates otherwise, references in this Joint Proxy Statement/Prospectus to “NewBridge” refer to NewBridge Bancorp; references to “CapStone” refer to CapStone Bank; references to “NewBridge common stock” refer to NewBridge Class A (voting) common stock, no par value per share; references to “NewBridge non-voting common stock” refer to NewBridge Class B (non-voting) common stock, no par value per share; and references to “CapStone common stock” refer to CapStone common stock, $5.00 par value per share. References to “we,” “us” or “our” refer to either NewBridge or CapStone, as the context indicates.

The following are some questions that you, as a NewBridge shareholder or a CapStone shareholder, may have regarding the Merger and the other matters being considered at the special meetings, and brief answers to those questions. We urge you to read carefully the remainder of this Joint Proxy Statement/Prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the special meetings.

Q:	Why am I receiving this Joint Proxy Statement/Prospectus?

A:	NewBridge, its wholly-owned subsidiary, NewBridge Bank, and CapStone have entered into an Agreement and Plan of Combination and Reorganization, dated November 1, 2013 ( the “Merger Agreement”), pursuant to which CapStone will be merged with and into NewBridge Bank, with NewBridge Bank continuing as the surviving company (the “Merger”). A copy of the Merger Agreement is included as Appendix A to this Joint Proxy Statement/Prospectus.

The Merger cannot be completed unless, among other things:

•	the number of shares of NewBridge common stock voted in favor of the issuance of NewBridge common stock in the Merger exceeds the number of shares of NewBridge common stock voted against; and
•	holders of a majority of the outstanding shares of CapStone common stock entitled to vote at the CapStone special meeting vote to approve and adopt the Merger Agreement.

NewBridge and CapStone will hold separate special meetings of shareholders to obtain these approvals.

In addition, NewBridge is soliciting proxies from its shareholders with respect to one additional proposal, but completion of the Merger is not conditioned upon receipt of this approval:

•	a proposal to adjourn the NewBridge special meeting, if necessary or appropriate, including to solicit additional proxies to approve the issuance of NewBridge common stock in connection with the Merger (the “NewBridge Adjournment Proposal”).

Furthermore, CapStone is soliciting proxies from its shareholders with respect to one additional proposal, but completion of the Merger is not conditioned upon receipt of this approval:

•	a proposal to adjourn the CapStone special meeting, if necessary or appropriate, including to solicit additional proxies in favor of approval and adoption of the Merger Agreement (the “CapStone Adjournment Proposal”).

This Joint Proxy Statement/Prospectus contains important information about the Merger and the proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because both the NewBridge and CapStone boards of directors are soliciting proxies from their respective shareholders. It is a prospectus because NewBridge will issue shares of NewBridge common stock to holders of CapStone common stock in connection with the Merger. The enclosed materials allow you to have your shares voted by proxy without attending your respective special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	Why is CapStone merging with and into NewBridge Bank?

A:	The Merger will create one of the largest community banks in North Carolina, with a presence in the largest metropolitan areas in North Carolina, including Charlotte, Raleigh, the Piedmont Triad and the Greater Wilmington market. The Merger achieves the CapStone board of directors’ goal to provide CapStone shareholders with the prospect for greater future appreciation on their investment in CapStone common stock than what might otherwise be achieved independently, without the efficiencies of scale and access to capital markets that the combination with NewBridge provides. For a detailed discussion of the background of and reasons for the Merger, see “The Merger–Background of the Merger,” “–CapStone’s Reasons for the Merger and Recommendation of the CapStone Board of Directors” and “–NewBridge’s Reasons for the Merger and Recommendation of the NewBridge Board of Directors.”

1

Q:	What will I receive in the Merger?

A:	NewBridge Shareholders: If the Merger is completed, NewBridge shareholders will not receive any merger consideration and will continue to hold the shares of NewBridge common stock that they currently hold. Following the Merger, shares of NewBridge common stock will continue to be traded on the NASDAQ Global Select Market under the symbol “NBBC.”

CapStone Shareholders: If the Merger is completed, CapStone shareholders will be entitled to receive, in exchange for each share of CapStone common stock they hold at the effective time of the Merger, 2.25 shares of NewBridge common stock (the “Exchange Ratio”). NewBridge will not issue fractional shares in the Merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of NewBridge common stock that you would otherwise be entitled to receive.

Q:	When and where will the special meetings be held?

A:	NewBridge Shareholders: The NewBridge special meeting will be held at __________ on __________, 2014, at __________ a.m., Eastern Time.

CapStone Shareholders: The CapStone special meeting will be held at __________ on __________, 2014, at __________ a.m., Eastern Time.

Q:	What are the proposals on which I am being asked to vote?

A:	NewBridge Shareholders: NewBridge is soliciting proxies from its shareholders with respect to two proposals:

•	a proposal to approve the issuance of shares of NewBridge common stock pursuant to the Merger Agreement, approval of which is a condition to completion of the Merger; and
•	the NewBridge Adjournment Proposal, approval of which is not a condition to completion of the Merger.

The NewBridge board of directors unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares of NewBridge common stock in connection with the Merger, and “FOR” the NewBridge Adjournment Proposal.

CapStone Shareholders: CapStone is soliciting proxies from its shareholders with respect to two proposals:

•	a proposal to approve and adopt the Merger Agreement, approval of which is a condition to completion of the Merger; and
•	the CapStone Adjournment Proposal, approval of which is not a condition to completion of the Merger.

The CapStone board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement, and “FOR” the CapStone Adjournment Proposal.

Q:	What vote is required to approve each proposal?

A:	NewBridge Shareholders: Approval of the proposal to issue shares of NewBridge common stock in connection with the Merger requires the affirmative vote of holders of a majority of the shares of NewBridge common stock voted thereon at the special meeting (without regard to broker nonvotes or proxies marked “ABSTAIN”), assuming a quorum is present. Approval of the NewBridge Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of NewBridge common stock voted thereon at the special meeting (without regard to broker nonvotes or proxies marked “ABSTAIN”), whether or not a quorum is present. Approval of the NewBridge Adjournment Proposal is not a condition to completion of the Merger.

CapStone Shareholders: Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CapStone common stock entitled to vote thereon at the special meeting. Approval of the CapStone Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of CapStone common stock voted thereon at the special meeting (without regard to broker nonvotes or proxies marked “ABSTAIN”), whether or not a quorum is present. Approval of the CapStone Adjournment Proposal is not a condition to completion of the Merger.

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Q:	Who is entitled to vote at the special meetings?

A:	NewBridge Shareholders: Holders of NewBridge common stock at the close of business on __________, the record date for the special meeting established by the NewBridge board of directors, are entitled to receive notice of the special meeting and to vote their shares at the special meeting and any related adjournments. The notice of special meeting, this Joint Proxy Statement/Prospectus and the form of proxy are first being made available to NewBridge shareholders on or about __________.

As of the close of business on the NewBridge record date, there were __________ shares of NewBridge common stock outstanding and entitled to vote. Holders of NewBridge common stock are entitled to one vote per share on each matter to be presented at the NewBridge special meeting.

CapStone Shareholders: Holders of CapStone common stock at the close of business on __________, the record date for the special meeting established by the CapStone board of directors, are entitled to receive notice of the special meeting and to vote their shares at the special meeting and any related adjournments. The notice of special meeting, this Joint Proxy Statement/Prospectus and the form of proxy are first being made available to CapStone shareholders on or about __________.

As of the close of business on the CapStone record date, there were __________ shares of CapStone common stock outstanding and entitled to vote. Holders of CapStone common stock are entitled to one vote per share on each matter to be presented at the CapStone special meeting.

Q:	What are the quorum requirements for the special meeting?

A:	NewBridge Shareholders: The presence, in person or by proxy, of the holders of a majority of the outstanding shares of NewBridge common stock entitled to vote at the special meeting is necessary to constitute a quorum. Your shares of NewBridge common stock are counted as present at the special meeting for purposes of determining whether there is a quorum if you are present and vote in person at the special meeting or if a proxy card has been properly submitted by you or on your behalf at the special meeting, without regard to whether the proxy is marked as casting a vote or abstaining from voting.

Holders of a majority of the shares of NewBridge common stock entitled to vote and present in person or represented by proxy at the special meeting, whether or not a quorum is present, may adjourn the special meeting to another time or place without further notice.

If you hold your NewBridge common stock in “street name” through a bank, broker or other nominee (your “broker”), but you do not provide voting instructions, that broker will not be permitted to vote your shares at the special meeting. A “broker nonvote” occurs when a broker submits a proxy for your shares but does not vote on a particular proposal because the broker does not have discretionary voting power for that item and has not received instructions from you. Broker nonvotes, if any, will be counted for purposes of determining a quorum but will not be treated as votes cast and therefore will have no effect on the matters being voted on at the NewBridge special meeting.

CapStone Shareholders: The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CapStone common stock entitled to vote at the special meeting is necessary to constitute a quorum. Your shares of CapStone common stock are counted as present at the special meeting for purposes of determining whether there is a quorum if you are present and vote in person at the special meeting or if a proxy card has been properly submitted by you or on your behalf at the special meeting, without regard to whether the proxy is marked as casting a vote or abstaining from voting.

Holders of a majority of the shares of CapStone common stock entitled to vote and present in person or represented by proxy at the special meeting, whether or not a quorum is present, may adjourn the special meeting to another time or place without further notice.

If you hold your CapStone common stock in “street name” through a broker, but you do not provide voting instructions, that broker will not be permitted to vote your shares at the special meeting. A “broker nonvote” occurs when a broker submits a proxy for your shares but does not vote on a particular proposal because the broker does not have discretionary voting power for that item and has not received instructions from you. Broker nonvotes, if any, will be counted for purposes of determining a quorum but will not be treated as votes cast and therefore will have the effect of a vote “AGAINST” the proposal to approve and adopt the Merger Agreement, but will have no effect on the other matters being voted on at the CapStone special meeting.

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Q:	What do I need to do now?

A:	NewBridge Shareholders: If you are a holder of record of NewBridge common stock on the NewBridge record date, after you have carefully read this Joint Proxy Statement/Prospectus, you are requested to vote by mail, by telephone, through the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card as soon as possible so that your shares may be represented and voted at the special meeting. The proxy card will instruct the persons named on the proxy card to vote your shares of NewBridge common stock at the special meeting as you direct.

CapStone Shareholders : If you are a holder of record of CapStone common stock on the CapStone record date, after you have carefully read this Joint Proxy Statement/Prospectus, you are requested to vote by mail, through the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card as soon as possible so that your shares may be represented and voted at the special meeting. The proxy card will instruct the persons named on the proxy card to vote your shares of CapStone common stock at the special meeting as you direct.

Q:	How do I vote?

A:	You can vote by (i) accessing the Internet website specified on the enclosed proxy card, or (ii) completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You can also vote in person at the special meeting. NewBridge shareholders can also vote by calling the telephone number specified on the enclosed proxy card. Even if you plan to attend the special meeting in person, please take the time to vote by one of these methods prior to the meeting to ensure that your vote is counted.

Q:	If my shares are held in “street name” by my broker and I do not provide my broker with voting instructions, will my broker vote my shares for me?

A:	No. If you hold your shares in a brokerage account or through a broker, you are considered the beneficial owner of shares held in “street name,” and these materials are being forwarded to you by your broker, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and you are also invited to attend the special meeting. However, since you are not the holder of record, you may not vote these shares in person at the special meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares. Your broker has enclosed or provided a voting instruction card for you to use to direct your broker how to vote these shares.

Your broker cannot vote on your behalf without specific instructions from you on how to vote. Accordingly, if you hold your shares in “street name,” it is critical that you cast your vote. You should follow the directions provided by your broker.

Q:	Can I change my vote?

A:	NewBridge Shareholders: Yes. If you are the record holder of the shares, you may change your vote by: (i) submitting timely written notice of revocation to NewBridge’s Corporate Secretary at any time prior to the vote at the special meeting; (ii) if you previously completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the vote at the special meeting; (iii) if you voted over the Internet or by telephone, voting again over the Internet or by telephone by the applicable deadline described below or by submitting a proxy card and returning it prior to the vote at the special meeting; or (iv) attending the special meeting in person and voting your shares by ballot at the special meeting. Your last properly submitted vote will be the vote that is counted.

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If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker giving you the right to vote your shares, you may change your vote by attending the NewBridge special meeting and voting in person.

CapStone Shareholders: Yes. If you are the record holder of the shares, you may change your vote by: (i) submitting timely written notice of revocation to CapStone’s Corporate Secretary at any time prior to the vote at the special meeting; (ii) if you previously completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the vote at the special meeting; (iii) if you voted over the Internet, voting again over the Internet by the applicable deadline described below or by submitting a proxy card and returning it prior to the vote at the special meeting; or (iv) attending the special meeting in person and voting your shares by ballot at the meeting. Your last properly submitted vote will be the vote that is counted.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker giving you the right to vote your shares, you may change your vote by attending the CapStone special meeting and voting in person.

Q:	What is the deadline for voting?

A:	NewBridge Shareholders: If you are the record holder of shares of NewBridge common stock, you may vote by mail at any time prior to the special meeting as long as NewBridge receives your proxy through the mail before the time of the special meeting or __________, Eastern Time on _____________. In addition, as a record holder, you may vote by Internet or phone until _________, Eastern Time, on _____________. If your shares are held in “street name,” you must vote your shares in accordance with the voting instruction form by the deadline set by your broker.

CapStone Shareholders: If you are the record holder of shares of CapStone common stock, you may vote by mail at any time prior to the special meeting as long as CapStone receives your proxy through the mail before the time of the special meeting or __________, Eastern Time on __________. In addition, as a record holder, you may vote by Internet until ______, Eastern Time, on __________. If your shares are held in “street name,” you must vote your shares in accordance with the voting instruction form by the deadline set by your broker.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	NewBridge Shareholders: If you fail to vote, it will have no effect on the matters voted on at the special meeting. If you abstain from voting, your shares will be counted as represented at the special meeting, but it will otherwise have no effect on the matters being voted on at the special meeting.

CapStone Shareholders: If you fail to vote, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement, but it will have no effect on the CapStone Adjournment Proposal. If you abstain from voting, your shares will be counted as represented at the special meeting, and it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Merger Agreement, but it will have no effect on the CapStone Adjournment Proposal.

Q:	What if I return my proxy card without indicating how to vote?

A:	NewBridge Shareholders: If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted:

•	in favor of the issuance of shares of NewBridge common stock in the Merger;
•	in favor of the NewBridge Adjournment Proposal; and
•	in the discretion of the proxy holders on any other proposals to be presented at the special meeting.

CapStone Shareholders: If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted:

•	in favor of approval and adoption of the Merger Agreement;
•	in favor of the CapStone Adjournment Proposal; and
•	in the discretion of the proxy holders on any other proposals to be presented at the special meeting.

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Q:	Have any CapStone shareholders already agreed to vote in favor of the Merger?

A:	Yes. In connection with the Merger Agreement, each of CapStone’s directors has executed a support agreement with NewBridge pursuant to which, among other things, he or she (i) will vote his or her shares of CapStone common stock in favor of the Merger and against an alternative business combination and (ii) will not sell or transfer any shares of CapStone common stock prior to the record date. The form of support agreement entered into by the CapStone directors is attached as an exhibit to the Merger Agreement, which is included as Appendix A to this Joint Proxy Statement/Prospectus. As of the CapStone record date, these directors held and were entitled to vote an aggregate of _______ shares of CapStone common stock (representing approximately ____% of the outstanding shares of CapStone common stock).

Q:	Am I entitled to appraisal rights?

A:	NewBridge Shareholders: No. Under North Carolina law, you are not entitled to appraisal rights in connection with the Merger.

CapStone Shareholders: Yes. Under Article 13 of the North Carolina Business Corporation Act (the “NCBCA”), you are entitled to appraisal rights in connection with the Merger. If you follow the procedures prescribed by Article 13, you may exercise appraisal rights and, if the Merger is consummated, receive the “fair value” of your shares (plus interest accrued to the date of payment in accordance with North Carolina law). To perfect your appraisal rights, you must follow precisely the required statutory procedures. To the extent you are successful in pursuing your appraisal rights, the fair value of your shares, determined in the manner prescribed by Article 13, will be paid to you in cash.

You are urged to read the summary of appraisal rights contained in this Joint Proxy Statement/Prospectus under the section titled “The Merger–CapStone Shareholders Have Rights of Appraisal in the Merger” beginning on page ___, as well as Article 13 of the NCBCA, which is attached as Appendix B to this Joint Proxy Statement/Prospectus.

Q:	Will CapStone be required to submit the proposal to approve and adopt the Merger Agreement to its shareholders even if the CapStone board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the Merger Agreement is terminated before the CapStone special meeting, CapStone is required to submit the proposal to approve and adopt the Merger Agreement to its shareholders even if the CapStone board of directors has withdrawn, modified or qualified its recommendation. In this event, you will receive an amendment or supplement to this Joint Proxy Statement/Prospectus with updated information and explaining why the CapStone board of directors has withdrawn, modified or qualified its recommendation.

Q:	What effects will the Merger have on CapStone?

A:	Upon completion of the Merger, CapStone will be merged with and into NewBridge Bank. CapStone shareholders will have an ownership interest in NewBridge. Following completion of the Merger, shares of CapStone common stock will no longer be quoted on the over-the counter-bulletin board (“OTCBB”) or any other quotation system or stock exchange.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not approved by CapStone’s shareholders, if the issuance of shares of NewBridge common stock in the Merger is not approved by NewBridge’s shareholders, or if the Merger is not completed for any other reason, CapStone will remain an independent company and CapStone shareholders will not receive shares of NewBridge common stock in connection with the Merger. Instead, CapStone common stock will continue to be quoted on the OTCBB, and the value of CapStone common stock will continue to be subject to various risks and uncertainties. Under specified circumstances, CapStone may be required to pay NewBridge a termination fee and reimburse NewBridge for certain expenses.

Q:	What are the U.S. federal income tax consequences of the Merger?

A:	The exchange of shares of CapStone common stock for shares of NewBridge common stock in the Merger generally will be tax-free to CapStone shareholders. For a description of the tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page ___ of this Joint Proxy Statement/Prospectus.

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Tax matters are very complicated, and the tax consequences of the Merger to a particular shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:	When do you expect the Merger to be completed?

A:	NewBridge and CapStone expect to complete the Merger as soon as reasonably practicable and expect the closing of the Merger to occur in the first quarter of 2014. However, the Merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of NewBridge and CapStone could result in the Merger being completed at a later time or not at all. There may be a substantial amount of time between the date on which the special meetings are held and the date of the completion of the Merger.

Q:	If I am a CapStone shareholder, should I send in my stock certificates with my proxy card?

A:	No. Please DO NOT send in your CapStone stock certificates with your proxy card. The exchange agent will separately send you a letter of transmittal that includes instructions regarding the surrender of your stock certificates.

Q:	Whom should I call with questions about the Merger Agreement, the Merger, and the special meetings or to obtain additional copies of this Joint Proxy Statement/Prospectus or of the enclosed appointment of proxy?

A:	NewBridge Shareholders: You should call ______, ____, at _________ with any questions about the Merger Agreement, the Merger, the special meeting or to obtain additional copies of this Joint Proxy Statement/Prospectus or of the enclosed appointment of proxy. Alternatively, you may contact our proxy solicitor, ________, at ________. If your broker holds your shares, you may also call your broker for additional information.

CapStone Shareholders: You should call Susan Gilbert, Corporate Secretary, at 919-256-6803 with any questions about the Merger Agreement, the Merger, the special meeting or to obtain additional copies of this Joint Proxy Statement/Prospectus or of the enclosed appointment of proxy. If your broker holds your shares, you may also call your broker for additional information.

SUMMARY

This is a summary of material information regarding the proposed Merger, the NewBridge special meeting and the CapStone special meeting contained in this Joint Proxy Statement/Prospectus. This summary does not contain all of the information that may be important to you, and we urge you to carefully read the entire Joint Proxy Statement/Prospectus, including the Appendices, before deciding how to vote. Each item in this summary refers to the page of this Joint Proxy Statement/Prospectus on which that subject is discussed in more detail.

About This Joint Proxy Statement/Prospectus

The boards of directors of NewBridge and CapStone have each unanimously approved and adopted the Merger Agreement, pursuant to which CapStone will merge with and into NewBridge Bank. The Merger cannot be completed unless, among other requirements, (i) the NewBridge shareholders approve the issuance of shares of NewBridge common stock in connection with the Merger, and (ii) the CapStone shareholders approve and adopt the Merger Agreement. This document is the proxy statement used by the CapStone board of directors to solicit proxies for the CapStone special meeting and the proxy statement used by the NewBridge board of directors to solicit proxies for the NewBridge special meeting. It is also the prospectus of NewBridge regarding the shares of NewBridge common stock to be issued to CapStone shareholders if the Merger is completed.

The Companies

NewBridge (See page ___)

NewBridge, a North Carolina corporation, is the holding company for NewBridge Bank, a North Carolina-chartered commercial bank, and is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). NewBridge Bank operates under the rules and regulations of and is subject to examination by the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Office of the Commissioner of Banks (the “Commissioner”). As an insured depository institution, NewBridge Bank’s deposits are insured by the FDIC up to applicable federal deposit insurance limits. NewBridge Bank is not a member of the Federal Reserve System, and is therefore considered a “nonmember” bank.

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Through its branch network, NewBridge Bank provides a wide range of banking products to small- to medium-sized businesses and retail clients in its market areas, including interest bearing and noninterest bearing demand deposit accounts, certificates of deposit, individual retirement accounts, overdraft protection, personal and corporate trust services, safe deposit boxes, online banking, corporate cash management, brokerage, financial planning and asset management, and secured and unsecured loans. NewBridge Bank’s primary market area is the Piedmont Triad Region of North Carolina. As of ___, 2014, NewBridge Bank operated 36 branch offices in the following areas of North Carolina: the Piedmont Triad Region; the Coastal Region; Raleigh; and Charlotte. NewBridge Bank also has loan production offices in Asheboro and Morganton, North Carolina.

At November 30, 2013, NewBridge had 471 employees, including 438 full time employees, total assets of approximately $1.9 billion, total loans of approximately $1.4 billion, total deposits of approximately $1.6 billion and total shareholders’ equity of approximately $164 million.

NewBridge’s principal executive offices are located at 1501 Highwoods Boulevard, Suite 400, Greensboro, NC 27410, and its telephone number is (336) 369-0900. NewBridge common stock is listed on the NASDAQ Global Select Market under the symbol “NBBC.” Additional information about NewBridge is included in documents incorporated by reference in this Joint Proxy Statement/Prospectus. See “Where You Can Find More Information” on page [___] for a description of where you can find this information.

CapStone (See page ___)

CapStone was incorporated under the laws of the State of North Carolina on July 5, 2006, and commenced operations on August 1, 2006. On January 31, 2013, CapStone acquired Patriot State Bank, a North Carolina-chartered commercial bank headquartered in Fuquay-Varina, North Carolina. Patriot State Bank was incorporated on August 15, 2006, and commenced operations on August 21, 2006. CapStone is a state-chartered, nonmember bank and operates under the rules and regulations of and is subject to examination by the FDIC and the Commissioner. As an insured depository institution, CapStone’s deposits are insured by the FDIC up to applicable federal deposit insurance limits.

Headquartered in Raleigh, North Carolina, with branches in Cary, Clinton, Fuquay-Varina and Raleigh, CapStone provides a full range of commercial and retail banking services with a special focus on serving the deposit and lending needs of small-to-medium-size businesses, operating companies, and professionals in Wake and Sampson counties, North Carolina. In addition to its business relationships, CapStone offers comprehensive personal banking products and services to effectively serve individual customers. Some of the banking products offered by CapStone include personal and business checking accounts, individual retirement accounts, business and personal money market accounts, certificates of deposit, overdraft protection, safe deposit boxes, and online banking. CapStone’s lending activities include a range of short-to-medium-term commercial, real estate, residential mortgage and home equity, and personal loans, in addition to asset-based lending.

At September 30, 2013, CapStone had 54 employees, including 49 full time employees, total assets of approximately $376 million, total loans of approximately $292 million, total deposits of approximately $281 million and total shareholders’ equity of approximately $44 million.

CapStone’s principal executive offices are located at 4505 Falls of Neuse Road, Suite 150, Raleigh, North Carolina 27609, and its telephone number is (919) 256-6803. CapStone’s common stock is quoted on the OTCBB under the symbol “CPSE” and also trades in privately negotiated transactions.

The Merger

General description (See page ___)

CapStone will merge with and into NewBridge Bank, with NewBridge Bank being the surviving company. The Merger will be completed within five business days after all conditions to closing have been met, unless NewBridge and CapStone agree on a different closing date. A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. We encourage you to read the Merger Agreement carefully as it is the legal document that governs the Merger.

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Consideration payable to CapStone shareholders (See page ___)

CapStone shareholders will receive merger consideration in the form of 2.25 shares of NewBridge common stock in exchange for each share of CapStone common stock they held immediately before the Merger. Cash will be paid in lieu of any fractional share of NewBridge common stock. The value of the merger consideration will fluctuate with the market price of NewBridge common stock. The following table shows the implied value of the merger consideration payable in respect of one share of CapStone common stock at various market prices of NewBridge common stock, as reported on the NASDAQ Global Select Market.

Market Price of NewBridge Common Stock			Implied Value of the Merger Consideration
$	_____	[1]	$	_____	[1]
	$7.46	[2]		$16.79	[2]
$	_____	[3]	$	_____	[3]

_______________

[1]	High stock price since the execution of the Merger Agreement.
[2]	Closing stock price on October 31, 2013, the last trading day before the execution of the Merger Agreement.
[3]	Low stock price since the execution of the Merger Agreement.

CapStone may terminate the Merger Agreement if, 10 business days before the anticipated closing date, (i) the 10-day volume-weighted average sales price per share of NewBridge common stock on the NASDAQ Global Select Market is less than $6.67 and (ii) the proportionate reduction in the 10-day volume-weighted average sales price of NewBridge common stock since October 31, 2013, is more than 15% greater than the proportionate reduction in the NASDAQ Bank Index over the same period.

CapStone’s board of directors unanimously recommends that CapStone shareholders vote “FOR” approval and adoption of the Merger Agreement (See page ___)

CapStone’s board of directors has determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of CapStone and its shareholders and has unanimously approved the Merger Agreement. CapStone’s board of directors unanimously recommends that CapStone shareholders vote “FOR” approval and adoption of the Merger Agreement. For the factors considered by CapStone’s board of directors in reaching its decision to approve the Merger Agreement, see “The Merger–CapStone’s Reasons for the Merger and Recommendation of the CapStone Board of Directors.”

NewBridge’s board of directors unanimously recommends that NewBridge shareholders vote “FOR” approval of the issuance of shares of NewBridge common stock in connection with the Merger (See page ___)

NewBridge’s board of directors has determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, including the issuance of shares of NewBridge common stock in the Merger, are advisable and in the best interests of NewBridge and its shareholders and has unanimously approved the Merger Agreement. NewBridge’s board of directors unanimously recommends that NewBridge shareholders vote “FOR” approval of the issuance of shares of NewBridge common stock in connection with the Merger. For the factors considered by NewBridge’s board of directors in reaching its decision to approve the Merger Agreement, including the issuance of shares of NewBridge common stock in the Merger, see “The Merger–NewBridge’s Reasons for the Merger and Recommendation of the NewBridge Board of Directors.”

Material U.S. federal income-tax consequences of the Merger (See page ___)

The Merger is intended to qualify as a reorganization for U.S. federal income-tax purposes, and it is a condition to the obligations to complete the Merger of each of NewBridge and CapStone that a legal opinion to that effect be received. Accordingly, the exchange of shares of CapStone common stock for shares of NewBridge common stock in the Merger generally will be tax-free to CapStone shareholders. The federal income-tax consequences described above may not apply to all holders of CapStone common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

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Public trading markets and share information (See page ___)

NewBridge common stock is listed on the NASDAQ Global Select Market under the symbol “NBBC.” CapStone common stock is quoted on the OTCBB under the symbol “CPSE” and also trades in privately negotiated transactions. The following table shows the closing sale prices of NewBridge common stock as reported on the NASDAQ Global Select Market, and the last trade prices of CapStone common stock as reported on the OTCBB, prior to the announcement of the Merger Agreement and on __________, the last practicable trading day before the distribution of this Joint Proxy Statement/Prospectus. This table also shows the implied value of the merger consideration proposed for each share of CapStone common stock, which we calculated by multiplying the closing price of NewBridge common stock on those dates by the Exchange Ratio of 2.25. Based on the Exchange Ratio, NewBridge expects to issue approximately 8,072,433 shares of its common stock in connection with the Merger. Based on [622,787] shares of CapStone common stock underlying options to purchase shares of CapStone common stock (“CapStone stock options”) outstanding on November 30, 2013, NewBridge expects to reserve an additional [1,401,270] shares of NewBridge common stock for issuance under converted stock options.

	NewBridge Common Stock		CapStone Common Stock		Implied Value per Share of CapStone Common Stock

At October 31, 2013 [1]		$7.46		$10.75		$16.79
At __________,	$	__________	$	__________	$	__________

_______________

[1]	There were no reported trades of CapStone common stock on October 31, 2013, which was the last full trading day before the announcement of the Merger Agreement. The last reported trade price of CapStone common stock prior to the announcement of the Merger Agreement took place on October 30, 2013, at a price of $10.75 per share.

The market price of NewBridge common stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger takes place, as well as after completion of the Merger. CapStone shareholders are urged to obtain current market quotations for NewBridge common stock. CapStone shareholders may obtain up to date information concerning the implied value of the merger consideration by calling Susan Gilbert, CapStone’s Corporate Secretary, at (919) 256-6803. No assurance can be given as to the market price of NewBridge common stock at the time of the Merger or thereafter.

Reselling the shares you receive in the Merger (See page ___)

The shares of NewBridge common stock to be issued in the Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who is an “affiliate” of NewBridge as defined by Rule 144 under the Securities Act.

Differences in shareholders’ rights (See page ___)

When the Merger is completed, CapStone shareholders who receive NewBridge common stock as consideration in the Merger will become NewBridge shareholders. The rights of NewBridge shareholders differ from the rights of CapStone shareholders in certain important ways. Most of these have to do with provisions in NewBridge’s articles of incorporation and bylaws that differ from those of CapStone.

Reasons for the Merger (See pages ___ and ___)

NewBridge entered into the Merger Agreement at the conclusion of a process in which the NewBridge board of directors determined that the Merger with CapStone offered NewBridge an important opportunity to significantly expand its presence in the “Triangle” region of North Carolina, one of the most vibrant banking markets in the Southeast, and an important step in NewBridge’s strategic plan to enhance its banking operations in the major markets in the Carolinas and Virginia. The Merger also is expected to expand NewBridge’s solid core deposit base, increase the commercial loan component of its portfolio, be accretive to earnings and enhance its ability to achieve additional cost efficiencies. The reasons of the NewBridge board of directors are discussed in more detail in the body of this Joint Proxy Statement/Prospectus. The NewBridge board of directors believes that the Merger is in the best interests of NewBridge and its shareholders and urges shareholders to vote “FOR” approval of the issuance of shares of NewBridge common stock in connection with the Merger.

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CapStone entered into the Merger Agreement at the conclusion of a process in which the CapStone board of directors determined that the Merger with NewBridge was in the best interests of CapStone and its shareholders. The CapStone board of directors, after considering CapStone’s prospects and strategic options, in addition to the economic environment affecting the banking industry and the increasing regulatory burden impacting CapStone, determined that partnering with NewBridge would better maximize the long-term value for CapStone shareholders. The reasons of the CapStone board of directors are discussed in more detail in the body of this Joint Proxy Statement/Prospectus. The CapStone board of directors believes that the Merger is in the best interests of CapStone shareholders and urges shareholders to vote “FOR” approval and adoption of the Merger Agreement.

CapStone’s financial advisor and fairness opinion (See page ___)

Among other factors considered in deciding to approve the Merger Agreement, the board of directors of CapStone considered the opinion of Raymond James & Associates, Inc. (“Raymond James”) provided to the CapStone board of directors on October 31, 2013, that, as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth therein, in its opinion, the Exchange Ratio provided for in the Merger Agreement was fair, from a financial point of view, to holders of CapStone common stock. A copy of the full text of Raymond James’ fairness opinion is included as Appendix C to this Joint Proxy Statement/Prospectus and holders of CapStone common stock should read this opinion in its entirety. Raymond James’ opinion is not intended to be and does not constitute a recommendation to any holder of CapStone common stock as to how such holder should vote in connection with the Merger.

Pursuant to an engagement letter between CapStone and Raymond James, CapStone engaged Raymond James to act as its financial advisor and render an opinion in connection with the Merger. CapStone agreed to pay Raymond James a transaction fee with respect to its financial advisory services as CapStone’s independent financial advisor. Raymond James has also received a portion of its fee, which was payable by CapStone in connection with the rendering by Raymond James of its opinion, and the remainder of Raymond James’ fee is payable upon completion of the Merger.

Financial interests of CapStone’s directors and executive officers in the Merger (See page ___)

CapStone’s directors and executive officers have economic interests in the Merger that are different from, or in addition to, their interests as CapStone shareholders. The CapStone board of directors considered these interests in its decision to adopt and approve the Merger Agreement. A significant portion of these interests relate to payments being made in connection with binding contractual arrangements in existence before the date of the Merger Agreement. Some of the interests of the directors and executive officers of CapStone include:

•	It is a condition to NewBridge’s obligation to consummate the Merger that each of Michael S. Patterson (President, Chief Executive Officer and Chairman), Debra L. Lee (Executive Vice President and Chief Financial Officer), Susan C. Gilbert (Senior Vice President and Secretary), W. Craig George (Executive Vice President and Chief Credit Officer) and Robert E. Branch (Executive Vice President and Chief Banking Officer) enter into release agreements to voluntarily terminate their rights under their respective change in control agreements. In connection with such release agreements, it is anticipated that NewBridge will make payments to Messrs. Patterson, Branch and George, and Mses. Lee and Gilbert in the following aggregate amounts, subject to certain adjustments and final calculations: $429,341; $560,246; $166,889; $302,458; and $270,112, respectively, payable immediately following the effective time of the Merger. Following closing of the Merger, it is anticipated that Messrs. George and Branch will become at-will employees of NewBridge Bank.

•	It is a condition to CapStone’s obligation to consummate the Merger that NewBridge Bank and Mr. Patterson enter into an agreement establishing that following the Merger, Mr. Patterson will provide services to NewBridge Bank as an independent contractor for a term of five years at an annual compensation of $150,000.

•	Effective upon completion of the Merger, NewBridge will appoint Michael S. Patterson and two other members of CapStone’s board of directors to the NewBridge and NewBridge Bank boards of directors. Mr. Patterson will also serve on the Executive Committee of each of those boards of directors. Each of Mr. Patterson and the two other directors will receive payment for service on these boards of directors and committees thereof, consistent with the policy of NewBridge and NewBridge Bank, from time to time.

•	NewBridge will indemnify the directors and officers of CapStone following the Merger against certain liabilities arising from their acts or omissions before the Merger. NewBridge will also provide directors’ and officers’ liability insurance for the directors and officers of CapStone for a period of four years following the Merger with respect to acts or omissions occurring before the Merger.

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•	Each of the directors of CapStone entered into a support agreement with NewBridge. Pursuant to the support agreements, each of the directors of CapStone agreed, among other things, to (i) vote his or her shares of CapStone common stock in favor of the Merger and against an alternative business combination, and (ii) not sell or transfer any shares of CapStone common stock before the record date. None of the board members received any additional payments or other consideration in connection with their execution of the support agreements.

•	Each of the directors of CapStone entered into a noncompete agreement with NewBridge. Pursuant to the noncompete agreements, each of the directors of CapStone agreed, within a defined territory, to refrain from competing with NewBridge and to refrain from assisting others in competing with NewBridge for a period of one year following the effective time of the Merger. None of the board members received any additional payments or other consideration in connection with their execution of the noncompete agreements.

•	CapStone has made awards of CapStone stock options to certain officers and directors under its equity incentive plans. As a result of the Merger, all outstanding CapStone stock options (whether vested or unvested) held by executive officers and directors will be converted to NewBridge stock options, based on the Exchange Ratio. Subject to the acceleration of vesting, as provided under the terms of the applicable CapStone equity incentive plan or award agreement, each converted stock option will otherwise remain subject to the same terms and conditions as were in effect with respect to such CapStone stock option immediately prior to the effective time of the Merger.

Conditions to the Merger (See page ___)

Currently, NewBridge and CapStone expect to complete the Merger in the first quarter of 2014. As more fully described in this Joint Proxy Statement/Prospectus and in the Merger Agreement, the completion of the Merger depends on the approval and adoption of the Merger Agreement by CapStone shareholders and the approval of the issuance of shares of NewBridge common stock in the Merger by NewBridge shareholders at their respective special meetings, and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, certain other conditions. We cannot be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.

Regulatory approvals (See page ___)

NewBridge, NewBridge Bank and CapStone have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required to complete the Merger and the other transactions contemplated by the Merger Agreement. These include approvals or non-objections from the Federal Reserve, the FDIC and the Commissioner.

NewBridge and CapStone have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals. In obtaining the required regulatory approvals, NewBridge is not required to agree to any conditions or restrictions that would reasonably be expected to have a material adverse effect on either CapStone or NewBridge. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them. Approval or non-objection by the regulators does not constitute an endorsement of the Merger or a determination that the terms of the Merger are fair to CapStone shareholders.

Termination of the Merger Agreement (See page ___)

The Merger Agreement may be terminated by mutual consent, or by either NewBridge or CapStone if the Merger has not been completed by July 1, 2014, and under other limited circumstances described in the Merger Agreement and which are described in detail later in this Joint Proxy Statement/Prospectus.

CapStone will be required to pay NewBridge a termination fee in the amount of $2.0 million, plus up to $300,000 of NewBridge’s out-of-pocket legal and due diligence expenses, if:

•	the Merger Agreement is terminated by NewBridge because of a material breach by CapStone of any representation, warranty, covenant or other agreement in the Merger Agreement, and (i) before such termination, an alternative transaction was commenced, publicly proposed or publicly disclosed, or an alternative proposal was received, and (ii) within 12 months after such termination, CapStone has entered into a definitive agreement relating to an alternative transaction or consummated an alternative transaction;

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•	the Merger Agreement is terminated by NewBridge because the CapStone board of directors fails to recommend that CapStone shareholders approve and adopt the Merger Agreement, withdraws, modifies or qualifies its recommendation in a manner adverse to NewBridge, or takes any public action or makes any public statement inconsistent with its recommendation, or recommends a competing merger proposal to the CapStone shareholders, and (i) before such termination, an alternative transaction was commenced, publicly proposed or publicly disclosed, or an alternative proposal was received, and (ii) within 12 months after such termination, CapStone has entered into a definitive agreement relating to an alternative transaction or consummated an alternative transaction; or

•	after receiving an alternative proposal, the CapStone board of directors fails to convene the special meeting to approve the Merger with NewBridge and/or recommend that CapStone shareholders approve and adopt the Merger Agreement and the Merger, and within 12 months of receiving the alternative proposal, CapStone has entered into a definitive agreement relating to an alternative transaction or consummated an alternative transaction.

NewBridge will be required to pay CapStone a termination fee in the amount of $2.0 million, plus up to $300,000 of CapStone’s out-of-pocket legal, due diligence and consulting expenses, if

•	the Merger Agreement is terminated by CapStone because of a material breach by NewBridge of any representation, warranty, covenant or other agreement in the Merger Agreement; or

•	the Merger Agreement is terminated by CapStone because the NewBridge board of directors fails to recommend that NewBridge shareholders approve the issuance of NewBridge common stock in the Merger, withdraws, modifies or qualifies its recommendation, or takes any public action or makes any public recommendation inconsistent with its recommendation.

CapStone has agreed not to solicit alternative transactions (See page ___)

In the Merger Agreement, CapStone has agreed not to solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals for an acquisition transaction involving CapStone by any party other than NewBridge. This restriction may deter other potential acquirors of CapStone. However, CapStone may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel and financial advisors.

CapStone shareholders have appraisal rights in connection with the Merger (See page ___)

CapStone shareholders are entitled to exercise appraisal rights with respect to the Merger and, if the Merger is completed and they perfect their appraisal rights, to receive payment in cash for the fair value of their shares of CapStone common stock. In general, to preserve their appraisal rights, holders of shares of CapStone common stock who wish to exercise these rights must:

•	be entitled to vote on the Merger;

•	deliver to CapStone, at or before CapStone’s special meeting, written notice of the shareholder’s intent to demand payment if the Merger is effectuated;

•	not vote their shares for approval of the Merger Agreement; and

•	comply with the other procedures set forth in Sections 55-13-01 through 55-13-31 of the NCBCA.

The text of Article 13 of the NCBCA governing appraisal rights is included with this Joint Proxy Statement/Prospectus as Appendix B. Failure to comply with the procedures described in Appendix B will result in the loss of appraisal rights under the NCBCA. We urge you to carefully read Article 13.

NewBridge shareholders are not entitled to appraisal rights under North Carolina law in connection with the Merger.

The NewBridge Special Meeting

Date, time and place (See page ___)

NewBridge will hold its special meeting of shareholders at __________ on __________, at __________, Eastern Time. At the special meeting, NewBridge shareholders will be asked to:

•	approve the issuance of shares of NewBridge common stock in connection with the Merger; and

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•	approve the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the issuance of NewBridge common stock in connection with the Merger.

Record Date (See page ___)

The record date for NewBridge shareholders entitled to vote at the special meeting of shareholders is __________, 2013.

Shares entitled to vote (See page ___)

___________ shares of NewBridge common stock were outstanding on the record date and entitled to vote at the NewBridge special meeting.

Vote required at the NewBridge special meeting (See page ___)

Approval of the proposal to issue shares of NewBridge common stock in connection with the Merger requires the affirmative vote of holders of a majority of the shares of NewBridge common stock voted thereon at the special meeting (without regard to broker nonvotes or proxies marked “ABSTAIN”), assuming a quorum is present. Approval of the NewBridge Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of NewBridge common stock voted thereon at the special meeting (without regard to broker nonvotes or proxies marked “ABSTAIN”), whether or not a quorum is present. Approval of the NewBridge Adjournment Proposal is not a condition to completion of the Merger.

As of the NewBridge record date, the directors and executive officers of NewBridge, and their affiliates, owned and were entitled to vote ______ shares, or approximately ____% of the outstanding shares of NewBridge common stock.

The NewBridge board of directors has unanimously recommended that NewBridge shareholders vote (i) “FOR” approval of the issuance of shares of NewBridge common stock in connection with the Merger, and (ii) “FOR” the NewBridge Adjournment Proposal.

The CapStone Special Meeting

Date, time and place (See page ___)

CapStone will hold its special meeting of shareholders at __________ on __________, at __________, Eastern Time. At the special meeting, CapStone shareholders will be asked to:

•	approve and adopt the Merger Agreement; and

•	approve the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve and adopt the Merger Agreement.

Record Date (See page ___)

The record date for CapStone shareholders entitled to vote at the special meeting of shareholders is __________, 2013.

Shares entitled to vote (See page ___)

__________ shares of CapStone common stock were outstanding on the record date and entitled to vote at the CapStone special meeting.

Support agreements (See page ___)

In consideration of NewBridge agreeing to enter into the Merger Agreement, the directors of CapStone have agreed to vote their shares of CapStone common stock in favor of the Merger and not to support any other merger proposal by a third party. A copy of the form of this support agreement is attached as an exhibit to the Merger Agreement, which is included as Appendix A to this Joint Proxy Statement/Prospectus. Because the CapStone directors collectively own and are entitled to vote approximately ___% of the outstanding CapStone common stock, these support agreements may have the effect of discouraging a competing offer to acquire CapStone.

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Vote required at the CapStone special meeting (See page ___)

Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CapStone common stock entitled to vote thereon at the special meeting. Approval of the CapStone Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of CapStone common stock voted thereon at the special meeting (without regard to broker nonvotes or proxies marked “ABSTAIN”), whether or not a quorum is present. Approval of the CapStone Adjournment Proposal is not a condition to completion of the Merger.

As of the CapStone record date, the directors and executive officers of CapStone, and their affiliates, owned and were entitled to vote ____ shares, or approximately ___% of the outstanding shares of CapStone common stock. As referenced above, pursuant to support agreements entered into at the time of the Merger Agreement with NewBridge, the directors of CapStone have agreed, among other things, to vote their shares of CapStone common stock in favor of the Merger and not to support any other merger proposal by a third party.

The CapStone board of directors has unanimously recommended that CapStone shareholders vote (i) “FOR” approval and adoption of the Merger Agreement, and (ii) “FOR” the CapStone Adjournment Proposal.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NEWBRIDGE

Set forth below are highlights from NewBridge’s consolidated financial data as of and for the three and nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2008 through December 31, 2012. The results of operations for the three and nine months ended September 30, 2013 are not necessarily indicative of the results of operations for the full year or any other interim period. The unaudited information was prepared on the same basis as NewBridge’s audited consolidated financial statements. In the opinion of NewBridge’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with NewBridge’s consolidated financial statements and related notes contained in reports that NewBridge has previously filed with the SEC. See “Where You Can Find More Information.”

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NEWBRIDGE SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

(In thousands, except per share data and performance measures)

	As of or for the		As of or for the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)		As of or for the Years Ended December 31,
	2013	2012	2013	2012	2012	2011	2010	2009	2008

SUMMARY OF OPERATIONS
Interest income	$17,142	$17,341	$50,272	$54,182	$71,080	$79,445	$89,913	$98,500	$117,286
Interest expense	1,346	1,663	4,009	6,009	7,514	12,319	20,454	39,156	53,852

Net interest income	15,796	15,678	46,263	48,173	63,566	67,126	69,459	59,344	63,434
Provision for credit losses	33	28,881	2,049	34,684	35,893	16,785	21,252	35,749	25,262

Net interest income after provision for credit losses	15,763	(13,203)	44,214	13,489	27,673	50,341	48,207	23,595	38,172
Noninterest income[1]	4,497	4,185	13,385	12,178	16,888	18,393	21,323	19,065	21,138
Goodwill impairment	-	-	-	-	-	-	-	-	47,707
Noninterest expense[1]	14,411	27,132	41,994	58,456	72,413	62,607	66,397	69,434	72,699

Income (loss) before income taxes	5,849	(36,150)	15,605	(32,789)	(27,852)	6,127	3,133	(26,774)	(61,096)
Income taxes (benefit)	2,861	(3,700)	(3,740)	(2,771)	(2,598)	1,449	(247)	(11,641)	(6,924)

Net income (loss)	2,988	(32,450)	19,345	(30,018)	(25,254)	4,678	3,380	(15,133)	(54,172)
Dividends and accretion on preferred stock	(208)	(729)	(1,616)	(2,188)	(2,918)	(2,917)	(2,919)	(2,917)	(170)
Net income (loss) available to common shareholders	$2,780	$(33,179)	$17,729	$(32,206)	$(28,172)	$1,761	$461	$(18,050)	$(54,342)

Cash dividends declared on common stock	$-	$-	$-	$-	$-	$-	$-	$-	$6,106

SELECTED ASSETS AND LIABILITIES
Investment securities	$357,537	$387,376	$357,537	$387,376	$393,815	$337,811	$325,129	$325,339	$288,572
Loans held for investment, net of unearned income	1,266,361	1,168,747	1,266,361	1,168,747	1,155,421	1,200,070	1,260,585	1,456,526	1,603,588
Assets	1,802,342	1,713,909	1,802,342	1,713,909	1,708,707	1,734,564	1,809,891	1,949,256	2,081,357
Deposits	1,412,010	1,389,736	1,412,010	1,389,736	1,332,493	1,418,676	1,452,995	1,499,310	1,663,463
Shareholders' equity	162,846	139,365	162,846	139,365	196,014	163,387	165,918	167,334	181,966

PERFORMANCE MEASURES
Net income (loss) to average total assets	0.67%	(7.53)%	1.50%	(2.32)%	(1.46)%	0.27%	0.18%	(0.74)%	(2.59)
Net income (loss) to average shareholders' equity	7.36	(75.72)	14.29	(23.80)	(15.18)	2.81	2.00	(8.73)	(27.59)
Dividend payout	-	-	-	-	-	-	-	-	N/M
Average shareholders' equity to average total assets	9.15	9.94	10.52	9.73	9.65	9.51	8.81	8.42	9.37
Average tangible shareholders' equity to average tangible total assets	9.02	9.77	10.37	9.54	9.47	9.29	8.58	8.17	6.86

PER SHARE DATA
Earnings (loss) per share:
Basic	$0.10	$(2.12)	$0.68	$(2.06)	$(1.80)	$0.11	$0.03	$(1.15)	$(3.64)
Diluted	0.10	(2.12)	0.61	(2.06)	(1.80)	0.11	0.03	(1.15)	(3.64)
Cash dividends declared	-	-	-	-	-	-	-	-	0.39
Book value at end of period	5.19	5.56	5.19	5.56	5.58	7.09	7.25	7.34	8.28
Tangible book value at end of period	5.10	5.35	5.10	5.35	5.38	6.85	6.96	7.02	7.90

 _______________

[1]	In NewBridge's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, writedowns and gains (losses) on sales of real estate acquired in settlement of loans is reported in noninterest expense. In the prior years' audited financials, this item was reported in noninterest income. In the table above, this item has been reclassified to noninterest expense for prior years. This reclassification had no effect on net income, total assets or shareholders’ equity as previously reported.

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SELECTED HISTORICAL FINANCIAL DATA OF CAPSTONE

Set forth below are highlights from CapStone’s financial data as of and for the three and nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2008 through December 31, 2012. The results of operations for the three and nine months ended September 30, 2013 are not necessarily indicative of the results of operations for the full year or any other interim period. The unaudited information was prepared on the same basis as CapStone’s audited financial statements. In the opinion of CapStone’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with CapStone’s financial statements and related notes included in this Joint Proxy Statement/Prospectus and from which this information is derived. See CapStone’s financial statements beginning on page F-1.

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	As of or for the Three Months Ended		As of or for the Nine Months Ended		As of or for the Years Ended December 31,
	September 30,		September 30,
	2013	2012	2013	2012	2012	2011	2010	2009	2008

CAPSTONE SELECTED HISTORICAL FINANCIAL DATA

(In thousands, except per share data and performance measures)

SUMMARY OF OPERATIONS
Interest income	$4,230	$2,616	$11,948	$7,501	$10,074	$9,588	$9,394	$8,729	$7,802
Interest expense	386	367	1,099	1,095	1,403	1,610	2,127	2,784	3,342
Net interest income	3,844	2,249	10,849	6,406	8,671	7,978	7,267	5,945	4,460
Provision for credit losses	-	126	250	721	771	2,379	1,349	892	1,077
Net interest income after provision for credit losses	3,844	2,123	10,599	5,685	7,900	5,599	5,918	5,053	3,383
Noninterest income	462	57	519	314	364	317	265	79	191
Gain on acquisition			5,175		-	-	-	-	-
Noninterest expense	2,343	1,274	6,997	3,716	5,288	5,036	4,386	4,039	3,287
Income before income taxes	1,963	906	9,296	2,283	2,976	880	1,797	1,093	287
Income taxes	612	308	1,502	751	1,043	204	564	168	-
Net income	$1,351	$598	$7,794	$1,532	$1,933	$676	$1,233	$925	$287

SELECTED YEAR END ASSETS AND LIABILITIES
Investment securities			$47,158	$42,573	$39,349	$43,845	$23,167	$25,939	$29,252
Loans held for investment, net of unearned income			292,117	165,835	172,029	147,314	136,226	131,315	115,214
Assets			375,797	234,025	238,197	215,799	196,971	184,601	152,171
Deposits			281,358	176,341	175,513	151,463	126,153	121,525	96,964
Shareholders' equity			44,233	29,813	30,064	28,035	26,472	25,279	24,262

PERFORMANCE MEASURES
Net income to average total assets	1.42%	1.01%	2.90%	0.89%	0.83%	0.33%	0.63%	0.55%	0.22%
Net income to average shareholders' equity	12.34%	8.03%	26.10%	7.07%	6.60%	2.40%	4.70%	3.80%	1.20%
Average shareholders' equity to average total assets	11.54%	12.57%	11.13%	12.64%	12.66%	13.40%	13.50%	14.69%	17.85%

PER SHARE DATA
Earnings per share:
Basic	$0.38	$0.23	$2.24	$0.59	$0.75	$0.26	$0.57	$0.43	$0.13
Diluted	0.37	0.23	2.19	0.59	0.74	0.26	0.57	0.43	0.13
Book value			12.33	11.49	11.59	10.80	10.20	9.74	9.35
Tangible book value			12.17	11.49	11.59	10.80	10.20	9.74	9.35

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SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of NewBridge giving effect to the Merger. The selected unaudited pro forma condensed combined financial information assumes that the Merger is accounted for under the acquisition method of accounting with NewBridge treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of CapStone, as of the effective date of the Merger, will be recorded by NewBridge at their respective fair values, and the excess of the merger consideration over the fair value of CapStone’s net assets will be allocated to goodwill. On October 1, 2013, NewBridge completed its supervisory acquisition of Security Savings Bank, SSB under the acquisition method of accounting, and this acquisition is also reflected in the selected unaudited pro forma condensed combined financial information. On January 31, 2013, CapStone completed its acquisition of Patriot State Bank.

The table sets forth the information as if the Merger had become effective on September 30, 2013, with respect to financial condition data, and on January 1, 2012, with respect to the results of operations data. The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of each of NewBridge, Security Savings Bank, SSB, CapStone and Patriot, which in the case of NewBridge and Security Savings Bank, SSB, are included in reports previously filed with the SEC and incorporated into this Joint Proxy Statement/Prospectus by reference and, in the case of CapStone and Patriot, are included in this Joint Proxy Statement/Prospectus beginning on page F-1, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this Joint Proxy Statement/Prospectus under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page ___. See “Where You Can Find More Information.”

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, asset dispositions and/or other balance sheet restructuring activities and share repurchases, among other factors. Further, as explained in more detail in the notes accompanying the more detailed unaudited pro forma condensed combined financial information included under “Unaudited Pro Forma Condensed Combined Financial Information,” the pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Additionally, the adjustments made in the unaudited pro forma condensed financial information, which are described in those notes, are preliminary and may be revised.

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Selected Pro Forma Financial Data

(Dollars in thousands, except per share data)

	As of and for the
	Nine Months Ended	For the Year Ended
	September 30, 2013	December 31, 2012
Consolidated Income Statement
Total interest income	$67,498	$96,720
Total interest expense	6,270	10,935
Net interest income	61,228	85,785
Provision for credit losses	2,299	37,997
Noninterest income	19,627	18,471
Noninterest expense	56,090	96,441
Net income (loss) before income taxes	22,466	(30,182)
Income tax benefit	(2,461)	(1,113)
Net income (loss)	24,927	(29,069)
Less preferred stock dividends and discount accretion	(1,616)	(2,918)
Net income (loss) available to common shareholders	23,311	(31,987)
Common Share Data
Basic earnings per share	$0.69	$(1.49)
Diluted earnings per share	0.63	(1.49)
Consolidated Balance Sheet
Total assets	$2,405,974
Investment securities	410,847
Loans held for investment	1,684,115
Loans held for sale	3,744
Deposits	1,861,725
Shareholders' equity	221,329

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COMPARATIVE PER SHARE DATA

The following table sets forth for NewBridge common stock and CapStone common stock certain historical, unaudited pro forma and pro forma equivalent per share financial information. In accordance with the requirements of the SEC, the unaudited pro forma and pro forma equivalent per share information gives effect to the Merger as if the Merger had been effective on the dates presented, in the case of the book value data, and as if the Merger had become effective on January 1, 2012, in the case of the net income and dividends declared data. The unaudited pro forma data in the tables assume that the Merger is accounted for using the acquisition method of accounting and represents a current preliminary estimate based on available information of the results of operations of NewBridge and its combined subsidiary bank. The pro forma financial adjustments record the assets and liabilities of Security Savings Bank, SSB and CapStone at their preliminary estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The information in the following table has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of each of NewBridge, Security Savings Bank, SSB and CapStone, which in the case of NewBridge and Security Savings Bank, SSB, are included in reports previously filed with the SEC and incorporated into this Joint Proxy Statement/Prospectus by reference and, in the case of CapStone, are included in this Joint Proxy Statement/Prospectus. See “Where You Can Find More Information” and “Financial Statements” beginning on page F-1.

We anticipate that the Merger will provide NewBridge and its combined subsidiary bank with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The unaudited pro forma information, while helpful in illustrating the financial characteristics of NewBridge and the combined bank under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and/or other balance sheet restructuring activities and share repurchases, among other factors, that may result as a consequence of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of NewBridge would have been if NewBridge Bank and CapStone had combined during this period nor is it indicative of the results of operations in future periods or the future financial position of NewBridge and the combined bank.

The information included in the table below for the three and nine months ended September 30, 2013, and the year ended December 31, 2012 combine the historical income and per share data of NewBridge and Security Savings Bank, SSB and CapStone giving effect to the Merger as if the Merger had become effective on January 1, 2012, using the acquisition method of accounting. The pro forma adjustments are based upon available information and certain assumptions that NewBridge’s management believes are reasonable. Upon completion of the Merger, the operating results of CapStone will be reflected in the consolidated financial statements of NewBridge on a prospective basis.

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		Secutiy				Equivalent
		Savings				Per
	NewBridge	Bank	Pro Forma	CapStone	Pro Forma	CapStone
	Historical	Historical	Combined[1]	Historical	Combined[1]	Share[2]
(Dollars in thousands, except per share information)
For the three months ended September 30, 2013:
Net income (loss) from continuing operations	$2,988	$(1,520)	$1,443	$1,351	$2,855
Net income (loss) available to common shareholders	2,780	(1,520)	1,235	1,351	2,647
Basic earnings (loss) per common share[3]	0.10	N/A	0.04	0.38	0.07	0.16
Diluted earnings (loss) per common share[3]	0.10	N/A	0.04	0.37	0.07	0.16
Dividends paid:
Common	-	N/A	-	-	-
Preferred, net of discount	208	N/A	208	-	208
Common book value as of September 30, 2013[4]	5.19	N/A	5.16	12.33	5.65	12.71

For the nine months ended September 30, 2013:
Net income (loss) from continuing operations	$19,345	$(1,891)	$17,628	$7,794	$24,927
Net income (loss) available to common shareholders	17,729	(1,891)	16,012	7,794	23,311
Basic earnings (loss) per common share[3]	0.68	N/A	0.62	2.24	0.69	1.55
Diluted earnings (loss) per common share[3]	0.61	N/A	0.55	2.19	0.63	1.42
Dividends paid:
Common	-	N/A	-	-	-
Preferred, net of discount	1,616	N/A	1,616	-	1,616
Common book value as of September 30, 2013[4]	5.19	N/A	5.16	12.33	5.65	12.71

For the twelve months ended December 31, 2012:
Net income (loss) from continuing operations[5]	$(25,254)	$(7,447)	$(32,453)	$3,467	$(29,069)
Net income (loss) available to common shareholders[5]	(28,172)	(7,447)	(35,371)	3,467	(31,987)
Basic earnings (loss) per common share[3,5]	(1.80)	N/A	(2.26)	0.54	(1.49)	(3.35)
Diluted earnings (loss) per common share[3,5]	(1.80)	N/A	(2.26)	0.54	(1.49)	(3.35)
Dividends paid:
Common	-	N/A	-	-	-
Preferred, net of discount	2,918	N/A	2,918	-	2,918
Common book value as of December 31, 2012[4,5]	5.58	N/A	5.64	12.26	6.85	15.41

_____________

[1]	Includes net pro forma adjustments.
[2]	Calculated based on pro forma combined data multiplied by the Exchange Ratio of 2.25. Pro forma book value amounts are adjusted for assumed taxes on estimated Merger charges.
[3]	Pro forma earnings per share are based upon pro forma combined net income and pro forma combined weighted average shares outstanding.
[4]	Calculated based on pro forma combined equity and pro forma combined shares outstanding at the end of the period.
[5]	Includes CapStone's acquisition of Patriot State Bank on January 31, 2013.

MARKET PRICE AND DIVIDEND INFORMATION, RELATED SHAREHOLDER MATTERS

NewBridge common stock is listed and trades on the NASDAQ Global Select Market under the symbol “NBBC.” As of ____, there were ___ shares of NewBridge common stock outstanding, which were held by ____ holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for _____ additional shares of NewBridge common stock.

CapStone’s common stock is not listed on any exchange or traded on the floor of an organized national or regional stock exchange. CapStone common stock is, however, quoted under the symbol “CPSE” on the OTCBB, which is an inter-dealer quotation system operated by the Financial Industry Regulatory Authority, or FINRA. Trading in stocks quoted on the OTCBB (or in other over-the-counter markets) is often thin and may be characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. CapStone common stock may also sporadically trade in privately negotiated sales. As of September 30, 2013, there were 3,587,748 shares of CapStone common stock outstanding, which were held by 755 holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for 559,327 additional shares of CapStone common stock.

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The following table shows, for the indicated periods, the high and low sales prices per share for NewBridge common stock, as reported on the NASDAQ Global Select Market, the reported high and low bid quotations for CapStone common stock, as reported on the OTCBB, and dividends declared and paid per share of CapStone common stock. The OTCBB bid information reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. There may have been other transactions in CapStone common stock during the periods referenced of which CapStone is not aware. Neither NewBridge nor CapStone declared or paid any cash dividends on its common stock for the indicated periods.

	NewBridge		CapStone [1]
	High	Low	High	Low
2013
First Quarter	$6.48	$4.50	-	-
Second Quarter	6.41	5.55	$15.50	$7.25
Third Quarter	9.17	5.96	12.25	10.50
Fourth Quarter (through December ________, 2013)	7.92	6.40	16.20	10.50

2012
First Quarter	$4.91	$3.71	-	-
Second Quarter	4.94	3.88	-	-
Third Quarter	5.00	3.74	-	-
Fourth Quarter	4.95	3.92	-	-

2011
First Quarter	$5.50	$4.54	-	-
Second Quarter	5.13	4.21	-	-
Third Quarter	4.99	3.53	-	-
Fourth Quarter	4.20	3.30	-	-

 _______________

[1]	Quotation of CapStone common stock on the OTCBB commenced on April 17, 2013.

On October 31, 2013, the last full trading day before the announcement of the Merger Agreement, the high and low sales prices of shares of NewBridge common stock as reported on the NASDAQ Global Select Market were $7.63 and $7.30, respectively. On __________, 2014, the last full trading day before the date of this Joint Proxy Statement/Prospectus, the high and low sales prices of shares of NewBridge common stock as reported on the NASDAQ Global Select Market were $__________ and $__________, respectively.

There were no reported trades of CapStone common stock on October 31, 2013, which was the last full trading day before the announcement of the Merger Agreement. The last reported trade price of CapStone common stock prior to the announcement of the Merger Agreement took place on October 30, 2013, at a price of $10.75 per share. On __________, 2014, the last full trading day before the date of this Joint Proxy Statement/Prospectus, the high and low sales prices of shares of CapStone common stock as reported on the OTCBB were $__________ and $__________, respectively.

You are advised to obtain current market quotations for NewBridge common stock and CapStone common stock. The market price of NewBridge common stock and CapStone common stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the effective date of the Merger. No assurance can be given concerning the market price of NewBridge common stock or CapStone common stock before, or NewBridge common stock after, the effective date of the Merger.

NewBridge

Dividends. In 2008, NewBridge first reduced its quarterly cash dividend, and later suspended the payment of cash dividends. The current policy of NewBridge’s board of directors is to retain any earnings to provide for the growth of NewBridge. Therefore, it is not anticipated that NewBridge will pay cash dividends in the foreseeable future.

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Subject to the preferential dividend rights of NewBridge’s outstanding preferred stock from time to time, and so long as NewBridge is not in default or has elected to defer payments of interest under its junior subordinated debentures, holders of NewBridge common stock are entitled to receive, to the extent permitted by law, such distributions as may be declared from time to time by NewBridge’s board of directors out of legally available funds. Holders of NewBridge non-voting common stock are entitled to receive such permitted distributions as may be declared from time to time on NewBridge common stock. If a distribution is declared and paid with respect to NewBridge common stock, then the board will declare and pay an equivalent distribution, on a per share basis, on NewBridge’s non-voting common stock. Notwithstanding the foregoing, no distribution payable in NewBridge common stock or rights or warrants to subscribe for NewBridge common stock shall be declared on NewBridge non-voting common stock and no dividend payable in NewBridge non-voting common stock or rights or warrants to subscribe for NewBridge non-voting common stock may be declared on NewBridge common stock, but instead, in the case of such a dividend, each class will receive such dividend in like stock or rights or warrants to subscribe for like stock. The ability of NewBridge’s board of directors to declare and pay dividends on NewBridge common stock is subject to the terms of applicable North Carolina law and federal banking regulations.

The declaration and payment of future dividends to holders of NewBridge common stock will also depend upon NewBridge’s earnings and financial condition, NewBridge’s capital requirements and the capital requirements of NewBridge Bank, regulatory conditions and other factors as NewBridge’s board of directors may deem relevant. See also “Common Stock – Distributions” and “Series A Preferred Stock – Dividend Rights” under the heading “Description of NewBridge Capital Stock” for additional information concerning payment of dividends.

Sales and Repurchases of Equity Securities. On November 30, 2012, NewBridge sold 422,456 shares of newly issued Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) and the 140,217 shares of Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) to accredited investors in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act. On February 22, 2013, the Series B Preferred Stock was converted into 9,601,262 shares of NewBridge common stock, and the Series C Preferred Stock was converted into 3,186,748 shares of NewBridge non-voting common stock. Except as described in this paragraph, during the year ended December 31, 2012, NewBridge did not sell any of its equity securities that were not registered under the Securities Act and did not have any repurchases of its common stock.

CapStone

Dividends. CapStone’s common shareholders are entitled to receive cash dividends as the CapStone board of directors authorizes at its discretion. The CapStone board of directors considers CapStone’s current and projected earnings as well as its capital levels on a quarterly basis to determine the amount of the quarterly dividend to be paid to the common shareholders. To date, CapStone has not paid any cash dividends.

Sales and Repurchases of Equity Securities. During the year ended December 31, 2012, CapStone did not sell any of its equity securities that were not registered under the Securities Act and did not have any repurchases of its common stock. On January 31, 2013, CapStone issued 991,275 shares of CapStone common stock in connection with the merger of Patriot State Bank with and into CapStone.

RISK FACTORS

You should carefully consider each of the following risk factors in evaluating how to vote at the applicable special meeting. If the Merger is consummated, NewBridge Bank and CapStone will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the control of the combined company and NewBridge, its holding company. An investment in NewBridge common stock contains a high degree of risk. In addition to the other information contained in this Joint Proxy Statement/Prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote your shares of NewBridge common stock or CapStone common stock.

We have described below the risks and uncertainties that we believe to be material to a decision on how to vote. If any of the following risks and uncertainties develops into actual events, NewBridge and its combined subsidiary bank or its results of operations or financial condition could be adversely impacted. In such an event, the trading price of the NewBridge common stock could decline and you could lose all or part of your investment. See “Cautionary Statement Regarding Forward-Looking Statements.”  In addition, NewBridge is and will continue to be subject to the risks described in NewBridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this Joint Proxy Statement/Prospectus. See “Where You Can Find More Information.”

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Risks Related to the Merger

Current CapStone shareholders and NewBridge shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the Merger and will exercise less influence over management.

Current holders of NewBridge common stock have the right to vote in the election of the NewBridge board of directors and on other matters affecting NewBridge. Current CapStone shareholders have the right to vote in the election of the CapStone board of directors and on other matters affecting CapStone. Current holders of NewBridge common stock and CapStone shareholders will experience a reduction in their percentage ownership interests and effective voting power in NewBridge compared to their ownership interests and voting power in NewBridge or CapStone, as applicable, prior to the Merger. In the case of CapStone shareholders, this reduction may be substantial.

If the Merger is completed, it is expected that, assuming the conversion of NewBridge non-voting common stock to NewBridge common stock, current NewBridge shareholders will own approximately 77.9% of NewBridge common stock and current CapStone shareholders will own approximately 22.1% of NewBridge common stock. As a result of the Merger, current NewBridge shareholders and CapStone shareholders will have less influence on the management and policies of NewBridge post-Merger than they now have on the management and policies of NewBridge and CapStone, respectively. Furthermore, current CapStone shareholders will own less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by current NewBridge shareholders if such current NewBridge shareholders voted together as a group.

Because the market price of NewBridge common stock will fluctuate, CapStone shareholders will not know until the effective time of the Merger the value of the consideration they will receive in the Merger.

The number of shares of NewBridge common stock to be exchanged for each share of CapStone common stock is fixed such that, each share of CapStone common stock will be converted into the right to receive 2.25 shares of NewBridge common stock in connection with the Merger. No adjustments to the Exchange Ratio will be made based on changes in the market price of either the NewBridge common stock or CapStone common stock prior to the completion of the Merger. Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in NewBridge’s or CapStone’s respective businesses, operations and prospects, market assessment of the likelihood that the Merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond NewBridge’s control.

As a result of any such changes in stock price, the market value of the shares of NewBridge common stock that CapStone shareholders receive at the time that the Merger is completed could be significantly lower or higher than the value of such shares immediately before the public announcement of the Merger, on the date of this Joint Proxy Statement/Prospectus, on the date of the CapStone special meeting or on the date on which CapStone shareholders actually receive their shares of NewBridge common stock. Accordingly, at the time of the CapStone special meeting, CapStone shareholders will not know or be able to calculate the exact market value of the NewBridge common stock that they will receive upon completion of the Merger, which could be significantly less than the current market value of NewBridge common stock.

NewBridge and CapStone will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees, customers, suppliers, and vendors may have an adverse effect on the business, financial condition, and results of operations of NewBridge and CapStone. These uncertainties may impair NewBridge’s or CapStone’s ability to attract, retain, and motivate key personnel, depositors, and borrowers pending the consummation of the Merger, as such personnel, depositors, and borrowers may experience uncertainty about their future roles following consummation of the Merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors, and others who deal with us to seek to change existing business relationships with us or fail to extend an existing relationship with us. In addition, competitors may target our existing customers by highlighting potential uncertainties and integration difficulties that may result from the Merger.

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In addition, the Merger Agreement restricts each party from taking certain actions without the other party’s consent while the Merger is pending. These restrictions could have a material adverse effect on each party’s business, financial condition, and results of operations.

The Merger Agreement limits CapStone’s ability to pursue alternatives to the Merger.

The Merger Agreement contains provisions that limit CapStone’s ability to discuss competing third-party proposals to acquire all or a significant part of CapStone. CapStone has agreed to pay NewBridge a termination fee of $2.0 million plus an expense reimbursement of up to $300,000 if the transaction is terminated because CapStone decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have in interest in acquiring all or a significant part of CapStone from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the Merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire CapStone than it might otherwise have proposed to pay.

NewBridge may fail to realize all of the anticipated benefits of the Merger.

The success of the Merger will depend, in part, on NewBridge’s ability to realize the anticipated benefits and cost savings from combining the businesses of NewBridge and CapStone. However, to realize these anticipated benefits and cost savings, NewBridge must successfully combine the businesses of NewBridge and CapStone. If NewBridge is not able to achieve these objectives, the anticipated benefits and cost savings of the Merger may not be realized fully or at all or may take longer to realize than expected.

NewBridge and CapStone have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect NewBridge’s ability to maintain relationships with customers, depositors and employees or to achieve the anticipated benefits of the Merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of CapStone and NewBridge during that transition period.

NewBridge and CapStone will incur significant transaction and merger-related integration costs in connection with the Merger.

NewBridge and CapStone expect to incur significant costs associated with completing the Merger and integrating the operations of the two companies. NewBridge and CapStone are continuing to assess the impact of these costs. Although NewBridge and CapStone believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. Merger-related costs are preliminarily estimated to be approximately $6.1 million ($4.1 million after tax). See “Unaudited Pro Forma Condensed Combined Financial Information.”

Additionally, in the event the Merger is not completed, NewBridge and CapStone will be subject to a number of risks without realizing any of the benefits of having completed the Merger, including (i) the payment of certain fees and costs relating to the Merger, such as legal, accounting, financial advisory and printing fees, (ii) the potential decline in the market price of NewBridge’s and CapStone’s common stock, (iii) the risk that the parties may not find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms set forth in the Merger Agreement and (iv) the loss of time and resources.

The market price of NewBridge common stock after the Merger may be affected by factors different from those affecting the shares of CapStone or NewBridge currently.

The businesses of NewBridge and CapStone differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either NewBridge or CapStone. For a discussion of the business of NewBridge and of certain factors to consider in connection with its business, see “Information About NewBridge.” For a discussion of the business of CapStone and of certain factors to consider in connection with its business, see “Information About CapStone.”

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The opinion obtained by CapStone from its financial advisor will not reflect changes in circumstances between signing the Merger Agreement and the Merger.

The opinion obtained by CapStone from its financial advisor that the Exchange Ratio is fair, from a financial point of view, to the CapStone shareholders is dated as of October 31, 2013. CapStone has not obtained an updated opinion as of the date of this Joint Proxy Statement/Prospectus from its financial advisor. Changes in the operations and prospects of NewBridge or CapStone, general market and economic conditions and other factors that may be beyond the control of NewBridge and CapStone, and on which the financial advisor’s opinion was based, may significantly alter the value of NewBridge or CapStone or the prices of shares of NewBridge common stock or CapStone common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because CapStone currently does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the Exchange Ratio, from a financial point of view, at the time the Merger is completed. For a description of the opinion that CapStone received from its financial advisor, see “The Merger – Opinion of Financial Advisor to CapStone.” For a description of the other factors considered by CapStone’s board of directors in determining to approve the Merger, see “The Merger–CapStone’s Reasons for the Merger and Recommendation of the CapStone Board of Directors.”

The Merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on NewBridge.

Before the Merger may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Although NewBridge and CapStone do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of NewBridge following the Merger, any of which might have a material adverse effect on NewBridge following the Merger. NewBridge is not obligated to complete the Merger if the regulatory approvals received in connection with the completion of the Merger include any conditions or restrictions that would reasonably be expected to have a material adverse effect on either CapStone or NewBridge, but NewBridge could choose to waive this condition.

CapStone directors and executive officers have financial interests in the Merger that are different from, or in addition to, the interests of CapStone shareholders.

Executive officers of CapStone negotiated the terms of the Merger Agreement with their counterparts at NewBridge, and CapStone’s board of directors approved and adopted the Merger Agreement and unanimously recommended that CapStone shareholders vote to approve and adopt the Merger Agreement. In considering these facts and the other information contained in this Joint Proxy Statement/Prospectus, you should be aware that CapStone’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, the interests of CapStone’s shareholders. For example, certain executive officers have entered into agreements with CapStone that provide, among other things, cash settlement payments and/or other benefits following the Merger. These and some other additional interests of CapStone’s directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than a CapStone shareholder may view it. See “The Merger–CapStone’s Directors and Officers Have Financial Interests in the Merger” for information about these financial interests.

If the Merger is not completed, the trading price of NewBridge common stock or CapStone common stock could decline.

If the Merger is not completed, NewBridge and CapStone may be subject to a number of material risks, including that the price of their respective common stock may decline to the extent that the current market price of that common stock reflects an assumption that the Merger will be completed.

The unaudited pro forma financial information included in this Joint Proxy Statement/Prospectus is preliminary, and may differ materially from the combined company’s actual financial position and results of operations after the Merger.

The unaudited pro forma financial information in this Joint Proxy Statement/Prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated.

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The Merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the Merger Agreement must be satisfied or waived to complete the Merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the Merger will not occur or will be delayed and each of NewBridge and CapStone may lose some or all of the intended benefits of the Merger. The following conditions, in addition to other customary closing conditions (which are described in greater detail beginning on page ___), must be satisfied or, with respect to conditions other than shareholder and regulatory approval, waived, if permissible, before NewBridge and CapStone are obligated to complete the Merger:

•	the approval of and adoption of the Merger Agreement and the Merger by CapStone’s shareholders;

•	the approval of the issuance of shares of NewBridge common stock pursuant to the Merger Agreement by NewBridge’s shareholders;

•	the receipt and continuing effectiveness of all regulatory approvals, and the expiration of all related waiting periods required to complete the Merger; and

•	the absence of any conditions or restrictions in the regulatory approvals that would reasonably be expected to have a material adverse effect on either CapStone or NewBridge.

Sales of substantial amounts of NewBridge common stock in the open market by former CapStone shareholders could depress NewBridge’s stock price.

Shares of NewBridge common stock that are issued to shareholders of CapStone will be freely tradable without restrictions or further registration under the Securities Act, except for shares issued to any shareholder who may be deemed to be an affiliate of NewBridge. As of ____, 2014, there were 25,291,568 shares of NewBridge common stock outstanding, 3,186,748 shares of NewBridge non-voting common stock outstanding, and an additional 1,576,029 shares of NewBridge common stock reserved for issuance in connection with outstanding options and other rights to purchase or acquire its shares. NewBridge currently expects that it will issue approximately 8,072,433 shares of NewBridge common stock in connection with the Merger, and reserve an additional 1,401,270 shares of NewBridge common stock for issuance under converted stock options.

If the Merger is completed and if CapStone’s shareholders sell substantial amounts of NewBridge common stock in the public market following completion of the Merger, the market price of NewBridge common stock may decrease. These sales might also make it more difficult for NewBridge to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The Merger may distract management of NewBridge and CapStone from their other responsibilities.

The Merger could cause the respective management groups of NewBridge and CapStone to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to fully realize the expected financial benefits from this transaction if the Merger takes place.

Risks Related to NewBridge’s Growth Strategy

NewBridge may not be able to implement aspects of its growth strategy.

NewBridge’s growth strategy contemplates the future expansion of its business and operations both organically and by selective acquisitions such as through the acquisition of banks and the establishment of banking offices in its market areas and other markets in the Carolinas and Virginia. Implementing these aspects of NewBridge’s growth strategy depends, in part, on its ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with those of NewBridge, as well as generate loans and deposits of acceptable risk and expense. To successfully acquire or establish banks or banking offices, NewBridge must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, NewBridge may not be able to identify suitable opportunities for further growth and expansion or, if it does, NewBridge may not be able to successfully integrate these new operations into its business.

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As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. NewBridge will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than NewBridge does and may be able to pay more for an acquisition than NewBridge is able or willing to pay.

NewBridge can offer no assurance that it will have opportunities to acquire other financial institutions or acquire or establish any new branches or loan production offices, or that it will be able to negotiate, finance and complete any opportunities available to it.

If NewBridge is unable to effectively implement its growth strategies, its business, results of operations and stock price may be materially and adversely affected.

Future expansion involves risks.

The acquisition by NewBridge of other financial institutions or parts of those institutions, or the establishment of de novo branch offices and loan production offices, involves a number of risks, including the risk that:

•	NewBridge may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;

•	NewBridge’s estimates and judgments used to evaluate credit, operations, management and market risks relating to target institutions may not be accurate;

•	the institutions NewBridge acquires may have distressed assets and there can be no assurance that NewBridge will be able to realize the value it predicts from those assets or that it will make sufficient provisions or have sufficient capital for future losses;

•	NewBridge may be required to take write-downs or write-offs, restructuring and impairment, or other charges related to the institutions it acquires that could have a significant negative effect on NewBridge’s financial condition and results of operations;

•	there may be substantial lag-time between completing an acquisition or opening a new office and generating sufficient assets and deposits to support costs of the expansion;

•	NewBridge may not be able to finance an acquisition, or the financing it obtains may have an adverse effect on its results of operations or result in dilution to its existing shareholders;

•	NewBridge’s management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from its existing business and NewBridge may not be able to successfully integrate such operations and personnel;

•	NewBridge’s announcement of another transaction prior to completion of the Merger could result in a delay in obtaining regulatory or shareholder approval for the Merger, which could have the effect of limiting NewBridge’s ability to fully realize the expected financial benefits from the transaction;

•	NewBridge may not be able to obtain regulatory approval for an acquisition;

•	NewBridge may enter new markets where it lacks local experience or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	NewBridge may introduce new products and services it is not equipped to manage or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	NewBridge may incur intangible assets in connection with an acquisition, or the intangible assets it incurs may become impaired, which results in adverse short-term effects on NewBridge’s results of operations;

•	NewBridge may assume liabilities in connection with an acquisition, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on NewBridge’s results of operations, financial condition and stock price; or

•	NewBridge may lose key employees and customers.

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NewBridge cannot assure you that it will be able to successfully integrate any banking offices that NewBridge acquires into its operations or retain the customers of those offices. If any of these risks occur in connection with NewBridge’s expansion efforts, it may have a material and adverse effect on NewBridge’s results of operations and financial condition.

New bank office facilities and other facilities may not be profitable.

NewBridge may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up bank branches and loan production offices in new markets, other than through acquisitions, and the additional costs to operate these facilities would increase NewBridge’s noninterest expense and may decrease its earnings. It may be difficult to adequately and profitably manage NewBridge’s growth through the establishment of bank branches or loan production offices in new markets. In addition, NewBridge can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If NewBridge is not able to do so, its earnings and stock price may be negatively impacted.

Acquisition of assets and assumption of liabilities may expose NewBridge to intangible asset risk, which could impact its results of operations and financial condition.

In connection with any acquisitions, as required by U.S. generally accepted accounting principles (“GAAP”), NewBridge will record assets acquired and liabilities assumed at their fair value, and, as such, acquisitions may result in NewBridge recording intangible assets, including deposit intangibles and goodwill. NewBridge will perform a goodwill valuation at least annually to test for goodwill impairment. Impairment testing is a two-step process that first compares the fair value of goodwill with its carrying amount, and second measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in its business climate, including a significant decline in future operating cash flows, a significant change in NewBridge’s stock price or market capitalization, or a deviation from NewBridge’s expected growth rate and performance may significantly affect the fair value of any goodwill and may trigger impairment losses, which could be materially adverse to NewBridge’s results of operations, financial condition and stock price.

The success of NewBridge’s growth strategy depends on NewBridge’s ability to identify and retain individuals with experience and relationships in the markets in which it intends to expand.

NewBridge’s growth strategy contemplates that it may expand its business and operations to other markets in the Carolinas and Virginia through organic growth and selective acquisitions. NewBridge intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, NewBridge must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which NewBridge may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if NewBridge identifies individuals that it believes could assist it in establishing a presence in a new market, NewBridge may be unable to recruit these individuals away from other banks or be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out NewBridge’s strategy is often lengthy. NewBridge’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

NewBridge may need additional access to capital, which it may be unable to obtain on attractive terms or at all.

NewBridge may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments, for future growth or to fund losses or additional provision for loan losses in the future. NewBridge’s ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside NewBridge’s control, and on NewBridge’s financial performance. Accordingly, NewBridge may be unable to raise additional capital, if and when needed, on terms acceptable to it, or at all. If NewBridge cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired and its stock price negatively affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Joint Proxy Statement/Prospectus and the documents incorporated by reference in this Joint Proxy Statement/Prospectus contain a number of forward-looking statements, including statements about the financial condition, results of operations, earnings outlook and prospects of NewBridge, CapStone and the potential combined company and may include statements for the period following the completion of the Merger. You can find many of these statements by looking for words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “anticipate,” “continue,” “expect,” “project,” “potential,” “possible,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” or other similar expressions.

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The forward-looking statements involve certain risks and uncertainties. The ability of either NewBridge or CapStone to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	the risk that the businesses of NewBridge and/or CapStone in connection with the Merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies, cost savings and financial benefits from the Merger may not be fully realized or realized within the expected timeframe;

•	the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the ability to complete the Merger on the expected timeframe;

•	revenues following the Merger may be lower than expected;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	customer and employee relationships and business operations may be disrupted by the Merger;

•	the ability to obtain required governmental consents and approvals on the proposed terms and schedule;

•	the ability to obtain approval of the NewBridge shareholders and CapStone shareholders;

•	possible fluctuation in the trading price of NewBridge common stock prior to the completion of the Merger, which would affect the total value of the proposed Merger and the value of the merger consideration received by CapStone shareholders;

•	the ability of NewBridge to integrate other acquisitions and attract new customers;

•	credit quality deterioration which could cause an increase in the provision for credit losses;

•	competitive pressure among depository institutions increases significantly;

•	changes in consumer spending, borrowings and savings habits;

•	technological changes and security and operations risks associated with the use of technology;

•	the cost of additional capital is greater than expected;

•	asset/liability repricing risks, ineffective hedging and liquidity risks;

•	counterparty risk;

•	general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which we do or anticipate doing business, are less favorable than expected;

•	the effects of the FDIC deposit insurance premiums and assessments;

•	the effects of and changes in monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	volatility in the credit or equity markets and its effect on the general economy;

•	demand for NewBridge’s products or services, as well as its ability to attract and retain qualified people;

•	the costs and effects of legal, accounting and regulatory developments and compliance;

•	the effects of the enactment of laws and regulations affecting the financial services industry; and

•	other risks and factors identified in this Joint Proxy Statement/Prospectus under the heading “Risk Factors.”

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Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Joint Proxy Statement/Prospectus.

All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Joint Proxy Statement/Prospectus and attributable to NewBridge or CapStone or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Joint Proxy Statement/Prospectus. Except to the extent required by applicable law or regulation, NewBridge and CapStone undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Joint Proxy Statement/Prospectus or to reflect the occurrence of unanticipated events.

THE NEWBRIDGE SPECIAL MEETING

This section contains information about the special meeting of NewBridge shareholders that has been called to consider and approve the issuance of shares of NewBridge common stock in the Merger and, if necessary or appropriate, the adjournment of the special meeting to solicit additional proxies. Together with this Joint Proxy Statement/Prospectus, we are also sending you a notice of special meeting and a form of proxy that is solicited by the NewBridge board of directors. The special meeting will be held at __________ on __________, 2014, at __________, Eastern Time.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon:

•	a proposal to approve the issuance of shares of NewBridge common stock in the Merger; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the issuance of NewBridge common stock in connection with the Merger.

Proxies

Each copy of this Joint Proxy Statement/Prospectus mailed to holders of NewBridge common stock is accompanied by a form of proxy with instructions for voting.

If you hold NewBridge common stock in your name as a shareholder of record, you can vote by (i) accessing the Internet website specified on the enclosed proxy card, (ii) calling the telephone number specified on the enclosed proxy card or (iii) completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You can also vote in person at the special meeting. If you hold your NewBridge common stock in “street name” through a broker, you must direct your broker to vote in accordance with the instructions you have received from that broker.

If you hold NewBridge common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (i) submitting timely written notice of revocation to NewBridge’s Corporate Secretary at any time prior to the vote at the special meeting; (ii) if you previously completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the vote at the special meeting; (iii) if you voted over the Internet or by telephone, voting again over the Internet or by telephone by submitting a proxy card and returning it prior to the vote at the special meeting; or (iv) attending the special meeting in person and voting your shares by ballot at the special meeting. Your last properly submitted vote will be the vote that is counted. Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy. Written notices of revocation and other communications about revoking your proxy should be addressed to:

NewBridge Bancorp

Attn: Corporate Secretary

1501 Highwoods Boulevard, Suite 400

Greensboro, North Carolina 27410

(336) 369-0900

If your shares are held in “street name” by a broker, you should follow the instructions of your broker regarding the revocation of proxies.

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All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your signed proxy will be voted “FOR” approval of the issuance of NewBridge common stock in the Merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the issuance of NewBridge common stock in connection with the Merger.

Solicitation of Proxies

NewBridge and CapStone will bear equally the cost of printing and mailing this Joint Proxy Statement/Prospectus; however, NewBridge solely will bear any additional costs of soliciting proxies from NewBridge shareholders. In addition to solicitation of proxies by mail, NewBridge will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of NewBridge common stock and secure their voting instructions. NewBridge will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, several of NewBridge’s regular employees, who will not be specially compensated, may solicit proxies from NewBridge shareholders, either personally or by telephone, facsimile, letter or other electronic means.

NewBridge has engaged __________________ to act as its proxy solicitor. NewBridge will pay _______________ $__________ for proxy solicitation services plus reasonable out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation of proxies.

Record Date

The board of directors of NewBridge has fixed the close of business on __________, 2014 as the record date for determining the NewBridge shareholders entitled to receive notice of and to vote at the special meeting. At that time, __________ shares of NewBridge common stock were outstanding, held by approximately __________ holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of NewBridge common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions from voting will be counted for the purpose of determining whether a quorum is present.

NewBridge shareholders are entitled to one vote for each share of NewBridge common stock held as of the record date with respect to each matter to be considered at the special meeting.

Approval of the proposal to issue shares of NewBridge common stock in connection with the Merger requires the affirmative vote of holders of a majority of the shares of NewBridge common stock voted thereon at the special meeting (without regard to broker nonvotes or proxies marked “ABSTAIN”), assuming a quorum is present. Approval of the NewBridge Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of NewBridge common stock voted thereon at the special meeting (without regard to broker nonvotes or proxies marked “ABSTAIN”), whether or not a quorum is present. Abstentions from voting are not treated as votes cast and, therefore, will have no effect on the vote required for either proposal. Approval of the NewBridge Adjournment Proposal is not a condition to completion of the Merger.

Under the rules of the New York Stock Exchange applicable to brokers, each of the proposals to be presented at the special meeting is considered a nonroutine matter. Therefore, if your shares are held in street name by a broker, your broker cannot vote your shares unless it receives specific voting instructions from you. If you do not provide voting instructions to your broker and the broker nevertheless submits an unvoted proxy with respect to your shares, the resulting “broker nonvote” will be counted for purposes of determining whether a quorum is present, but will otherwise have no effect on the vote required for either proposal.

Shareholders will vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by NewBridge’s transfer agent, Computershare Trust Company, N.A. (“Computershare”).

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NEWBRIDGE PROPOSALS

Proposal 1: Approval of the Issuance of Shares of NewBridge Common Stock in the Merger

NewBridge shareholders are being asked to approve the issuance of shares of NewBridge common stock pursuant to the Merger Agreement, approval of which is a condition to completion of the Merger.

For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement.” As discussed under “The Merger – NewBridge’s Reasons for the Merger and Recommendation of the NewBridge Board of Directors,” after careful consideration, the NewBridge board of directors unanimously approved the Merger Agreement and declared the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of NewBridge common stock in connection with the Merger, advisable and in the best interests of NewBridge and its shareholders.

The NewBridge board of directors unanimously recommends that NewBridge shareholders vote “FOR” approval of the issuance of shares of NewBridge common stock in connection with the Merger.

Proposal 2: Adjournment of the NewBridge Special Meeting

NewBridge shareholders are being asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the issuance of NewBridge common stock in connection with the Merger if there are insufficient votes at the time of the adjournment to approve such issuance.

If, at the NewBridge special meeting, there are an insufficient number of shares of NewBridge common stock present in person or by proxy to constitute a quorum or approve the issuance of shares of NewBridge common stock in the Merger, NewBridge may propose to adjourn the special meeting in order to enable the NewBridge board of directors to solicit additional proxies to establish a quorum or approve the issuance of NewBridge common stock in connection with the Merger. NewBridge does not currently intend to propose adjournment at the special meeting if there are sufficient votes to approve the issuance of shares of NewBridge common stock in the Merger.

The NewBridge board of directors unanimously recommends that NewBridge shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the issuance of NewBridge common stock in connection with the Merger.

THE CAPSTONE SPECIAL MEETING

This section contains information about the special meeting of CapStone shareholders that has been called to consider and approve and adopt the Merger Agreement, and, if necessary or appropriate, the adjournment of the special meeting to solicit additional proxies. Together with this Joint Proxy Statement/Prospectus, we are also sending you a notice of special meeting and a form of proxy that is solicited by the CapStone board of directors. The special meeting will be held at __________, on __________, 2014, at __________ a.m., Eastern Time.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon:

•	a proposal to approve and adopt the Merger Agreement; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the Merger Agreement.

Proxies

Each copy of this Joint Proxy Statement/Prospectus mailed to holders of CapStone common stock is accompanied by a form of proxy with instructions for voting.

If you hold CapStone common stock in your name as a shareholder of record, you can vote by (i) accessing the Internet website specified on the enclosed proxy card, or (ii) completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You can also vote in person at the special meeting. If you hold your CapStone common stock in “street name” through a broker, you must direct your broker to vote in accordance with the instructions you have received from that broker.

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If you hold CapStone common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted (i) submitting timely written notice of revocation to CapStone’s Corporate Secretary at any time prior to the vote at the special meeting; (ii) if you previously completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the vote at the special meeting; (iii) if you voted over the Internet, voting again over the Internet by submitting a proxy card and returning it prior to the vote at the special meeting; or (iv) attending the special meeting in person and voting your shares by ballot at the meeting. Your last properly submitted vote will be the vote that is counted. Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy. Written notices of revocation and other communications about revoking your proxy should be addressed to:

CapStone Bank

Attn: Corporate Secretary

4505 Falls of Neuse Road, Suite 150

Raleigh, North Carolina 27609

(919) 256-6803

If your shares are held in “street name” by a broker, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your signed proxy will be voted “FOR” approval and adoption of the Merger Agreement, and “FOR” the CapStone Adjournment Proposal.

Solicitation of Proxies

NewBridge and CapStone will bear equally the cost of printing and mailing this Joint Proxy Statement/Prospectus; however, CapStone solely will bear any additional costs of soliciting proxies from CapStone shareholders. In addition to solicitation of proxies by mail, CapStone will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of CapStone common stock and secure their voting instructions. CapStone will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, several of CapStone’s regular employees, who will not be specially compensated, may solicit proxies from CapStone shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The board of directors of CapStone has fixed the close of business on __________, 2014 as the record date for determining the CapStone shareholders entitled to receive notice of and to vote at the special meeting. At that time, __________ shares of CapStone common stock were outstanding, held by approximately __________ holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of CapStone common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions from voting will be counted for the purpose of determining whether a quorum is present.

CapStone shareholders are entitled to one vote for each share of CapStone common stock held as of the record date with respect to each matter to be considered at the special meeting.

Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of CapStone common stock entitled to vote at the special meeting. Accordingly, for CapStone shareholders, absentions or the failure to vote will have the same effect as voting against the Merger. Accordingly, the CapStone board of directors urges CapStone shareholders to promptly vote by mail, through the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a broker, by following the voting instructions of your broker.

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Approval of the CapStone Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of CapStone common stock voted thereon at the special meeting (without regard to broker nonvotes or proxies marked “ABSTAIN”), whether or not a quorum is present. Abstentions from voting are not treated as votes cast and, therefore, will have no effect on the outcome of this proposal. Approval of the CapStone Adjournment Proposal is not a condition to completion of the Merger.

Under the rules of the New York Stock Exchange applicable to brokers, each of the proposals to be presented at the special meeting is considered a nonroutine matter. Therefore, if your shares are held in street name by a broker, your broker cannot vote your shares unless it receives specific voting instructions from you. If you do not provide voting instructions to your broker and the broker nevertheless submits an unvoted proxy with respect to your shares, the resulting “broker nonvote” will not be counted for purposes of determining whether a quorum is present, and will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement. The broker nonvote will have no effect on the CapStone Adjournment Proposal.

CapStone shareholders will vote at the special meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by CapStone’s transfer agent, Broadridge Corporate Issuer Solutions, Inc.

Support Agreements

As an inducement to and a condition of NewBridge’s willingness to enter into the Merger Agreement, each of the directors of CapStone entered into a support agreement with NewBridge. Pursuant to the support agreements, each of the directors of CapStone agreed, not to (i) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date any of his or her shares of CapStone common stock or (ii) deposit any shares of CapStone common stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of CapStone common stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Merger Agreement and the Merger and matters related thereto. In addition, each of the directors of CapStone agreed to vote all of the shares of CapStone common stock for which he or she has sole voting authority and to use his or her best efforts to cause to be voted all of the shares of CapStone common stock for which he or she has shared voting authority (x) “for” the approval of the Merger Agreement and the Merger, and (y) “against” any Alternative Transaction (as defined in the Merger Agreement, and as further described under “The Merger Agreement–Agreement Not to Solicit Other Offers”). As of ____, 2014, the directors of CapStone beneficially owned 954,436 shares, or approximately 23.79% of the outstanding shares of CapStone common stock. A copy of the form of this support agreement is attached as an exhibit to the Merger Agreement, which is included as Appendix A to this Joint Proxy Statement/Prospectus. CapStone shareholders are urged to read the form of support agreement in its entirety.

CAPSTONE PROPOSALS

Proposal 1: Approval and Adoption of the Merger Agreement

CapStone shareholders are being asked to approve and adopt the Agreement and Plan of Combination and Reorganization, dated as of November 1, 2013, by and among NewBridge, NewBridge Bank and CapStone, as amended from time to time, pursuant to which CapStone will merge with and into NewBridge Bank, with NewBridge Bank continuing as the surviving company.

For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement.” As discussed under “The Merger – CapStone’s Reasons for the Merger and Recommendation of the CapStone Board of Directors,” after careful consideration, the CapStone board of directors unanimously approved the Merger Agreement and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable and in the best interests of CapStone and its shareholders.

The CapStone board of directors unanimously recommends that CapStone shareholders vote “FOR” approval and adoption of the Merger Agreement.

Proposal 2: Adjournment of the CapStone Special Meeting

CapStone shareholders are being asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of approval and adoption of the Merger Agreement if there are insufficient votes at the time of the adjournment to approve the Merger Agreement.

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If, at the CapStone special meeting, there are an insufficient number of shares of CapStone common stock present in person or by proxy to constitute a quorum or approve and adopt the Merger Agreement, CapStone may propose to adjourn the special meeting in order to enable the CapStone board of directors to solicit additional proxies to establish a quorum or approve and adopt the Merger Agreement. CapStone does not currently intend to propose adjournment at the special meeting if there are sufficient votes to approve and adopt the Merger Agreement.

The CapStone board of directors unanimously recommends that CapStone shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve and adopt the Merger Agreement.

THE MERGER

Background of the Merger

Over the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation, coupled with a heightening of regulatory restrictions and compliance obligations applicable to financial institutions. The CapStone board of directors has monitored these developments and has considered from time to time the impact that these developments might have on the continued profitability of CapStone and the long-term value of CapStone common stock.

As part of CapStone’s continuing efforts to enhance both its banking franchise and shareholder value, the CapStone board of directors has periodically reviewed various strategies, including continued independence, the acquisition of other financial institutions, and a merger with or acquisition by another financial institution. Management of CapStone has consulted with financial advisors from time to time to assist with this review and has also routinely been called on by community bank investment bankers who have offered their opinions on the status of the industry and the merger market for community banks, both as a buyer and a seller. CapStone has also routinely been contacted by other financial institutions desiring to expand into the Wake County, North Carolina market.

At a meeting of the Executive Committee of the CapStone board of directors in June 2013, the Committee discussed the current operating environment for community banks, including the lending market, interest rate environment, and increasing regulatory requirements. CapStone’s long-term infrastructure and human resources needs were also discussed, as were possible acquisition targets. It was noted that CapStone had been unable to identify any attractive targets for acquisition. The potential for a merger of equals was also discussed. However, based upon CapStone’s analysis and exploratory discussions, there did not appear to be a viable partner for a merger of equals that would enhance shareholder value. The Committee then discussed whether the acquisition of CapStone by a larger, publicly traded bank holding company would enhance shareholder value. A list of potential candidates was discussed and possible advantages and disadvantages were also discussed, including the benefit to CapStone’s shareholders of having a more liquid investment, in the form of publicly traded shares. Following this discussion, the Committee resolved to approach selected bank holding companies in complementary market areas to gauge their potential interest in effecting a business combination with CapStone.

Over the next three months, six publicly traded bank holding companies in complementary market areas and with total assets in the range of $2 billion to $25 billion were contacted. Three of these institutions responded by indicating that they were not in a position to consider a strategic transaction with CapStone at the present time. Three of the institutions contacted, including NewBridge, responded with a preliminary expression of interest in pursuing further dialogue with CapStone. At an informal meeting on September 4, 2013, the President and Chief Executive Officer of NewBridge and the President and Chief Executive Officer of CapStone discussed the respective strategic goals of the two companies, and the President and Chief Executive Officer of NewBridge indicated that NewBridge would have an interest in engaging in discussions regarding a strategic combination with CapStone, if CapStone was so inclined.

By formal engagement letter dated September 9, 2013, CapStone retained the services of Raymond James to serve as CapStone’s exclusive financial advisor to assist CapStone in evaluating available strategic transactions, including the possible merger of CapStone with another financial institution.

On September 20, 2013, Raymond James contacted NewBridge and the two other publicly traded bank holding companies that had indicated a desire to pursue discussions concerning a possible business combination with CapStone. Raymond James invited these institutions to respond on or before September 27, 2013 with a more formal preliminary indication of interest. All three of the institutions responded, however, the response from NewBridge indicated a higher price than the other two responses.

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On September 26, 2013, the President and Chief Executive Officer of CapStone traveled to Greensboro, North Carolina for another meeting with the President and Chief Executive Officer of NewBridge. During this meeting, the structure and pricing of a potential business combination between the two organizations were discussed conceptually.

Also on September 26, 2013, the President and Chief Executive Officer of CapStone received a preliminary indication of interest from one of the other two publicly traded bank holding companies regarding its interest in a strategic combination with CapStone. The President and Chief Executive Officer of CapStone met with the Chief Executive Officer of the third of the three interested bank holding companies and received its indication of interest on September 27, 2013.

At a meeting of the Executive Committee of the CapStone board of directors held on September 30, 2013, the Committee discussed each of the non-binding indications of interest received to date and received a presentation from Raymond James regarding the proposed transaction terms, financial metrics and performance of each of the three companies that had submitted an indication of interest. Specifically, Raymond James reviewed and provided analyses for each of the three indications of interest. The preliminary indications of interest were analyzed in light of each company’s stock trading price as of September 27, 2013, the mixture of stock and cash composition of the proposed merger consideration as appropriate, pro forma ownership, contribution analysis and board representation. Raymond James also provided a comparison of the financial characteristics, recent operating performance, and trading characteristics of all three prospective acquirors. The structure of the merger as a tax-free reorganization under the Code was also discussed. Board participation, treatment of stock options and existing management contracts were also discussed, as was the fact that all three of the potential partners desired to engage CapStone’s Chief Executive Officer as a consultant following the transaction. NewBridge’s expressed desire to retire its remaining $15 million in outstanding preferred securities during 2014 was discussed. The potential for future cash dividends was also analyzed.

CapStone’s management then led a discussion of potential merger pricing, both as a percentage of CapStone’s tangible book value and as a multiple of the latest twelve months core earnings. The potential for future shareholder value was considered based on the targeted stock prices. The Committee then received and reviewed an overview of independent research analyst coverage on each of the three companies.

The Executive Committee then evaluated the intangible factors relevant to each of the companies, including the potential advantages and disadvantages of entering into a transaction with each of the companies. The Committee also discussed the potential for the greatest appreciation in value for shareholders and the potential for the acquiring company to also be acquired at some point in the future.

Finally, the Committee considered whether it was in the best interests of CapStone and its shareholders to pursue a strategic transaction now or in the future. All members of the Committee agreed that now was the best time to pursue such a transaction in light of the competitive, interest rate, and regulatory environments. Management reminded the Committee that it is the responsibility of the board of directors to determine which company is the best partner from a shareholder, customer and employee perspective. The Committee observed that based on the stock prices of the prospective acquirors as of September 27, 2013, NewBridge’s indication represented the highest offer in terms of price. Raymond James also confirmed it had requested each of the three companies submit its final indication as to the highest price it was prepared to offer to CapStone shareholders.

Based on the foregoing financial analyses and consideration of the price offered by NewBridge, its stock trading price, the liquidity of its stock, its strong balance sheet and favorable intangible characteristics, including employee impact, the Committee concluded NewBridge to be the best long-term strategic partner and that a transaction with NewBridge would be in the best interests of CapStone’s shareholders. The Committee then revisited each of the options available, discussing again the respective advantages and disadvantages of each option. Following this discussion, the Committee unanimously resolved to move forward with formal negotiations and commence due diligence with NewBridge regarding a possible business combination transaction.

On October 3, 2013, NewBridge and CapStone entered into a mutual confidentiality agreement. On October 4, 2013, NewBridge engaged FIG Partners, LLC (“FIG Partners”) to serve as its exclusive financial advisor in connection with the potential merger with CapStone.

Following the Executive Committee meeting on September 30, 2013, CapStone’s chief executive officer contacted the chief executive officers of each of the three companies to advise them of the Committee’s decision to pursue the potential transaction with NewBridge. On October 4, 2013, Capstone’s chief executive officer received an indication from one of the institutions it was prepared to increase its proposed price to $16.35 per share of CapStone common stock, which was slightly higher than the implied price indicated by NewBridge, depending on the stock trading prices of the companies involved. Raymond James then contacted FIG Partners to determine whether NewBridge was prepared to increase its proposed exchange ratio. FIG Partners confirmed NewBridge would increase its proposed exchange ratio from 2.145 to 2.25 and include a cash component to the extent necessary to stabilize the value of the merger consideration at $16.35 per share subject to certain limitations.

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A meeting of the Executive Committee of CapStone’s board of directors was called for October 10, 2013, at which Raymond James provided additional analysis on NewBridge and the other potential merger partner, which included stock trading performance for the period September 27 through October 10, 2013, citing notable fluctuations in both stocks. The 30-day trading price and volume comparisons for each company’s stock were also reviewed. The updated preliminary indications of interest received from both companies were then analyzed and it was noted the aggregate implied transaction value for each was $62.6 million or $16.35 per share. The price protection parameters and exchange ratio mechanics proposed by NewBridge had been clearly articulated while those of the other potential partner had not. The NewBridge offer was essentially for a 100% stock merger, while the other indication of interest proposed that each shareholder would receive a mix of cash and stock. The pro forma ownership percentage of each company by legacy CapStone shareholders was also discussed, as were anticipated board representation, retention and role of CapStone employees, required regulatory approvals and shareholder approvals.

Various scenarios given possible fluctuations in the price of NewBridge common stock and the other company’s stock were then evaluated. The Committee considered NewBridge’s indication of interest, which proposed a fixed exchange ratio with no upside limit in the event of an increase in the trading price of NewBridge’s common stock, whereas the other indication of interest proposed a structure which was communicated to have a maximum value of $16.35 per share, which would not provide the same potential upside for CapStone shareholders in the event of an increase in the trading price of that institution’s common stock prior to the closing of the transaction.

Raymond James provided a financial comparison of the two potential partners and the offers received. The fact that one potential partner currently paid a cash dividend was also discussed, as were the nonperforming assets to assets ratios and the level of reserves for each company. It was noted the transaction structure and pricing for both companies was subject to adjustment as a result of due diligence, but as proposed, these transaction values would represent the highest values for a bank acquisition in North Carolina in the last six to seven years.

The Executive Committee discussed both proposals in detail and focused on the transaction and pricing structure of each proposal, along with the relative experience of the management teams in both organizations and other intangible characteristics associated with potential partnerships with each company, particularly the post-merger role of CapStone employees. After extensive discussion, particularly with regard to the all-stock fixed exchange ratio offered by NewBridge and the greater potential upside for shareholder value, along with the greater stability for existing CapStone employees, the Committee concluded a strategic combination with NewBridge would be in the best interest of CapStone’s shareholders. The Committee unanimously resolved to move forward with NewBridge and the President and Chief Executive Officer of CapStone advised management of the other company of this decision.

Thereafter, a secure virtual data room was established to facilitate the exchange and review of due diligence materials between CapStone and NewBridge and a review of books, records, material contracts and financial data. CapStone and NewBridge, together with their respective legal and financial advisors, each conducted due diligence regarding the other during the month of October. On October 16, 2013, management interviews of CapStone’s executive officers were conducted in Greensboro, North Carolina, with participation by the parties’ respective financial advisors and legal counsel. Due diligence interviews of NewBridge’s executive officers were subsequently conducted in Raleigh, North Carolina on October 24, 2013, also with the participation of the parties’ respective financial advisors and legal counsel.

Legal counsel for NewBridge delivered a draft of the Merger Agreement to legal counsel for CapStone on October 21, 2013 and the Merger Agreement was reviewed and negotiated by the parties and their respective advisors over a 10-day period.

The Executive Committee of the CapStone board of directors met again on October 30, 2013, with Raymond James and CapStone’s legal counsel in attendance, to discuss the status of the draft Merger Agreement, specifically, a change to the price protection provisions that had been previously proposed in the event of a decline in the trading value of NewBridge common stock. There was no change proposed to the unlimited potential upside for CapStone shareholders in the event of an increase in NewBridge’s stock price, and NewBridge also agreed to permit CapStone to declare a one-time special cash dividend of $0.10 per share prior to closing. Discussion ensued concerning the proposed structure, NewBridge common stock price volatility, NewBridge’s outlook for the future, the importance of institutional investor support and confidence in the management of NewBridge. The Committee also evaluated the overall merger consideration being received by CapStone shareholders and the percentage ownership CapStone shareholders would have in the resulting company, as well as the unlimited upside potential if the trading price of NewBridge’s stock increased. CapStone’s legal counsel then provided a detailed summary of the material provisions of the current draft Merger Agreement. Following discussion and analysis, the Committee unanimously resolved to continue to move forward with NewBridge.

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A meeting of the full board of directors of CapStone was scheduled for October 31, 2013. Directors were provided with the draft Merger Agreement and an executive summary of the proposed strategic combination. On that day, the CapStone board of directors met with Raymond James, and CapStone’s legal counsel, Wyrick Robbins Yates & Ponton LLP, and reviewed the draft Merger Agreement. Raymond James reviewed its financial analyses with respect to the Merger and delivered its written opinion to the CapStone board of directors on October 31, 2013, that, as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth therein, in its opinion, the Exchange Ratio of 2.25 shares of NewBridge common stock to each share of CapStone common stock was fair, from a financial point of view to CapStone’s shareholders. A copy of Raymond James’s written fairness opinion is attached to this Joint Proxy Statement/Prospectus as Appendix C. A detailed executive summary of the definitive Merger Agreement was presented to the CapStone board of directors and detailed resolutions prepared by legal counsel were presented. After thorough discussion, each director was asked for his or her opinion on the transaction as proposed and the transaction as presented was unanimously approved by the CapStone board of directors.

The boards of directors of NewBridge and NewBridge Bank also held a special meeting on October 31, 2013 to consider the final terms of the transaction. In their joint meeting on October 31, 2013, the NewBridge and NewBridge Bank boards received a copy of the definitive Merger Agreement and detailed resolutions for consideration to adopt the Merger Agreement. After thorough discussion, the transaction as proposed and the transaction as presented was unanimously approved by the boards of directors of NewBridge and NewBridge Bank.

On November 1, 2013, NewBridge, NewBridge Bank and CapStone executed the definitive Merger Agreement. CapStone and NewBridge issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on November 1, 2013.

CapStone’s Reasons for the Merger and Recommendation of the CapStone Board of Directors

In reaching its decision to adopt and approve the Merger Agreement and recommend its approval to CapStone shareholders, the CapStone board of directors consulted with executive management and its outside financial and legal advisors and evaluated CapStone’s prospects for maximizing value for its shareholders over the long-term in the current and prospective economic and regulatory environment affecting the banking industry as a whole. After considering CapStone’s strategic options, the CapStone board of directors concluded that partnering with a financial institution with greater scale, expanded product offerings, and a more liquid stock would better maximize the long-term value of shareholders’ investment than if CapStone remained independent and it believes that the Merger is in the best interests of CapStone shareholders.

In its deliberations described above and in making its determination, the CapStone board of directors considered many factors including, without limitation, the following:

•	the current and prospective business and economic environments in which CapStone operates, including the competitive environment for North Carolina financial institutions characterized by intensifying competition from in-state and out-of-state financial institutions, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•	NewBridge’s access to capital markets relative to that of CapStone;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both NewBridge and CapStone;

•	the CapStone board of directors’ desire to provide CapStone shareholders with the prospect for greater future appreciation on their investment in CapStone common stock than the amount of appreciation the CapStone board of directors believes could be achieved independently;

•	the form and amount of the merger consideration, including the ability of CapStone shareholders to participate in the future performance of the combined company;

•	the overall greater scale that will be achieved by the Merger, that will better position the combined company for future growth;

•	the financial analysis prepared by Raymond James, and the opinion dated October 31, 2013, delivered to the CapStone board of directors by Raymond James, that, as of the date thereof, and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth in its opinion, the Exchange Ratio was fair, from a financial point of view, to CapStone’s shareholders;

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•	the interests of CapStone’s directors and executive officers in the Merger, in addition to their interests generally as shareholders, as described under “— CapStone’s Directors and Officers Have Financial Interests in the Merger” below;

•	the likelihood that the regulatory approvals necessary to complete the transaction would be obtained;

•	the effect of the Merger on CapStone’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by NewBridge to CapStone’s employees; and

•	the effect of the Merger on CapStone’s customers and the communities in which they conduct business.

The CapStone board of directors also considered the following potential risks and negative factors relating to the Merger:

•	if the market price of NewBridge common stock decreases prior to the completion of the Merger, the aggregate value of the consideration to be received by CapStone’s shareholders will decrease as well;

•	the Merger Agreement obligates CapStone to pay a substantial termination fee if it later chooses to pursue a more attractive merger proposal or if the Merger Agreement is terminated under certain circumstances;

•	CapStone will lose the autonomy associated with being an independent financial institution;

•	the Merger could result in employee attrition and have a negative effect on business and customer relationships;

•	the Merger Agreement limits CapStone’s ability to pursue other merger or acquisition opportunities;

•	while the Merger is pending, CapStone’s officers and employees will have to focus extensively on actions required to complete the Merger, which will divert their attention from CapStone’s business, and CapStone will incur substantial transaction costs even if the Merger is not consummated;

•	while the Merger is pending, CapStone will be subject to certain restrictions on the conduct of its business which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that would be advisable if it was to remain independent; and

•	because CapStone currently does not anticipate asking Raymond James to update its opinion, the opinion will not address the fairness of the Exchange Ratio, from a financial point of view, to CapStone’s shareholders at the time the Merger is completed.

In evaluating a potential merger with NewBridge, the CapStone board of directors carefully considered NewBridge’s financial performance in 2011, 2012, and year-to-date 2013. CapStone’s management team, along with Raymond James and CapStone’s legal counsel, conducted due diligence on NewBridge to assess, among other things, NewBridge’s operating and financial condition, including its balance sheet composition.

The CapStone board of directors concluded that the anticipated benefits of combining with NewBridge were likely to substantially outweigh the potential risks and negative factors outlined above.

Before approving the Merger, the CapStone board of directors discussed at length, with input from Raymond James, CapStone’s strategic options, including remaining independent or pursuing other alternatives, in relation to the long-term best interests of shareholders. The CapStone board of directors concluded that combining with NewBridge on the terms offered by NewBridge was in the CapStone shareholders’ best interest.

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Based on [3,587,748] shares of CapStone common stock issued and outstanding on ____, NewBridge will issue [8,072,433] shares of NewBridge common stock in connection with the Merger. Based on [622,787] shares of CapStone common stock underlying CapStone stock options outstanding on November 30, 2013, NewBridge will reserve an additional [1,401,270] shares of NewBridge common stock for issuance under the converted stock options. Based on NewBridge’s average stock price leading up to the execution of the Merger Agreement and the Exchange Ratio of 2.25 shares of NewBridge common stock to each share of CapStone common stock, the implied value of the consideration to be received by CapStone shareholders is $16.60 per share. The CapStone board of directors concluded that this merger consideration was adequate to support its recommendation to CapStone shareholders that they vote “for” the Merger. In reaching this conclusion, the CapStone board of directors consulted with CapStone’s senior management and its financial and legal advisors. Raymond James conducted a financial analysis and delivered an opinion to the CapStone board of directors dated October 31, 2013, that, as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth in its opinion, the Exchange Ratio was fair, from a financial point of view, to CapStone’s shareholders. The details of this financial analysis and the data supporting Raymond James’ opinion are presented below under “Opinion of Financial Advisor to CapStone.”

The foregoing discussion of the factors considered by CapStone’s board of directors is not intended to be exhaustive, but is believed to include all the material factors considered by CapStone’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the CapStone board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the Merger Agreement and recommend that shareholders vote “FOR” approval and adoption of the Merger Agreement. In addition, individual members of the CapStone board of directors may have given differing weights to different factors. The CapStone board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, CapStone’s management and its outside financial and legal advisors. The CapStone board of directors considered all of the foregoing factors as a whole and unanimously supported a determination to approve the Merger and recommend that shareholders approve and adopt the Merger Agreement.

THE CAPSTONE BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF CAPSTONE AND ITS SHAREHOLDERS AND UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT. THE CAPSTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAPSTONE SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

In considering the recommendation of the CapStone board of directors with respect to the proposal to approve and adopt the Merger Agreement, CapStone shareholders should be aware that CapStone’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other CapStone shareholders. The CapStone board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger and the Merger Agreement, and in making its recommendation. See “The Merger–CapStone’s Directors and Officers Have Financial Interests in the Merger,” beginning on page ___.

The above explanation of the reasoning of the CapStone board and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Financial Advisor to CapStone

CapStone retained Raymond James as its financial advisor on September 9, 2013 to assist CapStone in reviewing strategic alternatives, including a potential sale of CapStone. Pursuant to that engagement, the CapStone board of directors requested that Raymond James evaluate the fairness of the Exchange Ratio in the Merger pursuant to the Merger Agreement, from a financial point of view, to the holders of CapStone common stock.

At the October 31, 2013 meeting of the CapStone board of directors, Raymond James rendered its opinion to the CapStone board of directors. The opinion was based upon and subject to various qualifications, assumptions and limitations set forth in Raymond James’ opinion, dated October 31, 2013, as to the fairness of the Exchange Ratio in the Merger pursuant to the Merger Agreement, from a financial point of view, to the holders of CapStone common stock.

The full text of the written opinion of Raymond James, dated October 31, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Raymond James in connection with its opinion, is attached as Appendix C to this Joint Proxy Statement/Prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion.

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Raymond James provided its opinion for the information and assistance of the CapStone board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the Merger. The Raymond James opinion only addressed whether, as of the date of such opinion, the Exchange Ratio in the Merger, pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of CapStone common stock and did not address any other term or aspect of the Merger Agreement or the Merger. The Raymond James opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to CapStone or CapStone’s underlying business decision to effect the Merger or any related transaction. The opinion does not constitute a recommendation to the CapStone board of directors or any shareholder of CapStone as to how the CapStone board of directors, such shareholder or any other person should vote or otherwise act with respect to the Merger or any other matter.

In connection with its review of the Merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions set forth in the Merger Agreement;

•	reviewed CapStone’s and NewBridge’s audited and unaudited financial statements, reports and schedules filed with their respective regulators, including the SEC and banking regulators, as were available on the date thereof for the years ended December 31, 2010, December 31, 2011, and December 31, 2012 and for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013;

•	reviewed CapStone’s and NewBridge’s preliminary financial statements for the quarter ended September 30, 2013;

•	reviewed other financial and operating information provided by CapStone and NewBridge;

•	reviewed and discussed with members of the senior management of CapStone and NewBridge certain information regarding the historical and current financial and operating performance of CapStone and NewBridge as provided by CapStone and NewBridge respectively, certain internal financial forecasts regarding the future financial results and condition of CapStone (the “CapStone Financial Forecasts”) prepared and provided to Raymond James by CapStone’s senior management, and certain projections regarding the future financial results and condition of NewBridge (the “NewBridge Financial Forecasts”) prepared by NewBridge’s senior management, all of which were approved for use by Raymond James in connection with the preparation of the opinion for CapStone;

•	reviewed comparative financial and operating data on the banking industry, CapStone, NewBridge, and selected public companies it deemed to be relevant; and

•	reviewed such other analyses and information relating to CapStone, NewBridge and the Merger as it deemed relevant.

With the consent of CapStone, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of CapStone, NewBridge or any other party, as well as publicly available information, and did not undertake any duty or responsibility to verify independently, and did not so verify, any of such information. In addition, Raymond James did not receive or review any individual credit files nor did Raymond James make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of CapStone or NewBridge or any of their respective subsidiaries and Raymond James was not furnished with any such evaluations or appraisals. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, Raymond James assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the CapStone Financial Forecasts, Raymond James was advised by CapStone and Raymond James assumed that the CapStone Financial Forecasts have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the management of CapStone as to the future financial performance of CapStone. With respect to the NewBridge Financial Forecasts, Raymond James was advised by NewBridge and Raymond James assumed that the NewBridge Financial Forecasts have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the management of NewBridge as to the future financial performance of NewBridge. Raymond James was authorized by CapStone to rely upon such forecasts and other information and data, including without limitation the CapStone Financial Forecasts and the NewBridge Financial Forecasts, and Raymond James expressed no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. Raymond James assumed that each party to the Merger Agreement would advise Raymond James promptly if any information previously provided to Raymond James became inaccurate or was required to be updated during the period of its review. Raymond James assumed that the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Raymond James in all respects material to its analyses, that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any terms or conditions thereof and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, restrictions or conditions will be imposed that would have an adverse effect on CapStone, NewBridge or the contemplated benefits of the Merger.

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Raymond James expressed no opinion as to the underlying business decision of the CapStone board of directors to effectuate the Merger, the structure or legal, tax, accounting or regulatory aspects or consequences of the Merger or the availability or advisability of any alternatives to the Merger. Raymond James relied upon, without independent verification, the assessment by the respective managements of CapStone and NewBridge and their legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code. Raymond James did not express any opinion as to the value of CapStone common stock or NewBridge common stock following the announcement of the Merger, the value of NewBridge common stock following the consummation of the Merger, or the prices at which shares of CapStone common stock or NewBridge common stock may be purchased or sold at any time, which in each case, may vary depending on numerous factors, including factors outside of the control of CapStone and NewBridge. With the consent of CapStone, Raymond James assumed that the shares of NewBridge common stock to be issued in the Merger would be listed on the NASDAQ Global Select Market.

Raymond James’ opinion was limited to the fairness of the Exchange Ratio in the Merger pursuant to the Merger Agreement, from a financial point of view, to the holders of CapStone common stock, and does not address any other term, aspect or implication of the Merger Agreement, the Merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness (financial or otherwise) of the amount or nature of, or any other aspect relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise.

The following summarizes the material financial analyses reviewed by Raymond James with the CapStone board of directors in connection with the Raymond James opinion rendered on October 31, 2013. No company used in the analyses described below is identical or directly comparable to CapStone or NewBridge. Unless the context indicates otherwise, equity values and implied exchange ratios derived from the analyses described below were calculated using the closing prices of NewBridge and CapStone common stock as of October 30, 2013 and for the selected companies analysis, the closing price of the common stock of the selected companies listed below as of October 30, 2013. Unless otherwise indicated, for each of the following analyses performed by Raymond James, financial and market data and earnings per share estimates for the selected companies were based on the companies’ filings with the SEC and banking regulators, if available, the companies’ publicly available audited and unaudited financial statements, and certain publicly available research analyst estimates for those companies.

Contribution Analysis. Raymond James analyzed the relative contribution of CapStone and NewBridge to the combined company’s results as of and for the twelve months ending September 30, 2013, and projected results for the year ending December 31, 2014. Raymond James used actual results as of and for the twelve months ended September 30, 2013, estimated future operating and financial information for CapStone and NewBridge for the fiscal year 2014 provided by management of CapStone and NewBridge for CapStone and NewBridge, respectively, and estimated future operating and financial information for CapStone and NewBridge for the fiscal year 2014 based on certain publicly available analyst estimates. Such information included, for each of CapStone and NewBridge: (i) market capitalization; (ii) total assets; (iii) gross loans held for investment; (iv) total deposits; (v) tangible common equity; (vi) last twelve months (“LTM”) core net income to common shareholders (defined as net income adjusted for after-tax impact of securities gains and losses, nonrecurring items, and any other extraordinary items less any preferred dividends); and (vii) estimates for 2014 net income as provided by management of CapStone and NewBridge, and as approved by CapStone management. In performing the contribution analysis, Raymond James utilized pro forma financial metrics for NewBridge which reflected estimates of total assets, gross loans held for investment, total deposits, and tangible common equity designed to give account to NewBridge’s recently closed acquisition of Security Savings Bank, SSB. These pro forma estimates were prepared by the management of NewBridge, and CapStone authorized Raymond James’ use of these estimates. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below:

	Contribution		Implied Exchange Ratio
	NewBridge	CapStone	CapStone / NewBridge

Market Capitalization	84.7%	15.3%	1.4342	x
Total Assets	84.3%	15.7%	1.4826	x
Gross Loans Held for Investment	82.5%	17.5%	1.6820	x
Total Deposits	84.9%	15.1%	1.4090	x
Tangible Common Equity	76.2%	23.8%	2.4777	x
LTM Core Net Income to C/S	74.9%	25.1%	2.6621	x
2014E Net Income (Management Est.)	79.4%	20.6%	2.0632	x

Exchange Ratio in the Proposed Merger			2.2500	x

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Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of CapStone and NewBridge by calculating the estimated present value of the estimated after-tax cash available to common equity holders that CapStone and NewBridge were forecasted to generate through December 31, 2018. Raymond James applied a range of terminal value multiples of 13.0x to 17.0x estimated 2018 earnings for NewBridge and 11.0x to 15.0x estimated 2018 earnings for CapStone. The present values of such estimated free cash flows and terminal values were then calculated using discount rates ranging from 12.1% to 14.1% for NewBridge and 12.8% to 14.8% for CapStone. In performing this analysis, Raymond James used the CapStone Financial Forecasts and the NewBridge Financial Forecasts, as adjusted based on discussions with and the approval of CapStone management. Raymond James reviewed the ranges of implied per share prices indicated by the discounted cash flow analysis for each of CapStone and NewBridge and calculated a range of implied exchange ratios by dividing the maximum implied per share price of CapStone by the minimum implied per share price of NewBridge common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share price of CapStone by the maximum implied per share price of NewBridge to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

	Implied Equity Value
	NewBridge				CapStone

Minimum	$6.02				$13.92
Maximum	8.76				17.70

Implied Exchange Ratio Range	1.5889	x	-		2.9399	x

Exchange Ratio in the Proposed Merger			2.2500	x

Selected Companies Analysis. Raymond James reviewed certain data for selected banks and thrifts (excluding mutual holding companies) with publicly traded equity securities that Raymond James deemed relevant.

The financial data reviewed included (i) tangible book value per share; and (ii) LTM core earnings per share (“EPS”) for the most recent twelve month period reported (ended either June 30, 2013 or September 30, 2013) as of October 30, 2013 (defined as net income adjusted for after-tax impact of securities gains and losses, nonrecurring items, and any other extraordinary items less any preferred dividends divided by fully diluted shares).

The selected companies and resulting data for NewBridge are shown below:

TowneBank	Portsmouth, VA	Heritage Financial Group Inc.	Albany, GA
First Bancorp	Southern Pines, NC	American National Bankshares	Danville, VA
BNC Bancorp	High Point, NC	Middleburg Financial Corp.	Middleburg, VA
Ameris Bancorp	Moultrie, GA	Charter Financial Corporation	West Point, GA
Cardinal Financial Corporation	McLean, VA	Community Bankers Trust Corp.	Glen Allen, VA
First Community Bancshares, Inc.	Bluefield, VA	WashingtonFirst Bankshares, Inc.	Reston, VA
Fidelity Southern Corp.	Atlanta, GA	Eastern Virginia Bankshares, Inc.	Tappahannock, VA
State Bank Financial Corp.	Atlanta, GA	Palmetto Bancshares, Inc.	Greenville, SC
VantageSouth Bancshares, Inc.	Raleigh, NC	National Bankshares, Inc.	Blacksburg, VA
Park Sterling Corporation	Charlotte, NC	Peoples Bancorp of NC, Inc.	Newton, NC
Yadkin Financial Corporation	Elkin, NC	Monarch Financial Holdings, Inc.	Chesapeake, VA

	Mean		Median

Price/ Tangible Book Value	135%		137%
Price/ LTM Core EPS	16.8	x	14.6	x

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The selected companies and resulting data for CapStone are shown below:

North State Bancorp	Raleigh, NC	Greer Bancshares Incorporated	Greer, SC
Chesapeake Financial Services, Inc.	Kilmarnock, VA	Pinnacle Bankshares Corporation	Altavista, VA
First Community Corporation	Lexington, SC	Southwest Georgia Financial Corp.	Moultrie, GA
Fauquier Bankshares, Inc.	Warrenton, VA	Bank of South Carolina Corporation	Charleston, SC
Eagle Financial Services, Inc.	Berryville, VA	Little Bank, Inc.	Kinston, NC
Xenith Bankshares, Inc.	Richmond, VA	Botetourt Bankshares, Inc.	Buchanan, VA
Bank of Southside Virginia Corp.	Carson, VA	Truxton Corporation	Nashville, TN
F & M Bank Corp.	Timberville, VA	Athens Bancshares Corporation	Athens, TN
New Century Bancorp, Inc.	Dunn, NC	MainStreet Bank	Fairfax, VA
First National Corporation	Strasburg, VA	Paragon National Bank	Memphis, TN
First Capital Bancorp, Inc.	Glen Allen, VA	Freedom Bank of Virginia	Fairfax, VA
Uwharrie Capital Corp.	Albemarle, NC	Carolina Alliance Bank	Spartanburg, SC
Jefferson Bancshares, Inc.	Morristown, TN	Commerce Union Bancshares, Inc.	Springfield, TN
Georgia-Carolina Bancshares, Inc.	Augusta, GA	Surrey Bancorp	Mount Airy, NC
Virginia National Bank	Charlottesville, VA	Premara Financial, Inc.	Charlotte, NC
Benchmark Bankshares, Inc.	Kenbridge, VA	Cordia Bancorp, Inc.	Midlothian, VA
Southcoast Financial Corporation	Mount Pleasant, SC	Exchange Bankshares, Inc.	Milledgeville, GA
Bank of the James Financial Group, Inc.	Lynchburg, VA	Bank of McKenney	McKenney, VA
HomeTown Bankshares Corporation	Roanoke, VA	Aquesta Bank	Cornelius, NC
Farmers Bank	Windsor, VA	Farmers Bank of Appomatox	Appomattox, VA

	Mean		Median

Price/ Tangible Book Value	93%		91%
Price/ LTM Core EPS	11.7	x	11.0	x

Taking into account the results of the selected companies analysis, Raymond James applied the mean and median of the price to tangible book value ratio and earnings per share multiples for the respective selected company groups to corresponding financial data for each of CapStone and NewBridge. In calculating the implied per share price for NewBridge using multiples of tangible book value, Raymond James utilized a pro forma estimated tangible book value per share which reflected estimated changes resulting from NewBridge’s recently closed acquisition of Security Savings Bank, SSB. This pro forma estimate was provided by the management of NewBridge, and CapStone authorized Raymond James’ use of this estimate. Raymond James reviewed the ranges of implied per share prices and calculated a range of implied exchange ratios by dividing the higher implied per share price of CapStone by the lower implied per share price of NewBridge to calculate the high implied exchange ratio, and by dividing the lower implied per share price of CapStone by the higher implied per share price of NewBridge to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Equity Value Indicated
	by Financial Data
	NewBridge		CapStone		Implied Exchange Ratio
	Mean	Median	Mean	Median	Low/High				High/Low

Price/ Tangible Book Value	$6.64	$6.74	$11.29	$11.07	1.7002	x	-		1.6417	x
Price/ LTM Core EPS	6.26	5.45	11.65	10.93	1.7462	x	-		2.1370	x

Exchange Ratio in the Proposed Merger							2.2500	x

Additional Considerations.   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor.

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Raymond James’ analyses involved numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of CapStone and NewBridge. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the CapStone board of directors and were prepared solely as part of the analysis of Raymond James of the fairness of the Exchange Ratio in the Merger pursuant to the Merger Agreement, from a financial point of view, to the holders of CapStone common stock. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the CapStone board of directors in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of the CapStone board of directors’ or its management’s opinion with respect to CapStone, NewBridge or the Merger.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of October 31, 2013, and any material change in such circumstances and conditions may affect the Raymond James opinion, but Raymond James does not have any obligation to update, revise or reaffirm its opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of CapStone since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

CapStone retained Raymond James based on its qualifications and experience in providing financial advice, on its reputation as a nationally recognized investment banking firm and its experience in the financial services sector. Raymond James and its affiliates have in the past provided investment banking and other financial services to CapStone, including, during the past two years, having provided financial services to CapStone in connection with CapStone’s acquisition of Patriot State Bank, and may in the future provide investment banking and other financial services to CapStone, NewBridge and certain of their respective affiliates for which Raymond James and its affiliates would expect to receive compensation. In the ordinary course of Raymond James’ business, it may trade in the securities of CapStone and NewBridge for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James Financial, an affiliate of Raymond James, provides certain brokerage, clearing and other services to NewBridge pursuant to a contractual arrangement for which it is paid customary fees. In addition, the lead Raymond James investment banker assigned to this engagement owns shares of CapStone common stock.

Raymond James will receive customary fees in connection with its services as financial advisor to CapStone in connection with the Merger. A portion of Raymond James’ fees became payable upon delivery of its opinion, and the balance of its fees is contingent upon the closing of the Merger. CapStone also agreed to reimburse Raymond James for certain of its expenses incurred in connection with its services and to indemnify Raymond James and certain of its affiliates against certain liabilities arising out of its engagement.

NewBridge’s Reasons for the Merger and Recommendation of the NewBridge Board of Directors

NewBridge’s board of directors believes that the Merger offers NewBridge an important opportunity to significantly expand its presence in the Triangle region of North Carolina, one of the most vibrant banking markets in the Southeast. In its deliberations, NewBridge’s board of directors concluded that a combination of NewBridge and CapStone is an important step in NewBridge’s strategic plan to enhance its banking operations in the major markets in the Carolinas and Virginia. NewBridge’s board of directors believes that the Merger also will further expand NewBridge’s solid core deposit base, increase the commercial loan component of its portfolio, be accretive to earnings and enhance its ability to achieve additional cost efficiencies.

The terms of the Merger, including the Exchange Ratio, are the result of arm’s length negotiations between NewBridge’s and CapStone’s management and representatives. NewBridge’s board of directors was advised by its legal counsel about the terms of the Merger Agreement, by its financial adviser, FIG Partners, about the financial aspects of the Merger and the Exchange Ratio, and by NewBridge’s management about the operational aspects and possible results of combining NewBridge and CapStone. The board considered the following material factors in determining to approve and authorize entering into the Merger Agreement:

•	CapStone’s significant presence in the Triangle market;

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•	information concerning the current and projected vibrancy of the Triangle market;

•	the analyses of NewBridge’s management and financial advisor concerning the operations and financial condition of CapStone and the pro forma financial effect of the Merger;

•	the expected enhancement of NewBridge’s banking operations achievable through the expansion of its footprint in the vibrant Triangle market;

•	the high quality of CapStone’s management and historical earnings;

•	the shared values of NewBridge and CapStone, particularly their commitment to integrity and their commitment to their respective clients, shareholders, team associates and communities; and

•	NewBridge management’s belief that the Merger will be accretive to NewBridge’s earnings and will enhance the value of the shareholders’ investment in the combined institution.

NewBridge’s board of directors also consulted with its advisers and management about, and considered in its deliberations, the possible risks associated with the Merger. These risks included the challenges of integrating CapStone’s business, operations and team associates with those of NewBridge, the requirements of obtaining of shareholder and regulatory approvals in order to complete the Merger, and the potential for a negative impact on NewBridge’s stock price.

Taking all these possible rewards and risks of completing the Merger into consideration, NewBridge’s board of directors concluded that the opportunities offered by the Merger to enhance the value of NewBridge and its business more than offset the potential risks inherent in the transaction.

The foregoing discussion of the factors and information considered by NewBridge’s board of directors is not exhaustive. It includes only the material factors considered by the board. Because of the wide array of factors and information considered by NewBridge’s board of directors in its deliberations, the board did not consider it practical to quantify, rank or otherwise assign relative weights to the specific factors it considered in determining to approve the Merger Agreement and the Merger, and recommends that NewBridge shareholders vote “FOR” approval of the issuance of shares of NewBridge common stock in connection with the Merger. Moreover, individual members of NewBridge’s board of directors may have given different weights to different factors.

Based on the foregoing consideration, on October 31, 2013, NewBridge’s board of directors unanimously approved and authorized entering into the Merger Agreement.

The NewBridge board of directors determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the issuance of shares of NewBridge common stock in connection with the Merger, are in the best interests of NewBridge and its shareholders. Accordingly, the NewBridge board of directors unanimously approved the Merger and the Merger Agreement and unanimously recommends that NewBridge shareholders vote “FOR” approval of the issuance of shares of NewBridge common stock in connection with the Merger.

The above explanation of the reasoning of the NewBridge board of directors and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Board of Directors and Management of NewBridge Following Completion of the Merger

Effective upon completion of the Merger, NewBridge will appoint Michael S. Patterson and two other members of CapStone’s board of directors to the NewBridge and NewBridge Bank boards of directors. Mr. Patterson, who is also currently the Chairman, President and Chief Executive Officer of CapStone, will also serve on the Executive Committee of each of those boards of directors. See “Management Following the Merger” for more information on the arrangements between NewBridge and certain CapStone officers that will become effective upon the completion of the Merger, see “–CapStone’s Directors and Officers Have Financial Interests in the Merger” immediately below.

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CapStone’s Directors and Officers Have Financial Interests in the Merger

Interests of Directors and Executive Officers of CapStone

In considering the recommendation of the CapStone board of directors that CapStone shareholders vote to approve and adopt the Merger Agreement, CapStone shareholders should be aware that some of CapStone’s directors and executive officers have interests in the Merger and have arrangements that are different from, or are in addition to, those of CapStone’s shareholders generally. A significant portion of these interests relate to payments being made pursuant to binding contractual arrangements in existence before the date of the Merger Agreement. The CapStone board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and to recommend that CapStone shareholders vote in favor of approving and adopting the Merger Agreement.

Share Ownership. As of ___, 2014, CapStone’s directors and executive officers are deemed to be the beneficial owners of _____ shares, representing ___ % of the outstanding shares of CapStone common stock. See “Security Ownership of Directors and Officers and Certain Beneficial Owners of CapStone.”

Support Agreements. As an inducement to and a condition of NewBridge’s willingness to enter into the Merger Agreement, each of the directors of CapStone entered into a support agreement with NewBridge. Pursuant to the support agreements, each of the directors of CapStone agreed, among other things, to vote all of the shares of CapStone common stock for which he or she has sole voting authority and to use his or her best efforts to cause to be voted all of the shares of CapStone common stock for which he or she has shared voting authority (i) “for” the approval of the Merger Agreement and the Merger, and (ii) “against” any Alternative Transaction (as defined in the Merger Agreement, and as further described under “The Merger Agreement–Agreement Not to Solicit Other Offers”). As of _____, the directors of CapStone beneficially owned __________ shares, or approximately ___% of the outstanding shares of CapStone common stock. A copy of the form of this support agreement is attached as an exhibit to the Merger Agreement, which is included as Appendix A to this Joint Proxy Statement/Prospectus. CapStone shareholders are urged to read the form of support agreement in its entirety.

Noncompete Agreements. As an inducement to and a condition of NewBridge’s willingness to enter into the Merger Agreement, each of the directors of CapStone entered into a noncompete agreement with NewBridge. Pursuant to the noncompete agreements, each of the directors of CapStone agreed, within a defined territory, to refrain from competing with NewBridge and to refrain from assisting others in competing with NewBridge for a period of one year following the effective time of the Merger. This noncompete agreement means that the director will not engage in the same business in which CapStone engaged in prior to the effective time of the Merger, which includes the business of providing business banking, personal banking, commercial lending, consumer lending, mortgage lending. Each of the directors also agreed to certain noninterference covenants with respect to CapStone’s customers and employees, and confidentiality obligations for a period of one year following the effective time of the Merger. A copy of the form of the noncompete agreement is attached as an exhibit to the Merger Agreement, which is included as Appendix A to this Joint Proxy Statement/Prospectus. CapStone shareholders are urged to read the form of noncompete agreement in its entirety.

NewBridge and NewBridge Bank Board Seats. Effective upon completion of the Merger, NewBridge will appoint Michael S. Patterson and two other members of CapStone’s board of directors to the NewBridge and NewBridge Bank boards of directors. Mr. Patterson, who is also currently the Chairman, President and Chief Executive Officer of CapStone, will also serve on the Executive Committee of each of those boards of directors.

CapStone Director and Officer Indemnification. NewBridge has agreed to indemnify the directors and officers of CapStone following the Merger against certain liabilities arising from their acts or omissions before the Merger. NewBridge has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of CapStone for a period of four years following the Merger with respect to acts or omissions occurring before the Merger.

Stock Options. Pursuant to the Merger Agreement, all outstanding CapStone stock options (whether vested or unvested) held by directors, executive officers and other employees will be converted to NewBridge stock options at the time of the Merger, based on the Exchange Ratio. Each converted option will otherwise remain subject to the same terms and conditions as were in effect with respect to the options immediately prior to the effective time of the Merger.

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The vesting of unvested CapStone stock options will be accelerated in connection with the Merger, as provided for under the terms of the applicable CapStone equity incentive plan or award agreement. In accordance with the terms of the applicable CapStone equity incentive plans and award agreements, the following executive officers will receive accelerated vesting of their outstanding, unvested CapStone stock options upon the completion of the Merger. The value of these accelerated stock options is calculated based on the difference between the weighted average exercise price and the average closing market price of CapStone common stock over the first five business days following the first public announcement of the Merger ($15.17 per share).

•	Mr. Patterson will vest at closing in unvested options to acquire [16,700] shares of CapStone common stock, having an aggregate value of $136,574.

•	Ms. Lee will vest at closing in unvested options to acquire [7,100] shares of CapStone common stock, having an aggregate value of $59,192.

•	Mr. Branch will vest at closing in unvested options to acquire [8,060] shares of CapStone common stock, having an aggregate value of $67,034.

•	Ms. Gilbert will vest at closing in unvested options to acquire [3,900] shares of CapStone common stock, having an aggregate value of $32,244.

•	Mr. George will vest at closing in unvested options to acquire [7,400] shares of CapStone common stock, having an aggregate value of $61,740.

The table below shows the number of shares underlying CapStone stock options held by the directors and executive officers of CapStone as of the record date, along with the total number of converted NewBridge stock options these directors and executive officers will receive in substitution for their CapStone stock options upon completion of the Merger.

	CapStone Stock Options Pre-Merger	Weighted Average Exercise Price	NewBridge Stock Options Post-Merger	Weighted Average Exercise Price
Carole S. Anders	13,006	$9.17	29,263	$4.07
Ronald A. Batchelor	7,478	$9.17	16,825	$4.07
Robert A. Boyette	17,818	$9.17	40,090	$4.07
Robert E. Branch	35,800	$8.53	80,550	$3.79
Dennis Duke	9,738	$13.75	21,910	$6.11
W. Craig George	11,500	$6.80	25,875	$3.02
Ronald P. Gibson	13,006	$9.17	29,263	$4.07
Warren Gintis	14,045	$13.75	31,601	$6.11
Robert L. Guthrie	6,502	$9.17	14,629	$4.07
R. Merrill Hunter	32,516	$9.17	73,161	$4.07
Debra L. Lee	11,500	$6.80	25,875	$3.02
R. Doyle Parrish	16,258	$9.17	36,580	$4.07
Michael S. Patterson	144,255	$8.81	324,573	$3.92
Edythe M. Poyner	13,006	$9.17	29,263	$4.07
Gregg Strickland	56,480	$13.75	127,080	$6.11
Richard A. Urquhart, III	6,502	$9.17	14,629	$4.07
Sydnor M. White, Jr.	19,944	$9.17	44,874	$4.07
Charles P. Wilkins	45,523	$9.17	102,426	$4.07

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Executive Officer Agreements

Change in Control Agreements. CapStone previously entered into change in control agreements with Michael S. Patterson (President, Chief Executive Officer and Chairman), Debra L. Lee (Executive Vice President and Chief Financial Officer), Susan C. Gilbert (Senior Vice President and Secretary), W. Craig George (Executive Vice President and Chief Credit Officer) and Robert E. Branch (Executive Vice President and Chief Banking Officer). Mr. Patterson’s agreement provides that he will be entitled to receive a lump sum payment equal to 2.99 times his “base amount” (as defined in section 280G(b)(3)(A) of the Code) upon a change in control of CapStone. The other agreements provide that if, within 24 months following a change in control of CapStone, the officer’s employment is terminated other than for death, cause or disability, or the officer terminates his or her own employment following an “adverse change” (as defined in the agreements) in his or her employment conditions, the officers will be entitled to receive the following lump sum payments: (i) Mr. Branch and Ms. Gilbert will each receive a lump sum payment equal to 2.99 times his or her respective base amount; (ii) Ms. Lee will receive a lump sum payment equal to 2.0 times her base amount; and (iii) Mr. George will receive a lump sum payment equal to 1.0 times his base amount.

The change in control agreements define an “adverse change” to mean the occurrence of any of the following events: (i) the officer is assigned any duties and/or responsibilities that are inconsistent with his or her position, duties, responsibilities, or status at the time of the change in control or with his or her reporting responsibilities or titles with CapStone in effect at such time; (ii) the officer’s annual base salary is reduced; (iii) the officer’s life insurance, medical or hospitalization insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by CapStone to the officer as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of CapStone who participated in such benefits prior to such change in control; or (iv) the officer is transferred to a location outside of Raleigh, North Carolina.

The Merger, if consummated, will constitute a change in control under the agreements. If the Merger or another change in control of CapStone had occurred on December 31, 2013, then Mr. Patterson would have been entitled to a lump sum payment of $461,955. If a change in control of CapStone had occurred on December 31, 2013, and if following such event the employment of such officer was terminated for reasons other than death, cause or disability, or such officer terminated his or her own employment following an adverse change in his or her employment conditions, then Messrs. Branch and George, and Mses. Lee and Gilbert would have been entitled to lump sum payments of: $574,785; $166,889; $302,458; and $300,811, respectively.

Release Agreements. It is a condition to NewBridge’s obligation to consummate the Merger that each of Messrs. Patterson, Branch and George, and Mses. Lee and Gilbert enter into release agreements to voluntarily terminate their rights under their respective change in control agreements. In connection with such release agreements, it is anticipated that NewBridge will make payments to Messrs. Patterson, Branch and George, and Mses. Lee and Gilbert in the aggregate amounts of: $429,341; $560,246; $166,889; $302,458; and $270,112, respectively, payable immediately following the effective time of the Merger. Following closing of the Merger, it is anticipated that Messrs. George and Branch will become at-will employees of NewBridge Bank.

Continuing Services Agreement. It is a condition to CapStone’s obligation to consummate the Merger that NewBridge Bank and Mr. Patterson enter into a mutually agreeable contract establishing that following the Merger, Mr. Patterson will provide services to NewBridge Bank as an independent contractor for a term of five years at an annual compensation of $150,000. Pursuant to the terms of this agreement, which will become effective upon the consummation of the Merger, Mr. Patterson will (a) provide services to NewBridge Bank’s management in connection with developing opportunities for enhancing the bank’s financial strength through acquisitions, (b) provide advice to NewBridge Bank’s management in connection with developing core deposit gathering activities, addressing asset quality matters, enhancing operating efficiencies and undertaking other initiatives to further enhance the bank’s performance, and (c) undertake such other independent contractor duties as may be agreed upon by NewBridge Bank and Mr. Patterson. The agreement also provides that during the term and for a period of two years following the expiration or termination of the agreement, Mr. Patterson will not provide services to any financial institution doing business within the banking markets in which NewBridge Bank operates directly or indirectly as an employee, independent contractor, agent, principal, director or otherwise.

Public Trading Markets

NewBridge common stock is listed on the NASDAQ Global Select Market under the symbol “NBBC.” CapStone common stock is quoted on the OTCBB under the symbol “CPSE” and also trades in privately negotiated transactions. Upon completion of the Merger, CapStone common stock will be removed from the OTCBB. The shares of NewBridge common stock issued pursuant to the Merger Agreement will be listed for trading on the NASDAQ Global Select Market.

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Regulatory Approvals Required for the Merger

NewBridge, NewBridge Bank and CapStone have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required to complete the Merger and the other transactions contemplated by the Merger Agreement. These include approvals or non-objections from the Federal Reserve, the FDIC and the Commissioner.

NewBridge, NewBridge Bank and CapStone have filed applications and notifications to obtain the required regulatory approvals from the FDIC and the Commissioner, and will shortly file a written notice with the Federal Reserve.

Federal Reserve

NewBridge and CapStone believe that Federal Reserve approval of the Merger is not required under Section 3 of the BHCA, on condition that NewBridge submits prior written notice of the Merger, and the Federal Reserve does not inform it that an application requiring Federal Reserve approval is required. NewBridge will shortly file a written notice with the Federal Reserve.

FDIC

The Merger is subject to approval by the FDIC under the Bank Merger Act. In considering the approval of a transaction such as the Merger, the Bank Merger Act requires the FDIC to determine whether the Merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. In making its determination, the FDIC reviews, with respect to the bank holding companies and the banks concerned: (i) the financial and managerial resources and future prospects, (ii) the effectiveness of each institution in combating money-laundering activities, (iii) the effect of the Merger on competition in the relevant markets and (iv) the convenience and needs of the communities to be served and the record of the insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”). If the FDIC determines that there are anticompetitive consequences to the Merger, it will not approve the transaction unless it finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. A period of up to 30 days must expire following approval by the FDIC before completion of the Merger, within which period the United States Department of Justice may file objections to the Merger under federal antitrust laws. In connection with its review, the FDIC provides an opportunity for public comment on the application. While NewBridge and CapStone believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the Merger or, if any proceeding is instituted or challenge is made, as to the result of the challenge. NewBridge, NewBridge Bank and CapStone filed an application with the FDIC on ___________, 2013.

Commissioner

The Merger is also subject to approval by the Commissioner under Chapter 53C of the North Carolina General Statutes. The Commissioner will review the Merger, including the character, competency, and experience of the proposed directors and officers of the surviving entity, to determine whether the interests of the customers and communities served by the parties to the Merger would be adversely affected by the transaction. Unless there are extraordinary circumstances, the Commissioner will enter an order approving or denying the Merger no later than 60 days following the date that the application is complete. In connection with its review, the Commissioner provides an opportunity for public comment on the application. NewBridge, NewBridge Bank and CapStone filed an application with the Commissioner on ___________, 2013.

The Merger cannot proceed in the absence of the requisite regulatory approvals. See “The Merger Agreement–Conditions to Complete the Merger” and “–Termination of the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the conditions set forth in the Merger Agreement and described under “The Merger Agreement–Conditions to Complete the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the Merger from the standpoint of the adequacy of the cash consideration or the Exchange Ratio for converting CapStone common stock to NewBridge common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Merger by the approving regulators.

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CapStone Shareholders Have Rights of Appraisal in the Merger

CapStone shareholders have appraisal rights in connection with the Merger, and may elect to be paid in cash for their shares in accordance with the procedures set forth in Article 13 of the NCBCA. The following is a summary of the material terms of the statutory procedures to be followed by CapStone shareholders in order to perfect appraisal rights under the NCBCA. In the following discussion, references to “CapStone” with respect to actions taken or to be taken at any time following the effectiveness of the Merger will mean NewBridge Bank as the surviving corporation of the Merger.

The following is a discussion of the material provisions, but not a complete description, of the law relating to appraisal rights available under North Carolina law and is qualified in its entirety by the full text of Article 13, which is reprinted in its entirety as Appendix B to this document. CapStone’s financial statements and related notes are included in this Joint Proxy Statement/Prospectus, beginning on page F-1. CapStone shareholders who wish to exercise appraisal rights should review carefully the following discussion and Appendix B and CapStone’s financial statements beginning on page F-1. CapStone shareholders are urged to consult a lawyer before electing or attempting to exercise these rights.

If the Merger is completed, a shareholder who did not vote his or her shares of CapStone common stock in favor of the Merger and who fully complies with Article 13, will be entitled to demand and receive payment in cash of an amount equal to the fair value of his or her shares. The amount he or she would receive in connection with the exercise of statutory appraisal rights would be the fair value of his or her shares of CapStone common stock immediately before the Merger completion date, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and without discounting for lack of marketability or minority status.

Under Article 13, all shareholders entitled to appraisal rights in the Merger must be notified in the meeting notice relating to the Merger that shareholders are entitled to assert appraisal rights. This document constitutes that notice.

Any CapStone shareholder who desires to dissent and receive cash payment for the fair value of his or her shares must:

•	deliver to CapStone, prior to the shareholder vote on the Merger proposal, a written notice of intent to demand payment if the Merger is completed; and

•	not vote, or cause or permit to be voted, any of his or her shares of CapStone common stock in favor of the proposal to approve and adopt the Merger Agreement.

A CapStone shareholder who does not satisfy both of those conditions will not be entitled to payment for his or her shares under the provisions of Article 13 if the Merger is consummated

Except as described in the following sentence, the notice of intent to demand payment for shares of CapStone common stock must be executed by the shareholder of record as to which appraisal rights are to be exercised. A beneficial owner who is not the holder of record may assert appraisal rights only if the beneficial owner does both of the following: (i) submits to CapStone the record holder’s written consent to the assertion of rights no fewer than 40 nor more than 60 days after the date the appraisal notice and form described below are sent, and (ii) submits the written consent with respect to all shares of CapStone common stock he or she beneficially owns. A record owner, such as a broker or bank, who holds shares of CapStone common stock as a nominee for others, may exercise appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder (x) objects with respect to all shares of CapStone common stock owned by the beneficial shareholder, and (y) notifies CapStone in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted.

If the Merger becomes effective, CapStone will deliver to all CapStone shareholders who have satisfied the requirements described above a written appraisal notice and form described below. The appraisal notice must be sent no earlier than the date the Merger becomes effective and no later than 10 days after that date, and it must include the following:

•	A form (i) specifying the first date of any announcement to shareholders, made prior to the date the Merger became effective, of the principal terms of the Merger, and if such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (ii) requiring a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the Merger.

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•	Disclosure of where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the appraisal form described in the next sentence.

•	Disclosure of the date by which CapStone must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by CapStone by the specified date.

•	Disclosure of CapStone’s estimate of the fair value of the shares.

•	Disclosure that, if requested in writing, CapStone will provide to the shareholder so requesting, within 10 days after the date the appraisal notice and form are sent, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

•	Disclosure of the date by which the notice to withdraw from the appraisal process must be received, which date must be within 20 days after the date the appraisal form must be received by CapStone.

•	A copy of Article 13.

A shareholder who receives an appraisal notice must demand payment and deposit his or her stock certificates in accordance with the terms of the appraisal notice. A shareholder who demands payment and deposits his or her stock certificates loses all rights as a shareholder, unless he or she withdraws from the appraisal process. A shareholder who does not sign and return the form and, in the case of certificated shares, deposits his or her stock certificates where required, each by the date set forth in the appraisal notice, will not be entitled to payment under Article 13.

Except in the case of “After-Acquired Shares” (as defined below), within 30 days after the appraisal form is due, CapStone will pay in cash to the shareholders who complied with the statutory requirements the amount that CapStone estimates to be the fair value of its Common Stock, plus interest. CapStone’s payment to each shareholder will be accompanied by the following:

•	CapStone’s annual financial statements. The date of the financial statements will not be more than 16 months before the date of payment and will comply with the NCBCA. If annual financial statements that meet these requirements are not reasonably available, CapStone will provide reasonably equivalent financial information.

•	CapStone’s latest available quarterly financial statements, if any.

•	A statement of CapStone’s estimate of the fair value of the shares. The estimate must equal or exceed CapStone’s estimate provided in its appraisal notice and form.

•	A statement that if the shareholder has perfected his or her appraisal rights, he or she has the right to demand further payment under Section 28 of Article 13 and that if he or she does not do so within the time period specified therein, then he or she will be deemed to have accepted such payment in full satisfaction of CapStone’s obligations under Article 13.

CapStone may elect to withhold payment if the shareholder was required to, but did not certify, that beneficial ownership of all of his or her shares for which appraisal rights are asserted were acquired before the date the principal terms of the proposed corporate action were first announced to shareholders (“After-Acquired Shares”). If CapStone elects to withhold payment under these circumstances, within 30 days after the appraisal form is due, CapStone will provide the shareholder with its financial statements and notify the shareholder of the following:

•	CapStone’s estimate of fair value of the shares.

•	That he or she may accept CapStone’s estimate of fair value, plus interest, in full satisfaction of his or her demands or may demand appraisal.

•	That, if he or she wishes to accept CapStone’s offer, he or she must notify CapStone of his or her acceptance of the offer within 30 days after receiving the offer.

•	That if he or she does not satisfy the requirements for demanding appraisal under Article 13, he or she shall be deemed to have accepted CapStone’s offer.

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If a shareholder accepts CapStone’s estimate of fair value, plus interest, in full satisfaction of his or her demands, then CapStone must pay in cash the amount it offered within 10 days after receiving such acceptance. If the shareholder neither accepts CapStone’s estimate of fair value nor demands appraisal, CapStone will pay in cash to the shareholder its estimate of fair value within 40 days after sending its notice to the shareholder regarding his or her After-Acquired Shares, as described above. If CapStone pays its estimation of the fair value of its common stock, and the shareholder is dissatisfied with the amount of payment, he or she must notify CapStone in writing of his or her own estimate of the fair value of the shares, and demand payment of that estimate, plus interest (less any payment made by CapStone as a result of CapStone’s estimation of the fair value of its shares).

If a shareholder is offered payment by CapStone for his or her After-Acquired Shares and is dissatisfied with that offer, he or she must reject the offer and demand payment of his or her stated estimate of the fair value of the shares, plus interest.

A shareholder may waive the right to demand payment, and will only be entitled to the payment of fair value offered by CapStone if he or she fails to notify CapStone in writing of his or her demand to be paid his or her stated estimate of the fair value within 30 days after receiving CapStone’s payment or offer of payment.

If, within 60 days of CapStone receiving a shareholder’s demand for payment, the payment amount has not been settled, CapStone will commence a proceeding by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice requesting that the fair value of the shareholder’s shares of CapStone common stock and the accrued interest be determined. CapStone shareholders will not have a right to a trial by jury. CapStone will make all shareholders whose demands remain unsettled parties to the proceeding.

If CapStone does not commence the proceeding within the 60-day period, CapStone will pay shareholders in cash the amount he or she demanded, plus interest.

The court in an appraisal proceeding also may assess the expenses for the respective parties, in the amounts the court finds equitable, as follows:

•	against CapStone if the court finds that CapStone did not substantially comply with the procedures for the exercise of appraisal rights prescribed by Article 13; or

•	against CapStone or the shareholders demanding appraisal, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith.

If the court in an appraisal proceeding finds that the expenses of any shareholder were of substantial benefit to other shareholders and that these expenses should not be assessed against CapStone, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited. In the event CapStone fails to make a required payment under Article 13, the shareholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from CapStone all expenses of the suit.

In view of the complexity of these provisions and the requirement that they be strictly complied with, any CapStone shareholder who is considering exercising appraisal rights under the NCBCA should consult a lawyer promptly.

The NCBCA provides that the exercise of appraisal rights will generally be the exclusive method for a shareholder to challenge a Merger in the absence of a showing that the Merger was either (i) unauthorized under the NCBCA, the corporation’s articles of incorporation or bylaws, or the board resolution authorizing the Merger, (ii) procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading or (iii) constitutes an interested transaction unless authorized under the NCBCA. All written communications from shareholders with respect to the exercise of appraisal rights should be mailed to:

CapStone Bank

Attn: Corporate Secretary

4505 Falls of Neuse Road, Suite 150

Raleigh, North Carolina 27609

(919) 256-6803

CapStone recommends that such communications be sent by registered or certified mail, return receipt requested.

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Not voting in favor of the Merger is not sufficient to perfect appraisal rights and receive the fair value of shares of CapStone common stock, plus interest. CapStone shareholders wishing to assert appraisal rights must also comply with all other conditions set forth in Article 13, including the conditions relating to the separate written notice of intent to demand payment, the separate written demand for payment of the fair value of his or her shares, the deposit of stock certificates, and the separate notification and demand for payment in excess of an initial payment made by CapStone.

The summary set forth above does not purport to be a complete statement of the provisions of the NCBCA relating to appraisal rights, and is qualified in its entirety by reference to the applicable sections of the NCBCA, which are included as Appendix B to this document.

NewBridge shareholders are not entitled to appraisal rights under North Carolina law in connection with the Merger.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting within generally accepted accounting principles. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of CapStone as of the effective date of the Merger will be recorded at their respective fair values and added to those of NewBridge. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of NewBridge issued after the Merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of CapStone before the Merger date.

Restrictions on Sales of Shares by Certain Affiliates

All shares of NewBridge common stock to be issued in the Merger will be freely transferable under the Securities Act, except shares issued to any shareholder who is an “affiliate” of NewBridge as defined by Rule 144 under the Securities Act. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” typically include directors, executive officers and those who control, are controlled by or are under common control with NewBridge and may include significant shareholders of NewBridge.

Material U.S. Federal Income-Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income-tax consequences of the Merger to U.S. holders (as defined below) of CapStone common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum tax, are not addressed in this Joint Proxy Statement/Prospectus.

The parties intend for the Merger to be treated as a “reorganization” for U.S. federal income-tax purposes. It is a condition to both NewBridge’s and CapStone’s obligation to complete the Merger that they each receive an opinion from Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP (“Brooks Pierce”), dated the closing date of the Merger, to the effect that the Merger will be treated for federal income-tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. This condition is waivable; however NewBridge and CapStone will undertake to recirculate and resolicit if the condition is waived and the change in tax consequences is material. The opinion is and will be based on representation letters provided by NewBridge and CapStone and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service (the “IRS”) or any court. NewBridge and CapStone have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income-tax consequences of the Merger could be materially adversely affected. The remainder of this discussion assumes that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CapStone common stock that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

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This discussion addresses only those CapStone shareholders that hold their CapStone common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income-tax consequences that may be relevant to particular CapStone shareholders in light of their individual circumstances or to CapStone shareholders that are subject to special rules, such as

•	financial institutions;

•	entities that are classified for U.S. federal income tax purposes as partnerships or subchapter S corporations;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold CapStone common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of CapStone common stock through the exercise of an employee stock option or otherwise as compensation.

Tax Consequences of the Merger Generally

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code such that neither NewBridge, NewBridge Bank, nor CapStone will recognize gain or loss as a result of the Merger. Accordingly, the material U.S. federal income-tax consequences to U.S. holders of CapStone common stock will be as follows:

•	except as described below with respect to cash received in lieu of a fractional share of NewBridge common stock, no gain or loss will be recognized by U.S. holders who exchange their CapStone common stock for NewBridge common stock pursuant to the Merger;

•	the aggregate basis of the NewBridge common stock received by a U.S. holder of CapStone common stock in the Merger (including fractional shares of NewBridge common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the CapStone common stock for which it is exchanged;

•	the holding period of NewBridge common stock received by a U.S. holder of CapStone common stock in the Merger (including fractional shares of NewBridge common stock deemed received and redeemed as described below) will include the holding period of the CapStone common stock for which it is exchanged provided such CapStone common stock had been held the U.S. holder as a capital asset; and

•	a U.S. holder of CapStone common stock that receives cash in lieu of a fractional share of NewBridge common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by NewBridge. The U.S. federal income tax treatment of such redemption as to such U.S. holder will be determined under Section 302 of the Code. In general, if the ownership interest of the U.S. holder in NewBridge, taking into account any ownership interest attributed to such U.S. holder from the U.S. holder’s relatives and other affiliates under ownership attribution rules, is meaningfully reduced by such deemed redemption then such U.S. holder of CapStone common stock will recognize gain or loss equal to the difference between the amount of cash received and the basis in such holder’s fractional share interest deemed redeemed. Assuming the U.S. holder held such holder’s CapStone common shares as a capital asset, gain or loss recognized by the U.S. holder will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

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•	If a U.S. holder acquired multiple blocks of CapStone common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of CapStone common stock, and the shares of NewBridge common stock received in the Merger will be allocated pro rata to each such block of stock. U.S. holders should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of NewBridge common stock received in the Merger.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of CapStone common stock pursuant to the Merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income-tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of CapStone common stock that receives NewBridge common stock as a result of the Merger will be required to retain records pertaining to the Merger. Each U.S. holder of CapStone common stock that (i) is required to file a U.S. federal income-tax return and (ii) is a “significant holder” receiving NewBridge common stock in the Merger will be required to file a statement with such U.S. federal income-tax return in accordance with Treasury regulations Section 1.368-3 setting forth certain information, including such holder’s basis in the CapStone common stock surrendered and the fair market value of the NewBridge common stock received in the Merger. A “significant holder” is a holder of CapStone common stock that, immediately before the Merger, owned at least one percent (1%) of the outstanding stock of CapStone or securities of CapStone with a basis for federal income taxes of at least $1 million.

The actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that may not be within the control of NewBridge or CapStone. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH AN INDEPENDENT TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

THE FOREGOING SUMMARY OF MATERIAL FEDERAL U.S. INCOME-TAX CONSEQUENCES OF THE MERGER IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY SHAREHOLDER OF CAPSTONE, ANY SHAREHOLDER OF NEWBRIDGE OR ANY OTHER PERSON FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED BY THE IRS. SUCH SUMMARY WAS WRITTEN TO SUPPORT THE MERGER.

THE MERGER AGREEMENT

The following describes certain aspects of the Merger, including material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this Joint Proxy Statement/Prospectus as Appendix A and is incorporated by reference in this Joint Proxy Statement/Prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

Terms of the Merger

The Merger Agreement provides for the Merger of CapStone with and into NewBridge Bank, with NewBridge Bank as the surviving corporation. Under the terms of the Merger Agreement, at the effective time of the Merger:

•	each outstanding share of CapStone common stock will be converted into the right to receive 2.25 shares of NewBridge common stock, and

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•	each outstanding and unexercised CapStone stock option will be converted into an option to purchase 2.25 shares of NewBridge common stock. Each converted stock option will have an exercise price per share of NewBridge common stock equal to the per share exercise price specified in the applicable CapStone stock option, divided by 2.25. Subject to the acceleration of vesting, as provided under the terms of the applicable CapStone equity incentive plan or award agreement, each converted stock option will otherwise remain subject to the same terms and conditions as were in effect with respect to such CapStone stock option immediately prior to the effective time of the Merger.

No fractional shares of NewBridge common stock will be issued in connection with the Merger. Instead, CapStone shareholders will receive, without interest, a cash payment from NewBridge equal to the fractional share interest they otherwise would have received, multiplied by the closing price for NewBridge common stock on the NASDAQ Global Select Market on the last trading day preceding the closing date of the Merger (the “FMV Price”).

Based on the closing price of $__________ per share of NewBridge common stock, as reported on the NASDAQ Global Select Market on __________, 2014, the latest practicable trading day before the distribution of this Joint Proxy Statement/Prospectus, the implied value of the merger consideration for each share of CapStone common stock is $__________, which we calculated by multiplying the closing price of NewBridge common stock on that date by the Exchange Ratio of 2.25. We cannot give you any assurance as to whether or when the Merger will be completed, and you are advised to obtain current market quotations for NewBridge common stock.

Alternatively, any CapStone shareholder who perfects his or her appraisal rights in accordance with and as contemplated by the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA.

The Merger Agreement provides that NewBridge may change the structure of the Merger, but no such change may alter the amount or kind of the merger consideration, alter the treatment of the CapStone stock options, adversely affect the tax consequences to CapStone shareholders in the Merger or materially impede or delay completion of the Merger.

As a result of the Merger, CapStone will merge with and into NewBridge’s wholly-owned subsidiary, NewBridge Bank. NewBridge Bank’s articles of incorporation will be the articles of incorporation, and NewBridge Bank’s bylaws will be the bylaws, of the combined company after completion of the Merger.

Closing and Effective Time of the Merger

The Merger will be completed only if all of the following occur:

•	the Merger Agreement is approved and adopted by the CapStone shareholders;

•	the issuance of shares of NewBridge common stock pursuant to the Merger Agreement is approved by the NewBridge shareholders;

•	all required governmental and regulatory consents and approvals are obtained without a condition or restriction that would reasonably be expected to have a material adverse effect on either CapStone or NewBridge; and

•	all other conditions to the Merger discussed in this Joint Proxy Statement/Prospectus and in the Merger Agreement are either satisfied or waived.

The closing of the Merger will take place no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of the parties. The Merger will become effective as set forth in the articles of merger that will be filed with the North Carolina Secretary of State. It currently is anticipated that the Merger will become effective during the first quarter of 2014, but we cannot guarantee when or if the Merger will be completed.

Board of Directors of NewBridge and NewBridge Bank

Effective upon completion of the Merger, NewBridge will appoint Michael S. Patterson and two other members of CapStone’s board of directors to the NewBridge and NewBridge Bank boards of directors. Mr. Patterson, who is also currently the Chairman, President and Chief Executive Officer of CapStone, will also serve on the Executive Committee of each of those boards of directors.

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Conversion of Shares; Exchange of Certificates

The conversion of CapStone common stock into the right to receive shares of NewBridge common stock will occur automatically upon completion of the Merger. Within three business days after the completion of the Merger, NewBridge’s exchange agent will mail to CapStone shareholders a letter of transmittal with instructions regarding the exchange of their CapStone stock certificates for shares of NewBridge common stock.

Upon surrendering your CapStone stock certificate(s), together with the properly executed letter of transmittal and any other required documents, your CapStone stock certificate(s) will be cancelled and you will receive the shares of NewBridge common stock to which you are entitled in accordance with the Merger Agreement. You also will receive a cash payment for any fractional shares of NewBridge common stock that would have been otherwise issuable to you as a result of the Merger. No interest will be paid to CapStone shareholders with respect to the cash in lieu of fractional shares, if any. Upon completion of the Merger, CapStone stock certificates will no longer represent shares of CapStone common stock and will only represent the right to receive shares of NewBridge common stock. After the completion of the Merger, there will be no further transfers of CapStone common stock, except as required to settle trades executed before completion of the Merger.

Until you surrender your CapStone stock certificate(s) for exchange, you will not be paid dividends or other distributions declared after the Merger with respect to any NewBridge common stock. No interest will be paid to CapStone shareholders on the unpaid dividends and distributions, if any.

If your stock certificates have been lost, stolen, mislaid or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen, mislaid or destroyed, and an indemnity bond must be purchased at your expense before you receive any consideration for your shares. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership and the purchase of an indemnity bond for lost certificates.

If any certificate representing shares of NewBridge common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

None of NewBridge, CapStone, the exchange agent or any other person will be liable to any CapStone shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Withholding

The exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any CapStone shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the Merger as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

Until CapStone stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to NewBridge common stock into which shares of CapStone common stock have been converted into the right to receive will accrue, without interest, but will not be paid. NewBridge will pay to former CapStone shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their CapStone stock certificates.

Before the effective time of the Merger, CapStone may not declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than:

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•	the acceptance of shares of CapStone common stock in payment of the exercise price or withholding taxes incurred in connection with the vesting of equity-based awards granted under a CapStone stock plan, in accordance with past practice and the terms of the applicable stock plan and related award agreements; and

•	declare and pay a one-time cash dividend on outstanding shares of CapStone common stock in an amount not to exceed $0.10 per share.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of CapStone and NewBridge relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the capitalization, stock plans and authority of CapStone, and specific representations and warranties of either party regarding the absence of certain changes or events, true and correct in all respects), no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the company making the representation. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (i) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (ii) changes in laws, rules or regulations of general applicability to banks or savings associations, and their holding companies generally, or their interpretations by courts or governmental entities, except to the extent such changes have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, (iii) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions, including interest rates, affecting banks, savings associations or their holding companies generally, except to the extent that such changes in general economic or market conditions have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, or (iv) the direct effects of negotiating, entering into and compliance with the Merger Agreement on CapStone’s operating performance. Except for those representations and warranties relating to the indemnification by NewBridge of CapStone’s directors, officers and employees, and NewBridge’s undertaking to procure directors’ and officers’ liability insurance, the representations and warranties in the Merger Agreement do not survive the effective time of the Merger.

Each of NewBridge and CapStone has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and accounting;

•	broker’s fees payable in connection with the Merger;

•	the absence of material adverse changes;

•	legal proceedings;

•	tax matters;

•	compliance with applicable law;

•	material contracts;

•	insurance;

•	tax treatment of the Merger; and

•	the accuracy of information supplied for inclusion in this Joint Proxy Statement/Prospectus and other similar documents.

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In addition, CapStone has made other representations and warranties about itself to NewBridge as to:

•	employee matters, including employee benefit plans;

•	risk management instruments;

•	investment securities and commodities;

•	loan portfolios;

•	real property and intellectual property;

•	environmental liabilities;

•	personal and real property leases;

•	securitizations;

•	disaster recovery and business continuity programs; and

•	the receipt of a financial advisor’s opinion.

The representations and warranties described above and included in the Merger Agreement were made by each of NewBridge and CapStone to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by NewBridge and CapStone in connection with negotiating the terms of the Merger Agreement, and may have been included in the Merger Agreement for the purpose of allocating risk between NewBridge and CapStone rather than to establish matters as facts. The Merger Agreement is described in, and included as Appendix A to, this Joint Proxy Statement/Prospectus only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding CapStone, NewBridge or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Joint Proxy Statement/Prospectus. See “Where You Can Find More Information” on page ___ for a description of where you can find this information.

Covenants and Agreements

Each of CapStone and NewBridge has undertaken customary covenants that place restrictions on it until the effective time of the Merger. In general, CapStone agreed to (i) conduct its business in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of its key officers and employees, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either party to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby.

CapStone has further agreed that, with certain exceptions and except with NewBridge’s prior written, CapStone will not, among other things, undertake the following actions:

•	incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business, consistent with past practice;

•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth under “–Conversion of Shares; Exchange of Certificates–Dividends and Distributions”;

•	grant any stock options, restricted shares or other equity-based award;

•	issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the CapStone stock plans;

•	hire or terminate any employees or independent contractors or enter into any new employment or independent contractor agreements or arrangements;

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•	make any secured loans or extensions of credit in excess of $1,000,000, make any unsecured loans or extensions of credit in excess of $500,000, or renew or amend any existing loan or extension of credit in excess of $100,000 that is a classified asset;

•	except as contemplated by the Merger Agreement (i) increase wages, salaries or incentive compensation, (ii) pay or provide, or increase or accelerate the accrual rate, vesting or timing or payment or funding of, any compensation or benefit to employees, retired employees, directors or consultants of CapStone, (iii) establish, adopt or become a party to any new employee benefit or compensation plan or agreement or amend, modify or terminate any existing plan, (iv) grant any equity-based compensation awards, (v) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under its benefits plans, (vi) alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in CapStone common stock, (vii) enter into any collective-bargaining agreement, or (viii) enter, modify or terminate any third-party vendor or service agreement related to any benefit plan;

•	other than in the ordinary course of business consistent with past practice or pursuant to contracts in force on the date of the Merger Agreement, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets, or cancel, release or assign any material amount of indebtedness or claims;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies other than as required by applicable law;

•	make any material investment either by purchase of securities, capital contributions, property transfers or purchase of property or assets;

•	take any action or knowingly fail to take any action reasonably likely to prevent the Merger from being treated for federal income-tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its articles of incorporation or bylaws, or take any action to exempt another person from any applicable takeover statute or defensive provision in its articles of incorporation or bylaws, or terminate, amend or waive any provision of any confidentiality or standstill agreements in place with third parties;

•	restructure or materially change its investment securities portfolio or its gap position;

•	other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting CapStone to any material restrictions on its current or future business operations;

•	take or fail to take any action that is intended, or may be reasonably expected, to cause any of the conditions to the Merger to fail to be satisfied;

•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	file or amend any tax return other than in the ordinary course of business, make any significant change in any method of tax or accounting, make or change any tax election or settle or compromise any tax liability in excess of $50,000;

•	except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of any contract, or make any change in any securities instrument or agreement, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

•	organize, charter, establish or acquire, directly or indirectly, any subsidiary; or

•	agree to take or adopt any resolutions by its board of directors in support of any of the actions prohibited by the preceding bullets.

NewBridge has agreed that, except with CapStone’s prior written consent, NewBridge will not, among other things, undertake the following actions:

•	amend, repeal or otherwise modify any provision of its articles of incorporation or bylaws in a manner that would adversely affect CapStone’s shareholders or the transactions contemplated by the Merger Agreement;

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•	take any action reasonably likely to prevent the Merger from being treated for federal income-tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take any action that is intended, or may be reasonably expected, to result in any of the conditions to the Merger failing to be satisfied;

•	take any action that would reasonably be expected to prevent, materially impede or materially delay the attainment of any regulatory or governmental approval; or

•	agree to take or adopt any resolutions by its board of directors in support of any of the actions prohibited by the preceding bullets.

NewBridge may, however, pursue and consummate other acquisitions and capital raising transactions.

The Merger Agreement also contains mutual covenants relating to the preparation of this Joint Proxy Statement/Prospectus, access to information of the other company and public announcements with respect to the transactions contemplated by the Merger Agreement, and nonsolicitation of the other company’s employees. NewBridge also has agreed to cause the shares of NewBridge common stock issued in the Merger to be approved for listing on the NASDAQ Global Select Market.

Commercially Reasonable Efforts to Obtain the Required Shareholder Vote

Each of NewBridge and CapStone has agreed to hold a meeting of its shareholders promptly following the declaration of effectiveness of the registration statement of which this Joint Proxy Statement/Prospectus is a part for the purpose of obtaining the shareholder approvals required in connection with the Merger. Each of NewBridge and CapStone has agreed to use its commercially reasonable efforts to obtain such approvals, and CapStone is also required to submit the Merger Agreement to a shareholder vote even if its board of directors no longer recommends approval of the Merger Agreement and the Merger.

Agreement Not to Solicit Other Offers

CapStone has agreed that neither it, nor its officers, directors, employees, agents or representatives will, directly or indirectly:

•	solicit, initiate, encourage or facilitate any inquiries or proposals for any “Alternative Transaction” (as defined below);

•	participate in any discussions or negotiations, or enter into any agreement, regarding any Alternative Transaction;

•	enter into any agreement regarding any Alternative Transaction; or

•	render a rights agreement inapplicable to an Alternative Proposal or the transactions contemplated thereby.

CapStone also has agreed to cease any existing discussions or negotiations with any persons with respect to any “Alternative Proposal” (as defined below), request the prompt return or destruction of all confidential information previously furnished in connection with any Alternative Proposal, and not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it is a party, and enforce the provisions of any such agreement.

However, at any time before the Merger Agreement and the Merger are approved by CapStone’s shareholders, subject to entering into a customary confidentiality agreement that is no less favorable to CapStone than its confidentiality agreement with NewBridge, the CapStone board of directors is permitted to furnish nonpublic information that had been provided, or is concurrently provided, to NewBridge to a person making an Alternative Proposal and to participate in discussions and negotiations with respect to an unsolicited, written Alternative Proposal with the person making the proposal, if (i) CapStone’s board of directors believes, in good faith, the proposal to be bona fide, (ii) the proposal was not the result of a breach of the Merger Agreement’s nonsolicitation provisions, (iii) CapStone’s board of directors determines in good faith, after consulting with outside financial and legal counsel, that such proposal constitutes or is reasonably likely to lead to a “Superior Proposal” (as defined below) and (iv) after consulting with outside legal counsel, CapStone’s board of directors determines that failure to so act would be reasonably likely to violate its fiduciary duties under applicable law.

CapStone has agreed to promptly call a special meeting to obtain shareholder approval of the Merger Agreement and the Merger, and has undertaken that its board of directors will recommend that its shareholders approve the Merger Agreement and the Merger. CapStone has further agreed that its board of directors will not withdraw (or modify or qualify in a manner adverse to NewBridge) or refuse to recommend its approval of the Merger Agreement and the Merger, or approve, adopt, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (any such action, an “Adverse Recommendation Change”) or enter into any agreement that is intended to or reasonably likely to lead to an Alternative Proposal. However, before obtaining the CapStone shareholder approval, CapStone’s board of directors may, if such board determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by NewBridge, make an Adverse Recommendation Change in response to an Alternative Proposal; provided CapStone has not breached the foregoing nonsolicitation provisions and:

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(i)             the CapStone board of directors determines in good faith (after consultation with outside legal and financial advisors) that such Alternative Proposal is a Superior Proposal and such proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the Merger Agreement that may be offered by NewBridge;

(ii)           CapStone has given NewBridge at least five business days’ prior written notice of its intention to take such action and specifying the material terms and conditions of any such Superior Proposal and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements; and

(iii)            before effecting such an Adverse Recommendation Change, CapStone has negotiated, and has caused its representatives to negotiate, in good faith with NewBridge during such notice period to the extent NewBridge wishes to negotiate, to enable NewBridge to revise the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

CapStone has agreed that, in the event of any material change to a Superior Proposal, it will comply with the above notice and negotiation obligations with respect to such changed proposal.

CapStone has further agreed to notify NewBridge promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to CapStone, or if it enters into discussions or negotiations concerning any Alternative Proposal; and to keep NewBridge fully informed, on a current basis, of any material changes in the status and any material changes in the terms of any such Alternative Proposal.

As used in the Merger Agreement, “Alternative Proposal” means any inquiry or proposal regarding any Merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving CapStone or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the Merger Agreement, “Alternative Transaction” means:

•	a transaction pursuant to which any person (or group of persons) other than NewBridge or its affiliates, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of CapStone common stock or outstanding voting power or of any new series or new class of CapStone preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from CapStone or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving CapStone (other than the Merger described in this Joint Proxy Statement/Prospectus);

•	any transaction pursuant to which any person (or group of persons) other than NewBridge or its affiliates acquires or would acquire control of more than 25% of the assets of CapStone, taken as a whole, immediately before such transaction; or

•	any other consolidation, business combination, recapitalization or similar transaction involving CapStone, other than the transactions contemplated by the Merger Agreement, as a result of which the holders of shares of CapStone common stock immediately before the transaction do not, in the aggregate, own at least 75% of the outstanding shares of CapStone common stock and the outstanding voting power of the surviving or resulting entity in the transaction immediately after the completion of the transaction in substantially the same proportion as the holders held their shares of CapStone common stock immediately before the completion of the transaction.

As used in the Merger Agreement, “Superior Proposal” means:

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•	any unsolicited bona fide Alternative Proposal that CapStone’s board determines in good faith (after consultation with outside counsel and its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that, if consummated, would be more favorable to its shareholders from a financial point of view than the transactions contemplated by the Merger Agreement and, if accepted, would be reasonably likely to be completed on the terms proposed on a timely basis.

Expenses and Fees

In general, each of NewBridge and CapStone will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement. However, the costs and expenses of printing and mailing this Joint Proxy Statement/Prospectus shall be borne equally by CapStone and NewBridge. Also, under certain circumstances, each of NewBridge and CapStone has agreed to reimburse up to $300,000 of the other’s out-of-pocket legal and due diligence expenses and CapStone’s consulting expenses, if the Merger is not completed under certain circumstances. See “–Termination of the Merger Agreement.”

Employee Matters

NewBridge has agreed that, following the effective time of the Merger, all of CapStone’s employees will automatically become employees of NewBridge Bank. NewBridge has agreed that each continuing employee will receive employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to similarly situated employees of NewBridge Bank.

Continuing employees will receive prior service credit for service with CapStone for purposes of determining vacation and sick leave entitlements, eligibility for participation in NewBridge Bank’s welfare, insurance and other fringe benefit plans, and eligibility for participation and vesting in NewBridge Bank’s 401(k) and pension plans.

NewBridge has agreed, for any CapStone employee who does not have an employment, change of control or severance agreement with CapStone, and who, within six months after the effective time, (i) is terminated by NewBridge due to a reduction in staff resulting in job elimination, reduction of a position as the result of an organizational or business restructuring, or (ii) voluntarily resigns after being notified that, as a condition of employment, such employee’s base salary will be materially decreased, such employee will receive severance payments equal to two weeks of pay for every year of service with CapStone, with a minimum of one month and a maximum of three months’ pay for those employees with one year or more of service with CapStone. Employees with less than one year of service with CapStone will receive severance payments equal to two weeks’ pay.

It is a condition to NewBridge’s obligation to consummate the Merger that each of Michael S. Patterson (President, Chief Executive Officer and Chairman), Debra L. Lee (Executive Vice President and Chief Financial Officer), Susan C. Gilbert (Senior Vice President and Secretary), W. Craig George (Executive Vice President and Chief Credit Officer) and Robert E. Branch (Executive Vice President and Chief Banking Officer) enter into release agreements to voluntarily terminate their rights under their respective change in control agreements. In connection with such release agreements, it is anticipated that NewBridge will make payments to Messrs. Patterson, Branch and George, and Mses. Lee and Gilbert in the following aggregate amounts, subject to certain adjustments and final calculations: $429,341; $560,246; $166,889; $302,458; and $270,112, respectively, payable immediately following the effective time of the Merger. Following closing of the Merger, it is anticipated that Messrs. George and Branch will become at-will employees of NewBridge Bank.

It is a condition to CapStone’s obligation to consummate the Merger that NewBridge Bank and Mr. Patterson enter into a mutually agreeable contract establishing that following the Merger, Mr. Patterson will provide services to NewBridge Bank as an independent contractor for a term of five years at an annual compensation of $150,000. Pursuant to the terms of this agreement, which will become effective upon the consummation of the Merger, Mr. Patterson will (a) provide services to NewBridge Bank’s management in connection with developing opportunities for enhancing the bank’s financial strength through acquisitions, (b) provide advice to NewBridge Bank’s management in connection with developing core deposit gathering activities, addressing asset quality matters, enhancing operating efficiencies and undertaking other initiatives to further enhance the bank’s performance, and (c) undertake such other independent contractor duties as may be agreed upon by NewBridge Bank and Mr. Patterson. The agreement also provides that during the term and for a period of two years following the expiration or termination of the agreement, Mr. Patterson will not provide services to any financial institution doing business within the banking markets in which NewBridge Bank operates directly or indirectly as an employee, independent contractor, agent, principal, director or otherwise.

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Indemnification and Insurance

The Merger Agreement requires NewBridge to maintain in effect for and in accordance with their terms the current rights of CapStone directors, officers and employees to indemnification under CapStone’s articles of incorporation or CapStone’s bylaws or disclosed agreements of CapStone. The Merger Agreement also provides that, upon completion of the Merger, NewBridge will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of CapStone in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The Merger Agreement provides that NewBridge will maintain for a period of four years after completion of the Merger CapStone’s current directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring before the effective time of the Merger.

Conditions to Complete the Merger

The respective obligations of NewBridge and CapStone to complete the Merger are subject to the fulfillment or waiver of certain conditions, including:

•	the approval of and adoption of the Merger Agreement and the Merger by CapStone’s shareholders;

•	the approval of the issuance of shares of NewBridge common stock pursuant to the Merger Agreement by NewBridge’s shareholders;

•	the authorization of the listing on the NASDAQ Global Select Market of the shares of NewBridge common stock to be issued in the Merger;

•	the effectiveness of the registration statement of which this Joint Proxy Statement/Prospectus is a part with respect to the NewBridge common stock to be issued in the Merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement;

•	the absence of any statute, rule, regulation, order, injunction or decree that prohibits or makes the consummation of the Merger illegal;

•	the receipt by CapStone and NewBridge of a legal opinion with respect to certain federal income-tax consequences of the Merger; and

•	the receipt and continuing effectiveness of all regulatory approvals, and the expiration of all related waiting periods required to complete the Merger.

The obligation of NewBridge to complete the Merger is also subject to the satisfaction or waiver of a number of other conditions, including:

•	the absence of any conditions or restrictions in the regulatory approvals that would reasonably be expected to have a material adverse effect on either CapStone or NewBridge;

•	the representations and warranties of CapStone set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the effective time of the Merger as though made on and as of the effective time, and NewBridge’s receipt of a certificate by the President and Chief Executive Officer of CapStone to such effect;

•	CapStone having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the effective time, and NewBridge’s receipt of a certificate by the President and Chief Executive Officer of CapStone to such effect;

•	NewBridge’s receipt from each CapStone director of an executed support agreement and noncompete agreement, each in the form attached as an exhibit to the Merger Agreement (see “CapStone’s Directors and Officers Have Financial Interests in the Merger – Support Agreements” and “–Noncompete Agreements”); and

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•	NewBridge’s receipt from each of Michael S. Patterson, Debra L. Lee, Susan C. Gilbert, W. Craig George, and Robert E. Branch of an executed release agreement in a form acceptable to NewBridge (see “CapStone’s Directors and Officers Have Financial Interests in the Merger – Executive Officer Agreements”).

The obligation of CapStone to complete the Merger is also subject to the satisfaction or waiver of a number of other conditions, including:

•	the representations and warranties of NewBridge set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the effective time of the Merger as though made on and as of the effective time, and CapStone’s receipt of a certificate by the President and Chief Executive Officer of NewBridge to such effect;

•	NewBridge having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the effective time, and CapStone’s receipt of a certificate by the President and Chief Executive Officer of NewBridge to such effect; and

•	The execution of the Continuing Services Agreement by NewBridge Bank and Michael S. Patterson (see “CapStone’s Directors and Officers Have Financial Interests in the Merger – Executive Officer Agreements”).

We cannot provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this Joint Proxy Statement/Prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before completion of the Merger by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable);

•	if the Merger has not been completed by July 1, 2014, unless the failure to complete the Merger by that date is due to the terminating party’s failure to perform and observe its covenants and obligations under the Merger Agreement; or

•	if there is a material breach of any representation, warranty, covenant or other agreement in the Merger Agreement by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 45 days’ notice of the breach.

NewBridge may terminate the Merger Agreement if the CapStone board of directors fails to recommend that CapStone shareholders approve and adopt the Merger Agreement, withdraws, modifies or qualifies its recommendation in a manner adverse to NewBridge, or takes any public action or makes any public statement inconsistent with its recommendation, or recommends a competing merger proposal to the CapStone shareholders.

CapStone may terminate the Merger Agreement if the NewBridge board of directors fails to recommend that NewBridge shareholders approve the issuance of NewBridge common stock in the Merger, withdraws, modifies or qualifies its recommendation, or takes any public action or makes any public recommendation inconsistent with its recommendation.

CapStone may also terminate the Merger Agreement if, 10 business days before the anticipated closing date, (i) the 10-day volume-weighted average sales price per share of NewBridge common stock on the NASDAQ Global Select Market is less than $6.67 and (ii) the proportionate reduction in the 10-day volume-weighted average of the daily sales price of NewBridge common stock since October 31, 2013, is more than 15% greater than the proportionate reduction in the NASDAQ Bank Index over the same period.

CapStone will be required to pay NewBridge a termination fee in the amount of $2.0 million, plus up to $300,000 of NewBridge’s out-of-pocket legal and due diligence expenses, if:

•	the Merger Agreement is terminated by NewBridge because of a material breach by CapStone of any representation, warranty, covenant or other agreement in the Merger Agreement, and (i) before such termination, an Alternative Transaction was commenced, publicly proposed or publicly disclosed, or an Alternative Proposal was received (as described above under “–Agreement Not to Solicit Other Offers”), and (ii) within 12 months after such termination, CapStone has entered into a definitive agreement relating to an Alternative Transaction or consummated an Alternative Transaction;

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•	the Merger Agreement is terminated by NewBridge because the CapStone board of directors fails to recommend that the CapStone shareholders approve and adopt the Merger Agreement, withdraws, modifies or qualifies its recommendation in a manner adverse to NewBridge, or takes any public action or makes any public statement inconsistent with its recommendation, or recommends a competing merger proposal to the CapStone shareholders, and (i) before such termination, an Alternative Transaction was commenced, publicly proposed or publicly disclosed, or an Alternative Proposal was received (as described above under “–Agreement Not to Solicit Other Offers”), and (ii) within 12 months after such termination, CapStone has entered into a definitive agreement relating to an Alternative Transaction or consummated an Alternative Transaction; or

•	after receiving an Alternative Proposal, the CapStone board of directors fails to convene the special meeting to approve the Merger with NewBridge and/or recommend that CapStone shareholders approve and adopt the Merger Agreement and the Merger, and within 12 months of receiving the Alternative Proposal, CapStone has entered into a definitive agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

NewBridge will be required to pay CapStone a termination fee in the amount of $2.0 million, plus up to $300,000 of CapStone’s out-of-pocket legal, due diligence and consulting expenses, if

•	the Merger Agreement is terminated by CapStone because of a material breach by NewBridge of any representation, warranty, covenant or other agreement in the Merger Agreement; or

•	the Merger Agreement is terminated by CapStone because the NewBridge board of directors fails to recommend that NewBridge shareholders approve the issuance of NewBridge common stock in the Merger, withdraws, modifies or qualifies its recommendation, or takes any public action or makes any public recommendation inconsistent with its recommendation.

Effect of Termination

If the Merger Agreement is terminated, it will become void, and there will be no liability on the part of NewBridge or CapStone, except that (i) both NewBridge and CapStone will remain liable for any willful breach of the Merger Agreement and (ii) designated provisions of the Merger Agreement, including the payment of termination fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the Merger Agreement by action taken or authorized by their boards of directors. However, after the CapStone shareholders have approved the Merger Agreement and the Merger, there may not be, without further approval of the CapStone shareholders, any amendment of the Merger Agreement that (i) changes the amount or the form of the consideration to be delivered to the CapStone shareholders, or (ii) changes any of the terms and conditions of the Merger Agreement if such change would adversely affect the CapStone shareholders, in each case other than as contemplated by the Merger Agreement. Any amendment to the Merger Agreement must be in writing, signed by each of NewBridge, NewBridge Bank and CapStone.

At any time before the completion of the Merger, each of NewBridge, NewBridge Bank and CapStone, by action taken or authorized by its respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties; or

•	waive compliance by the other parties with any of the other agreements or conditions contained in the Merger Agreement.

DESCRIPTION OF NEWBRIDGE CAPITAL STOCK

The following is a brief description of the terms of NewBridge’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the NCBCA, federal law, NewBridge’s articles of incorporation and NewBridge’s bylaws. Copies of NewBridge’s articles of incorporation and bylaws have been filed with the SEC and are also available upon request from NewBridge.

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Common Stock

General

NewBridge’s articles of incorporation authorize the issuance of 100,000,000 shares of common stock, no par value per share, of which 90,000,000 shares are designated Class A Common Stock (referred to herein as the “NewBridge common stock”) and 10,000,000 shares are designated Class B Common Stock (referred to herein as the “non-voting common stock”). As of ______, 2014, there were 25,291,568 shares of NewBridge common stock issued and outstanding, held by approximately _____ beneficial owners, including _____ holders of record, and 3,186,748 shares of non-voting common stock issued and outstanding, held by ____ beneficial owners. In addition, as of ______, 2014, 1,576,029 shares of NewBridge common stock were reserved for issuance pursuant to NewBridge’s stock compensation plans, and 3,186,748 shares of NewBridge common stock were reserved for issuance upon the conversion of the non-voting common stock.

NewBridge common stock is listed and traded on the NASDAQ Global Select Market under the symbol “NBBC.” NewBridge has no plans to list its non-voting common stock on any national stock exchange. All outstanding shares of NewBridge common stock and non-voting common stock are validly issued, fully paid and non-assessable.

Identical Rights

Except as to voting rights, shares of non-voting common stock have the same preferences, limitations and relative rights as, share ratably with and are identical in all respects to shares of NewBridge common stock as to all matters.

Voting Rights

Whereas shares of NewBridge common stock have unlimited voting rights, with each share being entitled to one vote, shares of non-voting common stock have no voting rights except that the affirmative vote of the holders of a majority of the outstanding shares of non-voting common stock, voting separately as a class, is required to amend (including by Merger or otherwise) NewBridge’s articles of incorporation, to significantly and adversely affect the designation, preferences, limitations or relative rights of all or part of the shares of non-voting common stock, and as otherwise required by law. Shareholders are not entitled to cumulate their votes for the election of directors. In uncontested elections, directors are elected by a majority of the votes cast. In contested elections, directors are elected by a plurality of the votes cast.

Distributions

Subject to the preferential dividend rights of NewBridge’s outstanding preferred stock from time to time, and so long as NewBridge is not in default or has elected to defer payments of interest under its junior subordinated debentures, holders of NewBridge common stock are entitled to receive, to the extent permitted by law, such distributions as may be declared from time to time by NewBridge’s board of directors out of legally available funds. Holders of non-voting common stock are entitled to receive such permitted distributions as may be declared from time to time by NewBridge’s board of directors on NewBridge common stock. If a distribution is declared and paid with respect to NewBridge common stock, then NewBridge’s board will declare and pay an equivalent distribution, on a per share basis, on non-voting common stock. Likewise, if NewBridge’s board declares and pays a distribution on non-voting common stock, it will declare and pay an equivalent distribution, on a per share basis, on NewBridge common stock. Notwithstanding the foregoing, no distribution payable in NewBridge common stock or rights or warrants to subscribe for NewBridge common stock will be declared on non-voting common stock and no dividend payable in non-voting common stock or rights or warrants to subscribe for non-voting common stock will be declared on NewBridge common stock, but instead, in the case of such a dividend, each class will receive such dividend in like stock or rights or warrants to subscribe for like stock.

The ability of NewBridge’s board of directors to declare and pay dividends on NewBridge common stock and non-voting common stock is subject to the terms of applicable North Carolina law and federal banking regulations. NewBridge’s principal source of income is dividends that are declared and paid by NewBridge Bank on its capital stock. Therefore, NewBridge’s ability to pay dividends is dependent upon the receipt of dividends from NewBridge Bank. A North Carolina commercial bank, such as NewBridge Bank, is prohibited from paying dividends if, after making such distribution, it would be “undercapitalized,” under applicable federal regulatory capital standards. Also, NewBridge may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under NewBridge’s junior subordinated debentures.

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The declaration and payment of future dividends to holders of NewBridge common stock and non-voting common stock will also depend upon NewBridge’s earnings and financial condition, the capital requirements of NewBridge Bank, regulatory conditions and other factors as NewBridge’s Board of Directors may deem relevant.

Dissolution

In the event of NewBridge’s dissolution, after distribution in full of the preferential amounts to be distributed to the holders of shares of NewBridge’s outstanding preferred stock, holders of NewBridge common stock and non-voting common stock will be entitled to receive all of NewBridge’s net assets of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of common stock held by them.

Adjustments

In the event of any stock split, combination or other reclassification of shares of either the NewBridge common stock or the non-voting common stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of NewBridge common stock will receive only shares of NewBridge common stock, and holders of non-voting common stock will receive only shares of non-voting common stock.

Conversion

Any holder of shares of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of NewBridge common stock at the option of the holder; provided, however, that each share of non-voting common stock will not be convertible in the hands of or at the election of the initial holder or any affiliate of such initial holder and will only be convertible by a transferee and in connection with or after a transfer to a third party unaffiliated with such initial holder and that complies with the transfer restrictions described in this paragraph. Shares of non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the initial holder, (ii) in a widespread public distribution, (iii) in a transfer to a person that would control more than 50% of any class of NewBridge’s outstanding voting securities without any transfer from the transferor, or (iv) in a transfer in which no one transferee (or group of associated transferees) would receive 2% or more of NewBridge’s voting securities then outstanding. In connection with a transfer pursuant to clauses (ii), (iii) or (iv) above, the transferor of the non-voting common stock is entitled to surrender to us the shares of the non-voting common stock to be so transferred, and, upon such surrender, NewBridge will issue to the transferee, in lieu of the shares of non-voting common stock, an equal number of shares of NewBridge common stock.

Mergers, Etc.

In the event of any merger, reclassification or other transaction in which shares of NewBridge common stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of non-voting common stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of NewBridge common stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the non-voting common stock will be non-voting securities under the resulting corporation’s organizational documents and NewBridge shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the non-voting common stock then outstanding) and take such actions necessary to ensure that holders of the non-voting common stock shall retain securities with substantially the same privileges, limitations and relative rights as the non-voting common stock. Subject to the foregoing, in the event the holders of NewBridge common stock are provided the right to convert or exchange NewBridge common stock for stock or securities, cash and/or any other property, then the holders of the non-voting common stock will be provided the same right based upon the number of shares of NewBridge common stock such holders would be entitled to receive if such shares of non-voting common stock were converted into shares of NewBridge common stock immediately prior to such offering. In the event that NewBridge offers to repurchase shares of NewBridge common stock from NewBridge’s shareholders generally, NewBridge will offer to repurchase non-voting common stock pro rata based upon the number of shares of NewBridge common stock such holders would be entitled to receive if such shares were converted into shares of NewBridge common stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of NewBridge common stock, NewBridge will provide the holders of the non-voting common stock the right to participate based upon the number of shares of NewBridge common stock such holders would be entitled to receive if such shares were converted into shares of NewBridge common stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the non-voting common stock shall be issued in the form of non-voting common stock rather than NewBridge common stock.

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No Preemptive Rights; Redemption Rights; Sinking Fund and Redemption Provisions

NewBridge common stock and non-voting common stock have no preemptive rights, redemption rights, sinking fund or redemption provisions.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for NewBridge common stock.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve before acquiring 5% or more of NewBridge common stock. The Change in Bank Control Act requires any person, other than a bank holding company, to obtain the approval of the Federal Reserve before acquiring 10% or more of NewBridge common stock. Any holder of 25% or more of NewBridge common stock, a holder of 33% or more of NewBridge’s total equity, or a holder of 5% or more of NewBridge common stock if such holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a bank holding company under the BHCA.

Preferred Stock

General

NewBridge’s articles of incorporation authorize the issuance of 30,000,000 shares of preferred stock, no par value per share. As of _______, 2014, there were 15,000 shares of NewBridge’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) issued and outstanding, and no shares of Series B Preferred Stock or Series C Preferred Stock outstanding. All shares of Series B Preferred Stock and Series C Preferred Stock previously outstanding were converted into shares of NewBridge common stock and non-voting common stock, respectively, on February 22, 2013 following approval of such conversions at a meeting of NewBridge’s shareholders held on February 20, 2013.

NewBridge’s articles of incorporation, subject to certain limitations, authorize NewBridge’s board of directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Series A Preferred Stock

As part of the Emergency Economic Stabilization Act of 2008 (the “EESA”), the Treasury created the CPP, which authorized the Treasury to invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies for the purpose of stabilizing the U.S. financial markets. On December 12, 2008, pursuant to the CPP, NewBridge issued and sold 52,372 shares of Series A Preferred Stock and a warrant (the “Warrant”) to purchase 2,567,255 shares of NewBridge common stock to the Treasury. The Series A Preferred Stock has a liquidation preference of $1,000 per share. The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of NewBridge common stock and non-voting common stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years, and thereafter 9% per year. The current dividend rate on the Series A Preferred Stock is 5%.

On April 18, 2013, the Treasury held an auction to sell all of its investment in the Series A Preferred Stock. The sale was settled on April, 29, 2013. As a consequence, NewBridge is no longer subject to the executive compensation restrictions that were established in connection with the CPP. On May 15, 2013, NewBridge repurchased the Warrant. Following the repurchase of the Warrant, the Treasury has no equity or other ownership interest in NewBridge. On June 3, 2013, NewBridge redeemed 37,372 of the 52,372 outstanding shares of Series A Preferred Stock.

The Series A Preferred Stock is non-voting, except in limited circumstances. So long as any of the Series A Preferred Stock is outstanding, NewBridge may not repurchase or otherwise acquire any of its outstanding common stock unless it is current in dividend payments on its outstanding Series A Preferred Stock. NewBridge may not redeem the Series A Preferred Stock without prior consultation with its primary federal regulator.

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Voting Rights

Except as indicated below or otherwise required by law, the holders of the Series A Preferred Stock do not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of NewBridge’s directors will automatically increase by two and the holders of the Series A Preferred Stock, voting as a single class, will be entitled to elect two members of NewBridge’s board of directors (referred to as the “preferred stock directors”) at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which NewBridge’s securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of the Series A Preferred Stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of NewBridge’s authorized directors will be reduced by two directors. The holders of a majority of shares of the Series A Preferred Stock, voting as a class, may remove any preferred stock director, with or without cause, as well as fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of the Series A Preferred Stock are outstanding, in addition to any other vote or written consent of shareholders required by law or by NewBridge’s articles of incorporation, the vote or written consent of the holders of at least 66 2/3% of the shares of the Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•	any amendment or alteration of the certificate of designations for the Series A Preferred Stock or NewBridge’s articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on NewBridge’s liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock or NewBridge’s articles of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation with another entity, unless the shares of the Series A Preferred Stock remain outstanding following any such transaction or, if NewBridge is not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of the Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of the Series A Preferred Stock will be entitled to one vote for each share of the Series A Preferred Stock held.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Liquidation Rights

If NewBridge voluntarily or involuntarily liquidates, dissolves or winds up NewBridge’s affairs, the holders of the Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of NewBridge’s assets, if any, that are available for distribution to shareholders, after payment or provision for payment of NewBridge’s debts and other liabilities, but before any distribution of assets is made to holders of NewBridge common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

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If NewBridge’s assets are not sufficient to pay the total liquidation amount in full to all holders of the Series A Preferred Stock and all holders of other shares of stock ranking equally with the Series A Preferred Stock, the amounts paid to the holders of the Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount of those holders. If the total liquidation amount per share of the Series A Preferred Stock has been paid in full to all holders of the Series A Preferred Stock and other shares of parity stock, the holders of NewBridge common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all NewBridge’s remaining assets according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of NewBridge’s property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of NewBridge’s affairs.

Dividend Rights

The holders of the Series A Preferred Stock are entitled to receive, if and when declared by NewBridge’s board of directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share with respect to each dividend period during the five year period following December 12, 2008 and 9% per share thereafter on (i) the liquidation preference of $1,000 per share of the Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to the holders of record of shares of the Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

Dividends on the Series A Preferred Stock are cumulative. If for any reason NewBridge’s board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, NewBridge will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

Written notice must be given to the holders of shares of the Series A Preferred Stock prior to the applicable dividend payment date if NewBridge determines not to pay any dividend or a full dividend with respect to the Series A Preferred Stock.

NewBridge is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit their payment.

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock ranks (i) senior to NewBridge common stock and non-voting common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and (ii) equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, referred to as parity stock with respect to the payment of dividends and distribution of assets upon NewBridge’s liquidation, dissolution or winding up.

So long as any share of the Series A Preferred Stock remains outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend or distribution may be declared or paid on shares of NewBridge common stock, non-voting common stock or any other shares of junior stock, other than a dividend payable solely in shares of NewBridge common stock or non-voting common stock. In addition, NewBridge may not repurchase, redeem or otherwise acquire for consideration any shares of NewBridge common stock, non-voting common stock or other junior stock unless all accrued and unpaid dividends for all past dividend periods on the Series A Preferred Stock are fully paid, other than: (i) redemptions, purchases or other acquisitions of shares of NewBridge common stock, non-voting common stock, other junior stock or parity stock in connection with the administration of NewBridge’s employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan; (ii) any dividends or distributions of rights or junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iii) NewBridge’s acquisition of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of NewBridge’s subsidiaries), including as trustees or custodians; and (iv) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for NewBridge common stock or non-voting common stock.

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On any dividend payment date for which full dividends on the Series A Preferred Stock and any other parity stock are not paid, or declared and funds set aside therefor, all dividends paid or declared with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the board of directors may be declared and paid on NewBridge common stock, non-voting common stock and any other stock ranking equally with or junior to the Series A Preferred Stock, from time to time out of any funds legally available for such payment, and the holders of the Series A Preferred Stock will not be entitled to participate in any such dividends.

Redemption

NewBridge may redeem the Series A Preferred Stock, at 100% of the issue price, plus any accrued and unpaid dividends, subject to the approval of the appropriate federal banking agency, in whole or in part, at any time and from time to time.

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of the Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

Certain Restrictions in NewBridge’s Articles of Incorporation Having Potential Anti-Takeover Effect

NewBridge’s articles of incorporation, subject to certain limitations, authorizes NewBridge’s board of directors to issue shares of preferred stock without shareholder approval. If such preferred stock is created by the NewBridge board with certain voting, conversion and/or redemption rights, its issuance could discourage takeover attempts. NewBridge’s bylaws also generally allow a majority of the NewBridge board to adopt, amend or repeal the bylaws, unless such bylaw was adopted, amended or repealed by NewBridge’s shareholders, which could also deter takeovers. Additionally, the ability of the NewBridge board to expand the number of directors up to 30, without shareholder approval, and to fill vacancies resulting from such an increase, may allow the NewBridge board to prevent, for a period of time, a person or entity owning a majority of shares from electing a majority of the NewBridge directors. Moreover, the application of the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act could also deter takeovers. Also, when evaluating business combinations, NewBridge’s bylaws require that its board consider the social and economic effects on the employees, customers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located, which could have the effect of impeding certain takeovers.

As more particularly described below under “Comparison of Shareholders’ Rights for Existing CapStone Shareholders,” NewBridge’s articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove NewBridge’s management or to gain control of NewBridge in a transaction not supported by its board of directors.

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING CAPSTONE SHAREHOLDERS

The current rights of CapStone shareholders are governed by North Carolina law, including the NCBCA and Chapter 53C of the North Carolina General Statutes, and CapStone’s articles of incorporation and bylaws. Upon consummation of the Merger, holders of CapStone common stock who receive NewBridge common stock as merger consideration will become holders of NewBridge common stock. Consequently, after the Merger, the rights of such shareholders will be governed by NewBridge’s articles of incorporation and bylaws of NewBridge together with the NCBCA.

The following is a summary of material differences between the rights of holders of NewBridge common stock and the rights of holders of CapStone common stock. The following summary does not purport to be a complete statement of the provisions affecting and differences between the rights of holders of NewBridge common stock and the rights of holders of CapStone common stock. See also “Description of NewBridge Capital Stock - Preferred Stock,” for a description of the terms of NewBridge’s preferred stock, and the rights of NewBridge’s preferred shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to North Carolina law and the governing corporate documents of NewBridge and CapStone, to which the shareholders of CapStone are referred.

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Authorized Capital

CapStone. CapStone is authorized to issue 10,000,000 shares of common stock, par value $5.00 per share, and up to 1,000,000 shares of preferred stock, no par value per share.

NewBridge. NewBridge is authorized to issue 100,000,000 shares of common stock, no par value per share, and up to 30,000,000 shares of preferred stock, no par value per share. Of the 100,000,000 shares of common stock, 90,000,000 shares are designated Class A Common Stock (also referred to herein as the “NewBridge common stock”) and 10,000,000 shares are designated Class B Common Stock (also referred to herein as the “non-voting common stock”).

Annual Meetings of Shareholders

CapStone. CapStone’s bylaws provide that an annual meeting will be held prior to June 30 of each year on any day, except Saturday, Sunday, or a legal or banking holiday, as may be determined by the board of directors.

NewBridge. NewBridge’s bylaws provide that an annual meeting will be held at such time as shall be set by the board of directors on a specific date in the second or third quarter of each year.

Special Meetings of Shareholders

CapStone. Special meetings of shareholders can be called at any time by CapStone’s president, the chairman of the board of directors, or the secretary at the request of the board of directors.

NewBridge. Special meetings of shareholders can be called at any time by NewBridge’s president or the board of directors.

Shareholder Nomination of Directors

CapStone. Nomination of directors may be made by the board of directors (or a committee thereof) or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by the board of directors (or a committee thereof), must be submitted to the Corporate Secretary in writing not later than September 30 of the year preceding the meeting of shareholders at which the nominee would stand for election. The nomination must be accompanied by each nominee’s written consent to serve as a director if elected and must certify that each nominee (i) has owned at least 10,000 shares of CapStone common stock for the twelve months preceding the nomination and (ii) has business, economic, and residential ties to CapStone’s market area.

NewBridge. Nomination of directors are recommended by the Nominating and Corporate Governance Committee of the NewBridge board of directors, but may also be made by any shareholder entitled to vote for the election of directors. Nominations, other than those recommended by the Nominating and Corporate Governance Committee, must be submitted to the Corporate Secretary in writing not less than 50 days nor more than 90 days prior to the meeting; provided, however, that if less than 60 days’ notice of the meeting is given, a nomination may be submitted to the Corporate Secretary within 10 days of the mailing of the notice.

Number of Directors

CapStone. The number of directors will be not less than seven and not more than 15, as from time to time may be fixed or changed within said minimum and maximum by the CapStone shareholders or a majority of CapStone’s board of directors. The CapStone board currently consists of 15 directors.

NewBridge. The number of directors will be not less than nine and not more than 30, with the actual number of directors to be determined by the board of directors. The NewBridge board currently consists of 14 directors.

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Director Qualifications

CapStone. The CapStone bylaws do not address director qualifications, except as set forth above under “Shareholder Nomination of Directors.”

NewBridge. No person aged 65 years or older, other than an incumbent director or a person appointed or to be appointed to the board of directors in connection with a merger transaction, may be elected as a director. No incumbent director or other appointed person aged 70 years or older may be re-elected as a director. Upon attaining 70 years of age, a director must retire from the board at the end of the term for which he or she was elected.

Classification of Directors

CapStone. CapStone’s bylaws provide that directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. In the event of any increase or decrease in the number of directors, the additional or eliminated directorships shall be so classified or chosen so that all classes of directors shall remain and become equal in number, as nearly as possible.

NewBridge. NewBridge’s bylaws provide that the board of directors shall be composed of one single class, with each director elected to serve for a term ending on the date of the annual meeting of shareholders following the annual meeting at which such director was elected or the director’s earlier death, resignation, disqualification or removal.

Removal of Directors

CapStone. CapStone’s bylaws provide that CapStone directors may be removed from office only for “cause” by a vote of shareholders whenever the number of votes cast in favor of removal exceeds the number of votes cast against removal. CapStone’s articles of incorporation define cause as (i) the criminal conviction of an act of fraud, embezzlement, theft, or personal dishonesty; (ii) the criminal conviction of any offense involving dishonesty or breach of trust described in the Federal Deposit Insurance Act (the “FDI Act”) that would disqualify such director from serving as a director; or (iii) the occurrence of any event resulting in the director being excluded from coverage under CapStone’s fidelity bonds or insurance policies.

NewBridge. NewBridge’s bylaws provide that any director may be removed from office, with or without cause, by a vote of the holders of a majority of the outstanding shares of NewBridge common stock. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her.

Voting Rights

Amendment of Articles

Under North Carolina law, unless a corporation’s board of directors, articles of incorporation, or bylaws adopted by shareholders require a greater vote, amendments to articles of incorporation must be approved by a majority of all votes entitled to be cast on the matter, and if applicable, a majority of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment.

CapStone. CapStone’s articles of incorporation do not require more than a majority of votes cast with respect to amendments to CapStone’s articles of incorporation.

NewBridge. NewBridge’s articles of incorporation do not require more than a majority of votes cast with respect to amendments to NewBridge’s articles of incorporation.

Amendment of Bylaws

CapStone. CapStone’s bylaws may be amended or repealed by its shareholders. In addition, CapStone’s bylaws may be amended or repealed, and new bylaws may be adopted, by a majority vote of the board of directors. No bylaw adopted, amended, or repealed by the shareholders can be readopted, amended, or repealed by the board of directors unless authorized by the articles of incorporation or a bylaw adopted by the shareholders.

NewBridge. NewBridge’s bylaws may be amended or repealed by its shareholders. In addition, NewBridge’s bylaws may be amended or repealed, and new bylaws may be adopted, by a majority vote of the board of directors, subject to the following:

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(i)             The board of directors may not amend NewBridge’s bylaws to the extent otherwise provided in its articles of incorporation, a bylaw adopted by the shareholders or by the NCBCA.

(ii)            A bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors if neither the articles of incorporation nor a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

In addition, a bylaw that fixes a greater quorum or voting requirement for the board of directors may be amended or repealed:

(x)            If originally adopted by the shareholders, only by the shareholders, unless the bylaw originally adopted by the shareholders provides that it may be amended or repealed by the board of directors; or

(y)            If originally adopted by the board of directors, either by the shareholders or by the board of directors.

Also, a bylaw that fixes a greater quorum or voting requirement for the board of directors may not be adopted by the board of directors by a vote less than a majority of the directors then in office and may not itself be amended by a quorum or vote of the directors less than the quorum or vote prescribed in such bylaw or prescribed by the shareholders.

Required Vote for Certain Business Combinations.

CapStone. CapStone’s articles of incorporation do not place any requirements on the vote for approval of a business combination beyond that which is required by North Carolina law.

NewBridge. NewBridge’s articles of incorporation do not place any requirements on the vote for approval of a business combination beyond that which is required by North Carolina law.

Shareholders’ Right of Appraisal

Under Article 13 of the NCBCA, certain shareholders have appraisal rights to obtain “fair value” for their shares in connection with certain business combinations and corporate actions. CapStone’s shareholders have such appraisal rights in connection with the Merger, as discussed on page ___ of this Joint Proxy Statement/Prospectus. NewBridge’s shareholders are not entitled to appraisal rights in connection with the Merger.

North Carolina Shareholder Protection Act

The North Carolina Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, an affirmative vote of 95% of a public corporation’s voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The Act is not applicable to CapStone because it is currently a private corporation. NewBridge has not opted out of the Act, and therefore it continues to apply with respect to NewBridge. The requirements of the Act do not apply with respect to the Merger.

Control Share Acquisition Act

The North Carolina Control Share Acquisition Act generally provides that, except as provided below, “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. Currently, the Act would not be applicable to a transaction involving CapStone’s shares because CapStone is a private corporation and is not covered by the Act. NewBridge has not opted out of the Act, and therefore it continues to apply with respect to NewBridge. The requirements of the Act do not apply with respect to the Merger.

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Anti-Takeover Effect of Certain Provisions

NewBridge’s articles of incorporation, subject to certain limitations, authorize NewBridge’s board of directors to issue shares of preferred stock without shareholder approval. If such preferred stock is created by the NewBridge board of directors with certain voting, conversion and/or redemption rights, its issuance could discourage takeover attempts. NewBridge’s bylaws also generally allow a majority of the NewBridge board of directors to adopt, amend or repeal the bylaws, unless such bylaw was adopted, amended or repealed by NewBridge’s shareholders, which could also deter takeovers. Additionally, the ability of the NewBridge board of directors to expand the number of directors up to 30, without shareholder approval, and to fill vacancies resulting from such an increase, may allow the NewBridge board of directors to prevent, for a period of time, a person or entity owning a majority of shares from electing a majority of the NewBridge directors. Moreover, the application of the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act could also deter takeovers. Also, when evaluating business combinations, NewBridge’s bylaws require that its board consider the social and economic effects on the employees, customers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located, which could have the effect of impeding certain takeovers.

CapStone’s articles of incorporation and bylaws also similarly authorize the CapStone board of directors to issue shares of preferred stock, and adopt, amend or repeal the bylaws, in each case without shareholder approval, permit the CapStone board to increase the size of its board of directors from time to time and to fill any resulting vacancies, and permit the CapStone board to consider social, economic and other effects when evaluating business combinations, which have the same potential anti-takeover effects as the comparable provisions referenced above for NewBridge. Additionally, the classification of the CapStone board may have the effect of delaying any person or entity owning a majority of shares from electing its designees to a majority of seats on the CapStone board.

Indemnification

CapStone. CapStone’s bylaws provide for the indemnification of its officers, directors, employees, and agents against all liability and litigation expense arising out of such status or activities in such capacity; provided, however, CapStone shall not be obligated to indemnify any such person for activities such person takes that were, at the time taken, known or believed by such person to be clearly in conflict with the best interests of the bank. CapStone’s articles of incorporation provide that, to the fullest extent provided by the North Carolina General Statutes, no director or former director shall be personally liable to CapStone or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

NewBridge. NewBridge’s bylaws provide for indemnification of its directors and officers to the fullest extent permitted by applicable law against liability and litigation expense arising out of such status or activities in such capacity; provided, however, that such indemnification shall not be available with respect to (a) that portion of any liabilities or litigation expenses with respect to which the claimant is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of the claimant’s activities which were at the time taken known or believed by the claimant to be clearly in conflict with the best interests of the Company. NewBridge’s articles of incorporation provide that, to the fullest extent provided by the NCBCA, no director or former director shall be personally liable to NewBridge or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

INFORMATION ABOUT NEWBRIDGE

General

NewBridge, a North Carolina corporation, is the holding company for NewBridge Bank, a North Carolina-chartered commercial nonmember bank, and is a bank holding company registered with the Federal Reserve under the BHCA. NewBridge Bank operates under the rules and regulations of and is subject to examination by FDIC and the Commissioner. As an insured depository institution, NewBridge Bank’s deposits are insured by the FDIC up to applicable federal deposit insurance limits.

Through its branch network, NewBridge Bank provides a wide range of banking products to small- to medium-sized businesses and retail clients in its market areas, including interest bearing and noninterest bearing demand deposit accounts, certificates of deposit, individual retirement accounts, overdraft protection, personal and corporate trust services, safe deposit boxes, online banking, corporate cash management, brokerage, financial planning and asset management, and secured and unsecured loans. The Bank’s primary market area is the Piedmont Triad Region of North Carolina. As of ___, 2014, NewBridge Bank operated 36 branch offices in the following areas of North Carolina: the Piedmont Triad Region; the Coastal Region; Raleigh; and Charlotte. NewBridge Bank also has loan production offices in Asheboro and Morganton, North Carolina.

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At November 30, 2013, NewBridge had 471 employees, including 438 full time employees, total assets of approximately $1.9 billion, total loans of approximately $1.4 billion, total deposits of approximately $1.6 billion and total shareholders’ equity of approximately $164 million.

The directors and executive officers of NewBridge immediately before the completion of the Merger will continue to be the directors and executive officers of NewBridge, after the Merger. Effective upon completion of the Merger, NewBridge will appoint Michael S. Patterson and two other members of CapStone’s board of directors to the NewBridge and NewBridge Bank boards of directors.

NewBridge’s principal executive offices are located at 1501 Highwoods Boulevard, Suite 400, Greensboro, NC 27410, and its telephone number is (336) 369-0900. NewBridge common stock is listed on the NASDAQ Global Select Market under the symbol “NBBC.”

Additional information about NewBridge is included in documents incorporated by reference in this Proxy Statement/Prospectus. See “Where You Can Find More Information” on page [___] for a description of where you can find this information.

INFORMATION ABOUT CAPSTONE

General

CapStone was incorporated under the laws of the State of North Carolina on July 5, 2006, and commenced operations on August 1, 2006. On January 31, 2013, CapStone acquired Patriot State Bank, a North Carolina-chartered commercial bank headquartered in Fuquay-Varina, North Carolina, which was incorporated on August 15, 2006, and commenced operations on August 21, 2006. CapStone is a state-chartered, nonmember bank and operates under the rules and regulations of and is subject to examination by the FDIC and the Commissioner. As an insured depository institution, CapStone’s deposits are insured by the FDIC up to applicable federal deposit insurance limits.

Headquartered in Raleigh, North Carolina, with branches in Cary, Clinton, Fuquay-Varina and Raleigh, CapStone provides a full range of commercial and retail banking services with a special focus on serving the deposit and lending needs of small-to-mid-size businesses, operating companies, and professionals. In addition to its business relationships, CapStone offers comprehensive personal banking products and services to effectively serve individual customers. Some of the banking products offered by CapStone include personal and business checking accounts, individual retirement accounts, business and personal money market accounts, certificates of deposit, overdraft protection, safe deposit boxes, and online banking. CapStone’s lending activities include a range of short to medium-term commercial, real estate, residential mortgage and home equity, and personal loans, in addition to asset-based lending.

At September 30, 2013, CapStone had 54 employees, including 49 full time employees, total assets of approximately $376 million, total loans of approximately $292 million, total deposits of approximately $281 million and total shareholders’ equity of approximately $44 million.

CapStone’s principal executive offices are located at 4505 Falls of Neuse Road, Suite 150, Raleigh, North Carolina 27609, and its telephone number is (919) 256-6803. CapStone’s common stock is quoted on the OTCBB under the symbol “CPSE” and also trades in privately negotiated transactions. See “Information about CapStone” on page ___ for additional information about CapStone.

Market Area

CapStone’s market area is concentrated in central North Carolina. Three of CapStone’s four offices are located in Wake County, North Carolina, within the Raleigh/Durham/Chapel Hill area, commonly referred to as the Triangle.

The population of Wake County in 2012 was estimated at 952,151. The prominent industries in Wake County include: educational services; health care and social assistance; professional, scientific, and management services; administrative and waste management services; manufacturing, and the retail trade. As of June 30, 2013, Wake County had 30 FDIC insured institutions operating a total of 252 banking offices within the county. In the aggregate, the 30 institutions held approximately $21 billion in deposits, with four institutions holding 69% of the deposit market share inside of Wake County. As of June 30, 2013, CapStone ranked 13th out of the 30 institutions with banking offices in Wake County in terms of deposit market share within the county. The approximate $250 million in deposits held by CapStone as of June 30, 2013, represented a 1.17% market share of Wake County deposits.

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CapStone’s Clinton office is located in Sampson County, North Carolina. The population of Sampson County in 2012 was estimated at 63,949. The prominent industries in Sampson County include: manufacturing; agriculture; forestry, fishing and hunting; health care and social assistance; educational services; and retail trade. As of June 30, 2013, Sampson County had eight FDIC insured institutions operating a total of 16 banking offices within the county. In the aggregate, the eight institutions held approximately $536 million in deposits, with two institutions holding 64% of the deposit market share inside of Sampson County. As of June 30, 2013, CapStone ranked 7th out of the 8 institutions with banking offices in Sampson County in terms of deposit market share within the county. The approximate $28 million in deposits held by CapStone as of June 30, 2013, represented a 5.24% market share of Sampson County deposits.

Competition

CapStone competes for deposits in its banking market with other commercial banks, savings banks and other thrift institutions, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, CapStone competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in the Triangle and in North Carolina as a whole is extremely competitive, and CapStone experiences competition in its market from many commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies and with all other organizations and institutions engaged in money market transactions.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of CapStone’s competitors have greater resources, broader geographic markets and higher lending limits than CapStone, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can CapStone.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking (including those most recently implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)), a North Carolina commercial bank may be required to compete not only with other North Carolina-based financial institutions, but also with out-of-state financial institutions which may acquire North Carolina institutions, establish or acquire branch offices in North Carolina, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. In terms of assets, CapStone is one of the smaller commercial banks in North Carolina.

To counter its competitive disadvantages, CapStone attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions locally. CapStone also depends on its reputation as a community bank in its banking markets and its involvement in the community it serves.

Subsidiaries

CapStone has no subsidiaries.

Employees

None of CapStone’s employees are covered by a collective bargaining agreement. CapStone’s believes its relations with its employees to be good.

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Properties

The following table sets forth the locations of CapStone’s offices as of ___, 2014, as well as certain information relating to these offices:

Office Location	Year Opened	Approximate Square Footage	Owned or Leased

Main Office	2006	9,504	Leased
4505 Falls of Neuse Road,
Suite 150,
Raleigh, NC 27609

Fuquay-Varina	2006	6,000	Owned
210 N. Main St.
Fuquay-Varina, NC 27526

Clinton	2010	4,610	Owned
1008 Sunset Avenue
Clinton, NC 28328

Cary	2013	3,155	Leased
2000 Regency Parkway
Suite 150
Cary, NC 27518

Legal Proceedings

From time to time as part of CapStone’s business, the bank is subject to routine litigation. In the opinion of CapStone’s management, the bank is not a party to any material pending legal proceedings that management believes would have a material adverse effect on the financial condition, operations, or cash flows of CapStone.

CAPSTONE’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management’s discussion and analysis of the financial condition and results of operations of CapStone and should be read in conjunction with the financial statements and related notes contained elsewhere herein. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors. The following discussion is intended to assist in understanding the financial condition and results of operations of CapStone.

Overview

CapStone began operations on August 1, 2006. On January 31, 2013, CapStone acquired Patriot State Bank, a commercial bank with approximately $134 million in assets. Patriot State Bank had three full service branches serving the Wake and Sampson County markets of North Carolina. See Note 2 to the accompanying Condensed Interim Financial Statements for a full description of the acquisition. CapStone operates by attracting deposits from the general public and using such deposit funds to make commercial, consumer, and residential construction and permanent mortgage real estate loans. Revenues are primarily derived from interest on loans and investments. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income.

Net income for the quarter ended September 30, 2013, was approximately $1.3 million or $.37 per weighted average diluted common share outstanding compared to approximately $598,000 or $.23 per weighted average diluted common share outstanding for the quarter ended September 30, 2012. Net income for the nine months ended September 30, 2013, was approximately $7.8 million or $2.19 per weighted average diluted share outstanding compared to approximately $1.5 million or $.59 per weighted average diluted share outstanding for the nine months ended September 30, 2012. Net income for the year ended December 31, 2012 was approximately $1.9 million or $.74 per weighted average diluted share outstanding compared to approximately $676,000 or $.26 per weighted average diluted share outstanding for the year ended December 31, 2011.

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As of September 30, 2013, CapStone’s assets totaled approximately $376 million compared to approximately $238 million at December 31, 2012. Total loans at September 30, 2013, were approximately $289 million compared to approximately $168 million at December 31, 2012. Total deposits at September 30, 2013, were approximately $281 million compared to approximately $176 million at the end of 2012. Shareholders’ equity increased by approximately $4 million resulting in a September 30, 2013, tangible book value of $12.17 per common share, as compared to $11.59 per common share at December 31, 2012. Investment securities were approximately $47 million and approximately $39 million at September 30, 2013 and December 31, 2012, respectively. The significant increases in the balance sheet components for September 2013 are a result of the acquisition of Patriot State Bank during 2013.

As of December 31, 2012, CapStone’s assets totaled approximately $238 million compared to approximately $216 million on December 31, 2011. Total loans at December 31, 2012, were approximately $168 million compared to approximately $143 million at December 31, 2011. Total deposits at December 31, 2012, were approximately $176 million compared to approximately $151 million at the end of 2011. Shareholders’ equity increased by approximately $2 million resulting in a December 31, 2012, book value of $11.59 per common share, as compared to $10.80 per common share at December 31, 2011. Investment securities were approximately $39 million and $43 million at December 31, 2012 and 2011, respectively.

Critical Accounting Policies

CapStone’s financial statements are prepared in accordance with GAAP. The notes to the audited financial statements, included with this joint proxy statement/offering circular contain a summary of its significant accounting policies. Management believes CapStone’s policies with respect to the methodology for the determination of the allowance for loan losses, investment impairment charges, asset impairment judgments and valuation of assets acquired and liabilities assumed in business combinations involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, CapStone considers the policies related to those areas to be critical.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in CapStone’s loan portfolio. The allowance is based on two basic principles of accounting: (i) Accounting Standards Codification (“ASC”) Topic 450, Contingencies, which requires losses to be accrued when they are probable of occurring and estimable, and (ii) ASC 310, Receivables, which requires losses to be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

Business Combinations

Business combinations are accounted for using the acquisition method of accounting. Under the acquisition method, the assets acquired, including identified intangible assets, and liabilities assumed are recorded at their fair value, which often involves estimates based on third party valuation, such as appraisals. The amortization of identified intangible assets is based upon the estimated economic benefits to be received, which is subjective.

At the time purchased loans are acquired, management individually evaluates substantially all loans acquired in the transaction. This evaluation allows management to determine the estimated fair value of the purchased loans and includes no carryover of any previously recorded allowance for loan losses. In determining the estimated fair value of purchased loans, management considers a number of factors including, among other things, the remaining life of the loans, estimated prepayments, estimated loss ratios, estimated value of the underlying collateral, estimated holding periods and net present value of cash flows expected to be received. As provided for under GAAP, management has up to 12 months following the date of the acquisition to finalize the fair values of acquired assets and liabilities assumed.

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The accretable yield on purchased loans, including covered loans, is the difference between the expected cash flows and the initial investment in the acquired loans. The accretable yield is recognized into earnings using the effective yield method over the term of the loans. Management separately monitors the purchased loan portfolio and periodically reviews loans contained within this portfolio against the factors and assumptions used in determining the fair values.

Net Interest Income

Net interest income, the principal source of income for CapStone, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. The following tables present the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities and shareholders’ equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of these tables and other statistical disclosures were calculated by using the daily average balances.

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	Net Interest Income and Average Balances (dollars in thousands)
	Three Months Ended September 30,
	2013			2012
	Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expenses	Cost	Balance	Expenses	Cost
Interest-earning assets:
Investment securities [1]	$44,263	$385	3.48%	$42,259	$411	3.89%
Deposits with banks	25,129	94	1.48%	19,943	88	1.76%
Loans [2,3]	289,809	3,821	5.23%	164,279	2,180	5.28%
Total interest-earning assets	359,201	4,300	4.75%	226,481	2,679	4.70%

Non-interest-earning assets:
Cash and due from banks	5,127			3,783
Premises and equipment	2,961			158
Other assets	12,242			9,146
Allowance for credit losses	(3,630)			(3,936)
Total assets	$375,901	$4,300		$235,632	$2,679

Interest-bearing liabilities:
Demand deposits	$39,441	$26	0.26%	$27,918	$30	0.43%
Savings and money market deposits	85,378	82	0.38%	63,411	87	0.55%
Time deposits	109,628	183	0.66%	58,859	124	0.84%
Other borrowings	1,237	1	0.40%	266	-	0.23%
Federal Home Loan Bank advances	47,774	94	0.77%	29,248	125	1.67%
Total interest-bearing liabilities	283,458	386	0.54%	179,702	366	0.81%

Non-interest-bearing liabilities:
Demand deposits	46,797			24,143
Other liabilities	2,219			2,165
Shareholders’ equity	43,427			29,622
Total liabilities and shareholders’ equity	$375,901	$386		$235,632	$366

Net interest income and net interest margin		$3,914	4.32%		$2,313	4.06%

Net yield on interest-earning assets			4.21%			3.89%

[1]	Income related to securities exempt from federal income taxes is stated on a fully taxable equivalent basis. The adjustments made to convert to a fully taxable equivalent basis were $69,000 and $63,000 for the three months ended September 30, 2013 and 2012, respectively.
[2]	Average loan balances include non-accrual loans.
[3]	Deferred loan fees are included in interest income.

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	Net Interest Income and Average Balances (dollars in thousands)
	Nine Months Ended September 30,
	2013			2012
	Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expenses	Cost	Balance	Expenses	Cost
Interest-earning assets:
Investment securities [1]	$44,753	$1,181	3.52%	$43,025	$1,283	3.98%
Deposits with banks	23,415	272	1.55%	19,350	262	1.81%
Loans [2,3]	274,832	10,698	5.20%	158,482	6,149	5.18%
Total interest-earning assets	343,000	12,151	4.73%	220,857	7,694	4.64%

Non-interest-earning assets:
Cash and due from banks	5,099			3,395
Premises and equipment	2,711			174
Other assets	9,558			8,998
Allowance for credit losses	(3,703)			(4,112)
Total assets	$356,665	$12,151		$229,312	$7,694

Interest-bearing liabilities:
Demand deposits	$39,683	$84	0.28%	$25,514	$84	0.44%
Savings and money market deposits	83,794	239	0.38%	58,821	254	0.58%
Time deposits	102,562	478	0.62%	57,706	365	0.84%
Other borrowings	2,006	6	0.43%	1,831	3	0.20%
Federal Home Loan Bank advances	42,892	292	0.90%	31,507	389	1.62%
Total interest-bearing liabilities	270,937	1,099	0.54%	175,379	1,095	0.83%

Non-interest-bearing liabilities:
Demand deposits	42,743			23,031
Other liabilities	3,065			1,924
Shareholders’ equity	39,920			28,978
Total liabilities and shareholders’ equity	$356,665	$1,099		$229,312	$1,095

Net interest income and net interest margin		$11,052	4.30%		$6,599	3.98%

Net yield on interest-earning assets			4.19%			3.81%

[1]	Income related to securities exempt from federal income taxes is stated on a fully taxable equivalent basis. The adjustments made to convert to a fully taxable equivalent basis were $203,000 and $192,000 for the nine months ended September 30, 2013 and 2012, respectively.
[2]	Average loan balances include non-accrual loans.
[3]	Deferred loan fees are included in interest income.

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	Net Interest Income and Average Balances (dollars in thousands)
	Year Ended December 31,
	2012			2011
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expenses	Cost	Balance	Expenses	Cost
Interest-earning assets:
Investment securities [1]	$42,406	$1,676	3.95%	$36,469	$1,611	4.42%
Deposits with banks	19,526	351	1.80%	24,445	420	1.72%
Loans [2,3]	160,616	8,289	5.16%	138,646	7,771	5.61%
Total interest-earning assets	222,548	10,316	4.63%	199,560	9,802	4.90%

Non-interest-earning assets:
Cash and due from banks	3,484			2,848
Premises and equipment	182			254
Other assets	9,166			7,950
Allowance for credit losses	(4,039)			(3,275)
Total assets	$231,341	$10,316		$207,337	$9,802

Interest-bearing liabilities:
Demand deposits	$26,322	$108	0.41%	$23,613	$143	0.61%
Savings and money market deposits	60,586	324	0.53%	39,586	285	0.72%
Time deposits	56,823	475	0.84%	57,696	594	1.03%
Other borrowings	1,672	4	0.24%	3,755	5	0.13%
Federal Home Loan Bank advances	30,737	491	1.57%	35,485	584	1.62%
Total interest-bearing liabilities	176,140	1,402	0.79%	160,135	1,611	1.00%

Non-interest-bearing liabilities:
Demand deposits	23,900			18,160
Other liabilities	2,009			1,267
Shareholders’ equity	29,292			27,775
Total liabilities and shareholders’ equity	$231,341	$1,402		$207,337	$1,611

Net interest income and net interest margin		$8,914	4.00%		$8,191	4.10%

Net yield on interest-earning assets			3.83%			3.90%

[1]	Income related to securities exempt from federal income taxes is stated on a fully taxable equivalent basis. The adjustments made to convert to a fully taxable equivalent basis were $69,000 and $63,000 for the three months ended September 30, 2013 and 2012, respectively.
[2]	Average loan balances include non-accrual loans.
[3]	Deferred loan fees are included in interest income.

Three Months Ended September 30, 2013. CapStone generated net interest income of approximately $3.9 million during the third quarter of 2013, an increase of 69% from the third quarter of 2012. This increase in net interest income can primarily be attributed to the acquisition of Patriot in January of 2013.

Taxable equivalent interest income during the three months ended September 30, 2013 was approximately $4.3 million, an increase of 59% from approximately $2.7 million in interest income during the three months ended September 30, 2012. The increase in interest income can be attributed to both an increase in average earning assets as well as an improvement in yields. Average earning assets were $359 million during the third quarter of 2013, an increase of 59% from the third quarter of 2012. Yields on interest-earning assets during the three months ended September 30, 2013 and 2012 were 4.75% and 4.70%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 5.23% and 5.28% during the three months ended September 30, 2013 and 2012, respectively. Yields on loans decreased in 2013 primarily as a result of the low interest rate environment and increased competition.

Interest expense was approximately $386,000 during the third quarter of 2013, an increase of 5% from the same period in 2012. The slight increase was a result of increased volume of interest-bearing liabilities offset by reduced costs. The average rate paid on interest-bearing liabilities during the three months ended September 30, 2013 and 2012 was .54% and .81%, respectively.

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Nine Months Ended September 30, 2013. CapStone generated net interest income of approximately $11.1 million during the nine months ended September 30, 2013, an increase of 67% from the same period of 2012. This increase in net interest income can primarily be attributed to the acquisition of Patriot in January of 2013.

Taxable equivalent interest income during the nine months ended September 30, 2013 was approximately $12.1 million, an increase of 57% from approximately $7.7 million in interest income during the nine months ended September 30, 2012. The increase in interest income can be attributed to both an increase in the average earning assets as well as an improvement in yields. Average earning assets were approximately $343 million during the first nine months of 2013, an increase of 55% from the first nine months of 2012. Yields on interest-earning assets during the nine months ended September 30, 2013 and 2012 were 4.73% and 4.64%, respectively.

On average, loans yielded 5.20% and 5.18% during the nine months ended September 30, 2013 and 2012, respectively. Loan yields increased slightly during 2013 as a result primarily of recovery of interest income due to the positive resolution of certain problem assets.

Interest expense was approximately $1.1 million during the first nine months of 2013, an increase of .4% from the same period in 2012. The slight increase was a result of increased volume of interest-bearing liabilities offset by reduced costs. The average rate paid on interest-bearing liabilities during the nine months ended September 30, 2013 and 2012 was .54% and .83%, respectively.

Year Ended December 31, 2012. CapStone generated net interest income of approximately $9.4 million during 2012, an increase of 7% from 2011. The increase in net interest income in 2011 can primarily be attributed to an increase in the volume of net earning assets. Offsetting this increase was a decrease in net interest margin during 2012, to 4.00% from 4.10% for 2011.

Taxable equivalent interest income during 2012 was approximately $10.3 million, an increase of 5% from the 2011 total of approximately $9.8 million. The increase in net interest income can primarily be attributed to an increase in interest income on our loan portfolio due to portfolio growth offset by declining yields. Average earning assets were approximately $222.5 million during 2012, an increase of 12% from 2011. Yields on interest-earning assets during 2012 and 2011 were 4.63% and 4.90%, respectively.

On average, loans yielded 5.16% and 5.61% during 2012 and 2011, respectively. Yields on loans decreased in 2012 primarily as a result of an increased level of non-accrual loans as well as the low interest rate environment.

Interest expense was approximately $1.4 million during 2012, a decrease of 9% from 2011. The decrease in 2012 was a result of reduced interest costs on deposits as non-maturity rates were lowered during the year and maturing CD’s were re-priced in the lower rate environment. The average rate paid on interest-bearing liabilities during 2012 and 2011 was .79% and 1.00%, respectively.

Provision for Loan Losses

The provision for loan losses is charged to income in an amount necessary to maintain an appropriate allowance in light of the risk inherent in CapStone’s loan portfolio. The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. In addition there is a qualitative component that is maintained to cover uncertainties that could affect management’s estimate of probable losses. The qualitative component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

There was no provision for loan loss expense in the third quarter of 2013 and $126,000 in the third quarter of 2012. The provision for loan loss expense was $250,000 in the first nine months of 2013, compared to $721,000 for the same period in 2012. The decrease in the provision was due to improved asset quality.

The provision for loan loss expense was $771,000 and approximately $2.4 million during 2012 and 2011 respectively. CapStone’s allowance for loan losses as a percentage of gross loans was 2.22% and 2.84% at the end of 2012 and 2011, respectively. Additional information regarding CapStone’s loan loss provisions is discussed under the heading “Nonperforming and Problem Assets.”

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Non-interest Income

Non-interest income consists of revenues generated from a variety of financial services and activities. The majority of non-interest income is a result of fees charged for various bank services such as those associated with deposit accounts, and ATM’s. A portion of non-interest income may also be realized from gains on the sale of investment securities. Although CapStone generally follows a buy-and-hold philosophy with respect to investment securities, occasionally opportunities to sell some investment securities are created by changes in market rate conditions or by efforts to restructure the portfolio to improve liquidity or interest rate risk positions.

Non-interest income totaled approximately $449,000 for the three months ended September 30, 2013, as compared with approximately $52,000 for the three months ended September 30, 2012. The principal reason for the increase of approximately $397,000 in total non-interest income for the third quarter of 2013 was the acquisition of Patriot in January of 2013 and the resulting increase in accounts. In addition, during the third quarter, certain adjustments were made to the fair value of assets acquired based on additional information obtained, increasing the acquisition gain by $295,000.

Non-interest income totaled approximately $5.7 million for the nine months ended September 30, 2013, compared with approximately $295,000 for the nine months ended September 30, 2012. The principal reasons for the increase of approximately $5.4 million in total non-interest income for the first nine months of 2013 was due to the approximate $5.2 million acquisition gain as a result of the acquisition of Patriot. See Note 2 to the Condensed Interim Financial Statements for more information about the acquisition.

The sources of non-interest income for the three and nine month periods ended September 30, 2013 and 2012 are summarized in the following table:

	Sources of Non-interest Income (in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Services charges on deposit accounts	$25	$16	$65	$45
Bank owned life insurance	20	22	59	64
Gains on sales of investment securities	-	-	-	132
Acquisition gain	294	-	5,175	-
Other service charges and feeds	123	20	395	73

Total Non-interest income	$462	$58	5,694	$314

Non-interest income totaled approximately $364,000 and $317,000 for the years ended December 31, 2012 and 2011, respectively. Non-interest income increased in 2012 primarily due to increases in service charges on deposit accounts.

The sources of non-interest income for 2012 and 2011 are summarized in the following table.

Sources of Non-interest Income (in thousands)
	Year Ended December 31,
	2012	2011
Services charges on deposit accounts	$63	$28
Bank owned life insurance	85	90
Gains on sales of investment securities	140	120
Other service charges and feeds	76	79

Total Non-interest income	$364	$317

Non-interest Expense

Non-interest expenses totaled approximately $2.3 million for the three months ended September 30, 2013, an increase of approximately $1.0 million or 77% over approximately $1.3 million reported for the three months ended September 30, 2012. For the three months ended September 30, 2013, personnel costs increased by approximately $588,000 to $1.3 million. Other expenses totaled approximately $355,000 for the three months ended September 30, 2013, an increase of approximately $87,000 or 32% over the approximate $268,000 reported for the three months ended September 30, 2012.

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Non-interest expenses totaled approximately $7.0 million for the nine months ended September 30, 2013, an increase of approximately $3.3 million or 89% over the approximate $3.7 million reported for the nine months ended September 30, 2012. For the nine months ended September 30, 2013, personnel costs increased by approximately $1.7 million, or 77% to approximately $3.9 million as compared to approximately $2.2 million for the nine months ended September 30, 2012. Other expenses totaled approximately $1.6 million for the nine months ended September 30, 2013, an increase of approximately $903,000 or 129% over the approximate $697,000 reported for the nine months ended September 30, 2012. The significant increases for both the three and nine month periods are primarily attributable to the acquisition of Patriot in January of 2013.

The primary elements of non-interest expenses for the three and nine month periods ended September 30, 2013 and 2012 are summarized in the following table:

	Sources of Non-interest Expense (in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Salaries and employee benefits	$1,327	$739	$3,933	$2,225
Occupancy and equipment expense	163	89	527	259
Net losses on foreclosed properties	262	(3)	214	65
Marketing Expense	65	38	205	116
Information systems expense	132	93	337	231
FDIC insurance premiums	39	50	181	123
Other expense	355	268	1,600	697

Total Non-interest expense	$2,343	$1,274	$6,997	$3,716

Non-interest expense for 2012 and 2011 was approximately $5.3 million and $5.0 million, respectively. The increase in non-interest expense for 2012 can be attributed primarily to increased costs related to problem assets as well as approximately $188,000 in merger related expenses for the Patriot acquisition.

Total personnel expenses, the largest component of non-interest expense, were approximately $3 million and $3.2 million during 2012 and 2011, respectively. Personnel expenses decreased 7% during 2012.

Occupancy and equipment expense was approximately $352,000 and $396,000, or 7% and 8% of non-interest expense during 2012 and 2011, respectively. Net losses on foreclosed properties were approximately $207,000 and $45,000 during 2012 and 2011, respectively reflecting the increase in problem assets during 2012. Other expense of approximately $1 million and $789,000 during 2012 and 2011, respectively increased primarily as a result of expenses related to the merger of Patriot.

The primary elements of non-interest expenses for the years ended December 31, 2012 and 2011 are summarized in the following table:

Sources of Non-interest Expense (in thousands)

	Years Ended December 31,
	2012	2011

Salaries and employee benefits	$3,003	$3,212
Occupancy and equipment expense	352	396
Net losses on foreclosed properties	206	45
Marketing expense	153	43
Information systems expense	306	336
FDIC insurance premiums	172	215
Other expense	1,096	789
Total non-interest expenses	$5,288	$5,036

Income Taxes

Income tax expense and benefit is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future federal and state income tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

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The income tax expense was $612,000 for the three months ended September 30, 2013, as compared to $308,000 for the three months ended September 30, 2012; and $1,502,000 for the nine months ended September 30, 2013, as compared to $751,000 for the nine months ended September 30, 2012. The income tax expense was $1,043,000 and $204,000 for 2012 and 2011, respectively.

Earning Assets

Average earning assets were approximately $359 million during the third quarter of 2013, an increase of 59% from the third quarter of 2012. Total average earning assets represented 96% of total average assets during the three months ended September 30, 2013 and 2012.

Average earning assets were approximately $343 million during the first nine months of 2013, an increase of 55% from the first nine months of 2012. Total average earning assets represented 96% of total average assets during the nine months ended September 30, 2013 and 2012. A summary of average assets during the three and nine month periods ended September 30, 2013 and 2012 is shown in the following table:

	Average Asset Mix (dollars in thousands)
	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent	Average Balance	Percent
Interest-earning assets:
Investment securities	$44,263	11.8%	$42,259	17.9%	$44,753	12.5%	$43,025	18.8%
Deposits with banks	25,129	6.7%	19,943	8.5%	23,415	6.6%	19,350	8.4%
Loans	289,809	77.1%	164,279	69.7%	274,832	77.1%	158,482	69.1%
Total interest-earning assets	359,201	95.6%	226,481	96.1%	343,000	96.2%	220,857	96.3%

Non-interest-earning assets:
Cash and due from banks	5,127	1.4%	3,783	1.6%	5,099	1.4%	3,395	1.5%
Premises and equipment	2,961	0.8%	158	0.1%	2,711	0.7%	174	0.1%
Other assets	12,242	3.2%	9,146	3.9%	9,558	2.7%	8,998	3.9%
Allowance for credit losses	(3,630)	-1.0%	(3,936)	-1.7%	(3,703)	-1.0%	(4,112)	-1.8%
Total assets	$375,901	100.0%	$235,632	100.0%	$356,665	100.0%	$229,312	100.0%

Average earning assets were approximately $223 million during 2012, an increase of 12% from 2011. Total average earning assets represented 96% of total average assets during the years ended December 31, 2012 and 2011. A summary of average assets is shown in the following table.

	Average Asset Mix (in thousands)
	Years Ended December 31,
	2012		2011
	Average Balance	Percent	Average Balance	Percent
Interest-earning assets:
Investment securities	$42,406	18.3%	$36,469	17.6%
Deposits with banks	19,526	8.4%	24,445	11.8%
Loans	160,616	69.4%	138,646	66.9%
Total interest-earning assets	222,548	96.1%	199,560	96.3%

Non-interest-earning assets:
Cash and due from banks	3,484	1.5%	2,848	1.4%
Premises and equipment	182	0.1%	254	0.1%
Other assets	9,166	4.0%	7,950	3.8%
Allowance for credit losses	(4,039)	-1.7%	(3,275)	-1.6%
Total assets	$231,341	100.0%	$207,337	100.0%

Loans

A significant portion of the loan portfolio is made up of loans secured by various types of real estate. Real estate loans represented 91% and 88% of total loans at September 30, 2013 and December 31, 2012, respectively. Total loans secured by one-to-four family residential properties represented 27% and 24% of total loans at September 30, 2013 and December 31, 2012, respectively. Loans for commercial and business purposes were approximately $23.6 million and $17.8 million, or 8% and 10% of total loans outstanding at September 30, 2013 and December 31, 2012, respectively.

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Real estate loans represented 88% of total loans at December 31, 2012 and 2011. Total loans secured by one-to-four family residential properties represented 24% of total loans at the end of 2012 and 2011. Loans for commercial and business purposes were approximately $18 million and $15 million, or 10% of total loans outstanding at December 31, 2012 and 2011.

Loans outstanding by type at September 30, 2013, December 31, 2012 and December 31, 2011 are shown in the following table:

	Loan Portfolio Summary (dollars in thousands)
	September 30,	December 31,
	2013	2012	2011
Construction and development	$37,938	$23,802	$23,677
1-4 family residential	79,806	41,230	34,872
Multifamily residential	9,134	6,588	6,011
Nonfarm, nonresidential	124,971	78,527	63,466
Farmland	13,262	930	890
Total real estate	265,111	151,077	128,916

Commercial	23,612	17,848	14,989
Consumer and other	4,039	3,515	3,676
Less unearned income, net	(645)	(411)	(267)
Total	$292,117	$172,029	$147,314

The maturity/re-pricing distributions of loans as of September 30, 2013, December 31, 2012 and December 31, 2011 are set forth in the following table.

	Maturity Schedule of Loans (dollars in thousands)
	September 30,		December 31,		December 31,
	2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
Three months or less	$45,032	15%	$16,162	9%	$35,457	24%
Over three months to twelve months	40,737	14%	36,606	21%	20,397	14%
Over one year to five years	129,093	44%	71,635	42%	70,157	48%
Over five years	77,255	27%	47,626	28%	21,303	14%
Total loans	$292,117	100%	$172,029	100%	$147,314	100%

Investment Securities

The investment portfolio is used to provide liquidity for unexpected deposit decreases, to fund loans, to meet interest rate sensitivity goals and to generate income.

Securities are classified as securities held to maturity when management has the intent and CapStone has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in shareholders’ equity. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, general liquidity needs and other similar factors.

Management of the investment portfolio is conservative with virtually all investments taking the form of purchases of government sponsored enterprises, corporate securities, municipal securities, and mortgage-backed securities. Management views the investment portfolio as a source of income and liquidity, and purchases securities with that in mind.

At times, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, management may sell certain securities prior to their maturity.

The following tables present the investment portfolio as of September 30, 2013 and December 31, 2012 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities due to the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

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	Investment Securities (dollars in thousands)
	September 30, 2013
	Amortized Cost Due
	In One Yr. Or Less	After One Through Five Years	After Five Through Ten Years	After Ten Years	Total Amortized Cost	Fair Value
Investment Securities
Agency Securities	$-	$500	$-	$-	$500	$518
Municipal securities	330	1,492	13,674	2,694	18,190	18,367
Mortgage-backed securities	5,082	11,008	5,476	5,687	27,253	27,443
Other securities	330	-	500	-	830	856
Total	$5,742	$13,000	$19,650	$8,381	$46,773	$47,184

Weighted average taxable equivalent yields						Total
Agency securities	-	-	2.75%	-		2.75%
Municipal securities	6.59%	5.62%	4.83%	5.52%		5.03%
Mortgage-backed securities	2.96%	2.63%	2.21%	1.67%		2.41%
Other securities	1.60%	-	9.14%	-		6.14%
Total	3.09%	2.98%	4.21%	2.91%		3.50%

	Investment Securities (dollars in thousands)
	December 31, 2012
	Amortized Cost Due
	In One Yr. Or Less	After One Through Five Years	After Five Through Ten Years	After Ten Years	Total Amortized Cost	Fair Value
Investment Securities
Agency Securities	$-	$500	$-	$-	$500	$526
Municipal securities	-	330	10,855	2,195	13,380	14,439
Mortgage-backed securities	6,406	11,466	3,127	1,846	22,845	23,884
Other securities	-	-	500	-	500	517
Total	$6,406	$12,296	$14,482	$4,041	$37,225	$39,366

Weighted average taxable equivalent yields						Total
Agency securities	-	2.75%	-	-		2.75%
Municipal securities	-	6.59%	5.23%	6.07%		5.40%
Mortgage-backed securities	3.24%	2.99%	2.75%	3.64%		3.08%
Other securities	-	-	9.14%	-		9.14%
Total	3.24%	3.08%	4.83%	4.96%		3.99%

The taxable equivalent yield on the investment portfolio was 3.50% and 3.99% as of September 30, 2013 and December 31, 2012, respectively. At September 30, 2013 and December 31, 2012, the market value of the investment portfolio was approximately $47 million and $39 million, respectively. Amortized cost was approximately $47 million and $37 million, as of the same period ends, respectively.

Deposits

CapStone’s balance sheet growth is largely determined by the availability of deposits in its market, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for better deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. Management must continuously monitor market pricing, competitors’ rates, and internal interest rate spreads to maintain growth and achieve profitability. CapStone attempts to structure rates so as to promote deposit and asset growth while at the same time increasing overall profitability.

Deposits at September 30, 2013, were approximately $281 million compared to approximately $176 million at December 31, 2012 and approximately $151 million at December 31, 2011. Interest-bearing accounts represented 83% of total deposits at September 30, 2013, 84% of total deposits at December 31, 2012 and 87% of total deposits at December 31, 2011. The increase in deposits was primarily the result of internal growth during 2012 and the Patriot acquisition in early 2013.

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Average total deposits were approximately $281 million during the three months ended September 30, 2013. This is a significant increase over the approximate $174 million during the same period in 2012 as a result of the Patriot acquisition. The percentage of average deposits that were interest-bearing in the third quarter of 2013 was 83% and 84% during the third quarter of 2012. Average demand deposits which earn no interest were approximately $47 million and $24 million for the three months ended September 30, 2013 and 2012, respectively.

Average total deposits were approximately $269 million during the nine months ended September 30, 2013. This is an increase of 63% over the same period in 2012. Average total deposits were approximately $165 million for the nine months ended September 30, 2012. The percentage of average deposits that were interest-bearing in the first nine months of 2013 was 84% and 86% during the first nine months of 2012. Average demand deposits which earn no interest were approximately $43 million and $23 million for the nine months ended September 30, 2013 and 2012, respectively.

Average total deposits were approximately $168 million during 2012. This is an increase of 21% over 2011. Average total deposits were approximately $139 million for the year ended December 31, 2011. The percentage of average deposits that were interest-bearing in 2012 was 86% and 87% during 2011. Average demand deposits which earn no interest were approximately $24 million and $18 million for the years ended December 31, 2012 and 2011, respectively.

Management’s strategy has been to support loan and investment growth with core deposits and not to aggressively solicit more volatile, large denomination certificates of deposit. Large denomination certificates of deposit are particularly sensitive to changes in interest rates. Management considers these deposits to be volatile and, in order to minimize liquidity and interest rate risks, invests these funds in short-term investments.

Average deposits and related average rates paid for the three and nine months ended September 30, 2013, are summarized in the following table.

Average Deposit Mix (dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2013
	Amount	Rate	Amount	Rate
Interest bearing deposits:
Demand accounts	$39,441	.26%	$39,683	.28%
Savings and money market deposits	85,378	.38%	83,794	.38%
Time deposit	109,628	.66%	102,562	.62%
Total interest bearing deposits	234,447	.49%	226,039	.47%

Demand deposits	46,797		42,743
Total deposits	$281,244		$268,782

The following table provides maturity information relating to time deposits of $100,000 or more at September 30, 2013.

Large Time Deposit Maturities, (in thousands)

Remaining maturity of three months or less	$13,718
Remaining maturity over three through twelve months	32,400
Remaining maturity over one through three years	29,195
Remaining maturity over three years	6,992
Total time deposits of $100,000 or more	$82,305

The following table provides maturity information relating to brokered deposits at September 30, 2013:

Brokered Deposit Maturities, (in thousands)

Remaining maturity of three months or less	$3,003
Remaining maturity over three through twelve months	10,900
Remaining maturity over one through three years	1,027
Remaining maturity over three years	3,463
Total brokered deposits	$18,393

Average deposits and related average rates paid for the years ended December 31, 2012 and 2011 are summarized in the following table.

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	Average Deposit Mix (dollars in thousands)
	2012		2011
	Amount	Rate	Amount	Rate
Interest bearing deposits:
Demand accounts	$26,322	.41%	$23,613	.61%
Savings and money market deposits	60,586	.53%	39,586	.72%
Time deposit	56,823	.84%	57,696	1.03%
Total interest bearing deposits	143,731	.63%	120,895	.85%

Demand deposits	23,900		18,160
Total deposits	167,631		139,055

The following table provides maturity information relating to time deposits of $100,000 or more at December 31, 2012.

Large Time Deposit Maturities, (dollars in thousands)

Remaining maturity of three months or less	$8,925
Remaining maturity over three through twelve months	17,971
Remaining maturity over one through three years	18,637
Remaining maturity over three years	250
Total time deposits of $100,000 or more	$45,783

The following table provides maturity information relating to brokered deposits at December 31, 2012:

Brokered Deposit Maturities, (dollars in thousands)

Remaining maturity of three months or less	$2,479
Remaining maturity over three through twelve months	3,569
Remaining maturity over one through three years	4,233
Total brokered deposits	$10,281

Federal Home Loan Bank (“FHLB”) Advances

Federal Home Loan Bank advances (“FHLB advances”) totaled $47 million as of September 30, 2012, $30.5 million as of December 31, 2012 and $31.75 million as of December 31, 2011. The increase in FHLB advances from December of 2012 to September of 2013 is a result of the increase in the size of the balance sheet from the Patriot acquisition. In addition, CapStone allowed certain high cost deposits to leave the bank, replacing them with advances.

Average advances for the three and nine months ended September 30, 2013 were approximately $48 million and $29 million, respectively. For the years ended December 31, 2012 and 2011, average advances were approximately $31 million and $35 million, respectively. The weighted average interest rate on advances was .79%, 1.24% and 1.65% as of September 30, 2013, December 31, 2012 and December 31, 2011, respectively.

Capital Adequacy

Total shareholders’ equity at September 30, 2013, was approximately $44 million compared to approximately $30 million at December 31, 2012. This increase was primarily due earnings and the acquisition of Patriot. Average shareholders’ equity as a percentage of average total assets was 11.2% and 12.6% for the nine months ended September 30, 2013 and 2012, respectively.

Total shareholders’ equity at December 31, 2012, was approximately $30 million compared to approximately $28 million at December 31, 2011. This increase was primarily due to earnings. Average shareholders’ equity as a percentage of average total assets was 12.8% and 12.6% at December 31, 2012 and 2011, respectively.

CapStone maintains a capital position which exceeds all capital adequacy requirements of federal regulatory authorities.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets.

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At September 30, 2013, CapStone’s capital ratios were as follows: Tier 1 leverage ratio, 11.3%, Tier 1 risk-based capital ratio, 13.9% and total risk-based ratio, 15.0%. At December 31, 2012, CapStone’s capital ratios were as follows: Tier 1 leverage ratio, 12.1%, Tier 1 risk-based capital ratio 16.3% and total risk-based ratio, 17.6%. These capital ratios were sufficient at September 30, 2013, and December 31, 2012 to classify CapStone as “well capitalized” in accordance with the FDIC’s regulatory capital rules. CapStone’s actual capital amounts and ratios at September 30, 2013 and December 31, 2012 are presented in the following table.

	Actual		Minimum		Minimum to be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2013
Total Capital to Risk-Weighted Assets	$45,655	15.0%	$24,326	8.0%	$30,408	10.0%
Tier 1 Capital to Risk-Weighted Assets	42,121	13.9%	12,163	4.0%	18,245	6.0%
Tier 1 Capital to Average Assets	42,121	11.3%	14,972	4.0%	18,715	5.0%

December 31, 2012
Total Capital to Risk-Weighted Assets	$30,983	17.6%	$14,115	8.0%	$17,644	10.0%
Tier 1 Capital to Risk-Weighted Assets	28,759	16.3%	7,057	4.0%	10,586	6.0%
Tier 1 Capital to Average Assets	28,759	12.1%	9,497	4.0%	11,872	5.0%

In July 2013, the Board of Governors of the Federal Reserve System announced its approval of a final rule to implement the Basel III regulatory capital reforms, among other changes required by the Dodd-Frank Act. The framework requires banking organizations to hold more and higher quality capital, which acts as a financial cushion to absorb losses, taking into account the impact of risk. The approved rule includes a new minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5% as well as a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking institutions. For the largest, most internationally active banking organizations, the rule includes a new minimum supplementary leverage ratio that takes into account off-balance sheet exposures. In terms of quality of capital, the final rule emphasizes common equity Tier 1 capital and implements strict eligibility criteria for regulatory capital instruments. It also improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. The phase-in for smaller banking organizations, such as CapStone, will not begin until January 2015, while the phase-in period for larger banks starts in January 2014. The ultimate impact of the implementation of the new regulatory capital standards on CapStone is currently being reviewed.

Non-performing and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. Management also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

The allowance for loan losses is maintained at a level deemed appropriate in light of the risk inherent in the loan portfolio. Some of the factors which management considers in determining the appropriate level of the allowance for loan losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, regulatory policies, and in particular, how such conditions relate to the market areas that CapStone serves. Bank regulators also periodically review loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following tables.

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Allowance for Loan Losses (dollars in thousands)

	Three Months Ended September 30,
	2013	2012

Balance at beginning of period	$3,620	$3,981
Charge-offs:
Residential	85	45
Nonresidential	-	61
Commercial	1	-
Construction and Development	80	169
Total charge-offs	166	275
Recoveries:
Residential	2	-
Nonresidential	-	-
Commercial	-	-
Construction and Development	78	66
Total recoveries	80	66

Net charge-offs	86	209

Provision for loan losses	-	126

Balance at the end of the period	$3,534	$3,898

Total loans outstanding at period-end	$292,117	$165,836

Average loans outstanding for the period	$289,809	$164,279

Allowance for loan losses to total loans outstanding	1.21%	2.35%
Ratio of net loan charge-offs to average loans outstanding (annualized)	.12%	.51%

Allowance for Loan Losses (dollars in thousands)

	Nine Months Ended September 30,
	2013	2012

Balance at beginning of period	$3,709	$4,183
Charge-offs:
Residential	85	152
Nonresidential	350	334
Commercial	27	-
Construction and Development	80	605
Total charge-offs	542	1,091
Recoveries:
Residential	4	-
Nonresidential	-	-
Commercial	-	19
Construction and Development	114	66
Total recoveries	118	85

Net charge-offs	424	1,006

Provision for loan losses	250	721

Balance at the end of the period	$3,534	$3,898

Total loans outstanding at period-end	$292,117	$165,836

Average loans outstanding for the period	$274,832	$158,482

Allowance for loan losses to total loans outstanding	1.21%	2.35%
Ratio of net loan charge-offs to average loans outstanding (annualized)	.21%	.85%

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Allowance for Loan Losses (dollars in thousands)

	Years Ended December 31,
	2012	2011

Balance at beginning of period	$4,183	$3,023
Charge-offs:
Residential	394	662
Nonresidential	509	300
Commercial	18	-
Construction and Development	430	262
Total charge-offs	1,351	1,224
Recoveries:
Residential	-	5
Nonresidential	19	-
Commercial	18	-
Construction and Development	68	-
Total recoveries	105	5

Net charge-offs	1,246	1,219

Provision for loan losses	771	2,379

Balance at the end of the period	$3,708	$4,183

Total loans outstanding at period-end	$172,029	$147,314

Average loans outstanding for the period	$160,616	$138,646

Allowance for loan losses to total loans outstanding	2.16%	2.84%
Ratio of net loan charge-offs to average loans outstanding (annualized)	.78%	.88%

The following tables set forth information about the allowance for loan losses by asset category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

Allowance for Loan Losses by Category (dollars in thousands)

	September 30,				December 31,
	2013		2012		2012		2011
	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)
Construction and development	$458	13%	$590	15%	$511	14%	$671	16%
Residential	1,074	31%	1,093	28%	1,029	28%	1,159	28%
Nonresidential	1,668	47%	1,828	47%	1,709	46%	1,824	44%
Total real estate	3,200	91%	3,511	90%	3,249	88%	3,654	88%

Commercial	285	8%	303	8%	384	10%	425	10%
Consumer and other	49	1%	84	2%	75	2%	104	2%
Total	$3,534	100%	$3,898	100%	$3,708	100%	$4,183	100%

[1]	Represents the allowance as a percentage of total loans in each loan category.

Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however consider the level of the allowance for loan losses to be appropriate in light of the risk inherent in the loan portfolio at September 30, 2013, and December 31, 2012.

The following tables set forth information about CapStone’s non-performing assets.

Non-performing Assets (in thousands)

	September 30,	December 31,
	2013	2012	2011
Non-accrual loans	$4,094	$3,979	$5,594
Other real estate and repossessed personal property	701	839	186
Total non-performing assets	$4,795	$4,818	$5,780
Restructured loans, performing	$498	$81	$1,505
Non-performing assets as a percentage of total assets	1.28%	2.02%	2.68%
Non-performing loans as a percentage of total loans	1.40%	2.31%	3.80%

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Asset Quality

At September 30, 2013, CapStone had approximately $130,000 in accruing loans that were 30–89 days past due. This represented .11% of total loans outstanding on that date. At December 31, 2012, CapStone had no loans that were 30–89 days past due. This is a decrease from December 31, 2011, when there were approximately $2.3 million in loans that were 30–89 days past due, or 2% of total loans outstanding. Non-accrual loans increased slightly to approximately $4.1 million at September 30, 2013 compared to approximately $4 million at December 31, 2012 but were down significantly from the approximately $5.6 million as of December 31, 2011.

The percentage of non-accruing loans to total loans decreased 91 basis points from 2.31% at December 31, 2012 to 1.40% at September 30, 2013. At September 30, 2013, CapStone had approximately $944,000 of loans that were considered troubled debt restructured, including approximately $446,000 of loans on non-accrual, as compared to approximately $1.2 million of loans that were considered troubled debt restructured, including approximately $1.1 million of loans on non-accrual at December 31, 2012. At December 31, 2011, CapStone had approximately $5.3 million of loans that were considered troubled debt restructured, including approximately $3.8 million of loans on non-accrual.

At September 30, 2013, there were approximately $5.3 million of loans that were reviewed for individual impairment under ASC 310. Of these impaired loans, approximately $745,000 required a specific reserve of $256,000 at September 30, 2013. The allowance for loan losses was approximately $3.5 million at September 30, 2013, or 1.21% of total loans outstanding. This is a decrease of 114 basis points from the 2.35% of total loans at December 31, 2012. This significant decrease is a result of improved asset quality and the acquisition of Patriot whose loans have been recorded at fair market value. The allowance for loan losses at September 30, 2013 represented 66% of impaired loans. It is management’s assessment that the allowance for loan losses as of September 30, 2013, was appropriate in light of the risk inherent in within CapStone’s loan portfolio. No assurances, however, can be made that further adjustments to the allowance for loan losses may not be deemed necessary.

At December 31, 2012, there were approximately $4.1 million of loans that were reviewed for individual impairment under ASC 310. approximately $2.7 million of these impaired loans required a specific reserve of approximately $734,000 at December 31, 2012. At December 31, 2011, approximately $12.9 million in loans were classified as impaired of which approximately $7.4 million required a specific reserve of approximately $1.5 million. The allowance for loan losses was approximately $3.7 million at December 31, 2012 or 2.16% of total loans outstanding. This is a decrease of 68 basis points from the 2.84% of total loans at December 31, 2011. This decrease in the allowance for 2012 resulted from improved asset quality. The allowance for loan losses at December 31, 2012 represented 89% of impaired loans compared to 32% at December 31, 2011. It is management’s assessment that the allowance for loan losses as of December 31, 2012, was appropriate in light of the risk inherent within the loan portfolio. No assurances, however, can be made that further adjustments to the allowance for loan losses may not be deemed necessary.

Total non-performing assets as of September 30, 2013, were approximately $4.8 million. The allowance for loan losses at September 30, 2013 represented 74% of non-performing assets. The total non-performing assets at December 31, 2012 and December 31, 2011 were approximately $4.8 million and approximately $5.8 million, respectively. The allowance for loan losses at December 31, 2012 represented 77% of non-performing assets compared to 72% at December 31, 2011.

Additional information is as follows (dollars in thousands):

	September 30, 2013	December 31, 2012	December 31, 2011

Impaired loans	$5,342	$4,151	$12,913
Unimpaired loans	286,775	167,878	134,401
Total loans	$292,117	$172,029	$147,314

Specific reserve on impaired loans	$256	$734	$1,529
Reserve related to ASC 450	3,278	2,974	2,654
Total allowance for loan losses	$3,534	$3,708	$4,183

Allowance to total loans	1.21%	2.22%	2.84%

Specific reserve to impaired loans	4.79%	17.68%	11.84%

ASC 450 reserves to unimpaired loans	1.14%	1.83%	1.97%

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CapStone’s allowance for loan and lease losses consists of three major components. The first is a formula reserve. This reserve is established for the potential inherent losses which are expected, yet not specifically identified, that are embedded in pools of similar loans within the portfolio. This reserve is based on actual historical losses given default. The second is an individual reserve. This reserve represents the loss that has been identified and is expected within a specific credit based on discounted expected cash flows or the fair value of the collateral (less selling costs) for certain collateral dependent loans. The third component of the allowance is the qualitative reserve. This reserve is established to capture potential losses embedded in the portfolio that are influenced by environmental factors which are not captured in the historical loss data. Such environmental factors include measures of the quality of the portfolio as well as local economic factors.

Liquidity and Sensitivity

The principal goals of the CapStone’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest against liabilities on which interest is paid, to protect from wide fluctuations in its net interest income which could result from interest rate changes.

Management must ensure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates of deposit, federal funds lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either re-price or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or re-pricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.

At September 30, 2013, from a re-pricing gap analysis, CapStone was cumulatively asset-sensitive. While a significant portion of the loan portfolio is structured to re-price almost immediately as interest rates change, due to the level of floors embedded in the portfolio, unless there is a significant increase in interest rates, it is anticipated that interest bearing liabilities will re-price faster than assets. Demand, savings and money market accounts re-pricing within three months totaled approximately $142 million at September 30, 2013. Historically, these short-term deposits are not as rate-sensitive as other types of interest-bearing deposits.

Matching sensitive positions alone does not ensure that there is no interest rate risk. The re-pricing characteristics of assets are different from the re-pricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the re-pricing opportunities of assets and liabilities are perfectly matched.

CapStone’s historical liquidity management process included anticipating operating cash requirements, evaluating time deposit maturities, monitoring loan to deposit ratios and correlating these activities to an overall periodic internal liquidity measure. In evaluating its asset mix, CapStone has sought to maintain a securities portfolio and investments in time deposits sufficient to provide short-term liquidity in periods of unusual fluctuations.

The tables below show the sensitivity of CapStone’s balance sheet at the dates indicated but are not necessarily indicative of the position on other date.

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Interest Rate Sensitivity (dollars in thousands)

	September 30, 2013 Maturities/Re-pricing
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earning assets:
Loans	$118,376	$47,118	$108,492	$18,131	$292,117
Investments	7,222	3,717	14,270	24,560	49,769
Deposits with banks	806	1,738	16,711	-	19,255
Total	126,404	52,573	139,473	42,691	361,141

Interest-bearing liabilities:
Demand accounts	38,509				38,509
Savings and money market	85,187				85,187
Time deposits	18,724	43,273	45,114	3,008	110,119
Federal Home Loan Bank Advances	11,000	17,000	19,000	-	47,000
Other Borrowings	1,490	-	-	-	1,490
Total	154,910	60,273	64,114	3,008	282,305

Interest Sensitivity Gap	$(28,506)	$(7,700)	$75,359	$39,683	$78,836

Ratio of interest sensitive assets to liabilities	.82	.87	2.18	14.19	1.28

Cumulative ratio of interest sensitive assets to liabilities	.82	.83	1.14	1.28	1.28

Interest Rate Sensitivity (dollars in thousands)

	December 31, 2012 Maturities/Re-pricing
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earning assets:
Loans	$62,787	$27,377	$61,422	$20,443	$172,029
Investments	3,136	4,204	15,562	18,144	41,046
Deposits with banks	455	497	17,457	-	18,409
Total	66,378	32,078	94,441	38,587	231,484

Interest-bearing liabilities:
Demand accounts	31,008				31,008
Savings and money market	64,042				64,042
Time deposits	10,731	21,040	20,031	14	51,816
Federal Home Loan Bank Advances	10,500	12,000	8,000		30,500
Other Borrowings	681				681
Total	116,962	33,040	28,031	14	178,047

Interest Sensitivity Gap	$(50,584)	$(962)	$66,410	$38,573	$53,437

Ratio of interest sensitive assets to liabilities	.57	.97	3.37	2,756.21	1.30

Cumulative ratio of interest sensitive assets to liabilities	.57	.66	1.08	1.30	1.30

Effects of Inflation

Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors interest rate sensitivity in order to minimize the effects of inflationary trends on operations. Other areas of non-interest expense may be more directly affected by inflation. Since CapStone’s assets and liabilities are primarily monetary in nature, its performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not necessarily be the same.

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While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Commitments and Contingencies

Litigation

In the normal course of business CapStone is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

To meet the financing needs of its customers, CapStone is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

CapStone’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Management uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of commitments are as follows (in thousands):

	September 30, 2013	December 31, 2012	December 31, 2011

Commitments to extend credit	$69,482	$35,888	$22,306
Standby letters of credit	821	352	50
Total Commitments	$70,303	$36,240	$22,356

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. CapStone evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which management deems necessary

Concentrations of Credit Risk

Substantially all of CapStone’s loans and commitments to extend credit have been granted to customers in CapStone’s market area and such customers are generally depositors of CapStone. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

CapStone’s primary focus is toward commercial, consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of approximately $5 million.

CapStone from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Financial Ratios

The following table summarizes ratios considered to be significant indicators of CapStone’s operating results for the three and nine months ended September 30, 2013 and 2012, as well as for the years ended December 31, 2012 and 2011.

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Key Financial Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2013	2012	2012	2011
Return on average assets	1.42%	1.01%	2.90%	.89%	.84%	.33%
Return on average equity	12.34%	8.03%	26.10%	7.07%	6.60%	2.43%

SUPERVISION AND REGULATION

Bank holding companies and state commercial banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect NewBridge and NewBridge Bank as well as CapStone. This summary contains what management believes to be the material information related to the supervision and regulation of NewBridge, NewBridge Bank and CapStone, but is not intended to be an exhaustive description of the statutes or regulations applicable to their respective businesses. Supervision, regulation and examination of NewBridge, NewBridge Bank and CapStone by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of NewBridge and/or CapStone. NewBridge cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of NewBridge, NewBridge Bank and CapStone may be affected by a statute or regulation. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on our business and prospects.

Federal Bank Holding Company Regulation and Structure

As a bank holding company, NewBridge is subject to regulation under the BHCA and to the supervision, examination and reporting requirements of the Federal Reserve. Both NewBridge Bank and CapStone have a North Carolina-charter and are subject to regulation, supervision and examination by the FDIC and the Commissioner. As a result of NewBridge’s ownership of NewBridge Bank, NewBridge is also registered under the bank holding company laws of North Carolina, and is also subject to supervision and regulation by the Commissioner.

The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any other bank holding company if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the other bank holding company;

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the CRA, both of which are discussed elsewhere in more detail.

Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

•	no other person will own a greater percentage of that class of voting securities immediately after the transaction.

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NewBridge common stock is registered under Section 12 of the Exchange Act. The regulations provide a procedure for challenging rebuttable presumptions of control.

The BHCA generally prohibits a bank holding company from engaging in activities other than banking; managing or controlling banks or other permissible subsidiaries; and acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

Under the BHCA, a bank holding company may file an election with the Federal Reserve to be treated as a financial holding company and engage in an expanded list of financial activities. The election must be accompanied by a certification that all of the company’s insured depository institution subsidiaries are “well capitalized” and “well managed.” Additionally, the CRA rating of each subsidiary bank must be satisfactory or better. If, after becoming a financial holding company and undertaking activities not permissible for a bank holding company, the company fails to continue to meet any of the prerequisites for financial holding company status, the company must enter into an agreement with the Federal Reserve to comply with all applicable capital and management requirements. If the company does not return to compliance within 180 days, the Federal Reserve may order the company to divest its subsidiary banks or the company may discontinue or divest investments in companies engaged in activities permissible only for a bank holding company that has elected to be treated as a financial holding company. NewBridge has not elected to be treated as a financial holding company.

NewBridge is required to act as a source of financial strength for NewBridge Bank and to commit resources to support NewBridge Bank. This support may be required at times when NewBridge might not be inclined to provide it. In addition, any capital loans made by NewBridge to NewBridge Bank will be repaid only after its deposits and various other obligations are repaid in full.

Bank Merger Act

Section 18(c) of the FDIA, popularly known as the “Bank Merger Act,” requires the prior written approval of the FDIC before any bank may (i) merge or consolidate with, (ii) purchase or otherwise acquire the assets of, or (iii) assume the deposit liabilities of, another bank if the resulting institution is to be a state nonmember bank.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction the effect of which, in any section of the country, may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade. An exception may be made in the case of a merger transaction the effect of which would be to substantially lessen competition, tend to create a monopoly, or otherwise restrain trade, if the FDIC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities, including in overseas branches.

State Law

Both NewBridge Bank and CapStone are subject to extensive supervision and regulation by the Commissioner. The Commissioner oversees state laws that set specific requirements for bank capital and that regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and banks are required to make regular reports to the Commissioner describing in detail their resources, assets, liabilities, and financial condition. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, capital requirements for banks, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

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The Commissioner has extensive enforcement authority over North Carolina banks. Such authority includes the ability to issue cease and desist orders and to seek civil money penalties. The Commissioner may also take possession of a North Carolina bank in various circumstances, including for a violation of its charter or of applicable laws, operating in an unsafe and unsound manner, or as a result of an impairment of its capital, and may appoint a receiver.

On October 1, 2012, the North Carolina Banking Law Modernization Act became effective and many of the state banking laws to which NewBridge Bank and CapStone are subject were amended, including laws impacting capital requirements, authorized activities, permissible investments, and numerous operational functions.

NewBridge Bank and CapStone are also subject to numerous state and federal statutes and regulations that affect their respective businesses, activities and operations and are supervised and examined by state and federal bank regulatory agencies. The FDIC and the Commissioner regularly examine the operations of each bank and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions.

Emergency Economic Stabilization Act of 2008 (“EESA”)

As part of the EESA, the Treasury created the CPP, which authorized the Treasury to invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies for the purpose of stabilizing the U.S. financial markets.

Pursuant to the CPP, on December 12, 2008, NewBridge issued and sold to the Treasury (i) 52,372 shares of NewBridge’s Series A Preferred Stock and (ii) a Warrant to purchase 2,567,255 shares of NewBridge common stock for an aggregate purchase price of $52,372,000 in cash. The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of NewBridge’s common stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years, and thereafter 9% per year. The current dividend rate on the Series A Preferred Stock is 5%. The securities purchase agreement, dated December 12, 2008, pursuant to which the securities issued to the Treasury under the CPP were sold, grants the holders of the Series A Preferred Stock, the Warrant and the shares of NewBridge common stock to be issued under the Warrant, certain registration rights, and subjected NewBridge to certain of the executive compensation restrictions included in the EESA, the American Recovery and Reinvestment Act of 2009 (“ARRA”) and subsequent regulations issued by the Treasury.

On April 18, 2013, the Treasury held an auction to sell all of its investment in the Series A Preferred Stock. The sale was settled on April, 29, 2013. As a consequence, NewBridge is no longer subject to the executive compensation restrictions that were established in connection with the CPP. On May 15, 2013, NewBridge repurchased the Warrant. Following the repurchase of the Warrant, the Treasury has no equity or other ownership interest in NewBridge. On June 3, 2013, NewBridge redeemed 37,372 of the 52,372 outstanding shares of Series A Preferred Stock.

The Series A Preferred Stock is non-voting, except in limited circumstances. So long as any of the Series A Preferred Stock is outstanding, NewBridge may not repurchase or otherwise acquire any of its outstanding common stock unless it is current in dividend payments on its outstanding Series A Preferred Stock. NewBridge may not redeem the Series A Preferred Stock without prior consultation with its primary federal regulator. CapStone did not participate in the CPP.

Payment of Dividends and Other Restrictions

NewBridge is a legal entity separate and distinct from NewBridge Bank. While there are various legal and regulatory limitations under federal and state law on the extent to which banks can pay dividends or otherwise supply funds to holding companies, the principal source of cash revenues for NewBridge is dividends from NewBridge Bank. The relevant federal and state regulatory agencies also have authority to prohibit a state bank or bank holding company, which would include NewBridge, NewBridge Bank and CapStone, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of a bank, be deemed to constitute an unsafe or unsound practice in conducting its business.

Insured depository institutions, such as NewBridge Bank and CapStone, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).

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The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if one or more of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Capital Adequacy

NewBridge must comply with the Federal Reserve’s established capital adequacy standards, and both NewBridge Bank and CapStone are required to comply with the capital adequacy standards established by the FDIC. The Federal Reserve has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance-sheet exposure and minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items. The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves.

At September 30, 2013, NewBridge Bank’s total risk-based capital ratio and its Tier 1 risk-based capital ratio were 11.18% and 9.92% respectively, after providing for the effect of the acquisition of Security Savings Bank, SSB, on October 1, 2013. Neither NewBridge nor NewBridge Bank has been advised by any federal banking agency of any additional specific minimum capital ratio requirement applicable to it.

At September 30, 2013, CapStone’s total risk-based capital and its Tier 1 risk-based capital ratio were 15.01% and 13.85%, respectively.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a minimum leverage ratio of 4%. NewBridge’s ratio at September 30, 2013, was 8.02% after providing for the effect of the acquisition of Security Savings Bank, SSB, on October 1, 2013. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital leverage ratio” and other indications of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised NewBridge of any additional specific minimum leverage ratio or tangible Tier 1 Capital leverage ratio applicable to it.

Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits and certain other restrictions on its business. As described below, the FDIC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements.

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The FDI Act requires the federal regulatory agencies to take “prompt corrective action” if a depository institution does not meet minimum capital requirements. The FDI Act establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the Total Risk-Based Capital ratio, Tier 1 Risk-Based Capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

•	“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not “well capitalized;”

•	“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances);

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a leverage ratio of less than 3%; and

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of September 30, 2013, both NewBridge Bank and CapStone had capital levels that qualify as “well capitalized” under such regulations.

The FDI Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.” “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5% of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and the cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is also subject to certain limitations relating to brokered deposits.

The regulatory capital framework under which NewBridge, NewBridge Bank and CapStone operate is expected to change in significant respects as a result of the Dodd-Frank Act, which was enacted in July 2010, and other regulations, including the separate regulatory capital requirements put forth by the Basel Committee on Banking Supervision, commonly known “Basel II.” Currently, NewBridge, NewBridge Bank and CapStone are governed by a set of capital rules that the Federal Reserve and the FDIC have had in place since 1988, with some subsequent amendments and revisions.

On July 2, 2013, the Federal Reserve approved a final rule that establishes an integrated regulatory capital framework that addresses shortcomings in certain capital requirements. The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act.

The major provisions of the new rule applicable to us are:

•	The new rule implements higher minimum capital requirements, includes a new common equity tier1 capital requirement, and establishes criteria that instruments must meet in order to be considered common equity tier 1 capital, additional tier 1 capital, or tier 2 capital. These enhancements will both improve the quality and increase the quantity of capital required to be held by banking organizations, better equipping the U.S. banking system to deal with adverse economic conditions. The new minimum capital to risk-weighted assets (RWA) requirements are a common equity tier 1 capital ratio of 4.5 percent and a tier 1 capital ratio of 6.0 percent, which is an increase from 4.0 percent, and a total capital ratio that remains at 8.0 percent. The minimum leverage ratio (tier 1 capital to total assets) is 4.0 percent. The new rule maintains the general structure of the current PCA framework while incorporating these increased minimum requirements.

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•	The new rule improves the quality of capital by implementing changes to the definition of capital. Among the most important changes are stricter eligibility criteria for regulatory capital instruments that would disallow the inclusion of instruments such as trust preferred securities in tier 1 capital going forward, and new constraints on the inclusion of minority interests, mortgage-servicing assets (MSAs), deferred tax assets (DTAs), and certain investments in the capital of unconsolidated financial institutions. In addition, the new rule requires that most regulatory capital deductions be made from common equity tier 1 capital.

•	Under the new rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity tier 1 capital above its minimum risk-based capital requirements. This buffer will help to ensure that banking organizations conserve capital when it is most needed, allowing them to better weather periods of economic stress. The buffer is measured relative to RWA. Phase-in of the capital conservation buffer requirements will begin on January 1, 2016. A banking organization with a buffer greater than 2.5 percent would not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5 percent would be subject to increasingly stringent limitations as the buffer approaches zero. The new rule also prohibits a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. When the new rule is fully phased in, the minimum capital requirements plus the capital conservation buffer will exceed the PCA well-capitalized thresholds.

•	The new rule also increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors.

On September 10, 2013, the FDIC issued an “interim final rule” applicable to NewBridge Bank and CapStone that is identical in substance to the final rules issued by the Federal Reserve described above. NewBridge Bank and CapStone are required to comply with the interim final rule on January 1, 2015.

Compliance by NewBridge, NewBridge Bank and CapStone with these new capital requirements will likely affect their respective operations. However, the extent of that impact cannot be known until there is greater clarity regarding the specific requirements applicable to them. While the Dodd-Frank Act was enacted in 2010, many of its provisions will require additional implementing rules before becoming effective, and the proposed federal banking agency regulations implementing the Basel III standards, while recently promulgated, have not been implemented.

Acquisitions

As an active acquirer, NewBridge must comply with numerous laws related to its acquisition activity. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. Further, the Bank Merger Act requires approval from the FDIC prior to NewBridge Bank merging with or acquiring the deposits of another bank. Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Furthermore, a bank headquartered in one state is authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date, and subject to any state requirement that the target bank shall have been in existence and operating for a minimum period of time, not to exceed five years, and to certain deposit market-share limitations.

Branching

With appropriate regulatory approvals, North Carolina commercial banks are authorized to establish branches both in North Carolina and in other states. As a result of the Dodd-Frank Act, federal law allows de novo interstate branching and branching through mergers. A bank that establishes a branch in another state may conduct any activity at that branch office that is permitted by the law of that state to the extent that the activity is permitted either for a state bank chartered by that state or for a branch in the state of an out-of-state national bank.

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FDIC Insurance Assessments

The FDIC insures the deposits of NewBridge Bank and CapStone up to prescribed limits for each depositor. Effective November 21, 2008 and until December 31, 2010, the FDIC expanded deposit insurance limits for certain accounts under the Temporary Liquidity Guarantee Program (the “TLGP”). Provided an institution did not opt out of the TLGP, the FDIC would fully guarantee funds deposited in non-interest bearing transaction accounts, including interest on lawyer trust accounts (“IOLTA” accounts), and negotiable order of withdrawal accounts (“NOW” accounts), with rates no higher than 0.50% through June 30, 2010 and no higher than 0.25% after June 30, 2010, if the institution committed to maintain the interest rate at or below that rate. In conjunction with the increased deposit insurance coverage, the amount of FDIC assessments paid by each Deposit Insurance Fund member institution also increased. The Dodd-Frank Act provided temporary, unlimited deposit insurance for all non-interest bearing transaction accounts until December 31, 2012. In January 2011, the FDIC issued final rules implementing this provision of the Dodd-Frank Act by including IOLTAs within the definition of non-interest bearing transaction accounts. Under the FDIC’s final rules, all funds held in IOLTA accounts, together with all other non-interest bearing transaction account deposits, were fully insured, without limit, from December 31, 2010 through December 31, 2012.

The assessment paid by each Deposit Insurance Fund member institution is based on its relative risks of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. NewBridge’s insurance assessments during 2012 and 2011 were $1.8 million and $2.4 million, respectively. Because of the growing number of bank failures and costs to the DIF, the FDIC required a special assessment during 2009 totaling $970,000.

CapStone’s federal deposit insurance assessments during 2012 and 2011 were approximately $172,000 and $215,000, respectively. During 2009, CapStone’s special assessment to the FDIC amounted to $72,000, and it was required to prepay the assessments that would normally have been paid during 2010 – 2012.

An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

The Dodd-Frank Act expands the base for FDIC insurance assessments, requiring that assessments be based on the average consolidated total assets less tangible equity capital of a financial institution. On February 7, 2011, the FDIC approved a final rule to implement the foregoing provision of the Dodd-Frank Act. Among other things, the final rule revises the assessment rate schedule to provide assessments ranging from 5 to 35 basis points, with the initial assessment rates subject to adjustments which could increase or decrease the total base assessment rates. The FDIC has three possible adjustments to an institution’s initial base assessment rate: (i) a decrease of up to five basis points (or 50% of the initial base assessment rate) for long-term unsecured debt, including senior unsecured debt (other than debt guaranteed under the TLGP) and subordinated debt; (ii) an increase for holding long-term unsecured or subordinated debt issued by other insured depository institutions known as the Depository Institution Debt Adjustment (the “DIDA”) and (iii) for institutions not well rated and well capitalized, an increase not to exceed 10 basis points for brokered deposits in excess of 10 percent of domestic deposits.

To date, these changes have resulted in a reduction in NewBridge’s insurance assessments, due in part to NewBridge receiving a new rating in 2011, which further reduced the Bank’s assessments.

The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of the Financing Corporation (the “FICO”). The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The FICO assessment rate is set quarterly and ranged from 0.66 basis points throughout 2012 to 0.64 basis points for the first three quarters of 2013 per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Limits on Rates Paid on Deposits and Brokered Deposits

FDIC regulations limit the ability of insured depository institutions to accept, renew or roll-over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution’s normal market area. Under these regulations, well capitalized depository institutions may accept, renew or roll-over such deposits without restriction; adequately capitalized depository institutions may accept, renew or roll-over such deposits with a waiver from the FDIC (subject to certain restrictions on payments of rates); and undercapitalized depository institutions may not accept, renew, or roll-over such deposits.

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Loans to One Borrower

NewBridge Bank and CapStone are subject to the loans to one borrower limits imposed by North Carolina law, which are substantially the same as those applicable to national banks. Under these limits, no loans and extensions of credit to any single borrower outstanding at one time and not fully secured by readily marketable collateral may exceed 15% of the bank’s capital, as used in the calculation of its risk-based capital ratios.

Transactions with Affiliates

Under current federal law, depository institutions are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act with respect to loans to directors, executive officers and principal shareholders. Under Section 22(h), loans to directors, executive officers and shareholders who own more than 10% of a depository institution (18% in the case of institutions located in an area with less than 30,000 in population), and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution’s loans to one borrower limit (as discussed below). Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and shareholders who own more than 10% of an institution, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the institution. Any “interested” director may not participate in the voting. The FDIC has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, pursuant to Section 22(h), the Federal Reserve requires that loans to directors, executive officers, and principal shareholders be made on terms substantially the same as offered in comparable transactions with non-executive employees of a bank. The FDIC has imposed additional limits on the amount a bank can loan to an executive officer.

Community Reinvestment Act (the “CRA”)

The CRA requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low and moderate-income borrowers in their local communities. An institution’s size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions are examined using a performance-based lending, investment and service test. Small institutions are examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

The CRA regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution’s CRA performance and to review the institution’s CRA public file. Each lending institution must maintain for public inspection a file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The CRA requires public disclosure of a financial institution’s written CRA evaluations. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution’s community reinvestment record.

The Gramm-Leach-Bliley Act made various changes to the CRA. Among other changes, CRA agreements with private parties must be disclosed and annual CRA reports must be made available to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the Gramm-Leach-Bliley Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a satisfactory CRA rating in its latest CRA examination. NewBridge Bank received a “Satisfactory” rating in its last CRA examination which was conducted during September 2011. CapStone received a “Satisfactory” rating in its last CRA examination which was dated as of January 2013.

Consumer Protection Laws

Both NewBridge Bank and CapStone are subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Act and state law counterparts.

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Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

Additional Legislative and Regulatory Matters

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The USA PATRIOT Act also requires the Secretary of the Treasury to prescribe by regulation minimum standards that financial institutions must follow to verify the identity of customers, both foreign and domestic, when a customer opens an account. In addition, the USA PATRIOT Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

The Sarbanes-Oxley Act of 2002 mandates for public companies such as NewBridge, a variety of reforms intended to address corporate and accounting fraud and provides for the establishment of the Public Company Accounting Oversight Board (the “PCAOB”) which enforces auditing, quality control and independence standards for firms that audit SEC-reporting companies. The Act imposes higher standards for auditor independence and restricts the provision of consulting services by auditing firms to companies they audit and requires that certain audit partners be rotated periodically. It also requires chief executive officers and chief financial officers, or their equivalents, to certify the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement, and increases the oversight and authority of audit committees of publicly traded companies.

Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of NewBridge, NewBridge Bank and CapStone will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on NewBridge, NewBridge Bank and CapStone cannot be predicted.

Current and future legislation and the policies established by federal and state regulatory authorities will affect the future operations of NewBridge, NewBridge Bank and CapStone. Banking legislation and regulations may limit NewBridge, NewBridge Bank and CapStone’s growth and the return to their investors by restricting certain of their activities.

In addition, capital requirements could be changed and have the effect of restricting the activities of NewBridge, NewBridge Bank or CapStone or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the business of NewBridge, NewBridge Bank or CapStone.

Federal Home Loan Bank (“FHLB”) System

NewBridge Bank has a correspondent relationship with the FHLB of Atlanta, which is one of 12 regional FHLBs that administer the home financing credit function of savings companies. Each FHLB serves as a reserve or central bank for its members within its assigned region. FHLBs are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system and make loans to members (i.e., advances) in accordance with policies and procedures, established by the Board of Directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

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Title 6 of the Gramm-Leach-Bliley Act, entitled the Federal Home Loan Bank System Modernization Act of 1999 (the “FHLB Modernization Act”) amended the Federal Home Loan Bank Act to allow voluntary membership and modernized the capital structure and governance of the FHLBs. The capital structure established under the FHLB Modernization Act sets forth leverage and risk-based capital requirements based on permanence of capital. It also requires some minimum investment in the stock of the FHLBs of all member entities. Capital includes retained earnings and two forms of stock: Class A stock redeemable within six months upon written notice and Class B stock redeemable within five years upon written notice. The FHLB Modernization Act also reduced the period of time in which a member exiting the FHLB system must stay out of the system.

Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. NewBridge Bank and CapStone’s respective loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Limitations on Incentive Compensation

In October 2009, the Federal Reserve issued proposed guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage excessive risk-taking or undermine the safety and soundness of the organization. In connection with the proposed guidance, the Federal Reserve announced that it would review NewBridge’s incentive compensation arrangements as part of the regular, risk-focused supervisory process.

In June 2010, the Federal Reserve issued the incentive compensation guidance in final form and was joined in by the FDIC and the Office of the Comptroller of the Currency. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Federal Securities Law

NewBridge has registered a class of its common stock with the SEC pursuant to Section 12(g) of the Exchange Act. As a result of such registration, the proxy and tender offer rules, insider trading reporting requirements, annual and periodic reporting and other requirements of the Exchange Act are applicable to NewBridge.

Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on the business and earnings of NewBridge Bank and CapStone cannot be predicted.

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Evolving Legislation and Regulatory Action

In 2009, many emergency government programs enacted in 2008 in response to the financial crisis and the recession slowed or wound down, and global regulatory and legislative focus has generally moved to a second phase of broader regulatory reform and a restructuring of the entire financial regulatory system. The Dodd-Frank Act was signed into law in 2010 and implements many new changes in the way financial and banking operations are regulated in the United States, including through the creation of a new resolution authority, mandating higher capital and liquidity requirements, requiring banks to pay increased fees to regulatory agencies and numerous other provisions intended to strengthen the financial services sector. The Dodd-Frank Act provides for the creation of the Financial Stability Oversight Council, which is charged with overseeing and coordinating the efforts of the primary U.S. financial regulatory agencies (including the Federal Reserve, the FDIC and the SEC) in establishing regulations to address systemic financial stability concerns. The Dodd-Frank Act also provides for the creation of the Consumer Financial Protection Bureau (the “CFPB”), a new consumer financial services regulator. The CFPB is authorized to prevent unfair, deceptive and abusive practices and ensure that consumers have access to markets for consumer financial products and services and that such markets are fair, transparent and competitive.

New laws or regulations or changes to existing laws and regulations, including changes in interpretation or enforcement, could materially adversely affect our financial condition or results of operations. Many aspects of the Dodd-Frank Act are subject to further rulemaking and will take effect over several years. As a result, the overall financial impact on NewBridge, NewBridge Bank and CapStone cannot be anticipated at this time.

MANAGEMENT FOLLOWING THE MERGER

Effective upon completion of the Merger, NewBridge will appoint Michael S. Patterson and two other members of CapStone’s board of directors to the NewBridge and NewBridge Bank boards of directors. A brief description of the business experience of Mr. Patterson is set forth below.

Michael S. Patterson. Mr. Patterson, age 67, is the Chairman, President and Chief Executive Officer of CapStone, and has served in these positions since 2011. Between 2006 and 2011, Mr. Patterson served as Executive Chairman of Capstone. Through his experience in managing the operations and employees of CapStone, and his knowledge of CapStone’s business, history, organization and executive management, Mr. Patterson will provide the NewBridge board of directors with important insight into the effective integration of the CapStone operations. In addition, Mr. Patterson will be able to provide valuable guidance regarding merger activities and business development efforts.

Information regarding the current directors and executive officers of NewBridge, each of whom will continue to serve as a director and/or executive officer of NewBridge after completion of the Merger, can be found in NewBridge’s definitive proxy statement for its 2013 annual meeting of shareholders. See “Where You Can Find More Information.”

TRANSACTIONS WITH RELATED PERSONS AND

CERTAIN CONTROL PERSONS OF CAPSTONE

Federal law and regulation generally requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Although federal regulations permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees, CapStone does not provide loans to executive officers and directors on preferential terms when compared to persons who are not affiliated with CapStone, and, at December 31, 2012, all of such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to CapStone, and did not involve more than the normal risk of repayment or present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from:  (i) extending or maintaining credit; (ii) arranging for the extension of credit; or (iii) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to CapStone. The Act does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to CapStone’s directors and officers are made in conformity with the Federal Reserve Act and the Federal Reserve Regulation O.

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SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

AND CERTAIN BENEFICIAL OWNERS OF CAPSTONE

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. The rules also treat as outstanding all shares of common stock that a person would receive upon exercise of stock options or warrants held by that person, which are immediately exercisable or exercisable within 60 days of the beneficial ownership determination date. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

As of September 30, 2013, other than Mr. Patterson, the current Chairman, President and Chief Executive Officer of CapStone, no shareholders known to management beneficially owned more than 5% of CapStone common stock. The following table sets forth information with respect to the beneficial ownership of CapStone common stock as of September 30, 2013, by each director and senior executive officer of CapStone, and of such directors and all senior executive officers of CapStone, as a group.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP [1,2]		PERCENT OF CLASS [3]

Carole S. Anders	37,006		1.03

Ronald A. Batchelor	23,078	[4]	0.64

Robert A. Boyette	50,698		1.41

Robert E. Branch	32,020		0.89

Dennis E. Duke	26,898		0.75

Ronald P. Gibson	37,006		1.03

Warren E. Gintis, DVM	46,044		1.28

W. Craig George	3,100		0.09

Robert L. Guthrie	18,502		0.51

R. Merrill Hunter, MD	98,966		2.73

Debra L. Lee	6,700		0.19

R. Doyle Parrish	46,258		1.28

Michael S. Patterson	218,055		5.88

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NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP [1,2]	PERCENT OF CLASS [3]

Edythe M. Poyner	37,006	1.03

M. Gregg Strickland	64,480	1.77

Richard A. Urquhart, III	18,502	0.51

Sydnor M. “Monty” White, Jr.	54,144	1.50

Charles P. Wilkins	135,973	3.74

All directors as a group	954,436	23.79

[1]	Except as otherwise noted, to the best knowledge of CapStone’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Ms. Anders – 12,000 shares; Mr. Batchelor – 3,600 shares; Mr. Boyette – 32,760 shares; Mr. Duke – 10,760 shares; Dr. Gintis – 19,570 shares; Mr. Guthrie – 10,800 shares; Mr. Patterson – 24,000 shares; Mr. White – 15,000 shares; and Mr. Wilkins – 26,850 shares.
[2]	Included in the beneficial ownership tabulations are shares underlying stock options capable of being exercised within 60 days of September 30, 2013: Ms. Anders – 13,006 shares; Mr. Batchelor – 7,478 shares; Mr. Boyette – 17,818 shares; Mr. Branch – 24,820 shares; Mr. Duke – 9,738 shares; Mr. George – 3,100 shares; Mr. Gibson – 13,006 shares; Dr. Gintis – 14,045 shares; Mr. Guthrie – 6,502 shares; Dr. Hunter – 32,516 shares; Ms. Lee – 3,100 shares; Mr. Parrish – 16,258 shares; Mr. Patterson – 121,455 shares; Ms. Poyner – 13,006 shares; Mr. Strickland – 56,480 shares; Mr. Urquhart – 6,502 shares; Mr. White – 19,944 shares; and Mr. Wilkins – 45,523 shares.
[3]	The calculation of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) a total of 3,587,748 outstanding shares of common stock, and (ii) shares underlying stock options capable of being exercised within 60 days of September 30, 2013. When calculating percentage ownership for each individual, only the shares underlying that individual’s exercisable options are counted as outstanding.
[4]	Includes 9,900 shares pledged as collateral.

Except as otherwise set forth in the immediately preceding table, no individual is known to management of CapStone to beneficially own five percent or more of the outstanding common stock of CapStone.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of NewBridge, Security Savings Bank, SSB and CapStone and have been prepared to illustrate the effects of the Merger involving NewBridge and CapStone under the acquisition method of accounting with NewBridge treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of CapStone, as of the effective date of the Merger, will be recorded by NewBridge at their respective fair values, and the excess of the merger consideration over the fair value of CapStone’s net assets will be allocated to goodwill.

The unaudited pro forma condensed combined financial information combines the historical financial information of NewBridge, Security Savings Bank, SSB and CapStone (including Patriot State Bank acquired by CapStone on January 31, 2013) as of and for the nine-month period ended September 30, 2013 and for the year ended December 31, 2012, and has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of each of NewBridge, Security Savings Bank, SSB and CapStone, in the case of NewBridge and Security Savings Bank, SSB, included in reports previously filed with the SEC and incorporated into this Joint Proxy Statement/Prospectus by reference and, in the case of CapStone and Patriot, which are included in this Joint Proxy Statement/Prospectus beginning on page F-1. See “Where You Can Find More Information.”

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The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if the Merger had been consummated on September 30, 2013. The unaudited pro forma consolidated statements of income dated for the nine months ended September 30, 2013 and for the year ended December 31, 2012 give effect to the Merger as if the Merger had been consummated on January 1, 2012.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, asset dispositions and/or other balance sheet restructuring activities and share repurchases among other factors.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (i) CapStone’s balance sheet through the effective time of the Merger; (ii) the aggregate value of merger consideration paid if the price of NewBridge’s stock varies from the assumed $7.38 per share, the closing stock price on December 18, 2013; (iii) total Merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

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NewBridge Bancorp (NBBC) with Security Savings Bank, SSB (SSB) and CapStone Bank (CPSE)

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2013

										NBBC, SSB
(Dollars in thousands)						NBBC & SSB				& CPSE
	NBBC	SSB	Reclassification		Pro Forma	Pro Forma	CPSE	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Adjustments	Combined	Historical	Adjustments		Combined
Assets
Cash and equivalents	$56,896	$55,054	$-		$ (1,030)[3]	$110,920	$25,055	$ (4,090)[16]		$131,885
Investment securities	357,537	1,450	2,090	[1]	1 [4]	361,078	49,769	-		410,847
Loans held for investment	1,266,361	138,702	-		(7,341)[5]	1,397,722	293,366	(6,973)[17]		1,684,115
Allowance for credit losses (ALLL)	(25,385)	(4,514)	-		4,514 [6]	(25,385)	(3,533)	3,533	[18]	(25,385)
Loan purchase discount	-	-	-		-	-	(1,250)	1,250	[18]	-
Loans held for sale	3,744	-	-		-	3,744	-	-		3,744
Premises and equipment	34,399	9,543	1,785	[2]	(1,601)[7]	44,126	2,963	-		47,089
Other real estate owned (OREO)	2,695	6,057	-		(1,729)[8]	7,023	701	-		7,724
Net deferred tax asset	36,908	-	-		1,945 [9]	38,853	4,091	201	[19]	43,145
Goodwill	-	-	-		3,831 [10]	3,831	-	19,711	[20]	23,542
Core deposit intangibles (CDI)	2,535	-	-		1,460 [11]	3,995	574	2,066	[21]	6,635
Other assets	66,652	6,049	(3,875)[1,2]		(254)[12]	68,572	4,061	-		72,633
Total Assets	$1,802,342	$212,341	$-		$(204)	$2,014,479	$375,797	$15,698		$2,405,974

Liabilities
Deposits	$1,412,010	$167,180	$-		$ 759 [13]	$1,579,949	$281,358	$ 418	[22]	$1,861,725
Short and long term borrowings	209,474	40,000	-		4,324 [14]	253,798	48,490	-		302,288
Other liabilities	18,012	904	-		-	18,916	1,716	-		20,632
Total Liabilities	$1,639,496	$208,084	$-		$5,083	$1,852,663	$331,564	$418		$2,184,645

Equity
Preferred equity	$14,981	$-	$-		$-	$14,981	$-	$-		$14,981
Common equity	147,865	4,257	-		(5,287)[3,15]	146,835	44,233	15,280	[23]	206,348
Total Equity	$162,846	$4,257	$-		$(5,287)	$161,816	$44,233	$15,280		$221,329

Total Liabilities and Equity	$1,802,342	$212,341	$-		$(204)	$2,014,479	$375,797	$15,698		$2,405,974

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NewBridge Bancorp (NBBC) with Security Savings Bank, SSB (SSB) and CapStone Bank (CPSE)

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income

For the Nine Months Ended September 30, 2013

(Dollars in thousands, except per share data)

												NBBC, SSB
						NBBC & SSB						& CPSE
	NBBC	SSB	Reclassification		Pro Forma	Pro Forma	CPSE		Reclassification		Pro Forma	Pro Forma
	Historical	Historical	Adjustments		Adjustments	Combined	Historical		Adjustments		Adjustments	Combined
Interest Income
Loans, including fees	$41,135	$6,028	$-		$(473)[25]	$46,690	$10,698		$-		$ (428)[25]	$56,960
Investment securities	9,122	84	-		-	9,206	978		-		-	10,184
Interest bearing bank balances	15	67	-		-	82	265		-		-	347
Federal funds sold	-	-	-		-	-	7		-		-	7
Total Interest Income	50,272	6,179	-		(473)	55,978	11,948		-		(428)	67,498

Interest Expense
Deposits	2,247	829	-		(114)[26]	2,962	800		-		-	3,762
Federal Home Loan Bank (FHLB) advances	768	1,338	-		(891)[27]	1,215	292		-		-	1,507
Other borrowings	994	-	-		-	994	7		-		-	1,001
Total Interest Expense	4,009	2,167	-		(1,005)	5,171	1,099		-		-	6,270
Net Interest Income	46,263	4,012	-		532	50,807	10,849		-		(428)	61,228
Provision for Credit Losses	2,049	-	-		-	2,049	250		-			2,299
Net Interest Income After Provision	44,214	4,012	-		532	48,758	10,599		-		(428)	58,929

Noninterest Income
Retail banking	7,592	340	-		-	7,932	65		-		-	7,997
Mortgage banking services	1,347	11	-		-	1,358	-		-		-	1,358
Wealth management services	1,932	-	-		-	1,932	-		-		-	1,932
Gains on sales of investment securities	736	-	-		-	736	-		-		-	736
Bank-owned life insurance	1,107	45	-		-	1,152	59		-		-	1,211
Gain on acquisition	-	-	-		-	-	5,175	[30]	-		-	5,175
Other	671	152	-		-	823	395		-		-	1,218
Total Noninterest Income	13,385	548	-		-	13,933	5,694		-		-	19,627

Noninterest Expense
Personnel	23,387	2,470	-		-	25,857	3,933		-		-	29,790
Occupancy, furniture and equipment	5,583	788	-		-	6,371	527		-		-	6,898
Technology and data processing	3,071	700	(219)[24]		-	3,552	337		-		-	3,889
FDIC insurance	1,329	567	-		-	1,896	181		-		-	2,077
Other real estate owned	(285)	1,297	-		-	1,012	214		-		-	1,226
Amortization of core deposit intangibles (CDI)	539	-	-		261 [28]	800	-		84	[32]	387 [33]	1,271
Other	8,370	629	219	[24]	-	9,218	1,805	[31]	(84)[32]		-	10,939
Total Noninterest Expense	41,994	6,451	-		261	48,706	6,997		-		387	56,090
Net income (loss) before income taxes	15,605	(1,891)	-		271	13,985	9,296		-		(815)	22,466
Income tax expense (benefit)	(3,740)	-	-		97 [29]	(3,643)	1,502		-		(320)[29]	(2,461)
Net Income (Loss)	19,345	(1,891)	-		174	17,628	7,794		-		(495)	24,927
Dividends and accretion on preferred stock	(1,616)	-	-		-	(1,616)	-		-		-	(1,616)
Net Income (Loss) available to common shareholders	$17,729	$(1,891)	$-		$174	$16,012	$7,794		$-		$(495)	$23,311

Earnings per share
Basic	$0.68					$0.62	$2.24					$0.69
Diluted	$0.61					$0.55	$2.19					$0.63

Weighted average shares outstanding
Basic	26,025,601					26,025,601	3,476,073					33,846,765
Diluted	29,203,192					29,203,192	3,562,939					37,219,805

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NewBridge Bancorp (NBBC) with Security Savings Bank, SSB (SSB) and CapStone Bank (CPSE)

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income

For the Twelve Months Ended December 31, 2012

(Dollars in thousands, except per share data)

										CPSE &		NBBC, SSB
						NBBC & SSB				Patriot		& CPSE
	NBBC	SSB	Reclassification		Pro Forma	Pro Forma	CPSE	Patriot	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	Historical	Historical	Adjustments		Adjustments	Combined	Historical	Historical	Adjustments	Combined	Adjustments	Combined
Interest Income
Loans, including fees	$57,676	$10,101	$-		$(710)[25]	$67,067	$8,303	$5,597	$627 [25]	$14,527	$(831)[25]	$80,763
Investment securities	13,364	271	-		-	13,635	1,420	365	-	1,785	-	15,420
Interest bearing bank balances	40	133	-		-	173	346	13	-	359	-	532
Federal funds sold	-	-	-		-	-	5	-	-	5	-	5
Total Interest Income	71,080	10,505	-		(710)	80,875	10,074	5,975	627	16,676	(831)	96,720

Interest Expense
Deposits	5,135	1,813	-		(152)[26]	6,796	908	1,483	(459)[26]	1,932	(1,259)[26]	7,469
Federal Home Loan Bank (FHLB) advances	1,012	1,944	-		(1,360)[27]	1,596	491	-	-	491	-	2,087
Other borrowings	1,367	-	-		-	1,367	4	8	-	12	-	1,379
Total Interest Expense	7,514	3,757	-		(1,512)	9,759	1,403	1,491	(459)	2,435	(1,259)	10,935
Net Interest Income	63,566	6,748	-		802	71,116	8,671	4,484	1,086	14,241	428	85,785
Provision for Credit Losses	35,893	1,113	-		-	37,006	771	220	-	991		37,997
Net Interest Income After Provision	27,673	5,635	-		802	34,110	7,900	4,264	1,086	13,250	428	47,788

Noninterest Income
Retail banking	9,739	602	-		-	10,341	63	89	-	152	-	10,493
Mortgage banking services	2,636	37	-		-	2,673	-	159	-	159	-	2,832
Wealth management services	2,349	-	-		-	2,349	-	-	-	-	-	2,349
Gains on sales of investment securities	3	-	-		-	3	140	152	-	292	-	295
Bank-owned life insurance	1,494	56	-		-	1,550	85	-	-	85	-	1,635
Other	667	30	-		-	697	76	94	-	170	-	867
Total Noninterest Income	16,888	725	-		-	17,613	364	494	-	858	-	18,471

Noninterest Expense
Personnel	29,354	4,092	-		-	33,446	3,003	2,085	-	5,088	-	38,534
Occupancy, furniture and equipment	8,506	1,351			-	9,857	352	516	(96)[34]	772	-	10,629
Technology and data processing	4,063	1,063	(414)[24]		-	4,712	306	260	-	566	-	5,278
FDIC insurance	1,770	888	-		-	2,658	172	183	-	355	-	3,013
Other real estate owned	15,726	5,444	-		-	21,170	206	118	-	324	-	21,494
Amortization of core deposit intangibles	726	-	-		417 [28]	1,143	-	-	-	-	627 [33]	1,770
Other	12,268	973	414	[24]	-	13,655	1,249	819	-	2,068	-	15,723
Total Noninterest Expense	72,413	13,811	-		417	86,641	5,288	3,981	(96)	9,173	627	96,441
Net income (loss) before income taxes	(27,852)	(7,451)	-		385	(34,918)	2,976	777	1,182	4,935	(199)	(30,182)
Income tax expense (benefit)	(2,598)	(4)	-		137 [29]	(2,465)	1,043	-	425 [35]	1,468	(116)[29]	(1,113)
Net Income (Loss)	(25,254)	(7,447)	-		248	(32,453)	1,933	777	757	3,467	(83)	(29,069)
Dividends and accretion on preferred stock	(2,918)	-	-		-	(2,918)	-	-	-	-	-	(2,918)
Net Income (Loss) available to common shareholders	$(28,172)	$(7,447)	$-		$248	$(35,371)	$1,933	$777	$757	$3,467	$(83)	$(31,987)

Earnings per share
Basic	$(1.80)					$(2.26)	$0.75			$0.54		$(1.49)
Diluted	$(1.80)					$(2.26)	$0.74			$0.54		$(1.49)

Weighted average shares outstanding
Basic	15,655,868					15,655,868	2,594,873			3,586,148		21,494,332
Diluted	15,655,868					15,655,868	2,600,839			3,592,114		21,507,756

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Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting. Balance sheet data is presented as of September 30, 2013 and assumes the Merger involving NewBridge and CapStone was completed on that date. Income statement data is presented to give effect to the Merger as if it had occurred on January 1, 2012. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the Merger been consummated at the beginning of the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation. In NewBridge's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, writedowns and gains (losses) on sales of real estate acquired in settlement of loans is reported in noninterest expense. In the prior years' audited financials, this item was reported in noninterest income. This item has been reclassified to noninterest expense for prior years. This reclassification had no effect on net income, total assets or shareholders’ equity as previously reported. The Merger provides that the Merger consideration will be paid by NewBridge in shares of NewBridge common stock and is subject to satisfaction of customary closing conditions, including shareholder and regulatory approvals.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record assets and liabilities of CapStone at their respective fair values and represents management’s estimates based on available information. The unaudited pro forma condensed combined financial information also includes adjustments to record assets and liabilities of recently acquired Security Savings Bank, SSB at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of thorough analyses to determine the fair value of CapStone’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts, and other items of CapStone as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to CapStone’s shareholders’ equity including results of operations from October 1, 2013 through the date the Merger is completed will also change the amount of goodwill that would be recorded.

Note 2 — Accounting Policies and Financial Statement Classifications

The accounting policies of both NewBridge and CapStone are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined. There are currently no material transactions between NewBridge and CapStone in relation to the unaudited pro forma condensed combined financial information.

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Note 3 — Merger Related Charges

The estimated transaction costs related to the Merger are approximately $4.1 million, net of tax. This cost is included in the unaudited pro forma combined condensed consolidated balance sheet. These estimated transaction costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. These costs will be recorded as noninterest expense as incurred. The pro forma presentation of transaction costs is in the following table (dollars in thousands).

Merger Transaction Costs Schedule (dollars in thousands)

Employee-related expense	$2,085

Technology and data processing	2,129

Investment banking fees	1,163

Legal and professional	325

Other merger-related expenses	433

Total noninterest expense	$6,135

Tax benefit	(2,045)

Net expense after tax benefit	$4,090

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Note 4 — Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects estimated total consideration of $63.6 million. This pro forma purchase price includes issuance of NewBridge common stock of 8,072,433 shares (based on 3,587,748 shares of CapStone common stock issued and outstanding at the exchange ratio of 2.25 shares) at a price of approximately $7.38 per common share. The implied value of the consideration to be received by CapStone shareholders is $16.605 per share. The purchase price also includes 622,787 stock options outstanding at the implied consideration value of $16.605 per share less the average exercise price of $10.20 per share. The Merger will be accounted for using the acquisition method of accounting; accordingly NewBridge’s cost to acquire CapStone will be allocated to the assets (including identifiable intangible assets) and liabilities of CapStone at their respective estimated fair values as of the Merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table (dollars in thousands).

Preliminary Purchase Accounting Allocations (dollars in thousands)

Total pro forma purchase price		$63,603

CapStone's shareholder's equity	$44,233

Adjustments to reflect assets acquired and liabilities assumed at fair value

Loans held for investment	(6,973)

Allowance for credit losses	3,533

Loan purchase discount	1,250

Core deposit intangibles	2,066

Deferred taxes	201

Deposits	(418)

Fair value of net assets acquired		43,892

Preliminary pro forma goodwill resulting from the merger		$19,711

Note 5 — Pro Forma Adjustments

Adjustments 1 through 15 and 24 through 29 are applicable to Security Savings Bank, SSB. Adjustments 16 through 23, 25, 26, and 29 through 35 are applicable to CapStone.

[1]	Reclassifies Federal Home Loan Bank stock from other assets to investment securities.

[2]	Reclassifies real estate held for future branch sites from other assets to premises and equipment.

[3]	Reflects estimated merger-related expense of $1.6 million, net of tax of $570,000.

[4]	Marks the investment portfolio to fair value as of the acquisition date.

[5]	Includes a credit mark of $(10.7) million and a yield premium of $3.4 million based on the Company’s evaluation as of the acquisition date.

[6]	Eliminates the historical allowance for credit losses of Security Savings Bank, SSB.

[7]	Reflects fair value adjustments to acquired premises and equipment based on the Company's evaluation as of the acquisition date.

[8]	Reflects fair value of OREO based on NewBridge's evaluation of the acquired OREO portfolio.

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[9]	Records deferred tax asset generated by the net fair value adjustments (tax rate = 38.25%).

[10]	Establishes goodwill resulting from fair value of liabilities assumed exceeding fair value of assets acquired.

[11]	Establishes CDI on the acquired core deposit accounts.

[12]	Reflects fair value of accrued interest receivable.

[13]	Establishes deposit premium on acquired interest-bearing deposits.

[14]	Reflects fair value adjustments to Federal Home Loan Bank advances.

[15]	Eliminates equity of Security Savings Bank, SSB.

[16]	Reflects estimated merger-related expense of $6.1 million, net of tax of $2.0 million.

[17]	Includes a credit mark of $(6.9) million and a yield premium of $632,000. It also includes a reversal of deferred fees of $586,000.

[18]	Eliminates the historical allowance for credit losses of CapStone and the discount from the purchased loans related to CapStone's acquisition of Patriot State Bank (Patriot).

[19]	Records deferred tax asset generated by the net fair value adjustments.

[20]	Records the goodwill from the acquisition of CapStone and represents the net amount of consideration given in excess of the net assets acquired. It also has embedded in it an adjustment for the compensation expense of $661,000 to be recognized for the nonvested portion of the stock options that is considered as precombination expense.

[21]	Eliminates the prior CDI on CapStone's acquisition of Patriot of $574,000 and establishes the new CDI of $2.6 million.

[22]	Eliminates the prior deposit premium on CapStone's acquisition of Patriot of $840,000 and establishes the new deposit premium of $1.3 million.

[23]	Estimated total consideration of $63.6 million less CapStone equity of $44.2 million and merger-related expense of $4.1 million.

[24]	Reclassifies legal and professional fees out of technology and data processing.

[25]	Reflects accretion and amortization of loan purchase accounting adjustments.

[26]	Reflects amortization of deposit premium on acquired interest-bearing deposits.

[27]	Reflects amortization of Federal Home Loan Bank advances purchase accounting adjustment.

[28]	Reflects amortization of core deposit intangible on the acquired core deposit accounts.

[29]	Reflects income tax expense (benefit) on adjustments at the effective rate of 35.62%.

[30]	Bargain purchase gain on acquisition of Patriot.

[31]	Includes $512,000 of merger-related expense from CapStone’s acquisition of Patriot.

[32]	Reclassifies amortization of core deposit intangible out of other noninterest expense.

[33]	Reflects amortization of core deposit intangible on the acquired core deposit accounts and eliminates amortization of Patriot core deposit intangible.

[34]	Reduction in occupancy and equipment expense as a result of writedowns on acquired fixed assets.

[35]	Reflects income tax expense on adjustments at the effective rate of 36.00%.

LEGAL MATTERS

The validity of the NewBridge common stock to be issued in connection with the Merger will be passed upon for NewBridge by Brooks Pierce. Brooks Pierce will also opine as to certain federal income-tax consequences of the Merger.

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EXPERTS

NewBridge

The audited consolidated financial statements of NewBridge incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Security Savings Bank, SSB as of December 31, 2012 and 2011, and for the years then ended, incorporated herein by reference, have been so included in reliance upon the report of Elliott Davis, PLLC, independent auditors, upon the authority of said firm as experts in accounting and auditing.

CapStone

The audited financial statements of CapStone as of December 31, 2012 and 2011, and for the years then ended, included herewith, have been so included in reliance upon the report of Elliott Davis, PLLC, independent auditors, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Patriot State Bank as of December 31, 2011 and 2010, and for the years then ended, included herewith, have been so included in reliance upon the report of Elliott Davis, PLLC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

NewBridge’s legal counsel, Brooks Pierce, is deemed to have a “substantial interest” in the NewBridge by virtue of one of its attorneys, Robert A. Singer Esq., beneficially owning 17,721 shares of NewBridge common stock.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Joint Proxy Statement/Prospectus addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. In connection with the NewBridge and CapStone special meetings, some brokers may be “householding” proxy materials. As a result, those brokers may deliver only one copy of this Joint Proxy Statement/Prospectus to shareholders residing at the same address, unless contrary instructions have been received from the applicable shareholders.

If you would prefer to receive a separate Joint Proxy Statement/Prospectus, please contact the company whose shares you hold at their address identified below. Each of NewBridge and CapStone will promptly deliver, upon oral or written request, a separate copy of this Joint Proxy Statement/Prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: NewBridge Bancorp, Attn: Corporate Secretary, 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410, telephone: (336) 369-0900 or to CapStone Bank, Attention: Corporate Secretary, 4505 Falls of Neuse Road, Suite 150, Raleigh, North Carolina 27609, telephone: (919) 256-6803.

FUTURE SHAREHOLDER PROPOSALS

NewBridge

NewBridge held its 2013 annual meeting of shareholders on May 15, 2013. It is presently anticipated that NewBridge’s 2014 annual meeting of shareholders will be held in May of 2014. If a shareholder desires to submit a proposal for inclusion in NewBridge’s proxy statement for its 2014 annual meeting, the proposal must have been received by the Corporate Secretary of NewBridge at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410, no later than December 10, 2013 and have met all other applicable requirements for inclusion in the 2014 proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2014 annual meeting of shareholders. In order to do so, the proposal must be received by the Corporate Secretary of NewBridge at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410 no later than February 24, 2014. If the Corporate Secretary is not notified of the shareholder’s proposal by February 24, 2014, the proxy committee may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the board of directors of NewBridge for the 2014 annual meeting.

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CapStone

CapStone held its 2013 annual meeting of shareholders on May 15, 2013. CapStone will not hold a 2014 annual meeting of shareholders if the Merger is completed. If the Merger is not completed, it is anticipated that the 2014 annual meeting will be held will be held in May of 2014. If a shareholder desires to submit a proposal for inclusion in CapStone’s proxy statement for its 2014 annual meeting (if there is an annual meeting), the proposal must have been received by CapStone at its main office at 4505 Falls of Neuse Road, Suite 150, Raleigh, North Carolina 27609 no later than December 4, 2013, and have met all other applicable requirements for inclusion in the 2014 proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and may present a proposal from the floor at the 2014 annual meeting of shareholders. In order to do so, the proposal must be received by the Corporate Secretary of CapStone at 4505 Falls of Neuse Rd., Suite 150, Raleigh, North Carolina 27609 no later than February 17, 2014. If notice is received after February 17, 2014, it will be considered untimely, and CapStone will not be required to present the matter at the meeting, if held.

OTHER MATTERS

As of the date of this Joint Proxy Statement/Prospectus, neither the NewBridge board of directors nor the CapStone board of directors knows of any matters that will be presented for consideration at either the NewBridge special meeting or the CapStone special meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters come before either the NewBridge special meeting or the CapStone special meeting, or any adjournment thereof, and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named therein as authorized to vote the shares represented by the proxy as to any matters that may properly come before the meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

NewBridge has filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the shares of NewBridge common stock to be issued in the Merger to CapStone shareholders and includes this Joint Proxy Statement/Prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about NewBridge and its common stock, CapStone and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this Joint Proxy Statement/Prospectus.

In addition, NewBridge (File No. 000-11448) files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like NewBridge, that file electronically with the SEC. The address of that site is www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this Joint Proxy Statement/Prospectus, at no cost by contacting the appropriate company at the following address:

NewBridge Bancorp Attn: Corporate Secretary 1501 Highwoods Boulevard, Suite 400 Greensboro, North Carolina 27410 (336) 369-0900	CapStone Bank Attn: Corporate Secretary 4505 Falls of Neuse Road, Suite 150 Raleigh, North Carolina 27609 (919) 256-6803

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that NewBridge shareholders requesting documents must do so by __________, 2014 and CapStone shareholders requesting documents must do so by __________, 2014, in order to receive them before the respective special meetings.

You may also obtain copies of these documents, free of charge, by going to the Investor Relations section of NewBridge’s website (www.newbridgebank.com).

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The SEC allows NewBridge to “incorporate by reference” information into this Joint Proxy Statement/Prospectus. This means that NewBridge can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Joint Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this Joint Proxy Statement/Prospectus.

This Joint Proxy Statement/Prospectus incorporates by reference the documents listed below, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules:

•	NewBridge’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 25, 2013;

•	Those portions of NewBridge’s Definitive Proxy Statement deemed incorporated into NewBridge’s Annual Report on Form 10-K, filed with the SEC on March 25, 2013;

•	NewBridge’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 13, 2013;

•	NewBridge’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the SEC on August 9, 2013;

•	NewBridge’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 8, 2013; and

•	NewBridge’s Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 29, 2013, February 11, 2013, February 21, 2013, March 21, 2013, March 27, 2013, April 10, 2013, April 22, 2013, May 2, 2013, May 15, 2013, June 13, 2013, July 24, 2013, July 26, 2013, September 20, 2013, October 2, 2013, October 24, 2013, November 1, 2013, November 6, 2013 and December 12, 2013.

A description of NewBridge’s capital stock can be found herein under “Description of NewBridge Capital Stock.”

NewBridge incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Joint Proxy Statement/Prospectus and the date of each of the special meetings (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

NewBridge has supplied all information contained or incorporated by reference into this Joint Proxy Statement/Prospectus relating to NewBridge, and CapStone has supplied all such information relating to CapStone.

We have not authorized anyone to give any information or make any representation about the Merger or our companies that is different from, or in addition to, that contained in this Joint Proxy Statement/Prospectus or in any of the materials that NewBridge has incorporated into this Joint Proxy Statement/Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Joint Proxy Statement/Prospectus does not extend to you. The information contained in this Joint Proxy Statement/Prospectus speaks only as of the date of this Joint Proxy Statement/Prospectus unless the information specifically indicates that another date applies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.         Indemnification of Directors and Officers.

The North Carolina Business Corporation Act (“NCBCA”) provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation’s request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

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Permissible indemnification. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

Mandatory indemnification. Unless limited by the corporation’s charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

Advance for expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

Court-ordered indemnification. Unless otherwise provided in the corporation’s charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Voluntary indemnification. In addition to and separate and apart from “permissible” and “mandatory” indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation’s charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney’s fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

Parties entitled to indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

Indemnification by NewBridge. NewBridge’s bylaws provide for indemnification of its directors and officers to the fullest extent permitted by applicable law against liability and litigation expense arising out of such status or activities in such capacity; provided, however, that such indemnification shall not be available with respect to (a) that portion of any liabilities or litigation expenses with respect to which the claimant is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of the claimant’s activities which were at the time taken known or believed by the claimant to be clearly in conflict with the best interests of the company. NewBridge’s articles of incorporation provide that, to the fullest extent provided by the NCBCA, no director or former director shall be personally liable to NewBridge or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

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Insurance. The NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent to the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. We currently maintain directors’ and officers’ insurance policies covering our directors and officers.

Summary Only. The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, our articles of incorporation, as amended, and bylaws, which contain detailed specific provisions regarding the circumstances under which, and the person for whose benefit, indemnification shall or may be made.

Item 21.          Exhibits and Financial Statement Schedules.

Exhibit Number	Description

2.1	Agreement and Plan of Combination and Reorganization dated as of November 1, 2013, by and among CapStone Bank, NewBridge Bancorp and NewBridge Bank, incorporated by reference to Exhibit 2.1 of NewBridge’s Current Report on Form 8-K filed with the SEC on November 6, 2013 (SEC File No. 000-11448).

3.1	Articles of Incorporation, and amendments thereto, incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8, filed with the SEC on May 16, 2001 (SEC File No. 333-61046).

3.2	Articles of Merger of FNB with and into LSB, including amendments to the Articles of Incorporation, as amended, incorporated by reference to Exhibit 3.4 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 9, 2007 (SEC File No. 000-11448).

3.3	Amended and Restated Bylaws adopted by the Board of Directors on August 17, 2004 and amended on July 23, 2008 (with identified Bylaw approved by the shareholders) incorporated by reference to Exhibit 3.3 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009 (SEC File No. 000-11448).

3.4	Articles of Amendment, filed with the North Carolina Department of the Secretary of State on December 12, 2008, incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on December 12, 2008 (SEC File No. 000-11448).

3.5	Articles of Amendment to Designate the Terms of the Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock and Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on November 30, 2012 (SEC File No. 000-11448).

3.6	Articles of Amendment, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the SEC on February 21, 2013 (SEC File No. 000-11448).

4.1	Amended and Restated Trust Agreement, regarding Trust Preferred Securities, dated August 23, 2005, incorporated herein by reference to Exhibit 4.02 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC on November 9, 2005 (SEC File No. 000-13086).

4.2	Guarantee Agreement, regarding Trust Preferred Securities, dated August 23, 2005, incorporated herein by reference to Exhibit 4.03 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (SEC File No. 000-13086).

4.3	Indenture, regarding Trust Preferred Securities, dated August 23, 2005, incorporated herein by reference to Exhibit 4.04 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC, filed with the SEC on November 9, 2005 (SEC File No. 000-13086).

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4.4	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, incorporated herein by reference to Exhibit 4.2 of the Current Report on Form 8-K filed with the SEC on December 12, 2008 (SEC File No. 000-11448).

4.5	Warrant for Purchase of Shares of Common Stock issued by Bancorp to the United States Department of the Treasury on December 12, 2008, incorporated herein by reference to Exhibit 4.3 of the Current Report on Form 8-K filed with the SEC on December 12, 2008 (SEC File No. 000-11448).

4.6	Certificate of Designation for the Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock and Series C Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock, incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on November 30, 2012 (SEC File No. 000-11448).

4.7	Certificate of Designation for the Class B Common Stock, incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on February 21, 2013 (SEC File No. 000-11448).

5.1	Opinion of Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP regarding the validity of the securities being registered.

8.1	Opinion of Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP regarding certain U.S. tax aspects of the Merger.

10.1	Benefit Equivalency Plan of FNB Southeast, effective January 1, 1994, incorporated herein by reference to Exhibit 10 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1995, filed with the SEC (SEC File No. 000-13086).*

10.2	1996 Omnibus Stock Incentive Plan, incorporated herein by reference to Exhibit 10.2 of the Annual Report on Form 10-K for the year ended December 31, 1995, filed with the SEC on March 28, 1996 (SEC File No. 000-11448).*

10.3	Omnibus Equity Compensation Plan, incorporated herein by reference to Exhibit 10(B) of the Annual Report on Form 10-KSB40 for the fiscal year ended December 31, 1996, filed with the SEC on March 31, 1997 (SEC File No. 000-13086).*

10.4	Amendment to Benefit Equivalency Plan of FNB Southeast, effective January 1, 1998, incorporated herein by reference to Exhibit 10.16 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 25, 1999 (SEC File No. 000-13086).*

10.5	Amendment Number 1 to 1996 Omnibus Stock Incentive Plan, incorporated herein by reference to Exhibit 4.5 of the Registration Statement on Form S-8, filed with the SEC on May 16, 2001 (SEC File No. 333-61046).*

10.6	Long Term Stock Incentive Plan for certain senior management employees of FNB Southeast, incorporated herein by reference to Exhibit 10.10 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 27, 2003 (SEC File No. 000-13086).*

10.7	Form of Stock Option Award Agreement for a Director adopted under LSB Comprehensive Equity Compensation Plan for Directors and Employees, incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on December 23, 2004 (SEC File No. 000-11448).*

10.8	Form of Incentive Stock Option Award Agreement for an Employee adopted under LSB Comprehensive Equity Compensation Plan for Directors and Employees, incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on December 23, 2004 (SEC File No. 000-11448).*

10.9	Form of Amendment to the applicable Grant Agreements under the 1996 Omnibus Stock Incentive Plan, incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on April 15, 2005 (SEC File No. 000-11448).*

10.10	Form of Amendment to the Incentive Stock Option Award Agreement for an Employee adopted under LSB Comprehensive Equity Compensation Plan for Directors and Employees, incorporated herein by reference to Exhibit 10.3 of the Current Report on Form 8-K filed with the SEC on April 15, 2005 (SEC File No. 000-11448).*

10.11	Restated Form of Director Fee Deferral Agreement adopted under LSB Comprehensive Equity Compensation Plan for Directors and Employees, incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed with the SEC on December 23, 2005 (SEC File No. 000-11448).*

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10.12	Form of Stock Appreciation Rights Award Agreement adopted under LSB Comprehensive Equity Compensation Plan for Directors and Employees, incorporated herein by reference to Exhibit 99.2 of the Current Report on Form 8-K filed with the SEC on December 23, 2005 (SEC File No. 000-11448).*

10.13	FNB Amended and Restated Directors Retirement Policy, incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed with the SEC on August 3, 2007 (SEC File No. 000-11448).*

10.14	Amendment to the FNB Directors and Senior Management Deferred Compensation Plan Trust Agreement among Regions Bank d/b/a/ Regions Morgan Keegan Trust, FNB Southeast and FNB, dated July 31, 2007, incorporated herein by reference to Exhibit 99.2 of the Current Report on Form 8-K filed with the SEC on August 3, 2007 (SEC File No. 000-11448).*

10.15	Directors and Senior Management Deferred Compensation Plan Trust Agreement between FNB Southeast and Morgan Trust Company, incorporated herein by reference to Exhibit 99.7 of the Current Report on Form 8-K filed with the SEC on March 14, 2008 (SEC File No. 000-11448).*

10.16	Second Amendment to the Directors and Senior Management Deferred Compensation Plan and Directors Retirement Policy Trust Agreement among Regions Bank d/b/a/ Regions Morgan Keegan Trust, NewBridge Bancorp and NewBridge Bank, which is incorporated by reference to Exhibit 99.8 of the current Report on Form 8-K filed with the SEC on March 14, 2008 (SEC File No. 000-11448). *

10.17	NewBridge Bancorp Non-Qualified Deferred Compensation Plan for Directors and Senior Management, incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed with the SEC on March 14, 2008 (SEC File No. 000-11448).*

10.18	First Amendment to the NewBridge Bancorp Non-Qualified Deferred Compensation Plan for Directors and Senior Management, incorporated herein by reference to Exhibit 99.10 of the Current Report on Form 8-K filed with the SEC on March 14, 2008 (SEC File No. 000-11448).*

10.19	NewBridge Bancorp Amended and Restated Long Term Stock Incentive Plan, formerly the “FNB Long Term Stock Incentive Plan” (the “2006 Omnibus Plan”), incorporated herein by reference to Exhibit 10.27 of the Quarterly Report on Form 10-Q filed with the SEC on May 9, 2008 (SEC File No. 000-11448).*

10.20	Amended and Restated Comprehensive Equity Compensation Plan for Directors and Employees, incorporated herein by reference to Exhibit 10.44 of the Quarterly Report on Form 10-Q filed with the SEC on August 11, 2008 (SEC File No. 000-11448).*

10.21	Form of Restricted Stock Award Agreement adopted under the Amended and Restated Comprehensive Equity Compensation Plan for Directors and Employees, incorporated herein by reference to Exhibit 10.45 of the Quarterly Report on Form 10-Q filed with the SEC on August 11, 2008 (SEC File No. 000-11448).*

10.22	Employment and Change of Control Agreement among NewBridge Bancorp, NewBridge Bank and David P. Barksdale, dated January 12, 2012, incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed with the SEC on January 30, 2012 (SEC File No. 000-11448).*

10.23	Employment and Change of Control Agreement among NewBridge Bancorp, NewBridge Bank and Ramsey K. Hamadi, dated March 2, 2012, incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed with the SEC on March 2, 2012 (SEC File No. 000-11448).*

10.24	Second Amendment to the NewBridge Bancorp Non-Qualified Deferred Compensation Plan for Directors and Senior Management, effective January 11, 2012, incorporated herein by reference to Exhibit 10.33 of the Annual Report on Form 10-K filed with the SEC on March 22, 2012.*

10.25	Third Amendment to the Trust Agreement for the Directors and Senior Management Deferred Compensation Plan and Directors Retirement Policy, effective March 5, 2012, incorporated herein by reference to Exhibit 10.34 of the Annual Report on Form 10-K filed with the SEC on March 22, 2012.*

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10.26	Appointment of Successor Trustee under the NewBridge Bancorp Non-Qualified Deferred Compensation Plan for Directors and Senior Management dated March 5, 2012, incorporated herein by reference to Exhibit 10.35 of the Annual Report on Form 10-K filed with the SEC on March 22, 2012.*

10.27	Second Form of Restricted Stock Award Agreement adopted under the Amended and Restated comprehensive Equity Compensation Plan for Directors and Employees, incorporated herein by reference to Exhibit 10.36 of the Annual Report on Form 10-K filed with the SEC on March 22, 2012.*

10.28	Third Form of Restricted Stock Award Agreement adopted under the Amended and Restated Comprehensive Equity Compensation Plan for Directors and Employees, incorporated herein by reference to Exhibit 10.37 of the Annual Report on Form 10-K filed with the SEC on March 22, 2012.*

10.29	Fourth Form of Restricted Stock Award Agreement adopted under the Amended and Restated Comprehensive Equity Compensation Plan for Directors and Employees, incorporated herein by reference to Exhibit 10.38 of the Annual Report on Form 10-K filed with the SEC on March 22, 2012.*

10.30	Employment and Change of Control Agreement among NewBridge Bancorp, NewBridge Bank and Pressley A. Ridgill, executed September 9, 2009, and effective January 1, 2013, incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed with the SEC on September 5, 2012 (SEC File No. 000-11448).*

10.31	Form of Securities Purchase Agreement, dated November 1, 2012, between NewBridge Bancorp and certain investors, incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on November 1, 2012 (SEC File No. 000-11448).

10.32	Form of Registration Rights Agreement, dated November 1, 2012, between NewBridge Bancorp and certain investors, incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on November 1, 2012 (SEC File No. 000-11448).

10.33	Employment and Change of Control Agreement among NewBridge Bancorp, NewBridge Bank and William W. Budd, Jr., executed February 8, 2013, and effective March 5, 2013, incorporated herein by reference to Exhibit 99.1 of the Current Report on Form 8-K filed with the SEC on February 11, 2013 (SEC File No. 000-11448).*

10.34	Employment and Change of Control Agreement among NewBridge Bancorp, NewBridge Bank and Robin S. Hager, executed February 8, 2013, and effective August 1, 2013, incorporated herein by reference to Exhibit 99.2 of the Current Report on Form 8-K filed with the SEC on February 11, 2013 (SEC File No. 000-11448).*

10.35	Third Amendment to the NewBridge Bancorp Non-Qualified Deferred Compensation Plan for Directors and Senior Management, effective January 23, 2013, incorporated herein by reference to Exhibit 10.38 of the Annual Report on Form 10-K filed with the SEC on March 25, 2013 (SEC File No. 000-11448).*

10.36	Continuing Services Agreement between NewBridge Bank and Michael S. Patterson. *

10.37	Form of Settlement and Release Agreement between NewBridge Bank and Michael S. Patterson , Debra L. Lee, Susan C. Gilbert, W. Craig George and Robert E. Branch. *

16.1	Letter from Grant Thornton, LLP regarding change in certifying accountant, incorporated herein by reference to Exhibit 16.1 of the Current Report on Form 8-K filed with the SEC on April 10, 2013 (SEC File No. 000-11448).

21.1	Subsidiaries of NewBridge, incorporated by reference to Exhibit 21.01 to NewBridge’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 25, 2013 (File No. 001-35032).

23.1	Consent of Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm of NewBridge

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23.3	Consent of Elliott Davis, PLLC, independent auditor of CapStone

23.4	Consent of Elliott Davis, PLLC, independent auditor of Security Savings Bank, SSB.

23.5	Consent of Elliott Davis, PLLC, independent registered public accounting firm of Patriot State Bank.

23.6	Consent of Raymond James & Associates, Inc.

24.1	Power of Attorney (included on the signature page hereof).

99.1	Preliminary form of NewBridge Proxy Card.

99.2	Preliminary form of CapStone Proxy Card.

*	Management contract or compensatory plan or arrangement.

Item 22.          Undertakings.

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)          That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

132

(6)          That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)          To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)          To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

133

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on December 23, 2013.

NEWBRIDGE BANCORP

By:	/s/ Pressley A. Ridgill
Pressley A. Ridgill
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pressley A. Ridgill and Ramsey K. Hamadi and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on December 23, 2013.

Signatures	Title

/s/ Pressley A. Ridgill	President, Chief Executive Officer and Director
Pressley A. Ridgill	(principal executive officer)

/s/ Ramsey K. Hamadi	Senior Vice President, Chief Financial Officer
Ramsey K. Hamadi	(principal financial officer)

/s/ Richard M. Cobb	Senior Vice President, Chief Accounting Officer, Controller
Richard M. Cobb	(principal accounting officer)

/s/ Michael S. Albert	Chairman of the Board
Michael S. Albert

/s/ Barry Z. Dodson	Vice Chairman, Director
Barry Z. Dodson

/s/ J. David Branch	Director
J. David Branch

/s/ C. Arnold Britt	Director
C. Arnold Britt

/s/ Robert C. Clark	Director
Robert C. Clark

134

/s/ Alex A. Diffey, Jr.	Director
Alex A. Diffey, Jr.

/s/ Donald P. Johnson	Director
Donald P. Johnson

/s/ Joseph H. Kinnarney	Director
Joseph H. Kinnarney

/s/ Mary E. Rittling	Director
Mary E. Rittling

/s/ E. Reid Teague	Director
E. Reid Teague

/s/ G. Alfred Webster	Director
G. Alfred Webster

/s/ Kenan C. Wright	Director
Kenan C. Wright

/s/ Julius S. Young, Jr.	Director
Julius S. Young, Jr.

135

2013 INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

F-1

CAPSTONE BANK

Condensed Interim Financial Statements

These Financial Statements contain forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in the interest rate environment, management’s business strategy, national, regional and local market conditions and legislative and regulatory conditions.

Readers should not place undue reliance on forward-looking statements, which reflect management’s view only as of the date hereof. The Bank undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

F-2

CAPSTONE BANK

Condensed Balance Sheets
For the three and nine month periods ended September 30, 2013 and 2012 (Unaudited)

	September 30,	December 31,
	2013	2012

Assets
Cash and due from banks	$5,798,856	$4,249,728
Interest-bearing deposits with financial institutions	308,664	355,917
Cash and cash equivalents	6,107,520	4,605,645

Time deposits with financial institutions	18,947,222	18,054,221
Investment securities available-for-sale	46,658,101	38,848,596
Investment securities held-to-maturity (market value of $526,000 at September 30, 2013 and $517,000 at December 31, 2012)	500,000	500,000
Restricted equity securities	2,610,900	1,696,600
Loans, net of allowance for loan losses of $3,533,884 at September 30, 2013 and $3,708,547 at December 31, 2012	288,582,798	168,319,978
Property and equipment, net	2,963,485	248,617
Accrued income	1,136,655	639,774
Foreclosed properties	701,041	838,700
Bank owned life insurance	3,347,909	3,288,968
Core deposit intangible	573,664	-
Other assets	3,667,737	1,156,291
Total assets	$375,797,032	$238,197,390

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest-bearing	$47,543,497	$28,645,425
Interest-bearing	233,814,682	146,867,483
Total deposits	281,358,179	175,512,908

Other borrowings	1,490,000	680,685
FHLB borrowings	47,000,000	30,500,000
Accrued interest payable	138,159	133,425
Other liabilities	1,578,095	1,306,711
Total liabilities	331,564,433	208,133,729

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $5 par value; 10,000,000 shares authorized; 3,587,748 and 2,594,873 shares issued and outstanding for September 30, 2013 and December 31, 2012, respectively	17,938,740	12,974,365
Surplus	14,152,360	11,640,591
Retained earnings	11,937,321	4,143,696
Accumulated other comprehensive income	204,178	1,305,009
Total shareholders’ equity	44,232,599	30,063,661
Total liabilities and shareholders’ equity	$375,797,032	$238,197,390

See Notes to Condensed Interim Financial Statements

F-3

CAPSTONE BANK

Condensed Statements of Income
For the three and nine month periods ended September 30, 2013 and 2012 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Interest and dividend income
Loans and fees on loans	$3,820,904	2,179,816	10,698,280	6,149,084
Investment securities, taxable	175,491	221,739	559,108	709,354
Investment securities, exempt from tax	131,182	118,975	384,011	360,737
Time and other interest-bearing deposits	90,527	86,908	265,294	258,711
Federal funds sold	2,626	1,474	6,533	3,362
Dividends	9,646	6,966	35,149	20,308
Total interest and dividend income	4,230,376	2,615,878	11,948,375	7,501,556

Interest expense
Deposits	290,815	241,744	800,396	703,206
Other borrowings	1,286	153	6,768	2,779
Federal home loan bank advances	94,220	125,099	291,960	389,291
Total interest expense	386,321	366,996	1,099,124	1,095,276
Net interest income	3,844,055	2,248,882	10,849,251	6,406,280

Provision for loan losses	-	126,000	250,000	721,000
Net interest income after provision for loan losses	3,844,055	2,122,882	10,559,251	5,685,280

Noninterest income
Service charges on deposit accounts	24,556	15,791	65,675	45,069
Bank owned life insurance	19,594	21,686	58,941	64,098
Gains on sales of investment securities	-	-	-	131,792
Gain on acquisition	294,539	-	5,174,619	-
Other service charges and fees	123,251	20,212	394,536	73,131
Total noninterest income	461,940	57,689	5,693,771	314,090

Noninterest expense
Salaries and employee benefits	1,326,909	739,039	3,933,549	2,225,141
Occupancy and equipment expense	163,520	89,455	526,824	258,918
Net losses (gains) on other real estate owned	261,663	(3,000)	214,531	65,160
Marketing expense	65,000	37,998	204,530	115,572
Information systems expense	131,954	93,322	337,494	231,361
FDIC insurance premiums	39,000	50,098	180,582	123,464
Other expense	354,928	267,514	1,599,887	696,748
Total noninterest expense	2,342,974	1,274,426	6,997,397	3,716,364
Net income before income taxes	1,963,021	906,145	9,295,625	2,283,006

Income tax expense	612,000	308,000	1,502,000	751,000
Net income	$1,351,021	$598,145	$7,793,625	$1,532,006

Basic earnings per common share	$0.38	$0.23	$2.24	$0.59
Diluted earnings per common share	$0.37	$0.23	$2.19	$0.59
Weighted average common shares outstanding	3,586,681	2,594,873	3,476,073	2,594,873
Weighted average dilutive common shares outstanding	3,673,547	2,594,873	3,562,939	2,594,873

See Notes to Condensed Interim Financial Statements

F-4

CAPSTONE BANK

Condensed Statements of Comprehensive Income
For the three and nine month periods ended September 30, 2013 and 2012 (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income	$1,351,021	$598,145	$7,793,625	$1,532,006

Other comprehensive income (loss)
Unrealized gain (loss) on available for sale securities	(336,490)	248,184	(1,791,426)	543,633
Reclassification of realized gains on sale of
available for sale securities	-	-	-	(131,791)
Income taxes related to other comprehensive
Income (loss)	129,717	(95,675)	690,595	(181,211)
Total other comprehensive income (loss)	(206,773)	152,509	(1,100,831)	230,631

Total comprehensive income	$1,144,248	$750,654	$6,692,794	$1,762,637

See Notes to Condensed Interim Financial Statements

F-5

CAPSTONE BANK

Condensed Statements of Shareholders’Equity
Nine months ended September 30, 2013 and 2012 (Unaudited)

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Income	Total

Balance, December 31, 2011	2,594,873	$12,974,365	$11,622,823	$2,210,357	$1,227,220	$28,034,765
Comprehensive income
Net income	-	-	-	1,533,006	-	1,533,006
Other comprehensive income	-	-	-	-	230,631	230,631
Non-cash stock option expense	-	-	15,000	-	-	15,000
Balance, September 30, 2012	2,594,873	$12,974,365	$11,637,823	$3,743,363	$1,457,851	$29,813,402

Balance, December 31, 2012	2,594,873	$12,974,365	$11,640,591	$4,143,696	$1,305,009	$30,063,661
Comprehensive income (loss)
Net income	-	-	-	7,793,625	-	7,793,625
Other comprehensive loss	-	-	-	-	(1,100,831)	(1,100,831)
Non-cash stock option expense	-	-	31,849	-	-	31,849
Stock issued pursuant to exercised options	1,600	8,000	2,672	-	-	10,672
Stock issued pursuant to acquisition	991,275	4,956,375	2,477,248	-	-	7,433,623
Balance, September 30, 2013	3,587,748	$17,938,740	$14,152,360	$11,937,321	$204,178	$44,232,599

See Notes to Condensed Interim Financial Statements

F-6

CAPSTONE BANK

Condensed Statements of Cash Flows
Nine months ended September 30, 2013 and 2012 (Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities
Net income	$7,793,625	$1,533,006
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	166,650	90,354
Amortization of core deposit intangible	84,336	-
Provision for loan losses	250,000	721,000
Non-cash stock compensation expense	31,849	15,000
Amortization of premium on securities, net of accretion	101,082	72,615
Gain on acquisition	(5,174,619)	-
Accretion of fair value purchase accounting adjustments	(814,586)	-
Income earned on bank owned life insurance	(58,941)	(64,098)
Gain on sales of investment securities	-	(131,791)
Loss on sales of other real estate owned, net	139,531	19,160
Write-down of other real estate owned	75,000	46,000
Changes in assets and liabilities:
Accrued income	(92,860)	24,164
Other assets	707,468	510,687
Accrued interest payable	(44,099)	21,474
Other liabilities	33,152	136,801
Net cash provided by operating activities	3,197,588	2,994,372

Cash flows from investing activities
Cash acquired in acquisition	15,507,418	-
Cash paid in acquisition	(3,391,853)	-
Purchases of securities available-for-sale	(14,948,736)	(5,565,330)
Proceeds from maturities, calls, and principal paydown of securities available-for-sale	5,879,596	6,107,174
Proceeds from sales of securities available-for-sale	-	1,163,950
Net decrease (increase) in interest-bearing deposits with other financial institutions	(893,001)	597,998
Proceeds from sales of other real estate owned	2,523,121	1,177,167
Net sales (purchases) of restricted equity securities	(711,700)	272,100
Net increase in loans	(8,991,996)	(21,817,918)
Net purchases of property and equipment	(122,985)	(84,325)
Net cash used in investing activities	(5,150,136)	(18,149,182)

Cash flows from financing activities
Net (decrease) increase in deposits	(13,615,564)	24,878,366
Net increase (decrease) in other borrowings	559,315	(3,338,865)
Net change in Federal Home Loan Bank advances	16,500,000	(5,250,000)
Proceeds from exercised stock options	10,672	-
Net cash provided by financing activities	3,454,423	16,289,501
Net increase in cash and cash equivalents	1,501,875	1,134,691

Cash and cash equivalents, beginning	4,605,645	2,497,522
Cash and cash equivalents, ending	$6,107,520	$3,632,213

Supplemental disclosure of cash flow information
Interest paid	$1,090,542	$1,073,802
Taxes paid	$899,000	$238,967

Continued

F-7

CAPSTONE BANK

Condensed Statements of Cash Flows, Continued
Nine months ended September 30, 2013 and 2012 (Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Supplemental disclosure of non-cash activities
Other real estate acquired in settlement of loans	$1,630,000	$2,290,000
Information related to business acquisition:
Fair value of assets acquired	$136,290,141	$-
Fair value of liabilities assumed	$120,289,107	$-

See Notes to Condensed Interim Financial Statements

F-8

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 1.        Organization and Summary of Significant Accounting Policies

Organization

CapStone Bank (the “Bank”) was organized and incorporated under the laws of the State of North Carolina and commenced operations on August 1, 2006. The Bank currently serves the city of Raleigh and Wake County, North Carolina and surrounding areas through four banking offices in Wake and Sampson Counties, North Carolina. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the North Carolina Commissioner of Banks and the Federal Deposit Insurance Corporation.

The accounting and reporting policies of the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies:

Basis of Presentation

The financial statements as of September 30, 2013 and for the periods ended September 30, 2013 and 2012 included herein, have been prepared by the management of CapStone Bank, without audit. In the opinion of management, the information furnished in the interim financial statements reflects all adjustments necessary to present fairly the Bank's financial position, results of operations and cash flows for such interim periods. Management believes that all interim period adjustments are of a normal recurring nature. These financial statements should be read in conjunction with the Bank's audited financial statements and the notes thereto as of December 31, 2012.

Critical Accounting Policies

Management believes policies with respect to the methodology for the determination of the allowance for loan losses and asset impairment judgments, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions, or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "cash and due from banks" and "interest-bearing deposits with financial institutions".

Subsequent Events

In preparing these financial statements, the Bank has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued.

Reclassifications

Certain reclassifications have been made to the prior year's financial statements to place them on a comparable basis with the current year. Net income and shareholders’ equity previously reported were not affected by these classifications.

F-9

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 2.       Acquisition of Patriot State Bank

On January 31, 2013, the Bank completed the acquisition of Patriot State Bank ("Patriot"), pursuant to an agreement and plan of merger dated September 20, 2012. Patriot operated three branches in the Wake and Sampson county markets. A summary of assets received and liabilities assumed from Patriot and the fair value adjustments is as follows (dollars in thousands):

	As recorded	Fair Value	As recorded
	By Patriot	Adjustments	by the Bank
Assets
Cash and due from banks	$15,508	$-	$15,508
Investment securities available for sale	627	(47)	580
Federal Home Loan Bank stock, at cost	203	-	203
Loans	112,351	330	112,681
Premises and equipment	3,457	(699)	2,758
Accrued interest receivable	404	-	404
Other real estate owned	1,255	(285)	970
Core deposit intangible	-	658	658
Other assets	179	2,349	2,528
Total assets acquired	$133,984	$2,306	136,290

Liabilities
Deposits	118,620	1,185	119,805
Other borrowings	250	-	250
Other liabilities	152	82	234
Total liabilities assumed	$119,022	$1,267	120,289

Net assets acquired			16,001

Total consideration paid
Common stock issued (991,275 shares)			(7,434)
Cash payments to Patriot shareholders			(3,392)
Bargain purchase gain			$5,175

Bargain purchase gain

The bargain purchase gain is the amount by which the fair value of the assets received exceeds the fair value of the liabilities assumed and the fair value of the consideration paid by the Bank. Based on information available at the time of the transaction, Management concluded this amount to be approximately $4.9 million. Generally accepted accounting principles allows for a period of one year from the date of the transaction for Management to consider addition information related to the fair values of the assets acquired and the liabilities assumed. Bases on the assessment of this additional information, Management has revised the fair values of certain nonperforming assets upward and determined the bargain purchase gain to be approximately $5.2 million as of September 30, 2013.

Fair value adjustments

Fair value adjustments recorded related to the business acquisition are amortized or accreted into income over the expected life of the asset or liability to which the adjustment relates, over the level yield method. The impact to the individual income statement line items of these adjustments is as follows:

	Before FV	Fair Value	As recorded
	Adjustments	Adjustments	by the Bank

Loans and fees on loans	$10,228,173	$470,107	$10,698,280
Deposit interest expense	1,144,875	(344,479)	800,396
Occupancy and equipment expense	598,915	(72,091)	526,824

F-10

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 3.        Earnings per Share

The following table details the computation of basic and fully diluted earnings per share for the periods ended September 30, 2013 and 2012.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income (income available to common shareholders)	$1,351,021	$598,145	$7,793,625	$1,532,006

Weighted average common shares outstanding	3,586,681	2,594,873	3,476,073	2,594,873
Effect of dilutive securities, options	86,866	5,053	86,866	5,053
Weighted average common shares outstanding, diluted	3,673,547	2,594,873	3,562,939	2,594,873

Basic earnings per common share	$0.38	$0.23	$2.24	$0.59
Dilutive earnings per common share	$0.37	$0.23	$2.19	$0.59

At September 30, 2012 there were 441,222 options outstanding that were not included in the calculation of diluted earnings per common share because their exercise price exceeded market value.

F-11

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 4.        Securities

Debt and equity securities have been classified in the balance sheet according to management’s intent. The carrying amount of securities and their approximate fair values at September 30, 2013 and December 31, 2012 are (in thousands):

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	September 30, 2013
Available-for-sale
Government sponsored enterprises	$500	$18	$-	$518
Municipal securities	18,190	460	283	18,367
Mortgage-backed securities	27,253	570	380	27,443
Other securities	330	-	-	330
	$46,273	$1,048	$663	$46,658
Held-to-maturity
Subordinated debt	$500	$26	$-	$526

	December 31, 2012
Available-for-sale
Government sponsored enterprises	$500	$26	$-	$526
Municipal securities	13,380	1,063	4	14,439
Mortgage-backed securities	22,845	1,044	5	23,884
	$36,725	$2,133	$9	$38,849

Held-to-maturity
Subordinated debt	$500	$17	$-	$517

All of the Bank’s mortgage-backed securities are issued and guaranteed by U.S. Government sponsored enterprises.

Restricted equity securities consist of investments in common stock of the Federal Home Loan Bank of Atlanta (“FHLB”). The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB.

Investment securities with amortized cost of $5,703,891 at September 30, 2013 were pledged as collateral for other purposes as required or permitted by law.

During the nine months ended September 30, 2013 the Bank realized no gains or losses on investment securities. For the nine months ended September 30, 2012, the bank realized $131,791 in gains.

F-12

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 4.        Securities, Continued

The following table details unrealized losses and related fair values in the Bank’s available-for-sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of September 30, 2013 and December 31, 2012 (in thousands).

	More Than 12 Months		Less Than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

September 30, 2013
Available for sale
Municipal securities	$-	$-	$5,834	$283	$5,834	$283
Mortgage-backed securities	666	44	8,490	380	9,156	424
Total temporarily impaired securities	$666	$44	$14,324	$663	$14,990	$707

December 31, 2012
Available for sale
Municipal securities			$529	$4	$529	$4
Mortgage-backed securities			1,853	5	1,853	5
Total temporarily impaired securities			$2,382	$9	$2,382	$9

At September 30, 2012, the Bank had 27 securities which had aggregately depreciated 4.1% in value from the amortized cost. The depreciation was related to increases in the current interest rates for similar issues of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. Management believes all unrealized losses presented in the table above to be temporary in nature.

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary.

The scheduled contractual maturities of securities at September 30, 2013 are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$5,742	$5,874	$-	$-
Due after one year through five years	13,000	13,157	-	-
Due after five years through ten years	19,150	19,185	500	526
Due after ten years	8,381	8,442	-	-
	$46,273	$46,658	$500	$526

F-13

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 5.        Loans Receivable

The major components of loans in the balance sheet at September 30, 2013 and December 31, 2012 are as follows:

	September 30,	December 31,
	2013	2012

Commercial	$23,612,142	$17,848,356
Real estate:
Construction and development	37,938,103	23,801,934
Residential, 1-4 families	79,805,462	41,230,415
Multi-family residential	9,134,401	6,587,639
Nonfarm nonresidential	124,971,346	78,526,623
Farmland	13,262,251	930,321
Consumer	4,034,404	3,388,953
Other	4,063	125,826
Deferred loan fees, net	(645,490)	(411,542)
	292,116,682	172,028,525
Allowance for loan losses	(3,533,884)	(3,708,547)
	$288,582,798	$168,319,978

Note 6.        Allowance for Loan Losses

The allocation of the allowance for loan losses by loan components (in thousands) at September 30, 2013 and December 31, 2012 is as follows:

		Construction			Consumer
		&			&
	Commercial	Development	Residential	Nonresidential	Other	Total
2013
Allowance for credit losses:

Beginning balance	$384	$511	$1,029	$1,709	$75	$3,708
Charge-offs	(27)	(80)	(85)	(350)	-	(542)
Recoveries	-	114	4	-	-	118
Provision	(71)	(86)	128	306	(27)	250
Ending balance	$286	$459	$1,076	$1,665	$48	$3,534

Ending balance: individually evaluated for impairment	$-	$-	$234	$22	$-	$256
Ending balance: collectively evaluated for impairment	$286	$459	$842	$1,643	$49	$3,278

Loans Receivables:

Ending balance	$23,612	$37,938	$88,940	$137,588	$4,039	$292,117

Ending balance: individually evaluated for impairment	$822	$945	$1,934	$1,639	$3	$5,343
Ending balance: collectively evaluated for impairment	$22,790	$36,993	$87,006	$135,949	$4,036	$286,774

F-14

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 6.        Allowance for Loan Losses, Continued

		Construction			Consumer
		&			&
	Commercial	Development	Residential	Nonresidential	Other	Total
2012
Allowance for credit losses:

Beginning balance	$425	$671	$1,159	$1,824	$104	$4,183
Charge-offs	(18)	(430)	(394)	(509)	-	(1,351)
Recoveries	18	68	-	19	-	105
Provision	(41)	202	264	375	(29)	771
Ending balance	$384	$511	$1,029	$1,709	$75	$3,708

Ending balance: individually evaluated for impairment	$-	$-	$-	$734	$-	$734
Ending balance: collectively evaluated for impairment	$384	$511	$1,029	$975	$75	$2,974

Loans Receivables:

Ending balance	$17,848	$23,802	$47,818	$79,046	$3,515	$172,029

Ending balance: individually evaluated for impairment	$75	$984	$601	$2,243	$249	$4,152
Ending balance: collectively evaluated for impairment	$17,773	$22,818	$47,217	$76,803	$3,266	$167,877

Nonperforming loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category. The following table represents loans past due as of September 30, 3013 and December 31, 2012 (in thousands).

						Recorded
						Investment
					Total	> 90 Days
	30-89 Days	90 Days Plus	Total		Loans	and
	Past Due	Past Due	Past Due	Current	Receivables	Accruing

2013
Commercial	$-	$-	$-	$23,612	$23,612	$-
Construction and development	-	466	466	37,472	37,938	-
Residential	1,142	491	1,633	87,307	88,940	-
Nonresidential	-	745	745	136,843	137,588	-
Consumer and other	-	-	-	4,039	4,039	-
Total	$1,142	$1,702	$2,844	$289,273	$292,117	$-

						Recorded
						Investment
					Total	> 90 Days
	30-89 Days	90 Days Plus	Total		Loans	and
	Past Due	Past Due	Past Due	Current	Receivables	Accruing

2012
Commercial	$-	$-	$-	$17,848	$17,848	$-
Construction and development	-	984	984	22,818	23,802	-
Residential	-	601	601	47,217	47,818	-
Nonresidential	-	2,152	2,152	76,894	79,046	-
Consumer and other	-	242	242	3,273	3,515	-
Total	$-	$3,979	$3,979	$168,050	$172,029	$-

Credit Quality Indicators:

The Bank has established a standard risk grading (also referred to as loan grade) system to assist management and lenders in their analysis and supervision of the loan portfolio. Loan officers assign a grade to each credit at its inception; this grade is changed as required thereafter based on the borrower’s financial condition, payment performance, and other material information.

F-15

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 6.        Allowance for Loan Losses, Continued

The Bank uses the following definitions for risk ratings:

Pass	Borrowers with at least adequate sources of repayments, with little identifiable risk of collection. These loans will generally conform to the Bank’s policy requirements, product guidelines and underwriting standards, with limited exceptions. Any exceptions that are identified during the underwriting and approval process have been adequately mitigated by other factors.

Special Mention	Borrowers currently posing a higher than normal risk. Loans are protected, but have potentially developing weaknesses, which could include stale credit or some degree of difficulty in servicing debt, increased leverage, marginal profitability or interim unprofitability, etc. indicative of a possible transition in financial condition. Risk concern has heightened, but concern has not escalated to a point where reclassification of the asset to impaired is warranted.

Substandard	Relationships which have one or more well defined credit weaknesses, impairing collectability and necessitating workout. Factors might include: inadequate repayment capacity; severe erosion of equity; likely reliance on collateral for repayment, which may be questionable; guarantors with limited resources; obvious deterioration in financial condition/adverse trends; possibility of loss or protracted workout exists if immediate corrective action is not taken.

Doubtful	Relationship displays many of the same weaknesses as a substandard; however, those risk factors are more dominant. Collectability is severely jeopardized and loss potential is extreme; however, the loss cannot be quantified with any degree of accuracy due to circumstances surrounding the loan. Once the loss is able to be quantified, that amount will be charged-off.

The following table represents classified loans as of September 30, 2013 and December 31, 2012 (in thousands).

			Special
	Total	Pass	Mention	Substandard	Doubtful
September 30, 2013
Commercial	$23,612	$22,049	$300	$1,263	$-
Construction and development	37,938	37,118	234	586	-
Residential	88,940	83,458	1,738	3,744	-
Nonresidential	137,588	133,822	2,069	1,697	-
Consumer and other	4,039	4,028	6	5	-
Total	$292,117	$280,475	$4,347	$7,295	$-

	100%	96%	1%	3%	0%

December 31, 2012
Commercial	$17,848	$17,773	$33	$42	$-
Construction and development	23,802	22,624	194	984	-
Residential	47,818	45,265	1,207	1,346	-
Nonresidential	79,046	74,892	1,623	2,531	-
Consumer and other	3,515	3,173	100	242	-
Total	$172,029	$163,727	$3,157	$5,145	$-

	100%	95%	2%	3%	0%

Nonaccrual Loans (in thousands) as of September 30, 2013 and December 31, 2012

	September 30,	December 31,
	2013	2012

Commercial	$188	$-
Construction and development	912	984
Residential	1,967	601
Nonresidential	1,027	2,152
Consumer and other	-	242
Total	$4,094	$3,979

F-16

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 7.        Deposits

The aggregate amount of time deposits in denominations of one hundred thousand dollars or more at September 30, 3013 and December 31, 2012 was approximately $82,304,000 and $45,783,000, respectively. At September 30, 2013, the scheduled maturities of time deposits (in thousands) are as follows:

	Less Than	$ 100,000
Maturing in:	$ 100,000	or More	Total

Less than one year	$13,351	$46,118	$59,469
One year through three years	13,139	29,195	42,334
More than three years	1,323	6,991	8,314
	$27,813	$82,304	$110,117

Note 8.        Fair Value of Financial Instruments

GAAP provides a framework for measuring and disclosing fair value which requires disclosures about the fair value of assets and liabilities recognized in the balance sheet, whether the measurements are made on a recurring basis (for example, available for sale investment securities) or on a nonrecurring basis (for example, impaired loans).

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as foreclosed properties. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

The Bank groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

F-17

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 8.        Fair Value of Financial Instruments

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Held to maturity securities include preferred stock that is not widely traded. Fair value of these securities is based on discounted market rate of return for comparable instruments. This is an estimate and is therefore a level 3 valuation.

Impaired Loans

The Bank does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principle will not be made in accordance with the contractual terms of the loan are considered impaired. Once a loan is identified as individually impaired, management measures impairment. The fair value of impaired loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring a specific allowance represents loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At September 30, 3013 and December 31, 2012, substantially all of the impaired loans were evaluated based upon the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The fair value of Impaired Loans is generally based on judgment and therefore is classified as nonrecurring Level 3.

Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed properties. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charges to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The fair value of foreclosed assets is generally based on judgment and therefore are classified as nonrecurring Level 3.

Financial Instruments Measured at Fair Value

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

The fair value of net loans is based on estimated cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. This does not include consideration of liquidity that market participants would use to value such loans. The estimated fair values of deposits are based on estimated cash flows discounted at market interest rates.

The fair value of off-balance sheet financial instruments is considered immaterial. These off-balance sheet financial instruments are commitments to extend credit and are either short-term in nature or subject to immediate repricing.

F-18

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 8.        Fair Value of Financial Instruments, Continued

Financial Instruments Measured at Fair Value, continued

The following presents the carrying amount, fair value, and placement in the fair value hierarchy of the Bank’s financial instruments as of September 30, 3013 and December 31, 2012 (in thousands). These tables exclude financial instruments for which the carrying amount approximates fair value and which would be classified as Level 1. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization.

			Fair Value Measurements
			Quoted Prices in
			Active Markets	Significant
			for Identical	Other	Significant
			Assets or	Observable	Unobservable
	Carrying	Fair	Liabilities	Inputs	Inputs
	Amount	Value	(Level 1)	(Level 2)	(Level 3)

September 30, 2013
Financial Instruments – Assets
Available for sale securities	$46,658	$-	$-	$46,658	$-
Investment Securities, held to maturity	500	526	-	-	526
Loans, net of allowance for loan losses	288,583	291,841	-	-	291,841

Financial Instruments – Liabilities
Deposits	281,358	277,058	-	277,058	-
FHLB Borrowings	47,000	47,362	-	47,362	-

December 31, 2012
Financial Instruments – Assets
Available for sale securities	$38,849	$-	$-	$38,849	$-
Investment Securities, held to maturity	500	517	-	-	517
Loans, net of allowance for loan losses	168,320	172,087	-	-	172,087

Financial Instruments – Liabilities
Deposits	175,513	175,803	-	175,803	-
FHLB Borrowings	30,500	31,026	-	31,026	-

F-19

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 8.        Fair Value of Financial Instruments, Continued

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Bank may be required from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U. S generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the tables below (in thousands).

September 30, 2013	Total	Level 1	Level 2	Level 3

Impaired loans	$489	$-	$-	$489
Foreclosed properties	701	-	-	701
Total assets recorded at fair value	$1,190	$-	$-	$1,190

Total liabilities recorded at fair value	$-	$-	$-	$-

December 31, 2012	Total	Level 1	Level 2	Level 3

Impaired loans	$2,006	$-	$-	$2,006
Foreclosed properties	839	-	-	839
Total assets recorded at fair value	$2,845	$-	$-	$2,845

Total liabilities recorded at fair value	$-	$-	$-	$-

Assets measured at fair value on a recurring basis consist of investment securities available for sale. These are detailed in Note 3 and are all level 2 values. There are no liabilities measured at fair value on a recurring basis.

Level 3 Valuation Techniques

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of September 30, 2013, the valuation technique and the significant unobservable inputs used in the fair value measurements were as follows:

			Significant	Significant
	Fair Value at	Valuation	Unobservable	Unobservable
	September 30, 2013	Technique	Inputs	Input Value

Impaired Loans	$489,000	Management estimate	Estimated market discount	n/a

OREO	$701,000	Management estimate	Estimated market discount	n/a

Note 9.        Commitments and Contingencies

Litigation

In the normal course of business the Bank may be involved in various legal proceedings. The Bank was not involved in any material litigation during the periods ended September 30, 2013 and 2012.

Financial Instruments with Off-balance-sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.

F-20

CAPSTONE BANK

Notes to Condensed Interim Financial Statements

Note 9.        Commitments and Contingencies, Continued

The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at September 30, 2013 and December 31, 2012 are as follows (in thousands):

	September 30,	December 31,
	2013	2012

Commitments to extend credit	$69,482	$35,888
Standby letters of credit	821	352
	$70,303	$36,240

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

F-21

2012 Annual Report

F-22

2012 Annual Report

This Annual Report to Shareholders contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in the interest rate environment, management’s business strategy, national, regional and local market conditions and legislative and regulatory conditions.

Readers should not place undue reliance on forward-looking statements, which reflect management’s view only as of the date hereof. The Bank undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

F-23

Independent Auditors’ Report

Board of Directors and Shareholders

CapStone Bank

Raleigh, North Carolina

Report on the Financial Statements

We have audited the accompanying financial statements of CapStone Bank which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CapStone Bank as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis PLLC

Richmond, Virginia

March 25, 2013

Elliott Davis PLLC | elliottdavis.com

F-24

CAPSTONE BANK

Balance Sheets
December 31, 2012 and 2011

	2012	2011
Assets
Cash and due from banks	$4,249,728	$2,293,449
Interest-bearing deposits with financial institutions	355,917	204,073
Cash and cash equivalents	4,605,645	2,497,522

Time deposits with financial institutions	18,054,221	18,154,218
Investment securities available-for-sale	38,848,596	43,344,629
Investment securities held-to-maturity (market value of $517,000 in 2012 and 2011)	500,000	500,000
Restricted equity securities	1,696,600	1,923,700
Loans, net of allowance for loan losses of $3,708,547 and $4,183,406 for 2012 and 2011, respectively	168,319,978	143,130,564
Property and equipment, net	248,617	206,196
Accrued income	639,774	716,356
Foreclosed properties	838,700	186,327
Bank owned life insurance	3,288,968	3,203,886
Other assets	1,156,291	1,935,163
Total assets	$238,197,390	$215,798,561

Liabilities and Shareholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$28,645,425	$20,240,943
Interest-bearing	146,867,483	131,221,570
Total deposits	175,512,908	151,462,513

Federal funds purchased and securities sold under agreements to repurchase	680,685	3,448,741
FHLB borrowings	30,500,000	31,750,000
Accrued interest payable	133,425	155,374
Other liabilities	1,306,711	947,168
Total liabilities	208,133,729	187,763,796

Commitments and contingencies	-	-

Shareholders’ equity
Preferred stock, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $5 par value; 10,000,000 shares authorized; 2,594,873 shares issued and outstanding for 2012 and 2011	12,974,365	12,974,365
Surplus	11,640,591	11,622,823
Retained earnings	4,143,696	2,210,357
Accumulated other comprehensive income	1,305,009	1,227,220
Total shareholders’ equity	30,063,661	28,034,765
Total liabilities and shareholders’ equity	$238,197,390	$215,798,561

See Notes to Financial Statements

F-25

CAPSTONE BANK

Statements of Operations
For the years ended December 31, 2012 and 2011

	2012	2011
Interest and dividend income
Loans and fees on loans	$8,303,386	$7,782,944
Investment securities, taxable	908,990	950,431
Investment securities, exempt from tax	479,825	419,238
Time and other interest-bearing deposits	346,455	411,802
Federal funds sold	4,783	7,597
Dividends	31,114	16,205
Total interest and dividend income	10,074,553	9,588,217

Interest expense
Deposits	907,695	1,021,528
Federal funds purchased and securities sold under agreements to repurchase	4,177	4,890
Borrowings	491,365	584,214
Total interest expense	1,403,237	1,610,632
Net interest income	8,671,316	7,977,585

Provision for loan losses	771,000	2,379,000
Net interest income after provision for loan losses	7,900,316	5,598,585

Noninterest income
Service charges on deposit accounts	62,694	28,190
Bank owned life insurance	85,082	89,662
Gains on sales of investment securities	139,609	120,594
Other service charges and fees	76,791	78,892
Total noninterest income	364,176	317,338

Noninterest expense
Salaries and employee benefits	3,002,514	3,211,940
Occupancy and equipment expense	352,312	396,179
Net losses on foreclosed properties	206,693	45,003
Marketing expense	153,073	42,412
Information systems expense	306,156	336,306
FDIC insurance premiums	171,693	214,714
Other expense	1,095,712	789,393
Total noninterest expense	5,288,153	5,035,947
Net income before income taxes	2,976,339	879,976

Income tax expense	1,043,000	204,000
Net income	$1,933,339	$675,976

Basic earnings per common share	$.75	$.26
Diluted earnings per common share	$.74	$.26
Weighted average common shares outstanding	2,594,873	2,594,873
Weighted average dilutive common shares outstanding	2,600,839	2,594,873

See Notes to Financial Statements

F-26

CAPSTONE BANK

Statements of Comprehensive Income
For the years ended December 31, 2012 and 2011

	2012	2011

Net income	$1,933,339	$675,976

Other comprehensive income
Unrealized gain on available for sale securities	266,197	1,403,394
Reclassification of realized gains on sale of available for sale securities	(139,609)	(120,594)
Income taxes related to other comprehensive income	(48,799)	(494,520)
Total other comprehensive income	77,789	788,280

Total comprehensive income	$2,011,128	$1,464,256

See Notes to Financial Statements

F-27

CAPSTONE BANK

Statements of Changes in Shareholders’ Equity
For the years ended December 31, 2012 and 2011

					Accumulated
				Retained	Other
	Common Stock			Earnings	Comprehensive
	Shares	Amount	Surplus	(Deficit)	Income	Total

Balance, December 31, 2010	2,162,400	$10,812,000	$13,686,959	$1,534,381	$438,940	$26,472,280

Comprehensive income
Net income	-	-	-	675,976	-	675,976
Other comprehensive income	-	-	-	-	788,280	788,280
Stock dividend issued, net of cash paid in lieu of fractional shares	432,473	2,162,365	(2,162,412)	-	-	(47)

Non-cash stock option expense	-	-	98,276	-	-	98,276
Balance, December 31, 2011	2,594,873	12,974,365	11,622,823	2,210,357	1,227,220	28,034,765

Comprehensive income
Net income	-	-	-	1,933,339	-	1,933,339
Other comprehensive income	-	-	-	-	77,789	77,789

Non-cash stock option expense	-	-	17,768	-	-	17,768
Balance, December 31, 2012	2,594,873	$12,974,365	$11,640,591	$4,143,696	$1,305,009	$30,063,661

See Notes to Financial Statements

F-28

CAPSTONE BANK

Statements of Cash Flows
For the years ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities
Net income	$1,933,339	$675,976
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	114,102	192,788
Provision for loan losses	771,000	2,379,000
Non-cash stock compensation expense	17,768	98,276
Amortization of premium on securities, net of accretion	104,281	20,644
Amortization of deferred gain on termination of interest rate swap agreement	-	(152,025)
Income earned on bank owned life insurance	(85,081)	(89,662)
Gain on sales of investment securities	(139,609)	(120,594)
Loss on sales of foreclosed properties, net	155,693	5,003
Write-down of foreclosed properties	52,000	40,000
Changes in assets and liabilities:
Accrued income	76,582	(32,522)
Other assets	730,073	(521,204)
Accrued interest payable	(21,949)	25,408
Other liabilities	359,543	675,880
Net cash provided by operating activities	4,067,742	3,196,968

Cash flows from investing activities
Purchases of securities available-for-sale	(5,563,761)	(26,861,833)
Proceeds from maturities, calls, and principal paydown of securities available-for-sale	8,519,581	6,392,915
Proceeds from sales of securities available for sale	1,702,128	4,174,384
Net decrease in interest-bearing deposits with other financial institutions	99,997	8,357,629
Proceeds from sales of foreclosed properties	1,879,934	1,462,670
Sales of restricted equity securities	227,100	153,400
Net increase in loans	(28,700,414)	(12,591,175)
Net purchases of property and equipment	(156,523)	(95,987)
Net cash used in investing activities	(21,991,958)	(19,007,997)

Cash flows from financing activities
Net increase in deposits	24,050,395	25,309,553
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(2,768,056)	(1,343,476)
Net change in borrowings	(1,250,000)	(7,250,000)
Cash paid in lieu of fractional shares	(47)
Net cash provided by financing activities	20,032,339	16,716,030
Net increase in cash and cash equivalents	2,108,123	905,001

Cash and cash equivalents, beginning	2,497,522	1,592,521
Cash and cash equivalents, ending	$4,605,645	$2,497,522

Supplemental disclosure of cash flow information
Interest paid	$1,425,186	$1,585,224
Taxes paid	$323,967	$983,960
Supplemental disclosure of non-cash activities
Foreclosed properties acquired in settlement of loans	$2,740,000	$285,000

See Notes to Financial Statements

F-29

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 1. Organization and Summary of Significant Accounting Policies

Organization

CapStone Bank (the Bank) was organized and incorporated under the laws of the State of North Carolina and commenced operations on August 1, 2006. The Bank currently serves the city of Raleigh and Wake County, North Carolina and surrounding areas through its banking office in Raleigh, North Carolina and a loan production office in Cary, North Carolina. On January 31, 2013, the Bank acquired Patriot State Bank (“PSB”) with total assets of $134 million. The Bank will issue 988,400 shares of stock and pay $3.4 million in cash for the outstanding shares of PSB stock. This business combination will be accounted for using the acquisition method of accounting. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

The accounting and reporting policies of the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies:

Critical Accounting Policies

Management believes policies with respect to the methodology for the determination of the allowance for loan losses involve a high degree of complexity. Management must make difficult and subjective judgments which require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially.

Business Segments

The Bank reports its activities as a single business segment. In determining the appropriateness of segment definition, the Bank considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks” and “interest-bearing deposits with financial institutions.”

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held-to-maturity or trading, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. The Bank held no trading securities during the years presented.

F-30

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 1. Organization and Summary of Significant Accounting Policies, continued

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In determining whether other-than-temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs and the allowance for loan losses. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Discounts and premiums on any purchased loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest for the current year is reversed. Interest income is subsequently recognized on the cash-basis or cost-recovery method, as appropriate. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and other circumstances impacting the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

F-31

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 1. Organization and Summary of Significant Accounting Policies, continued

Derivative Financial Instruments

Derivative financial instruments are recognized as assets and liabilities on the balance sheet and measured at fair value.

Interest Rate Swap Agreements

For asset/liability management purposes, the Bank periodically uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Interest rate swaps are contracts in which a series of interest rate payments are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged. These swap agreements are derivative instruments and generally convert a portion of the Bank’s variable-rate loans to a fixed rate (cash flow hedge).

Foreclosed Properties

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The Bank held three foreclosed properties with a total carrying amount of $838,700 at December 31, 2012. The Bank held three foreclosed properties with a total carrying amount of $186,327 at December 31, 2011.

Property and Equipment

Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed by the straight-line method over the following estimated useful lives:

Years

Furniture and equipment	2-5
Computers and software	2-5

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Tax positions are analyzed in accordance with generally accepted accounting principles. Interest recognized as a result of the analysis of tax positions would be classified as interest expense. Penalties would be classified as noninterest expense.

F-32

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 1. Organization and Summary of Significant Accounting Policies, continued

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

Annual comprehensive income reflects the change in the Bank’s equity during the year arising from transactions and events other than investment by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of shareholders’ equity rather than as income or expense.

Stock Compensation Plans

The Bank recognizes compensation cost relating to share-based payment transactions in accordance with generally accepted accounting principles. That cost is measured based on the fair value of the equity or liability instruments issued. The expense measures the cost of employee services received in exchange for stock options based on the grant-date fair value of the award and recognizes the cost over the period the employee is required to provide services for the award.

Fair Value of Financial Instruments

Generally accepted accounting principles (“GAAP”) define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Bank determines the fair values of its financial instruments based on the fair value hierarchy established per GAAP which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Investment securities available-for-sale are recorded at fair value on a recurring basis. Certain impaired loans and foreclosed properties are carried at fair value on a non-recurring basis.

Reclassification

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation. Net income and shareholders’ equity previously reported were not affected by these reclassifications.

Subsequent Events

These financial statements have been updated for subsequent events occurring through March 25, 2013 which is the date these financial statements were available to be issued.

F-33

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In July 2012, the Intangibles topic was amended to permit an entity to consider qualitative factors to determine whether it is more likely than not that indefinite-lived intangible assets are impaired. If it is determined to be more likely than not that indefinite-lived intangible assets are impaired, then the entity is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The amendments are not expected to have a material effect on the Bank’s financial statements.

In December 2012, the FASB issued Proposed Accounting Standards Update 2012-260 related to credit losses on financial instruments. The purpose of this proposed accounting standard is to eliminate the delay in recognition of credit losses associated with loans (and other financial instruments ) caused by the current “incurred loss” model. Under the requirements of this proposal, companies would be required to change from the current incurred loss model to a “projected loss” model. The proposed model would recognize expected credit risks and require a broader range of information, including a projection of future cash flows, to determine credit losses. If this standard were to be adopted as currently proposed, the change would likely result in a higher allowance for loan losses that could be material to the financial statements of the Bank. There is no effective date for this proposed standard. The FASB is accepting comments on the proposed standard until April 30, 2013.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Bank’s financial position, results of operations or cash flows.

Note 2. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,040,000 and $815,000 for the periods including December 31, 2012 and 2011, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheet according to management’s intent. The carrying amount of securities and their approximate fair values at December 31, 2012 and 2011 are:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2012
Available-for-sale
Government sponsored enterprises	$500,000	$25,905	$-	$525,905
Municipal securities	13,380,077	1,063,352	4,418	14,439,011
Mortgage-backed securities	22,844,828	1,043,726	4,874	23,883,680
	$36,724,905	$2,132,983	$9,292	$38,848,596

Held-to-maturity
Subordinated debt	$500,000	$17,000	$-	$517,000

F-34

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 3. Securities, continued

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2011
Available-for-sale
Government sponsored enterprises	$1,000,000	$32,212	$-	$1,032,212
Municipal securities	13,502,268	822,616	9,224	14,315,660
Mortgage-backed securities	26,845,258	1,156,469	4,970	27,996,757
	$41,347,526	$2,011,297	$14,194	$43,344,629

Held-to-maturity
Subordinated debt	$500,000	$17,000	$-	$517,000

All of the Bank’s mortgage-backed securities are issued and guaranteed by U.S. Government sponsored enterprises.

Restricted equity securities consist of investments in common stock of the Federal Home Loan Bank of Atlanta (“FHLB”). The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB.

Investment securities with amortized cost of $2,979,110 at December 31, 2012 were pledged as collateral for other purposes as required or permitted by law.

The Bank realized $28,656 in losses and $142,250 in gains in 2011and no losses and $139,609 in gains during 2012.

The following table details unrealized losses and related fair values in the Bank’s available-for-sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2012 and 2011.

	Less Than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses
2012
Available for sale
Municipal securities	$529,235	$4,418	$529,235	$4,418
Mortgage-backed securities	1,852,718	4,874	1,852,718	4,874
Total temporarily impaired securities	$2,381,953	$9,292	$2,381,953	$9,292

2011
Available for sale
Municipal securities	$1,424,463	$9,224	$1,424,463	$9,224
Mortgage-backed securities	967,745	4,970	967,745	4,970
Total temporarily impaired securities	$2,392,208	$14,194	$2,392,208	$14,194

At December 31, 2012, the Bank had four debt securities which had aggregately depreciated .4% in value from the amortized cost. The depreciation was related to increases in the current interest rates for similar issues of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. Management believes all unrealized losses presented in the table above to be temporary in nature.

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary.

F-35

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 3. Securities, continued

The scheduled contractual maturities of securities at December 31, 2012 are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$6,405,657	$6,721,675	$-	$-
Due after one year through five years	12,296,661	12,814,836	-	-
Due after five years through ten years	13,981,451	14,912,795	500,000	517,000
Due after ten years	4,041,136	4,399,290	-	-
	$36,724,905	$38,848,596	$500,000	$517,000

Note 4. Loans Receivable

The major components of loans in the balance sheet at December 31, 2012 and 2011 are as follows:

	2012	2011

Commercial	$17,848,356	$14,989,451
Real estate:
Construction and development	23,801,934	23,676,678
Residential, 1-4 families	41,230,415	34,872,098
Multi-family residential	6,587,639	6,011,172
Nonfarm nonresidential	78,526,623	63,465,981
Farmland	930,321	890,321
Consumer	3,388,953	3,173,624
Other	125,826	502,171
Deferred loan fees, net	(411,542)	(267,526)
	172,028,525	147,313,970
Allowance for loan losses	(3,708,547)	(4,183,406)
	$168,319,978	$143,130,564

F-36

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 5. Allowance for Loan Losses

The allocation of the allowance for loan losses by loan components (in thousands) at December 31, 2012 and 2011 is as follows:

		Construction			Consumer
		&			&
	Commercial	Development	Residential	Nonresidential	Other	Total
2012
Allowance for credit losses:

Beginning balance	$425	$671	$1,159	$1,824	$104	$4,183
Charge-offs	(18)	(430)	(394)	(509)	-	(1,351)
Recoveries	18	68	-	19	-	105
Provision	(41)	202	264	375	(29)	771
Ending balance	$384	$511	$1,029	$1,709	$75	$3,708

Ending balance: individually evaluated for impairment	$-	$-	$-	$734	$-	$734
Ending balance: collectively evaluated for impairment	$384	$511	$1,029	$975	$75	$2,974

Loans Receivables:

Ending balance	$17,848	$23,802	$47,818	$79,046	$3,515	$172,029

Ending balance: individually evaluated for impairment	$75	$984	$601	$2,243	$249	$4,151
Ending balance: collectively evaluated for impairment	$17,773	$22,818	$47,217	$76,803	$3,266	$167,878

		Construction			Consumer
		&			&
	Commercial	Development	Residential	Nonresidential	Other	Total
2011
Allowance for credit losses:

Beginning balance	$248	$361	$827	$1,421	$166	$3,023
Charge-offs	(262)	(662)	(300)	(1,224)
Recoveries	5	5
Provision	177	572	989	703	(62)	2,379
Ending balance	$425	$671	$1,159	$1,824	$104	$4,183

Ending balance: individually evaluated for impairment	$50	$492	$194	$793	$-	$1,529
Ending balance: collectively evaluated for impairment	$375	$179	$965	$1,031	$104	$2,654

Loans Receivables:

Ending balance	$14,989	$23,677	$40,883	$64,089	$3,676	$147,314

Ending balance: individually evaluated for impairment	$257	$3,835	$5,081	$3,680	$60	$12,913
Ending balance: collectively evaluated for impairment	$14,732	$19,842	$35,802	$60,409	$3,616	$134,401

F-37

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 5. Allowance for Loan Losses, continued

The following table presents impaired loans by class of loan (in thousands) as of December 31, 2012 and 2011:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

2012
With no related allowance recorded:
Commercial	$75	$75	$-	$85	$6
Construction and development	988	984	-	1,078	24
Residential	620	601	-	673	4
Nonresidential	504	502	-	648	13
Consumer and other	249	249	-	283	10
	2,436	2,411	-	2,767	57

With an allowance recorded:
Nonresidential	1,741	1,740	734	1,463	77
	1,741	1,740	734	1,463	77

Combined:
Commercial	$75	$75	$-	$85	$6
Construction and development	988	984	-	1,078	24
Residential	620	601	-	673	4
Nonresidential	2,245	2,243	734	2,110	90
Consumer and other	249	249	-	283	10
	$4,177	$4,152	$734	$4,229	$134

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

2011
With no related allowance recorded:
Commercial	$51	$51	$-	$55	$4
Construction and development	1,603	1,593	-	1,725	70
Residential	1,732	1,713	-	1,762	85
Nonresidential	2,087	2,080	-	2,102	131
Consumer and other	60	60	-	103	7
	5,533	5,497	-	5,747	297

With an allowance recorded:
Commercial	207	207	50	221	14
Construction and development	2,263	2,242	492	2,247	151
Residential	3,375	3,369	194	3,723	127
Nonresidential	1,600	1,600	793	1,750	69
	7,445	7,418	1,529	7,941	361

Combined:
Commercial	$258	$257	$50	$276	$18
Construction and development	3,866	3,835	492	3,972	221
Residential	5,107	5,081	194	5,484	212
Nonresidential	3,687	3,680	793	3,852	200
Consumer and other	60	60	-	103	7
	$12,978	$12,913	$1,529	$13,687	$658

F-38

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 5. Allowance for Loan Losses, continued

Nonperforming loans and impaired loans are defined differently. As such, some loans may be included in both categories, whereas other loans may only be included in one category. The following table represents loans past due as of December 31, 2012 and 2011 (in thousands).

						Recorded
						Investment
					Total	> 90 Days
	30-89 Days	90 Days Plus	Total		Loans	and
	Past Due	Past Due	Past Due	Current	Receivables	Accruing

2012
Commercial	$-	$-	$-	$17,848	$17,848	$-
Construction and development	-	984	984	22,818	23,802	-
Residential	-	601	601	47,217	47,818	-
Nonresidential	-	2,152	2,152	76,894	79,046	-
Consumer and other	-	242	242	3,273	3,515	-
Total	$-	$3,979	$3,979	$168,050	$172,029	$-

						Recorded
						Investment
					Total	> 90 Days
	30-89 Days	90 Days Plus	Total		Loans	and
	Past Due	Past Due	Past Due	Current	Receivables	Accruing

2011
Commercial	$-	$-	$-	$14,989	$14,989	$-
Construction and development	224	1,005	1,229	22,448	23,677	199
Residential	-	3,413	3,413	37,470	40,883	243
Nonresidential	2,054	1,892	3,946	60,143	64,089	301
Consumer and other	-	-	-	3,676	3,676	-
Total	$2,278	$6,310	$8,588	$138,726	$147,314	$743

Credit Quality Indicators:

The Bank has established a standard risk grading (also referred to as loan grade) system to assist management and lenders in their analysis and supervision of the loan portfolio. Loan officers assign a grade to each credit at its inception; this grade is changed as required thereafter based on the borrower’s financial condition, payment performance, and other material information.

F-39

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 5. Allowance for Loan Losses, continued

The Bank uses the following definitions for risk ratings:

Pass	Borrowers with at least adequate sources of repayments, with little identifiable risk of collection. These loans will generally conform to the Bank’s policy requirements, product guidelines and underwriting standards, with limited exceptions. Any exceptions that are identified during the underwriting and approval process have been adequately mitigated by other factors.

Special Mention	Borrowers currently posing a higher than normal risk. Loans are protected, but have potentially developing weaknesses, which could include stale credit or some degree of difficulty in servicing debt, increased leverage, marginal profitability or interim unprofitability, etc. indicative of a possible transition in financial condition. Risk concern has heightened, but concern has not escalated to a point where reclassification of the asset to impaired is warranted.

Substandard	Relationships which have one or more well defined credit weaknesses, impairing collectability and necessitating workout. Factors might include: inadequate repayment capacity; severe erosion of equity; likely reliance on collateral for repayment, which may be questionable; guarantors with limited resources; obvious deterioration in financial condition/adverse trends; possibility of loss or protracted workout exists if immediate corrective action is not taken.

Doubtful	Relationship displays many of the same weaknesses as a substandard; however, those risk factors are more dominant. Collectability is severely jeopardized and loss potential is extreme; however, the loss cannot be quantified with any degree of accuracy due to circumstances surrounding the loan. Once the loss is able to be quantified, that amount will be charged-off.

The following table represents classified loans as of December 31, 2012 and 2011 (in thousands).

			Special
	Total	Pass	Mention	Substandard	Doubtful
December 31, 2012
Commercial	$17,848	$17,773	$33	$42	$-
Construction and development	23,802	22,624	194	984	-
Residential	47,818	45,265	1,207	1,346	-
Nonresidential	79,046	74,892	1,623	2,531	-
Consumer and other	3,515	3,173	100	242	-
Total	$172,029	$163,727	$3,157	$5,145	$-

	100%	95%	2%	3%	0%

December 31, 2011
Commercial	$14,989	$14,732	$95	$162	$-
Construction and development	23,667	19,842	-	3,835	-
Residential	40,883	35,802	170	4,911	-
Nonresidential	64,089	60,409	1,200	2,480	-
Consumer and other	3,676	3,616	10	50	-
Total	$147,314	$134,401	$1,475	$11,438	$-

	100%	91%	1%	8%	0%

F-40

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 5. Allowance for Loan Losses, continued

Nonaccrual Loans (in thousands) as of December 31, 2012 and 2011

	2012	2011
Construction and development	$984	$812
Residential	601	3,182
Nonresidential	2,152	1,600
Consumer and other	242	-
Total	$3,979	$5,594

Trouble Debt Restructuring

During the year ended December 31, 2012, the Bank modified six loans that were considered to be troubled debt restructurings. The Bank extended the terms for all of these loans. No other terms were modified for any of these loans. The following table is a summary of information related to loan modifications during 2012 (in thousands):

Modifications

During 2012

	2012
			Post-
		Pre-Modification	Modification
		Outstanding	Outstanding
	Number	Recorded	Recorded
	of Contracts	Investment (1)	Investment (1)
Troubled Debt Restructurings
Commercial	2	$92	$92
Nonresidential	2	614	614
Consumer and other	2	325	325
Total Troubled Debt Restructuring during 2012	6	$1,031	$1,031

During the year ended December 31, 2012, two loans that had previously been restructured defaulted. Restructured loans are deemed to be in default if payments in accordance with the modified terms are not received within ninety days of the payment due date (in thousands).

	Number	Recorded
	of Contracts	Investment (1)
Troubled Debt Restructurings
That Subsequently Defaulted
Construction and development	1	$630
Consumer and other	1	246
	2	$876

F-41

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 5. Allowance for Loan Losses, continued

Modifications

During 2011

	2011
			Post-
		Pre-Modification	Modification
		Outstanding	Outstanding
	Number	Recorded	Recorded
	of Contracts	Investment (1)	Investment (1)

Troubled Debt Restructurings
Commercial	1	$174,960	$174,960
Construction and development	2	269,492	269,492
Residential	2	539,155	539,155
Nonresidential	1	700,000	700,000
Total Troubled Debt Restructuring during 2012	6	$1,683,607	$1,683,607

During the year ended December 31, 2011, one loan that had previously been restructured defaulted. Restructured loans are deemed to be in default if payments in accordance with the modified terms are not received within ninety days of the payment due date.

	Number	Recorded
	of Contracts	Investment (1)

Troubled Debt Restructurings
That Subsequently Defaulted
Troubled debt restructurings:
Nonresidential	1	$713,057

In the determination of the allowance for loan losses, management considers troubled debt restructurings as impaired.

(1)	Recorded investment includes unpaid active principal outstanding and accrued interest.

Note 6. Property and Equipment and Foreclosed Properties

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2012 and 2011 are as follows:

	2012	2011

Furniture and equipment	$888,654	$854,601
Computers and software	254,954	265,913
Construction in progress	114,544	-
Property and equipment, total	1,258,152	1,120,514

Less accumulated depreciation	(1,009,535)	(914,318)
Property and equipment, net of depreciation	$248,617	$206,196

F-42

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 6. Property and Equipment and Foreclosed Properties, continued

Leases

The Bank has entered into an operating lease on its banking office in Raleigh, North Carolina. The amended term of this lease commenced on May 1, 2008 and will remain in effect through June 30, 2013. Subsequent to year end 2012, the Bank extended the term of this lease for an additional three years. In addition, during 2012, the Bank entered into a three and a half year operating lease for an office in Cary, North Carolina which took effect on January 5, 2013. The Bank’s total rent expense for 2012 and 2011 was $235,227 and $229,505, respectively.

Future minimum payments under non-cancelable operating lease agreements are as follows:

Year	Amount

2013	$230,768
2014	235,146
2015	240,505
2016	116,374
Total	$822,793

Foreclosed Properties

The following table summarized the activity in foreclosed assets:

	2012	2011

Balance, beginning of year	$186,327	$1,409,000
Additions	2,740,000	285,000
Sales	(1,879,934)	(1,462,670)
Net impairment write-downs	(52,000)	(40,000)
Net loss on sale	(155,693)	(5,003)
Balance, end of year	$838,700	$186,327

Note 7. Deposits

The aggregate amount of time deposits in denominations of one hundred thousand dollars or more at December 31, 2012 and 2011 was approximately $45,783,000 and $49,447,000, respectively. At December 31, 2012, the scheduled maturities of time deposits (in thousands) are as follows:

	Less Than	$100,000
	$100,000	or More	Total

2013	$4,105	$26,896	$31,001
2014 thru 2015	1,877	18,637	20,514
2016 and later	38	250	288
	$6,020	$45,783	$51,803

F-43

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 8. Borrowings

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one day of the transaction date. Additional information is summarized below:

	2012	2011

Outstanding balance at December 31	$680,685	$3,448,741
Year-end weighted average rate	.49%	.13%
Daily average outstanding during the period	$1,671,765	$3,755,012
Average rate for the period	.19%	.16%
Maximum outstanding at any month-end during the period	$3,448,741	$7,815,471

Securities sold under agreements to repurchase amounted to $140,685 and $3,183,741 at December 31, 2012 and 2011, respectively, which mature on a daily basis and are collateralized by securities issued by U.S. Government sponsored enterprises.

The Bank has established credit facilities to provide additional liquidity if and as needed. These consist of unsecured lines of credit with correspondent banks totaling $18,800,000. At December 31, 2012 and 2011, $540,000 and $265,000 was outstanding under these credit facilities, respectively.

FHLB Borrowings

The Bank has an available line of credit with the FHLB equal to 25% of total assets. Advances under this line are secured by qualifying loans amounting to approximately $88,114,000.

Advances from the FHLB of Atlanta (in thousands) by year of maturity consisted of the following at December 31, 2012 and 2011.

	2012		2011
	Weighted		Weighted
	Average		Average
	Interest		Interest
	Rate	Amount	Rate	Amount

2012	0%	$-	1.36%	$13,750
2013	0.81%	20,500	1.26%	11,000
2014	1.73%	8,000	2.52%	5,000
2018	3.68%	2,000	3.68%	2,000
	1.24%	$30,500	1.65%	$31,750

Note 9. Fair Value of Financial Instruments

GAAP provides a framework for measuring and disclosing fair value which requires disclosures about the fair value of assets and liabilities recognized in the balance sheet, whether the measurements are made on a recurring basis (for example, available for sale investment securities) or on a nonrecurring basis (for example, impaired loans).

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

F-44

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 9. Fair Value of Financial Instruments, continued

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as foreclosed properties. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

The Bank groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These levels are:

Level 1 –	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 –	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 –	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Held to maturity securities include preferred stock that is not widely traded. Fair value of these securities is based on discounted market rate of return for comparable instruments. This is an estimate and is therefore a level 3 valuation.

Impaired Loans

The Bank does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principle will not be made in accordance with the contractual terms of the loan are considered impaired. Once a loan is identified as individually impaired, management measures impairment. The fair value of impaired loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring a specific allowance represents loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2012 and 2011, substantially all of the impaired loans were evaluated based upon the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. The fair value of Impaired Loans is generally based on judgment and therefore is classified as nonrecurring Level 3.

F-45

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 9. Fair Value of Financial Instruments, continued

Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed properties. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charges to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The fair value of foreclosed assets is generally based on judgment and therefore are classified as nonrecurring Level 3.

Financial Instruments Measured at Fair Value

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

The fair value of net loans is based on estimated cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. This does not include consideration of liquidity that market participants would use to value such loans. The estimated fair values of deposits are based on estimated cash flows discounted at market interest rates.

The fair value of off-balance sheet financial instruments is considered immaterial. These off-balance sheet financial instruments are commitments to extend credit and are either short-term in nature or subject to immediate repricing.

The following presents the carrying amount, fair value, and placement in the fair value hierarchy of the Bank’s financial instruments as of December 31, 2012 and 2011. These tables exclude financial instruments for which the carrying amount approximates fair value and which would be classified as Level 1. For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization (in thousands).

			Fair Value Measurements
			Quoted Prices in
			Active Markets	Significant
			for Identical	Other	Significant
			Assets or	Observable	Unobservable
	Carrying	Fair	Liabilities	Inputs	Inputs
(dollars in thousands)	Amount	Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2012
Financial Instruments – Assets
Available for sale securities	$38,849	$-	$-	$38,849	$-
Investment Securities, held to maturity	500	517	-	-	517
Loans, net of allowance for loan losses	168,320	172,087	-	-	172,087

Financial Instruments – Liabilities
Deposits	175,513	175,803	-	175,803	-
FHLB Borrowings	30,500	31,026	-	31,026	-

December 31, 2011
Financial Instruments – Assets
Available for sale securities	$43,345	$-	$-	$43,345	$-
Investment Securities, held to maturity	500	517	-	-	517
Loans, net of allowance for loan losses	143,131	145,557	-	-	145,557

Financial Instruments – Liabilities
Deposits	151,463	151,544	-	151,544	-
FHLB Borrowings	31,750	32,093	-	32,093	-

F-46

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 9. Fair Value of Financial Instruments, continued

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Bank may be required from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U. S generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the tables below.

	Total	Level 1	Level 2	Level 3
December 31, 2012
Impaired loans	$2,005,915	$-	$-	$2,005,915
Foreclosed properties	838,700	-	-	838,700
Total assets recorded at fair value	$2,844,615	$-	$-	$2,844,615

Total liabilities recorded at fair value	$-	$-	$-	$-

December 31, 2011

Impaired loans	$6,431,474	$-	$-	$6,431,474
Foreclosed properties	186,327	-	-	186,327
Total assets recorded at fair value	$6,617,801	$-	$-	$6,617,801

Total liabilities recorded at fair value	$-	$-	$-	$-

Assets measured at fair value on a recurring basis consist of investment securities available for sale. These are detailed in Note 3 and are all level 2 values. There are no liabilities measured at fair value on a recurring basis.

Level 3 Valuation Techniques

For Level 3 assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2012, the valuation technique and the significant unobservable inputs used in the fair value measurements were as follows:

			Significant	Significant
	Fair Value at	Valuation	Unobservable	Unobservable
	December 31, 2012	Technique	Inputs	Input Value

Impaired Loans	$2,005,915	Management estimate	Estimated market discount	n/a

OREO	$838,700	Management estimate	Estimated market discount	n/a

Note 10. Earnings per Share

The following table details the computation of basic and fully diluted earnings per share for the periods ended December 31, 2012 and 2011.

	2012	2011

Net income (income available to common shareholders)	$1,933,339	$675,976

Weighted average common shares outstanding	2,594,873	2,594,873
Effect of dilutive securities, options	5,966	-
Weighted average common shares outstanding, diluted	2,600,839	2,594,873

Basic earnings per common share	$.75	$.26
Dilutive earnings per common share	$.74	$.26

F-47

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 10. Earnings per Share, continued

For the years ended December 31, 2012 and 2011, respectively, the number of antidilutive options was 366,762 and 383,298, because their exercise price exceeded market value.

Note 11. Benefit Plans

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who are 21 years of age upon date of hire. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank makes certain matching contributions and may make additional contributions at the discretion of the Board of Directors. Bank expense relating to the plan for the years ended December 31, 2012 and 2011 amounted to $129,278 and $137,695, respectively.

Flexible Benefits Plan

The Bank maintains a Flexible Benefits Plan which allows employees to make pre-tax salary contributions to a “flexible spending account” (FSA) to pay qualifying health and dependent care expenses.

Cash Value of Life Insurance

The Bank is the owner and beneficiary of life insurance policies on certain executive officers. Policy cash values on the balance sheet totaled $3,288,967and $3,203,886 at December 31, 2012 and 2011, respectively.

Stock Option Plans

In 2006 the Bank adopted both an Incentive Stock Option (ISO) Plan and a Nonstatutory Stock Option (NSO) Plan. Under each plan up to 259,200 shares may be issued for a total of 518,400 shares. Options granted under both plans expire no more than 10 years from date of grant. Option exercise prices under both plans shall be set by the Board of Directors at the date of grant, but shall not be less than 100% of fair market value of the related stock at the date of the grant. Options vest over five and three year periods from the date of the grant for the ISO and NSO Plans, respectively.

Compensation cost relating to share-based payment transactions is recognized in the financial statements with measurement based upon the fair value of the equity or liability instruments issued. For the years ended December 31, 2012 and 2011, the Bank recognized $17,768 and $98,276 respectively, in compensation expense for stock options.

At December 31, 2012, unrecognized compensation costs amounted to $89,768 which will be expensed over the next five years.

The weighted average fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Bank’s history and expectation of dividend payouts.

F-48

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 11. Benefit Plans, continued

Stock Option Plans, continued

Activity under the plans during the years ended December 31, 2012 and 2011 are summarized below:

	Incentive Plan		Non-statutory Plan
	Available		Available
	for Grant	Granted	for Grant	Granted

Balance December 31, 2010	36,442	177,158	-	216,000
Stock split	7,289	35,431	7	43,193
Forfeited	88,484	(88,484)	-	-
Granted	(63,460)	63,460	-	-
Exercised	-	-	-	-
Balance December 31, 2011	68,755	187,565	7	259,193

Forfeited	16,536	(16,536)	-	-
Granted	(11,000)	11,000	-	-
Exercised	-	-	-	-
Balance December 31, 2012	74,291	182,029	7	259,193

No cash was received during 2012 or 2011 for options exercised.

Additional information relating to the plan is listed below:

	2012	2011

Outstanding options at December 31:
Weighted average exercise price:
Beginning of the year	$9.00	$9.32
End of the year	$8.92	$9.00
Range of exercise prices:
From	$6.67	$6.67
To	$11.46	$11.46
Weighted average remaining contractual life in years	$4.60	5.47
Aggregate intrinsic value	$20,860	$37
Exercisable options	371,022	363,878
Weighted average exercise price of exercisable options	$9.22	$9.28
Weighted average remaining contractual life of exercisable options, in years	3.93	4.75
Aggregate intrinsic value of exercisable options	$3,446	$-

Weighted average exercise price of options:
Granted during the year	$6.67	$6.67
Exercised during the year	$-	$-
Forfeited during the year	$9.53	$9.04
Expired during the year	$-	$-

Grant-date fair value:
Options granted during the year, total	$12,595	$101,992
Options granted during the year, weighted average	$1.15	$1.61

F-49

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 11. Benefit Plans, continued

Stock Option Plans, continued

	2012	2011
Significant assumptions used in determining fair value:
Risk-free interest rate	.81%	2.32%
Expected life in years	5	7
Expected dividend yield	.75%	.75%
Expected volatility	20%	20%

Note 12. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011

Current	$820,135	$733,977
Deferred	222,865	(529,977)
	$1,043,000	$204,000

Rate Reconciliation

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the statement of operations for the period ended December 31, 2012 and 2011 are as follows:

	2012	2011

Tax at statutory federal rate	$1,011,955	$299,192
Compensation expense	6,041	33,414
Exempt interest income	(191,824)	(175,885)
State taxes	209,641	55,981
Other	7,187	(8,702)
Deferred tax asset valuation allowance change	-	-
	$1,043,000	$204,000

F-50

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 12. Income Taxes, continued

Deferred Income Tax Analysis

The significant components of net deferred tax assets at December 31, 2012 and 2011 are summarized as follows:

	2012	2011
Deferred tax assets
Allowance for loan losses	$1,146,144	$1,431,771
Pre-opening expenses	148,454	165,749
Stock-based compensation	298,616	298,616
Write down of foreclosed properties	13,608	15,420
Accrued compensation	316,756	292,832
Nonaccrual interest	95,877	36,637
Deferred tax asset	2,019,455	2,241,025

Deferred tax liabilities
Unrealized gain on securities available for sale	818,683	769,883
Depreciation	15,075	35,634
Prepaid expenses	30,417	23,332
Deferred loan costs	62,185	47,053
Accretion of bond discount	554	917
Deferred tax liability	926,914	876,819

Net deferred tax asset	$1,092,541	$1,364,206

Based on the Bank’s historical and current earnings, management believes it is more likely than not the Bank will realize the benefits of the deferred tax assets.

The Bank has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions. Years ended December 31, 2009 through December 31, 2011 remain open for audit for all major jurisdictions.

Note 13. Commitments and Contingencies

Litigation

In the normal course of business the Bank may be involved in various legal proceedings. The Bank was not involved in any litigation during the years ended December 31, 2012 and 2011.

Financial Instruments with Off-balance-sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.

F-51

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 13. Commitments and Contingencies, continued

Financial Instruments with Off-balance-sheet Risk, continued

The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at December 31, 2012 and 2011 are as follows:

	2012	2011

Commitments to extend credit	$35,888,000	$22,306,000
Standby letters of credit	352,000	50,000
	$36,240,000	$22,356,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of Credit Risk

Substantially all of the Bank’s loans and commitments to extend credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward small and medium sized commercial businesses, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $4.5 million.

The Bank from time to time may have cash and cash equivalents on deposit with financial institutions that exceed federally-insured limits.

Other Commitments

The Bank has entered into several change of control agreements with certain officers detailing the Bank’s obligation in the event of a merger or acquisition.

F-52

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 14. Regulatory Restrictions

Dividends

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the applicable regulations. As of December 31, 2012 and 2011, Management believes that the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2012, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table (dollars in thousands).

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2012
Total Capital
(to Risk-Weighted Assets)	$30,983	17.6%	$14,115	8.0%	$17,644	10.0%
Tier I Capital
(to Risk-Weighted Assets)	$28,759	16.3%	$7,057	4.0%	$10,586	6.0%
Tier I Capital
(to Average Assets)	$28,759	21.1%	$9,497	4.0%	$11,872	5.0%

December 31, 2011
Total Capital
(to Risk-Weighted Assets)	$28,644	18.9%	$12,099	8.0%	$15,124	10.0%
Tier I Capital
(to Risk-Weighted Assets)	$26,807	17.7%	$6,050	4.0%	$9,074	6.0%
Tier I Capital
(to Average Assets)	$26,807	12.4%	$8,663	4.0%	$10,829	5.0%

F-53

CAPSTONE BANK

Notes to Financial Statements
For the years ended December 31, 2012 and 2011

Note 15. Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

	2012	2011

Balance, beginning	$7,724,528	$7,643,421
New loans and advances	9,903,758	4,610,921
Repayments	(8,008,600)	(4,529,814)
Balance, ending	$9,619,686	$7,724,528

Deposit transactions with related parties at December 31, 2012 and 2011 were insignificant.

F-54

Patriot State Bank

2012 Financial Statements

(Unaudited)

F-55

Patriot State Bank

2012 Financial Statements (Unaudited)

F-56

Patriot State Bank

Balance Sheet

December 31, 2012 (unaudited)

2012
ASSETS
Cash and due from banks	$3,031,316
Interest-bearing deposits in banks	2,368,327
Cash and cash equivalents	5,399,643

Investment securities, available for sale	13,198,578
Other investments	554,600

Loans	114,931,068
Allowance for loan losses	(1,955,000)
Net loans	112,976,068

Premises and equipment, net	3,472,806
Other real estate	1,240,993
Accrued interest receivable	473,748
Other assets	209,189

TOTAL ASSETS	$137,525,625

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing deposits	$14,505,377
NOW accounts	12,485,585
Savings and interest-checking	19,045,964
Individual retirement accounts	15,507,073
Certificates of deposit	57,706,529
Total deposits	119,250,528

Secured borrowings	250,000
Federal funds purchased	1,565,000
Accrued interest payable	49,212
Other liabilities	146,210
TOTAL LIABILITIES	121,260,950

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, 1,000,000 shares authorized; none issued	-
Common stock, $5 par value, 10,000,000 shares authorized; 1,765,000 shares issued and outstanding	8,825,000
Surplus	11,358,755
Accumulated deficit	(4,200,082)
Accumulated other comprehensive income	281,002

TOTAL STOCKHOLDERS' EQUITY	16,264,675

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$137,525,625

See Notes to Financial Statements

F-57

Patriot State Bank

Statement of Operations

For the year ended December 31, 2012 (unaudited)

2012

INTEREST INCOME
Loans and fees on loans	$5,597,389
Investments	357,301
Equity securities	7,200
Deposits in other banks	12,806

TOTAL INTEREST INCOME	5,974,696

INTEREST EXPENSE
Money market, NOW and savings deposits	325,389
Time deposits	1,157,880
Borrowings	4,688
Federal funds purchased	3,274

TOTAL INTEREST EXPENSE	1,491,231

NET INTEREST INCOME	4,483,465

PROVISION FOR LOAN LOSSES	219,582
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,263,883

NON-INTEREST INCOME
Service charges on deposit accounts	89,161
Mortgage fees	158,918
Realized gain on available for sale securities	169,007
Other-than-temporary impairment on available for sale securities	(16,455)
Other	93,925
TOTAL NON-INTEREST INCOME	494,556

NON-INTEREST EXPENSE
Personnel expense	2,084,612
Occupancy expense	328,134
Furniture and equipment expense	187,742
Advertising and promotion	69,379
Data processing	260,088
Office supplies, printing and postage	47,031
Professional services	360,528
Director fees	84,000
Other real estate expenses, net	118,483
Federal deposit insurance premiums	183,083
Other non-interest expense	257,923
TOTAL NON-INTEREST EXPENSE	3,981,003
NET INCOME BEFORE INCOME TAXES	777,436
INCOME TAX EXPENSE	-
NET INCOME	$777,436
Net income per weighted average common share, basic	$0.44
Net income per weighted average common share, diluted	$0.44
Weighted average common shares outstanding, basic	1,765,000
Weighted average common shares outstanding, diluted	1,765,000

See Notes to Financial Statements

F-58

Patriot State Bank

Statement of Comprehensive Income

For the year ended December 31, 2012 (unaudited)

2012

NET INCOME	$777,436

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains on available for sale securities	131,950
Reclassification of gains realized on sale of available for sale securities	(169,007)
TOTAL OTHER COMPREHENSIVE LOSS	(37,057)

TOTAL COMPREHENSIVE INCOME	$740,379

See Notes to Financial Statements

F-59

Patriot State Bank

Statement of Changes in Stockholders’ Equity

For the year ended December 31, 2012 (unaudited)

	Common Stock
					Accumulated
					Other
				Accumulated	Comprehensive
	Shares	Amount	Surplus	Deficit	Income	Total
Balance, December 31, 2011	1,765,000	$8,825,000	$11,357,021	$(4,977,518)	$318,059	$15,522,562

Comprehensive income (loss)
Net income	-	-	-	777,436	-	777,436
Unrealized depreciation on available for sale investment securities	-	-	-	-	(37,057)	(37,057)
Total comprehensive income						740,379

Stock compensation expense	-	-	1,734	-	-	1,734
Balance, December 31, 2012	1,765,000	$8,825,000	$11,358,755	$(4,200,082)	$281,002	$16,264,675

See Notes to Financial Statements

F-60

Patriot State Bank

Statement of Cash Flows

For the year ended December 31, 2012(unaudited)

2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$777,436
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	219,582
Stock based compensation	1,734
Depreciation and amortization	196,990
Net amortization of bond premium/discounts	144,044
Gain on called available for sale securities	(7,183)
Gain on sale of available for sale securities	(161,824)
Other-than-temporary write down on available for sale securities	16,455
Changes in assets and liabilities
Decrease in accrued interest receivable	13,501
Decrease in other assets	169,204
Decrease in accrued interest payable	(9,197)
Increase in accrued expenses and other liabilities	29,713
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,390,455

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available for sale securities	(13,884,857)
Proceeds from sale of available for sale securities	5,686,241
Proceeds from called available for sale securities	10,500,000
Proceeds from paydowns of available for sale securities	2,397,112
Sale of other investments	6,200
Net increase in loans	(10,898,518)
Proceeds from sale of other real estate	664,007
Purchases of bank premises and equipment, net	(36,132)
NET CASH USED BY INVESTING ACTIVITIES	(5,565,947)

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in deposits	195,974
Net incresase in federal funds purchased	1,565,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,760,974

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,414,518)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,814,161

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,399,643

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$1,500,428

Cash paid for taxes	$-

SUPPLEMENTAL NONCASH DISCLOSURES
Other real estate acquired upon loan settlement	$395,000

See Notes to Financial Statements

F-61

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Patriot State Bank (the “Bank” or “Patriot”) was organized and incorporated under the laws of the State of North Carolina and commenced operations on August 21, 2006. The Bank currently serves southern Wake County, North Carolina and surrounding areas through its banking office in Fuquay-Varina. The Bank has also opened two full service branches in Clayton and Clinton as well as a loan production office in Cary. As a state chartered bank, Patriot is subject to regulation by the Commissioner of Banks of the State of North Carolina and the Federal Deposit Insurance Corporation. The Bank is not a member of the Federal Reserve System.

On January 31, 2013, the Bank was acquired by CapStone Bank (“CapStone”). CapStone has $238 million in total assets and issued 989,091 shares and $3.4 million in cash for the outstanding shares of Patriot.

The accounting and reporting policies of the Bank follow U.S. generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies:

Critical Accounting Policies

Management believes policies with respect to the methodology for determination of the allowance for loan losses involve a high degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these assumptions, judgments or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Business Segments

The Bank reports its activities as a single business segment. In determining the appropriateness of segment definition, the Bank considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, and foreclosed real estate losses.

Substantially all of the Bank’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio is susceptible to changes in local market conditions. The regional economy is diverse and influenced to an extent by state government, major educational institutions, and activities in Research Triangle Park.

While management uses available information to recognize loan losses; future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as part of their routine examination process, will review the Bank’s allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses could change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks” and “interest-bearing deposits in banks.”

Trading Securities

The Bank does not hold securities for short-term resale and, therefore, does not maintain a trading securities portfolio.

F-62

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Securities Held to Maturity

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. The Bank did not hold any securities as held to maturity for the periods presented.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs and the allowance for loan losses. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Discounts and premiums on any purchased loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Interest is accrued and credited to income based on principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest for the current year is reversed. Interest income is subsequently recognized on the cash basis or cost recovery method, as appropriate. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Loan losses are also charged against the allowance when a collateral dependent loan has an impairment based upon current appraisal of the collateral. Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.

To determine the adequacy of the allowance, the Bank uses the average annual net loss ratio for the most recent two years. Management evaluates the historical loss rates, the economic factors that existed during the historical period used; and the future impact of current conditions relative to those historical rates.

F-63

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Allowance for Loan Losses (continued)

Additionally, the allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and other circumstances impacting the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. In addition, loans classified as Troubled Debt Restructures are classified as impaired regardless of whether payments are being made according to the revised terms. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loans obtainable market price, or the fair value of the collateral if the loan is collateral dependent. For collateral dependent loans, bank regulators require that the amount of the impairment be charged off. This practice results in higher charge offs during the period and a reduction in the amount carried in the allowance for loan losses since the reserve carried for these loans is zero.

Premises and Equipment

Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed by the straight-line method over the following estimated useful lives:

Years

Building and improvements	20-30
Furniture and equipment	3-10
Leasehold improvements	shorter of lease term
or estimated useful life

Other Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other real estate expenses, net. The Bank held eight foreclosed properties with a total carrying amount of $1,240,993 at December 31, 2012.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising Costs

The Bank expenses advertising costs as they are incurred.

F-64

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Income Taxes

Provision for income taxes is based on amounts reported in the statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income tax.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets) when applicable. Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Valuation Allowance

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax position taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Management is not aware of any material uncertain tax positions and no liability has been recognized at December 31, 2012.  Interest and penalties associated with unrecognized tax benefits would be classified as additional interest expense or other expense, respectively, in the statement of income.

Basic Earnings per Share

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings (loss) per share is similar to the computation of basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

Annual comprehensive income (loss) reflects the change in the Bank’s equity during the year arising from transactions and events other than investment by and distributions to shareholders. It consists of net income (loss) plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

F-65

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Employee Benefit Plans

The Bank has a defined contribution plan qualifying under Internal Revenue Code Section 401(k). The Bank will contribute up to four percent of an employee’s compensation based on the following allocation. Employee contributions are matched one-hundred percent by the Bank up to the first three percent of the employee’s contributions and up to fifty percent of the amount over three percent, subject to an overall limitation of five percent of compensation. The Bank’s match is expensed as incurred.

Stock-based Compensation

Compensation cost has been measured using the fair value of awards on their grant dates and is recognized over the service period, which is usually the vesting period.

Fair Value of Financial Instruments

FASB ASC 825-10, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. FASB ASC 825-10 excludes certain financial instruments and all nonfinancial instruments from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

Subsequent Events

Events and transactions have been evaluated for potential recognition or disclosure in the financial statements through December 20, 2013, the date these financial statements were available to be issued.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements:

In July 2012, the Intangibles topic was amended to permit an entity to consider qualitative factors to determine whether it is more likely than not that indefinite-lived intangible assets are impaired. If it is determined to be more likely than not that indefinite-lived intangible assets are impaired, then the entity is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The amendments are not expected to have a material effect on the Bank’s financial statements.

In December 2012, the FASB issued Proposed Accounting Standards Update 2012-260 related to credit losses on financial instruments. The purpose of this proposed accounting standard is to eliminate the delay in recognition of credit losses associated with loans (and other financial instruments) caused by the current “incurred loss” model. Under the requirements of this proposal, companies would be required to change from the current incurred loss model to a “projected loss” model. The proposed model would recognize expected credit risks and require a broader range of information, including a projection of future cash flows, to determine credit losses. If this standard were to be adopted as currently proposed, the change would likely result in a higher allowance for loan losses that could be material to the financial statements of the Bank. There is no effective date for this proposed standard. The FASB is accepting comments on the proposed standard until April 30, 2013.

F-66

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2. Fair Value

FASB Accounting Standards Codification (“ASC”) 825-10, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. FASB ASC 825-10 excludes certain financial instruments and all nonfinancial instruments from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Securities: Fair values for securities, excluding other investments, are based on quoted market prices, where available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. The carrying values of other investments approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Secured borrowings: Carrying values for secured borrowings approximate their fair values.

The following presents the carrying amount, fair value, and placement in the fair value hierarchy of the Bank’s financial instruments as of December 31, 2012.  This table excludes financial instruments for which the carrying amount approximates fair value.  For short-term financial assets such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization.  The fair value of off-balance sheet financial instruments is considered immaterial. These off-balance sheet financial instruments are commitments to extend credit and are either short-term in nature or subject to immediate repricing.

F-67

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 2. Fair Value (continued)

			Quoted Prices in
			Active Markets	Significant
			for Identical	Other	Significant
			Assets or	Observable	Unobservable
	Carrying		Liabiliites (Level	Inputs (Level	Inputs (Level
	Amount	Fair Value	1)	2)	3)
December 31, 2012
Financial Instruments - Assets
Investment Securities available-for-sale	$13,198,578	$13,198,578	$24,683	$13,173,895	$-
Other investments	554,600	554,600	-	554,600	-
Loans, net	112,976,068	112,641,899	-	-	112,641,899

Financial Instruments - Liabilities
Deposits	119,250,528	120,350,353	-	120,350,353	-
Secured borrowings	250,000	250,000	-	-	250,000

The Fair Value Measurement and Disclosure Topic of the FASB, ASC 820 defines fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets or liabilities on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets or liabilities. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets or liabilities.

Fair Value Hierarchy

Under FASB ASC 820, the Bank groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

F-68

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 2. Fair Value (continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

		Quoted Prices
		in Active
		Markets for	Other
	Market Values	Identical Assets	Observable	Unobservable
Description	12/31/12	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
Investments
U.S. Government Agencies	$3,770,301	$-	$3,770,301	$-
Government Sponsored MBS - Residential	9,403,594		9,403,594	-
Other Securities	24,683	24,683	-	-
Total	$13,198,578	$24,683	$13,173,895	$-

The Bank did not record any liabilities at fair value on a recurring basis for the period presented.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

Loans

The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. In addition, loans classified as Troubled Debt Restructures are classified as impaired regardless of whether payments are being made according to the revised terms. Once a loan is identified as individually impaired, management measures impairment in accordance with the Receivables Topic of the FASB ASC 310. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2012, the majority of the total impaired loans were evaluated based on the fair value of the collateral. The remaining loans were evaluated based on discounted cash flows. In accordance with FASB ASC 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the impaired loan as nonrecurring Level 2. When the appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3.

F-69

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 2. Fair Value (continued)

Other Real Estate Owned

Certain assets such as other real estate owned (OREO) are measured at the lower of cost or fair value less estimated holding costs and cost to sell. We believe that the fair value component in its valuation follows the provisions of FASB ASC 820-10. The Bank may discount OREO values due to age of appraisals and changing market conditions, therefore the Bank considers its OREO to be Level 3 assets.

		Quoted Prices in
		Active Markets
	Market Values	for Identical	Other Observable	Unobservable
Description	12/31/12	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Impaired Loans
Commercial and agricultural	$467,638	$-	$-	$467,638
Real estate construction and development	453,845	-	-	453,845
Real estate mortgage residential	706,491	-	-	706,491
Other Real Estate	1,240,993	-	-	1,240,993
Total	$2,868,967	$-	$-	$2,868,967

The Bank did not record any liabilities at fair value on a nonrecurring basis for either period presented.

For Level 3 assets measured at fair value on a recurring or non-recurring basis as of December 31, 2012, the significant unobservable inputs used in the fair value measurement were as follows:

				Significant
	Fair Value at		Significant Unobservable	Unobservable
	December 31, 2012	Valuation Technique	Inputs	Input Value

Impaired loans	$1,627,974	Appraised Value	Collateral discounts	0 - 15%

Other real estate	$1,240,993	Appraised Value	Collateral discounts and	0 - 15%
			estimated costs to sell

Note 3. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. For the period including December 31, 2012 approximately $3,566,000 of cash on hand and in banks was reserved to comply with such regulations.

Note 4. Securities

Following is a summary of investment securities, all of which are classified as available for sale:

	December 31, 2012
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
U.S. Government Agencies	$3,754,521	$22,557	$(6,777)	$3,770,301
Government Sponsored MBS - Residential	9,138,372	265,836	(614)	9,403,594
Other securities	24,683	-	-	24,683
Total available for sale	$12,917,576	$288,393	$(7,391)	$13,198,578

F-70

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 4. Securities (continued)

The Bank had $250,000 of investment securities pledged to The Senior Housing Crime Prevention Foundation (the “Foundation”) at December 31, 2012. These securities are pledged in conjunction with the acquisition of preferred stock in the Foundation. Income from the pledged securities is used by the Foundation to maintain its operations and to contract for the operation of crime reduction and prevention programs in a senior housing facility in Harnett County, North Carolina. The Bank is required to maintain the investment in the Foundation until May 23, 2017.

The Bank had $554,600 in other investments as of December 31, 2012. This is comprised of a $250,000 investment in the stock of the Senior Housing Crime Prevention Foundation discussed above, a $202,600 investment in stock of the Federal Home Loan Bank and a $102,000 investment in the stock of Pacific Coast Bankers Bank.

The Bank owns an investment in Four Oaks Fincorp, Inc. On December 31, 2012 the Board approved writing the Four Oaks Fincorp, Inc. stock to $0.90 per share which was also the stock closing price on December 31, 2012. This write down resulted in a realized loss of $16,455 and a book value of $24,683.

During 2012 there were five Agency Bonds called which resulted in gains. The total gain on these called agencies was $7,183. In addition, seven mortgage backed securities and one SBA security were sold. The total book value of these eight securities was $5,524,417 and the securities sold for $5,686,241 resulting in a realized gain of $161,824.

The fair value and cost, by contractual maturity, of available for sale securities at December 31, 2012 follows:

			After 1	After 5
	No		Year	Years
	Maturity	Within 1	Through 5	Through 10	After 10
December 31, 2012	Date	Year	Years	Years	Years	Total
Fair Value
U.S. Government Agencies	$-	$-	$1,581,958	$2,188,343	$-	$3,770,301
Government Sponsored MBS -
Residential	-	-	7,520,116	1,883,478	-	9,403,594
Other securities	24,683	-	-	-	-	24,683
Total available for sale	$24,683	$-	$9,102,074	$4,071,821	$-	$13,198,578

Cost
U.S. Government Agencies	$-	$-	$1,565,161	$2,189,360	$-	$3,754,521
Government Sponsored MBS -
Residential	-	-	7,315,039	1,823,333	-	9,138,372
Other securities	24,683	-	-	-	-	24,683
Total available for sale	$24,683	$-	$8,880,200	$4,012,693	$-	$12,917,576

The maturities of mortgage-backed securities are presented according to the date underlying mortgages in the pool are due. However, the Bank receives regular payments of principal on the securities in addition to prepayments of principal arising from repayment of the mortgages in advance of their scheduled due dates. During the period ended December 31, 2012, the Bank received principal payments of $2,397,112. When the Bank receives prepayments on mortgage backed securities, any unamortized discount associated with such prepayment is recognized as gain.

F-71

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 4. Securities (continued)

The following table details unrealized losses and related fair values in the Bank’s available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2012.

	Less Than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
December 31, 2012
U.S. Government Agencies	$1,114,404	$(6,777)	$-	$-	$1,114,404	$(6,777)
Government Sponsored MBS -
Residential	947,591	(614)	-	-	947,591	(614)
Total available for sale	$2,061,995	$(7,391)	$-	$-	$2,061,995	$(7,391)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The Bank had no securities as of December 31, 2012 in an unrealized loss position of twelve or more consecutive months. As discussed previously The Four Oaks Fincorp Inc. security was written down in December 2012 and a loss of $16,055 was realized.

Note 5. Loans

The major components of loans in the balance sheet at December 31, 2012 are as follows:

December 31, 2012

Commercial and agricultural	$6,886,714
Real estate construction and land development	9,201,374
Real estate mortgage loans
Nonresidential	60,143,681
Residential	37,471,007
Consumer loans	1,228,292
Total loans	114,931,068
Allowance for loan losses	(1,955,000)
Net loans	$112,976,068

F-72

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 5. Loans (continued)

Allowance for Loan Losses

The following table presents activity of the allowance and information on the loans evaluated individually for impairment and collectively for impairment in the allowance for loan losses as of December 31, 2012:

Allowance for Loan Losses and Recorded Investment in Loans Receivable

For the Year Ended December 31, 2012

	Commercial	Real Estate	Real Estate	Real Estate
	and	Construction and	Mortgage	Mortgage
	Agricultural	Development	Nonresidential	Residential	Consumer	Unallocated	Total

Allowance for loan losses:

Beginning balance	$143,389	$268,632	$802,426	$721,305	$54,099	$8,185	$1,998,036
Charge-offs	(223,923)	-	-	(53,775)	(2,380)	-	(280,078)
Recoveries	5,056	5,396	-	6,152	856	-	17,460
ProvisionsProvision	220,674	4,373	65,472	(52,896)	(39,265)	21,224	219,582
Ending balance	$145,196	$278,401	$867,898	$620,786	$13,310	$29,409	$1,955,000

Ending balance:
individually evaluated for impairment	$10,076	$71	$-	$16,075	$-	$-	$26,222

Ending balance:
collectively evaluated for impairment	$135,120	$278,330	$867,898	$604,711	$13,310	$29,409	$1,928,778

Loans receivable

Ending balance	$6,886,714	$9,201,374	$60,143,681	$37,471,007	$1,228,292	$-	$114,931,068

Ending balance:
individually evaluated for impairment	$677,715	$828,893	$247,272	$1,615,616	$-	$-	$3,369,496

Ending balance:
collectively evaluated for impairment	$6,208,999	$8,372,481	$59,896,409	$35,855,391	$1,228,292	$-	$111,561,572

F-73

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 5. Loans (continued)

The following tables list the loan grades utilized by the Bank that serve as credit quality indicators. Each of the loan grades include high and low factors associated with their classification that are utilized to calculate the aggregate ranges of the allowance for loan losses. The total balance does not include the undisbursed portion of construction loans in process for loans graded Pass.

As of December 31, 2012				Real Estate
		Real Estate	Real Estate	Mortgage
	Commercial &	Construction &	Mortgage	Residential -
	Agricultural	Development	Nonresidential	Prime	Consumer	Total
Pass	$6,172,999	$8,372,481	$57,376,922	$33,693,771	$1,227,292	$106,843,465
Special Mention	236,000	234,978	2,519,487	1,424,662	1,000	4,416,127
Substandard	477,715	593,915	247,272	2,352,574	-	3,671,476
Doubtful	-	-	-	-	-	-
Total	$6,886,714	$9,201,374	$60,143,681	$37,471,007	$1,228,292	$114,931,068

The internally assigned grades are defined as follows:

Special Mention – are potentially weak credits. Assets rated special mention are currently protected but potentially weak. These assets constitute an undue and unwarranted credit risk, but not to the point of justifying a classification of substandard. Loans in this category have potential weaknesses, which may, if not corrected weaken the asset, or inadequately protect the Bank’s credit position at some future date.

Substandard – Assets classified substandard have well-defined weakness(es) in the credit that jeopardize the repayment of all principal and interest in accordance with the contractual terms of the credit. Substandard assets are generally well secured and any loss potential is minimal. Assets with loss potential less than 35% of principal should be classified substandard.

Doubtful – An asset classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain factors that may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined.

The following tables present an age analysis of past due status of loans by category.

As of December 31, 2012							Past Due 90
			Greater				Days or More
	30-59 Days	60-89 Days	than 90	Total Past		Total Loans	and Still
	Past Due	Past Due	Days	Due	Current	Receivable	Accruing
Commercial and agricultural	$100,182	$-	$-	$100,182	$6,786,532	$6,886,714	$-
Real estate construction and land development	-	-	-	-	9,201,374	9,201,374	-
Real estate mortgage loans
Nonresidential	1,054,917	-	-	1,054,917	59,088,764	60,143,681	-
Residential	920,404	-	51,085	971,489	36,499,518	37,471,007	12,838
Consumer loans	1,000	-	-	1,000	1,227,292	1,228,292	-
Total loans	$2,076,503	$-	$51,085	$2,127,588	$112,803,480	$114,931,068	$12,838

F-74

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 5. Loans (continued)

Impaired Loans

A loan is considered impaired when it is probable that the Bank will be unable to collect contractual principal and interest payments in accordance with the original or modified terms of the loan agreement. Impaired loans are measured based on the estimated fair value of the collateral less estimated cost to sell if the loan is considered collateral dependent.

The categories of non-accrual loans and impaired loans overlap, although they are not considered coextensive. The Bank considers all circumstances regarding the loan and borrower on an individual basis when determining whether an impaired loan should be placed on non-accrual status, such as the financial strength of the borrower, the estimated collateral value, reasons for the delay, payment record, the amount past due and the number of days past due.

At December 31, 2012 there was one loan past due 90 days or more which was still accruing interest. Impaired loans of $3,369,496 at December 31, 2012 consisted of $419,020 loans not accruing interest and $2,950,476 loans still accruing interest. At December 31, 2012, impaired loans of $1,314,232 had specific reserves of $26,222 and $2,055,264 had no specific reserves. The average recorded investment in impaired loans during the year ended December 31, 2012 was $3,691,768.

The following table is a summary of information related to impaired loans as of December 31, 2012:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
Commercial and agricultural	$200,000	$200,000	$-	$200,000	$11,692
Real estate construction and development	714,941	1,055,448	-	1,003,628	23,747
Real estate mortgage nonresidential	247,272	247,272	-	248,636	13,906
Real estate mortgage residential	893,051	893,051	-	912,093	43,742

With a related allowance recorded:
Commercial and agricultural	$477,715	$477,715	$10,076	$482,276	$19,948
Real estate construction and development	113,951	113,951	71	115,810	5,894
Real estate mortgage nonresidential	-	-	-	-	-
Real estate mortgage residential	722,566	722,566	16,075	729,325	29,266

Total:
Commercial and agricultural	$677,715	$677,715	$10,076	$682,276	$31,640
Real estate construction and development	828,892	1,169,399	71	1,119,438	29,641
Real estate mortgage nonresidential	247,272	247,272	-	248,636	13,906
Real estate mortgage residential	1,615,617	1,615,617	16,075	1,641,418	73,008

F-75

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 5. Loans (continued)

Nonaccrual Loans

Loans are placed on nonaccrual status immediately upon determination that the collection of principal and interest is doubtful. Generally, all loans that are 90 days past due will be placed on nonaccrual status. Exceptions to the general rule will be made where the value and liquidity of the collateral or the strength of the guaranties are sufficient to ensure the payment of principal and interest due. Loans that are troubled debt restructures are placed in nonaccrual for at least six months until the Bank establishes that the borrower will pay in accordance with the new terms. The following table is a summary of loans receivable on nonaccrual status as of December 31, 2012:

December 31, 2012

Commercial and agricultural	$-
Real estate construction and land development	339,963
Real estate mortgage loans
Nonresidential	-
Residential	321,955
Consumer loans	-
Total loans	$661,918

Interest foregone on nonaccrual loans was approximately $112,962 for the year ended December 31, 2012.

Troubled Debt Restructurings

As a result of adopting the amendments in ASU 2011-02, Patriot State Bank reassessed all restructurings that occurred on or after the beginning of the fiscal year of adoption (January 1, 2011) to determine whether they are considered troubled debt restructurings (TDRs) under the amended guidance. Patriot State Bank identified as TDRs certain loans for which the allowance for loan losses had previously been measured under a general allowance methodology. Upon identifying those loans as TDRs, Patriot State Bank identified them as impaired under the guidance in ASC 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those loans newly identified as impaired. At the end of the first interim period of adoption (September 30, 2011), the recorded investment in loans for which the allowance was previously measured under a general allowance methodology and are now impaired under ASC 310-10-35 was $200,000, and the allowance for loan losses associated with those loans, on the basis of a current evaluation of loss was $0.

During the year ended December 31, 2012, the Bank modified four loans that were considered to be troubled debt restructurings. The terms were extended on all four of these loans. The interest rate was not lowered on these loans.

	For the year ended
	December 31, 2012
			Post-
		Pre-Modification	Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
Troubled Debt Restructurings
Commercial and agricultural	-	$-	$-
Real estate construction and land development	1	140,000	140,000
Real estate mortgage loans
Nonresidential	1	250,000	250,000
Residential	2	394,898	394,898

F-76

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 5. Loans (continued)

There were no loans restructured during 2012 that went into default. Restructured loans are deemed to be in default if payments in accordance with the modified terms are not received within ninety days of the payment due date.

In determination of the allowance for loan losses, management considers troubled debt restructurings and subsequent defaults in these restructurings by the borrower by adjusting the loan grades of such loans which figure into the environmental factors associated with the allowance. Additionally, specific reserves may be established on restructured loans evaluated individually. Defaults resulting in charge-offs affect the historical loss experience ratios which are a component of the allowance calculation.

Note 6. Premises and Equipment

Components of premises and equipment and total accumulated depreciation are as follows:

December 31,
2012

Land	$893,789
Building	2,743,776
Construction-in-process	-
Leasehold improvements	2,774
Furniture and equipment	907,018
4,547,357
Accumulated depreciation and amortization	(1,074,551)
Net premises and equipment	$3,472,806

Depreciation expense for the year ended December 31, 2012 was $196,990.

Lease expense totaled $62,529 for the year ended December 31, 2012. The Bank has two leases, including one for the full service branch in Clayton, North Carolina and one for the loan production office in Cary, North Carolina.

The Clayton office has a one year lease dated April 1, 2012. Under this lease, monthly lease expense will be $1,300 through March 2013.

The Cary office has a two year and two month lease dated November 1, 2008. On December 31, 2010 the Bank exercised its option on this lease to renew for an additional one year term. On December 31, 2011, the Bank again exercised its option on this lease to renew for an additional one year term. Monthly lease expense for 2012 was $3,886 through December 31, 2012.

F-77

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 7. Deposits

The aggregate amount of time deposits in denominations of one hundred thousand dollars or more at December 31, 2012 was $28,248,000.

The Bank had $62,844,343 in time deposits at December 31, 2012, which includes CD’s and certain IRA’s. Also included is $12,249,000 in purchased deposits. At December 31, 2012, the scheduled maturities of time deposits are as follows:

2013	$46,637,994
2014	4,702,947
2015	3,607,508
2016	2,967,267
2017	1,928,627
Thereafter	3,000,000
$62,844,343

The Bank had one customer with total deposits of $3,857,660 which is 3.23% of total deposits at December 31, 2012.

On December 31, 2012, the aggregate amount of demand deposits that had been reclassified as overdrafts was $40,080 and was included in loans on the balance sheet.

Note 8. Borrowed Funds

Secured Borrowings

Secured borrowings represent the accounting for the $250,000 investment in The Senior Housing Crime Prevention Foundation (as discussed in Note 4). If a transfer of assets in exchange for cash or other consideration (other than beneficial interests in the transferred assets) does not meet the criteria for a sale, the transferor and transferee shall account for the transfer as secured borrowing with pledge of collateral.

Short-term Debt

Short-term debt consists of Federal funds purchased. Federal funds purchased generally mature within one to seven days from the transaction date. The maximum outstanding balance in Federal funds purchased during 2012 was $4,134,500. The weighted average cost of Federal funds purchased was 0.69% in 2012.

Note 9. Earnings Per Share

The following table presents the computation of earnings (loss) per share for the year ended December 31, 2012:

2012
Net income available to common stockholders	$777,436

Weighted average shares outstanding	1,765,000
Weighted average shares outstanding diluted	1,765,000

Basic income per share	$0.44
Diluted income per share	$0.44

F-78

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 9. Earnings Per Share (continued)

In connection with its initial offering of common stock, the Bank issued a warrant to purchase for $11 one share of common stock for each ten shares of common stock purchased, a total of 176,500 warrants. The warrants expire seven years from the conclusion of the common stock offering, August 21, 2006. The potential exchange of warrants for common stock is excluded from the computation of loss per share as the assumed issuance of shares would reduce loss per share. In addition, the Bank has 266,759 options outstanding at December 31, 2012 to purchase shares of the Bank’s common stock. The potential effect of the exercise of these options is excluded from the computation of weighted average diluted shares as the effect would be anti-dilutive.

Note 10. Stock Based Compensation

The Bank has two stock-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was $1,734 for the twelve-month period ended December 31, 2012. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the average life of the options of 10 years and the weighted average graded vesting period of 1.59 years, and forfeitures are considered immaterial. Compensation expense is determined using the grant date fair value as determined by the Black-Scholes model over the service period.

On March 6, 2007, the Bank adopted a qualified incentive stock option plan which reserves 176,500 shares for purchase by eligible employees. Options granted under this plan vest at the rate of 25% at the date of grant and an additional 25% at each anniversary date for the next three years, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of the grant.

On March 6, 2007, the Bank also adopted a non-qualified stock option plan which reserves 176,500 shares for purchase by non-employee directors. Options granted under this plan vest at the rate of 25% at the date of grant and an additional 25% at anniversary date for the next three years, and are exercisable at not less than the fair market value of the stock at the date of the grant. The life of such options shall not extend more than ten years from the date of the grant.

A summary of option activity under the stock option plans for the year ended December 31, 2012 is presented below:

			Weighted
		Options	Average Exercise
	Options Available	Outstanding	Price

Balance at December 31, 2011	86,241	266,759	$10.96
Granted	-	-	-
Forfeited	41,924	(41,924)	11.00
Balance at December 31, 2012	128,165	224,835	$10.95

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2012:

	Number of	Weighted	Weighted Average	Number of	Weighted	Weighted Average
Range of	Options	Average	Contractual Life	Options	Average Exercise	Contractual Life
Exercise Prices	Outstanding	Exercise Price	Remaining (Years)	Exercisable	Price	Remaining (Years)
$8.99 - $11.00	224,835	$10.95	4.49	224,835	$10.96	4.48

F-79

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 11. Benefit Plans

The Bank maintains a profit sharing plan (the “Plan”) pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who are 18 years of age and who have completed six months of service. Participants may contribute up to 50 percent of their salary to the Plan, subject to limits imposed under the Internal Revenue Code. The Bank matches 100 percent of the first three percent of a participant’s compensation and 50 percent of the excess, subject to an overall limitation of five percent of compensation. For the period ended December 31, 2012, the Bank contributed $4,646. The Bank’s contributions vest immediately.

Note 12. Income Taxes

Operating Loss Carryforwards

The Bank has a loss carry forward of approximately $1.1 million for federal and state income tax purposes that may be used to offset future taxable income. If not previously utilized, the federal and state loss carry forward will begin to expire in 2027 and 2022, respectively.

Current and Deferred Income Tax Components

The components of income tax expense for the year ended December 31, 2012 are as follows:

2012

Current	$-
Deferred	324,942
Deferred tax asset valuation allowance change	(324,942)
$-

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income tax expense included in the statement of operations for the years ended December 31, 2012 is as follows:

2012

Tax at statutory federal rate	$264,328
State tax, net of federal benefit	35,918
Stock compensation expense	590
Other	24,106
Deferred tax asset valuation allowance change	(324,942)
$-

F-80

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 12. Income Taxes (continued)

The significant components of net deferred tax assets at December 31, 2012 are as follows:

2012
Deferred tax assets
Allowance for loan losses	$519,893
Net operating losses	426,529
Pre-opening expenses	140,933
Stock compensation expense	216,497
Depreciation	53,430
Deferred loan costs	25,616
OREO Write Down	23,132
Other Securities Write Down	57,275
Non Accrual Interest	43,551
Contributions	8,865
Deferred tax asset	1,515,721

Deferred tax liabilities
Prepaid expenses	(20,799)
Deferred loan fees	-
Accretion of bond discount	(3,514)
Deferred tax liability	(24,313)

Deferred tax asset valuation allowance	(1,491,408)
Net deferred tax asset (liability)	$-

The change in the deferred tax valuation allowance was $(324,942) in 2012.

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value.  As of December 31, 2012, in consideration of the lack of an established earnings history, management has provided a valuation allowance of 100% to reflect its net realizable value.

The Bank has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions. Tax returns for the years of 2010, 2011 and 2012 remain subject to examination by both federal and state tax authorities.

Note 13. Commitments and Contingencies

Stockholders’ Equity

During the Bank’s initial sale of shares, one warrant to purchase an additional share of the Bank’s common stock at an exercise price of $11.00 per share was included with each 10 shares purchased. At December 31, 2012, 176,500 such warrants were outstanding.

Litigation

In the normal course of business the Bank may be involved in various legal proceedings. To the best of our knowledge, there is no pending material litigation to which we are subject as of December 31, 2012.

F-81

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 13. Commitments and Contingencies (continued)

Financial Instruments with Off-balance sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-

balance sheet instruments. A summary of the Bank’s commitments at December 31, 2012 is as follows:

December 31, 2012
Financial instruments whose contract amounts represent credit risk
Unfunded commitments to extend credit	$22,119,909
Standby letters of credit	296,803
$22,416,712

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of Credit risk

Substantially all of the Bank’s loans and commitments to extend credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward consumer and small business transactions.

The Bank from time to time may have cash and cash equivalents on deposit with financial institutions that exceed federally-insured limits.

Other Commitments

The Bank has entered into employment agreements with certain officers covering duties, salary, benefits, and provisions for termination and Bank obligations in the event of a change in control of the Bank.

F-82

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 14. Regulatory Restrictions

Dividends

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as all those terms are defined in the applicable regulations. As of December 31, 2012, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2012, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table (dollars in thousands):

					Minimum To Be Well
			Minimum Capital		Capitalized under Prompt
	Actual		Requirement		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2012

Total Capital	$17,397	15.5%	$9,003	8.0%	$11,254	10.0%
(to Risk-Weighted Assets)
Tier 1 Capital	15,984	14.2%	4,502	4.0%	6,752	6.0%
(to Risk-Weighted Assets)
Tier 1 Capital	15,984	11.6%	5,493	4.0%	6,866	5.0%
(to Average Assets)

F-83

Patriot State Bank

Notes to Financial Statements (unaudited)

Note 15. Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and did not in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows (in thousands):

2012

Balance, beginning	$4,379
New loans and advances	970
Repayments	(1,043)
Balance, ending	$4,306

The amount of deposits of related parties was $3,640,230 at December 31, 2012.

F-84

Patriot State Bank

2011 Financial Statements

F-85

Patriot State Bank

F-86

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Patriot State Bank

Fuquay-Varina, North Carolina

We have audited the accompanying balance sheets of Patriot State Bank as of December 31, 2011 and 2010, and the related statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patriot State Bank as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis PLLC

Galax, Virginia

March 26, 2012

Elliott Davis PLLC, 104 Cranberry Road, P.O. Box 760, Galax, VA 24333

Phone: 276.238.1800 Fax: 276.238.1801 www.elliottdavis.com

F-87

Patriot State Bank

Balance Sheets

December 31, 2011 and 2010

	December 31, 2011	December 31, 2010
ASSETS
Cash and due from banks	$2,469,636	$1,813,842
Interest-bearing deposits in banks	5,344,525	9,898,214
Cash and cash equivalents	7,814,161	11,712,056

Investment securities, available for sale	17,925,624	16,223,090
Other investments	560,800	557,900

Loans	104,295,168	106,379,554
Allowance for loan losses	(1,998,036)	(1,701,617)
Net loans	102,297,132	104,677,937

Premises and equipment, net	3,633,663	3,800,046
Other real estate	1,905,000	1,010,000
Accrued interest receivable	487,249	542,638
Other assets	378,393	617,721

TOTAL ASSETS	$135,002,022	$139,141,388

LIABILITIES AND STOCKHOLDERS' EQUITY LIABILITIES
Deposits
Non-interest bearing deposits	$17,807,250	$14,044,719
NOW accounts	13,235,278	7,646,588
Savings and interest-checking	22,495,100	20,753,668
Individual retirement accounts	13,022,778	10,316,775
Certificates of deposit	52,494,148	69,941,240
Total deposits	119,054,554	122,702,990

Secured borrowings	250,000	250,000
Accrued interest payable	58,409	78,343
Other liabilities	116,497	71,167
TOTAL LIABILITIES	119,479,460	123,102,500

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS' EQUITY
Preferred stock, 1,000,000 shares authorized; none issued	-	-
Common stock, $5 par value, 10,000,000 shares authorized; 1,765,000 shares issued and outstanding	8,825,000	8,825,000
Surplus	11,357,021	11,342,473
Accumulated deficit	(4,977,518)	(4,213,040)
Accumulated other comprehensive income	318,059	84,455
TOTAL STOCKHOLDERS' EQUITY	15,522,562	16,038,888
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$135,002,022	$139,141,388

See Notes to Financial Statements

F-88

Patriot State Bank

Statements of Operations

For the years ended December 31, 2011 and 2010

	Year Ended	Year Ended
	December 31, 2011	December 31, 2010

INTEREST INCOME
Loans and fees on loans	$5,356,979	$5,645,483
Investments	522,996	646,682
Equity securities	1,640	1,282
Deposits in other banks	21,453	33,565

TOTAL INTEREST INCOME	5,903,068	6,327,012

INTEREST EXPENSE
Money market, NOW and savings deposits	252,148	238,558
Time deposits	1,604,581	1,828,193
Borrowings	4,688	4,688
Federal funds purchased	6	2,214

TOTAL INTEREST EXPENSE	1,861,423	2,073,653

NET INTEREST INCOME	4,041,645	4,253,359

PROVISION FOR LOAN LOSSES	1,100,256	243,620
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,941,389	4,009,739

NON-INTEREST INCOME
Service charges on deposit accounts	75,343	63,518
Mortgage fees	84,342	130,753
Realized gain on available for sale securities	169,114	-
Other-than-temporary impairment on available for sale securities	(132,103)	-
Other	62,462	48,618
TOTAL NON-INTEREST INCOME	259,158	242,889

NON-INTEREST EXPENSE
Personnel expense	2,154,223	2,169,893
Occupancy expense	333,374	268,981
Furniture and equipment expense	198,582	206,868
Advertising and promotion	87,629	89,867
Data processing	262,980	266,914
Office supplies, printing and postage	72,309	81,595
Professional services	200,469	217,930
Director fees	96,000	-
Director stock option expense	-	26,112
Loss on disposal of equipment	628	1,392
Other real estate expenses, net	104,505	57,462
Federal deposit insurance premiums	203,633	285,516
Other non-interest expense	250,693	221,034
TOTAL NON-INTEREST EXPENSE	3,965,025	3,893,564
NET (LOSS) INCOME BEFORE INCOME TAXES	(764,478)	359,064
INCOME TAX EXPENSE	-	-
NET (LOSS) INCOME	$(764,478)	$359,064

Net (loss) income per weighted average common share, basic	$(0.43)	$0.20
Net (loss) income per weighted average common share, diluted	$(0.43)	$0.20
Weighted average common shares outstanding, basic	1,765,000	1,765,000
Weighted average common shares outstanding, diluted	1,765,000	1,765,000

See Notes to Financial Statements

F-89

Patriot State Bank

Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss)

For the years ended December 31, 2011 and 2010

	Common Stock
	Shares	Amount	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2009	1,765,000	$8,825,000	$11,253,592	$(4,572,104)	$271,482	$15,777,970

Comprehensive income (loss)
Net income	-	-	-	359,064	-	359,064
Unrealized depreciation on available for sale investment securities	-	-	-	-	(187,027)	(187,027)
Total comprehensive income						172,037

Stock compensation expense	-	-	88,881	-	-	88,881
Balance, December 31, 2010	1,765,000	$8,825,000	$11,342,473	$(4,213,040)	$84,455	$16,038,888

Comprehensive income (loss)
Net loss	-	-	-	(764,478)	-	(764,478)
Unrealized appreciation on available for sale investment securities	-	-	-	-	233,604	233,604
Total comprehensive loss						(530,874)

Stock compensation expense	-	-	14,548	-	-	14,548
Balance, December 31, 2011	1,765,000	$8,825,000	$11,357,021	$(4,977,518)	$318,059	$15,522,562

See Notes to Financial Statements

F-90

Patriot State Bank

Statements of Cash Flows

For the years ended December 31, 2011 and 2010

	Twelve Months Ended
	December 31, 2011	December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(764,478)	$359,064
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Provision for loan losses	1,100,256	243,620
Stock based compensation	14,548	88,881
Depreciation and amortization	221,958	208,608
Net amortization of bond premium/discounts	21,293	26,523
Loss on disposal of equipment	628	1,392
Gain on sale of other real estate	(82,368)	(397)
Other real estate write down	90,000	-
Gain on called available for sale securities	(119,327)	-
Gain on sale of available for sale securities	(49,787)	-
Other-than-temporary write down on available for sale securities	132,103	-
Changes in assets and liabilities
Decrease in accrued interest receivable	55,389	88,570
Decrease in other assets	239,328	370,607
Decrease in accrued interest payable	(19,934)	(23,588)
Increase (decrease) in accrued expenses and other liabilities	45,330	(115,190)
NET CASH PROVIDED BY OPERATING ACTIVITIES	884,939	1,248,090

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available for sale securities	(13,226,838)	(8,002,250)
Proceeds from sale of available for sale securities	811,441	-
Proceeds from called available for sale securities	8,807,300	3,350,000
Proceeds from paydowns of available for sale securities	2,154,883	2,965,657
Purchase of other investments	(2,900)	(30,300)
Net decrease (increase) in loans	(279,450)	1,709,842
Proceeds from sale of other real estate	657,368	405,397
Purchases of bank premises and equipment, net	(56,203)	(1,611,805)
NET CASH USED BY INVESTING ACTIVITIES	(1,134,399)	(1,213,459)

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase (decrease) in deposits	(3,648,435)	1,645,203
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES	(3,648,435)	1,645,203

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,897,895)	1,679,834
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,712,056	10,032,222

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,814,161	$11,712,056

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$1,881,357	$2,097,241

Cash paid for taxes	$-	$-

SUPPLEMENTAL NONCASH DISCLOSURES
Other real estate acquired upon loan settlement	$1,560,000	$500,000

See Notes to Financial Statements

F-91

Patriot State Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Patriot State Bank (the “Bank” or “Patriot”) was organized and incorporated under the laws of the State of North Carolina and commenced operations on August 21, 2006. The Bank currently serves southern Wake County, North Carolina and surrounding areas through its banking office in Fuquay-Varina. The Bank has also opened two full service branches in Clayton and Clinton as well as a loan production office in Cary that it plans to convert to a full service branch. As a state chartered bank, Patriot is subject to regulation by the Commissioner of Banks of the State of North Carolina and the Federal Deposit Insurance Corporation. The Bank is not a member of the Federal Reserve System.

The accounting and reporting policies of the Bank follow U.S. generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies:

Critical Accounting Policies

Management believes policies with respect to the methodology for determination of the allowance for loan losses involve a high degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these assumptions, judgments or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Business Segments

The Bank reports its activities as a single business segment. In determining the appropriateness of segment definition, the Bank considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, and foreclosed real estate losses.

Substantially all of the Bank’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio is susceptible to changes in local market conditions. The regional economy is diverse and influenced to an extent by state government, major educational institutions, and activities in Research Triangle Park.

While management uses available information to recognize loan losses; future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as part of their routine examination process, will review the Bank’s allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses could change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks” and “interest-bearing deposits in banks.”

Trading Securities

The Bank does not hold securities for short-term resale and, therefore, does not maintain a trading securities portfolio.

F-92

Patriot State Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Securities Held to Maturity

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. The Bank did not hold any securities as held to maturity for the periods presented.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method and are recognized on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs and the allowance for loan losses. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Discounts and premiums on any purchased loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Interest is accrued and credited to income based on principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest for the current year is reversed. Interest income is subsequently recognized on the cash basis or cost recovery method, as appropriate. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Loan losses are also charged against the allowance when a collateral dependent loan has an impairment based upon current appraisal of the collateral. Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.

Historically, the Bank has used peer loss history to determine the adequacy of the allowance. In 2010, the Bank reviewed its actual loss history for the past twelve quarters to determine the adequacy of the allowance. The Bank compared the three year average loss rate with the two year average loss rate and current year loss rates and determined that the best ratio to use for the average annual net loss ratio was the average of the most recent two years. This analysis was conducted on all relevant federal call report categories. The Bank determined there were several risk factors for the Bank that required adjustment for the historical losses. Management evaluates the historical loss rates, the economic factors that existed during the historical period used; and the future impact of current conditions relative to those historical rates.

F-93

Patriot State Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Allowance for Loan Losses (continued)

Additionally, the allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and other circumstances impacting the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. In addition, loans classified as Troubled Debt Restructures are classified as impaired regardless of whether payments are being made according to the revised terms. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loans obtainable market price, or the fair value of the collateral if the loan is collateral dependent. For collateral dependent loans, bank regulators require that the amount of the impairment be charged off. This practice results in higher charge offs during the period and a reduction in the amount carried in the allowance for loan losses since the reserve carried for these loans is zero.

Premises and Equipment

Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed by the straight-line method over the following estimated useful lives:

Years

Building and improvements	20-30
Furniture and equipment	3-10
Leasehold improvements	shorter of lease term or estimated useful life

Other Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other real estate expenses, net. The Bank held eleven foreclosed properties with a total carrying amount of $1,905,000 at December 31, 2011. The Bank held eight foreclosed properties with a total carrying amount of $1,010,000 at December 31, 2010.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

F-94

Patriot State Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Advertising Costs

The Bank expenses advertising costs as they are incurred.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income tax.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets) when applicable. Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Valuation Allowance

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax position taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Management is not aware of any material uncertain tax positions and no liability has been recognized at December 31, 2011.  Interest and penalties associated with unrecognized tax benefits would be classified as additional interest expense or other expense, respectively, in the statement of income.

Basic Earnings per Share

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings (loss) per share is similar to the computation of basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

Annual comprehensive income (loss) reflects the change in the Bank’s equity during the year arising from transactions and events other than investment by and distributions to shareholders. It consists of net income (loss) plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

F-95

Patriot State Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies (continued)

Employee Benefit Plans

The Bank has a defined contribution plan qualifying under Internal Revenue Code Section 401(k). The Bank will contribute up to four percent of an employee’s compensation based on the following allocation. Employee contributions are matched one-hundred percent by the Bank up to the first three percent of the employee’s contributions and up to fifty percent of the amount over three percent, subject to an overall limitation of five percent of compensation. The Bank’s match is expensed as incurred.

Stock-based Compensation

Compensation cost has been measured using the fair value of awards on their grant dates and is recognized over the service period, which is usually the vesting period.

Fair Value of Financial Instruments

FASB ASC 825-10, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. FASB ASC 825-10 excludes certain financial instruments and all nonfinancial instruments from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

Subsequent Events

The Bank evaluated events and transactions for potential recognition or disclosure in our financial statements through the date the financial statements were issued.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements:

In July 2010, the Receivables topic of the Accounting Standards Codification (“ASC”) was amended by Accounting Standards Update (“ASU”) 2010-20 to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments require the allowance disclosures to be provided on a disaggregated basis. The Bank is required to include these disclosures in its interim and annual financial statements. See Note 5.

Disclosures about Troubled Debt Restructurings (“TDRs”) required by ASU 2010-20 were deferred by the Financial Accounting Standards Board (“FASB”) in ASU 2011-01 issued in January 2011. In April 2011, the FASB issued ASU 2011-02 to assist creditors with their determination of when a restructuring is a TDR. The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present.

Disclosures related to TDRs under ASU 2010-20 have been presented in Note 5.

In April 2011, the criteria used to determine effective control of transferred assets in the Transfers and Servicing topic of the ASC was amended by ASU 2011-03. The requirement for the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and the collateral maintenance implementation guidance related to that criterion were removed from the assessment of effective control. The other criteria to assess effective control were not changed. The amendments are effective for the Bank beginning January 1, 2012 but are not expected to have a material effect on the financial statements.

F-96

Patriot State Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies (continued)

ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. The amendments were effective for the Bank beginning January 1, 2012 but are not expected to have a material effect on the financial statements.

The Comprehensive Income topic of the ASC was amended in June 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity and requires consecutive presentation of the statement of net income and other comprehensive income. The amendments will be applicable to the Bank on January 1, 2012 and will be applied retrospectively. In December 2011, the topic was further amended to defer the effective date of presenting reclassification adjustments from other comprehensive income to net income on the face of the financial statements. Companies should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the amendments while FASB redeliberates future requirements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2. Fair Value

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. Carrying values of interest-bearing money market deposits approximate their fair values.

Federal funds sold: Carrying values for federal funds sold approximate their fair values.

Securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. The carrying values of other securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The fair value of impaired loans is estimated using one of several methods, including collateral value, quoted market prices, and discounted cash flows. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Secured borrowings: Carrying values for secured borrowings approximate their fair values.

Federal funds purchased: Carrying values for federal funds purchased approximate their fair values.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximate fair value.

F-97

Patriot State Bank

Notes to Financial Statements

Note 2. Fair Value (continued)

Following is a summary of the carrying amounts and fair values of the Bank’s financial assets and liabilities:

	December 31, 2011		December 31, 2010
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Financial assets
Cash and due from banks	$2,469,636	$2,469,636	$1,813,842	$1,813,842
Interest-bearing deposits in banks	5,344,525	5,344,525	9,898,214	9,898,214
Securities available for sale	17,925,624	17,925,624	16,223,090	16,223,090
Other investments	560,800	560,800	557,900	557,900
Loans, net	102,297,132	103,082,000	104,677,937	104,736,000
Accrued interest receivable	487,249	487,249	542,638	542,638
Financial liabilities
Deposits	$119,054,554	$119,805,554	$122,702,990	$123,214,990
Secured borrowings	250,000	250,000	250,000	250,000
Accrued interest payable	58,409	58,409	78,343	78,343

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets or liabilities on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets or liabilities. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets or liabilities.

Fair Value Hierarchy

The Bank groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 –	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 –	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 –	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

F-98

Patriot State Bank

Notes to Financial Statements

Note 2. Fair Value (continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Following is a description of methodologies used for assets and liabilities recorded at fair value on a recurring basis.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

		Quoted Prices
		in Active
		Markets for	Other
	Market Values	Identical Assets	Observable	Unobservable
Description	12/31/11	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
Investments
U.S. Government Agencies	$8,747,114	$-	$8,747,114	$-
Government Sponsored MBS - Residential	9,152,456	-	9,152,456	-
Other Securities	26,054	26,054	-	-
Total	$17,925,624	26,054	$17,899,570	$-

		Quoted Prices
		in Active
		Markets for	Other
	Market Values	Identical Assets	Observable	Unobservable
Description	12/31/10	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
Investments
U.S. Government Agencies	$6,271,836	$-	$6,271,836	$-
Government Sponsored MBS - Residential	7,410,649	-	7,410,649	-
Other Securities	2,540,605	81,727	2,458,878	-
Total	$16,223,090	$81,727	$16,141,363	$-

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

Following is a description of methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis.

Loans

The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, the fair value is estimated using one of several methods, including collateral value, quoted market prices, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2011, the majority of the impaired loans were evaluated based on the fair value of the collateral. The remaining loans were evaluated based on discounted cash flows. In accordance with FASB ASC 820, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or current appraised value, the Bank records the impaired loan as nonrecurring Level 2. When the appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3.

F-99

Patriot State Bank

Notes to Financial Statements

Note 2. Fair Value (continued)

Other Real Estate

Certain assets such as other real estate owned (OREO) are measured at the lower of cost or fair value less estimated holding costs to sell. We believe that the fair value component in its valuation follows the provision of FASB ASC 820-10. The Bank may discount OREO values due to age of appraisals and changing market conditions, therefore the Bank considers its OREO to be Level 3 assets.

		Quoted Prices in
		Active Markets
	Market Values	for Identical	Other Observable	Unobservable
Description	12/31/11	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)

Impaired Loans
Commercial and agricultural	$468,419	$-	$-	$468,419
Real estate construction and development	957,157	-	-	957,157
Real estate mortgage nonresidential	377,694	-	-	377,694
Real estate mortgage residential	1,501,479	-	-	1,501,479
Other Real Estate	1,905,000	-	-	1,905,000
Total	$5,209,749	$-	$-	$5,209,749

		Quoted Prices in
		Active Markets
	Market Values	for Identical	Other Observable	Unobservable
Description	12/31/10	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)

Impaired Loans
Commercial and agricultural	$75,000	-	-	$75,000
Real estate construction and development	612,477	-	-	612,477
Real estate mortgage nonresidential	578,875	-	-	578,875
Real estate mortgage residential	94,073	-	-	94,073
Other Real Estate	1,010,000	-	-	1,010,000
Total	$2,370,425	$-	$-	$2,370,425

Note 3. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. For the periods including December 31, 2011 and 2010, approximately $3,549,000 and $3,709,000, respectively, of cash on hand and in banks was reserved to comply with such regulations.

F-100

Patriot State Bank

Notes to Financial Statements

Note 4. Securities

Following is a summary of investment securities, all of which are classified as available for sale:

	December 31, 2011
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
U.S. Government Agencies	$8,742,507	$13,520	$(8,913)	$8,747,114
Government Sponsored MBS - Residential	8,823,921	328,535	-	9,152,456
Other securities	41,137	-	(15,083)	26,054
Total available for sale	$17,607,565	$342,055	$(23,996)	$17,925,624

	December 31, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
U.S. Government Agencies	$6,500,000	$-	$(228,164)	$6,271,836
Government Sponsored MBS - Residential	7,024,311	386,338	-	7,410,649
Other securities	2,614,324	17,795	(91,514)	2,540,605
Total available for sale	$16,138,635	$404,133	$(319,678)	$16,223,090

The Bank had $250,000 of investment securities pledged to The Senior Housing Crime Prevention Foundation (the “Foundation”) at December 31, 2011 and 2010. These securities are pledged in conjunction with the acquisition of preferred stock in the Foundation. Income from the pledged securities is used by the Foundation to maintain its operations and to contract for the operation of crime reduction and prevention programs in a senior housing facility in Harnett County, North Carolina. The Bank is required to maintain the investment in the Foundation until May 23, 2012.

The Bank had $560,800 in other investments as of December 31, 2011. This is comprised of a $250,000 investment in the stock of the Senior Housing Crime Prevention Foundation discussed above, a $208,800 investment in stock of the Federal Home Loan Bank and a $102,000 investment in the stock of Pacific Coast Bankers Bank. The Bank had $557,900 in other investments as of December 31, 2010. The $557,900 includes a $250,000 investment in the stock of the Senior Housing Crime Prevention Foundation discussed above, a $205,900 investment in stock of the Federal Home Loan Bank and $102,000 investment in the stock of Pacific Coast Bankers Bank.

The bank owned an investment in Wachovia Trust Preferred Securities. In April of 2011, the Bank’s investment in the Wachovia Trust Preferred Security was called. The book value of the investment was $2,440,389 and the security’s call price was $2,557,300 resulting in a realized gain of $116,911. The Bank also owns an investment in Four Oaks Fincorp, Inc. In May of 2011, the Bank determined that the decline in the Four Oaks Fincorp, Inc. stock was other-than-temporary and realized a loss on its investment in Four Oaks Fincorp, Inc. stock. The stock was previously carried on the books at $173,240 and had been in a loss position for seventeen consecutive months. The Board approved writing the Four Oaks Fincorp, Inc. stock down to $1.50 per share. This was the lowest price on record to date at the time of the write down. The write down of the Four Oaks Fincorp, Inc. stock resulted in a realized loss of $132,103 and a new book value of $41,137. At December 31, 2011 the Four Oaks Fincorp, Inc. stock had an unrealized loss of $15,083. In October of 2011, an Agency Bond was called resulting in a realized gain of $2,416. In December 2011, the Bank sold seven small mortgage backed securities. The total book value of these seven securities was $761,654 and the securities were sold for $811,441 resulting in a realized gain of $49,787. There were no realized gains or losses related to the sale or maturity of investment securities for the period ended December 31, 2010.

F-101

Patriot State Bank

Notes to Financial Statements

Note 4. Securities (continued)

The fair value and cost, by contractual maturity, of available for sale securities at December 31, 2011 follows:

			After 1	After 5
	No		Year	Years
	Maturity	Within 1	Through 5	Through 10	After 10
December 31, 2011	Date	Year	Years	Years	Years	Total
Fair Value
U.S. Government Agencies	$-	$-	$-	$1,001,763	$7,745,351	$8,747,114
Government Sponsored MBS - Residential	-	-	8,865,397	-	287,059	9,152,456
Other securities	26,054	-	-	-	-	26,054
Total available for sale	$26,054	$-	$8,865,397	$1,001,763	$8,032,410	$17,925,624

Cost
U.S. Government Agencies	$-	$-	$-	$999,697	$7,742,810	$8,742,507
Government Sponsored MBS - Residential	-	-	8,553,593	-	270,328	8,823,921
Other securities	41,137	-	-	-	-	41,137
Total available for sale	$41,137	$-	$8,553,593	$999,697	$8,013,138	$17,607,565

The maturities of mortgage-backed securities are presented according to the date underlying mortgages in the pool are due. However, the Bank receives regular payments of principal on the securities in addition to prepayments of principal arising from repayment of the mortgages in advance of their scheduled due dates. During the periods ended December 31, 2011 and 2010, the Bank received principal payments of $2,154,883 and $2,965,657 respectively. When the Bank receives prepayments on mortgage backed securities, any unamortized discount associated with such prepayment is recognized as gain.

The following table details unrealized losses and related fair values in the Bank’s available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2011 and 2010.

	Less Than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
December 31, 2011
U.S. Government Agencies	$1,988,096	$(8,913)	$-	$-	$1,988,096	$(8,913)
Other securities	26,054	(15,083)	-		26,054	(15,083)
Total available for sale	$2,014,150	$(23,996)	$-	$-	$2,014,150	$(23,996)

December 31, 2010
U.S. Government Agencies	$6,271,836	$(228,164)	$-	$-	$6,271,836	$(228,164)
Other securities	-	-	81,727	(91,514)	81,727	(91,514)
Total available for sale	$6,271,836	$(228,164)	$81,727	$(91,514)	$6,353,563	$(319,678)

F-102

Patriot State Bank

Notes to Financial Statements

Note 4. Securities (continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The Bank had no securities as of December 31, 2011 in an unrealized loss position of twelve or more consecutive months. As of December 31, 2010, the Bank had an investment in Four Oaks Fincorp Inc. with a book value of $173,241 and a market value of $81,727, resulting in an unrealized loss of $91,514. As discussed previously The Four Oaks Fincorp Inc. security was written down in May of 2011 and a loss of $132,103 was realized. As of December 31, 2011, the Four Oaks Fincorp, Inc. stock had an unrealized loss of $15,083.

Note 5. Loans

The major components of loans in the balance sheet at December 31, 2011 and 2010 are as follows:

	December 31, 2011	December 31, 2010

Commercial and agricultural	$7,210,038	$7,078,442
Real estate construction and land development	6,467,589	8,025,088
Real estate mortgage loans
Nonresidential	51,432,659	49,887,089
Residential	36,615,648	40,083,693
Consumer loans	2,569,234	1,305,242
Total loans	104,295,168	106,379,554
Allowance for loan losses	(1,998,036)	(1,701,617)
Net loans	$102,297,132	$104,677,937

F-103

Patriot State Bank

Notes to Financial Statements

Note 5. Loans (continued)

Allowance for Loan Losses

The following table presents activity of the allowance and information on the loans evaluated individually for impairment and collectively for impairment in the allowance for loan losses as of December 31, 2010:

Allowance for Loan Losses and Recorded Investment in Loans Receivable

For the Year Ended December 31, 2011

		Real Estate
	Commercial	Construction	Real Estate	Real Estate
	and	and	Mortgage	Mortgage
	Agricultural	Development	Nonresidential	Residential	Consumer	Unallocated	Total

Allowance for loan losses:

Beginning balance	$139,828	$342,317	$708,861	$488,945	$14,121	$7,545	$1,701,617
Charge-offs	(141,904)	(493,065)	(136,120)	(100,213)	(4,675)	-	(875,977)
Recoveries	48,959	10,399	-	12,782	-	-	72,140
Provisions	96,506	408,981	229,685	319,791	44,653	640	1,100,256
Ending balance	$143,389	$268,632	$802,426	$721,305	$54,099	$8,185	$1,998,036

Ending balance: individually evaluated for impairment	$18,420	$1,159	$4,943	$116,138	$-	$-	$140,660

Ending balance: collectively evaluated for impairment	$124,969	$267,473	$797,483	$605,167	$54,099	$8,185	$1,857,376

Loans receivable

Ending balance	$7,210,038	$6,467,589	$51,432,659	$36,615,648	$2,569,234	$-	$104,295,168

Ending balance: individually evaluated for impairment	$1,054,264	$1,431,959	$3,040,443	$2,609,891	$-	$-	$8,136,557

Ending balance: collectively evaluated for impairment	$6,155,774	$5,035,630	$48,392,216	$34,005,757	$2,569,234	$-	$96,158,611

F-104

Patriot State Bank

Notes to Financial Statements

Note 5. Loans (continued)

The following table presents activity of the allowance and information on the loans evaluated individually for impairment and collectively for impairment in the allowance for loan losses as of December 31, 2010:

For the Year Ended December 31, 2010

		Real Estate
	Commercial	Construction	Real Estate	Real Estate
	and	and	Mortgage	Mortgage
	Agricultural	Development	Nonresidential	Residential	Consumer	Unallocated	Total

Allowance for loan losses:

Beginning balance	$232,687	$1,080,460	$837,569	$542,707	$51,167	$-	$2,744,590
Charge-offs	(45,469)	(529,027)	(236,073)	(476,024)	-	-	(1,286,593)
Recoveries	-	-	-	-	-	-	-
Provisions	(47,390)	(209,116)	107,365	422,262	(37,046)	7,545	243,620
Ending balance	$139,828	$342,317	$708,861	$488,945	$14,121	$7,545	$1,701,617

Ending balance: individually evaluated for impairment	$60,097	$199,048	$133,550	$591	$-	$-	$393,286

Ending balance: collectively evaluated for impairment	$79,731	$143,269	$575,311	$488,354	$14,121	$7,545	$1,308,331

Loans receivable

Ending balance	$7,078,442	$8,025,088	$49,887,089	$40,083,693	$1,305,242	$-	$106,379,554

Ending balance: individually evaluated for impairment	$629,456	$3,347,030	$2,761,956	$1,991,085	$-	$-	$8,729,527

Ending balance: collectively evaluated for impairment	$6,448,986	$4,678,058	$47,125,133	$38,092,608	$1,305,242	$-	$97,650,027

F-105

Patriot State Bank

Notes to Financial Statements

Note 5. Loans (continued)

The following tables list the loan grades utilized by the Bank that serve as credit quality indicators. Each of the loan grades include high and low factors associated with their classification that are utilized to calculate the aggregate ranges of the allowance for loan losses. The total balance does not include the undisbursed portion of construction loans in process for loans graded Pass.

Credit Risk Profile by Internally Assigned Grades

As of December 31, 2011				Real Estate
		Real Estate	Real Estate	Mortgage
	Commercial &	Construction &	Mortgage	Residential -
	Agricultural	Development	Nonresidential	Prime	Consumer	Total
Pass	$6,114,844	$4,634,917	$45,111,936	$32,480,365	$1,190,711	$89,532,773
Special Mention	240,871	401,005	5,421,401	1,003,057	1,375,866	8,442,200
Substandard	854,323	1,431,667	899,322	3,132,226	2,657	6,320,195
Doubtful	-	-	-	-	-	-
Total	$7,210,038	$6,467,589	$51,432,659	$36,615,648	$2,569,234	$104,295,168

As of December 31, 2010				Real Estate
		Real Estate	Real Estate	Mortgage
	Commercial &	Construction &	Mortgage	Residential -
	Agricultural	Development	Nonresidential	Prime	Consumer	Total
Pass	$4,792,906	$4,408,553	$42,243,650	$36,819,245	$1,288,429	$89,552,783
Special Mention	1,630,927	270,047	4,882,144	1,155,417	12,930	7,951,465
Substandard	510,730	3,236,803	2,761,295	2,109,031	3,452	8,621,311
Doubtful	143,879	109,685	-	-	431	253,995
Total	$7,078,442	$8,025,088	$49,887,089	$40,083,693	$1,305,242	$106,379,554

The internally assigned grades are defined as follows:

Special Mention – are potentially weak credits. Assets rated special mention are currently protected but potentially weak. These assets constitute an undue and unwarranted credit risk, but not to the point of justifying a classification of substandard. Loans in this category have potential weaknesses, which may, if not corrected weaken the asset, or inadequately protect the Bank’s credit position at some future date.

Substandard – Assets classified substandard have well-defined weakness(es) in the credit that jeopardize the repayment of all principal and interest in accordance with the contractual terms of the credit. Substandard assets are generally well secured and any loss potential is minimal. Assets with loss potential less than 35% of principal should be classified substandard.

Doubtful – An asset classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain factors that may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined.

F-106

Patriot State Bank

Notes to Financial Statements

Note 5. Loans (continued)

The following tables present an age analysis of past due status of loans by category.

As of December 31, 2011							Past Due 90
			Greater				Days or More
	30-59 Days	60-89 Days	than 90	Total Past		Total Loans	and Still
	Past Due	Past Due	Days	Due	Current	Receivable	Accruing
Commercial and agricultural	$-	$-	$367,425	$367,425	$6,842,613	$7,210,038	$-
Real estate construction and land development	76,800	-	862,622	939,422	5,528,167	6,467,589	-
Real estate mortgage loans
Nonresidential	-	-	-	-	51,432,659	51,432,659	-
Residential	184,723	-	441,216	625,939	35,989,709	36,615,648	-
Consumer loans	-	-	-	-	2,569,234	2,569,234	-
Total loans	$261,523	$-	$1,671,263	$1,932,786	$102,362,382	$104,295,168	$-

As of December 31, 2010
							Past Due 90
			Greater				Days or More
	30-59 Days	60-89 Days	than 90	Total Past		Total Loans	and Still
	Past Due	Past Due	Days	Due	Current	Receivable	Accruing
Commercial and agricultural	$-	$-	$143,866	$143,866	$6,934,576	$7,078,442	$-
Real estate construction and land development	1,000,000	-	-	1,000,000	7,025,088	8,025,088	-
Real estate mortgage loans
Nonresidential	155,206	-	1,207,620	1,362,826	48,524,263	49,887,089	-
Residential	245,438	-	418,796	664,234	39,419,459	40,083,693	-
Consumer loans	-	-	-	-	1,305,242	1,305,242	-
Total loans	$1,400,644	$-	$1,770,282	$3,170,926	$103,208,628	$106,379,554	$-

Impaired Loans

A loan is considered impaired when it is probable that the Bank will be unable to collect contractual principal and interest payments in accordance with the original or modified terms of the loan agreement. Impaired loans are measured based on the estimated fair value of the collateral less estimated cost to sell if the loan is considered collateral dependent.

The categories of non-accrual loans and impaired loans overlap, although they are not considered coextensive. The Bank considers all circumstances regarding the loan and borrower on an individual basis when determining whether an impaired loan should be placed on non-accrual status, such as the financial strength of the borrower, the estimated collateral value, reasons for the delay, payment record, the amount past due and the number of days past due.

At December 31, 2011 and 2010 there were no loans past due 90 days or more which were still accruing interest. Impaired loans of $8,136,557 at December 31, 2011 consisted of non-accrual loans of $1,879,960 and $6,256,597 of loans still accruing interest. At December 31, 2011, impaired loans of $2,554,762 had specific reserves of $140,660. There was $5,581,795 of impaired loans without specific reserves at December 31, 2011. The average recorded investment in impaired loans during the year ended December 31, 2011 was $5,212,242. Impaired loans of $8,729,527 at December 31, 2010 consisted of non-accrual loans of $4,223,871 and $4,505,656 of loans still accruing interest. At December 31, 2010, impaired loans of $1,753,711 had specific reserves of $393,286. There was $6,975,816 of impaired loans without specific reserves at December 31, 2010. The average recorded investment in impaired loans during the year ended December 31, 2010 was $3,890,361.

F-107

Patriot State Bank

Notes to Financial Statements

Note 5. Loans (continued)

The following table is a summary of information related to impaired loans as of December 31, 2011 and December 31, 2010:

For the Year Ended December 31, 2011

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
Commercial and agricultural	$567,425	$567,425	$-	$116,856	$2,915
Real estate construction and
development	1,314,290	1,654,797	-	1,541,495	13,730
Real estate mortgage nonresidential	2,657,806	2,657,806	-	196,722	18,556
Real estate mortgage residential	1,042,274	1,045,442	-	977,299	31,857

With a related allowance recorded:
Commercial and agricultural	$486,839	$486,839	$18,420	$490,599	$21,055
Real estate construction and
development	117,669	117,669	1,159	119,139	-
Real estate mortgage nonresidential	382,637	382,637	4,943	389,381	25,653
Real estate mortgage residential	1,567,617	1,567,617	116,138	1,380,751	64,551

Total:
Commercial and agricultural	$1,054,264	$1,054,264	$18,420	$607,455	$23,970
Real estate construction and
development	1,431,959	1,772,466	1,159	1,660,634	13,730
Real estate mortgage nonresidential	3,040,443	3,040,443	4,943	586,103	44,209
Real estate mortgage residential	2,609,891	2,613,059	116,138	2,358,050	96,408

For the Year Ended December 31, 2010
With no related allowance recorded:
Commercial and agricultural	$494,359	$494,359	$-	$34,921	$1,921
Real estate construction and
development	2,535,506	2,944,059	-	1,744,848	15,916
Real estate mortgage nonresidential	2,049,531	2,203,643	-	356,177	11,194
Real estate mortgage residential	1,896,421	1,930,716	-	447,853	33,676

With a related allowance recorded:
Commercial and agricultural	$135,097	$135,097	$60,097	$166,768	$-
Real estate construction and
development	811,525	855,330	199,048	341,014	6,635
Real estate mortgage nonresidential	712,424	784,386	133,550	701,448	2,070
Real estate mortgage residential	94,664	94,664	591	97,332	-

Total:
Commercial and agricultural	$629,456	$629,456	$60,097	$201,689	$1,921
Real estate construction and
development	3,347,031	3,799,389	199,048	2,085,862	22,551
Real estate mortgage nonresidential	2,761,955	2,988,029	133,550	1,057,625	13,264
Real estate mortgage residential	1,991,085	2,025,380	591	545,185	33,676

F-108

Patriot State Bank

Notes to Financial Statements

Note 5. Loans (continued)

Nonaccrual Loans

Loans are placed on nonaccrual status immediately upon determination that the collection of principal and interest is doubtful. Generally, all loans that are 90 days past due will be placed on nonaccrual status. Exceptions to the general rule will be made where the value and liquidity of the collateral or the strength of the guaranties are sufficient to ensure the payment of principal and interest due. Loans that are troubled debt restructures are placed in nonaccrual for at least six months until the Bank establishes that the borrower will pay in accordance with the new terms. The following table is a summary of loans receivable on nonaccrual status as of December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010

Commercial and agricultural	$367,425	$143,866
Real estate construction and land development	1,071,318	2,748,469
Real estate mortgage loans
Nonresidential	-	1,279,581
Residential	441,217	592,340
Consumer loans	-	431
Total loans	$1,879,960	$4,764,687

Interest foregone on nonaccrual loans was approximately $127,171 and $372,256 for the years ended December 31, 2011 and 2010, respectively. The decrease in foregone interest on nonaccrual loans is due to charge-offs.

Troubled Debt Restructurings

As a result of adopting the amendments in ASU 2011-02, Patriot State Bank reassessed all restructurings that occurred on or after the beginning of the fiscal year of adoption (January 1, 2011) to determine whether they are considered troubled debt restructurings (TDRs) under the amended guidance. Patriot State Bank identified as TDRs certain loans for which the allowance for loan losses had previously been measured under a general allowance methodology. Upon identifying those loans as TDRs, Patriot State Bank identified them as impaired under the guidance in ASC 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those loans newly identified as impaired. At the end of the first interim period of adoption (September 30, 2011), the recorded investment in loans for which the allowance was previously measured under a general allowance methodology and are now impaired under ASC 310-10-35 was $200,000, and the allowance for loan losses associated with those loans, on the basis of a current evaluation of loss was $0.

During the year ended December 31, 2011, the Bank modified seventeen loans that were considered to be troubled debt restructurings. We extended the terms for fourteen of these loans. The interest rate was lowered for eight of these loans.

	For the year ended December 31, 2011
		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
Troubled Debt Restructurings
Commercial and agricultural	2	$494,359	$494,359
Real estate construction and land development	6	2,533,061	2,533,061
Real estate mortgage loans
Nonresidential	2	2,750,000	2,750,000
Residential	7	2,460,322	2,460,322

F-109

Patriot State Bank

Notes to Financial Statements

Note 5. Loans (continued)

During the year-ended ended December 31, 2011, six loans that had previously been restructured were in default. Restructured loans are deemed to be in default if payments in accordance with the modified terms are not received within ninety days of the payment due date.

	For the year ended
	December 31, 2011
	Number of	Recorded
	Contracts	Investment
Troubled Debt Restructurings
That Subsequently Defaulted
Real estate construction and land
development	4	$1,181,154
Real estate mortgage loans
Residential	2	391,216

In determination of the allowance for loan losses, management considers troubled debt restructurings and subsequent defaults in these restructurings by the borrower by adjusting the loan grades of such loans which figure into the environmental factors associated with the allowance. Additionally, specific reserves may be established on restructured loans evaluated individually. Defaults resulting in charge-offs affect the historical loss experience ratios which are a component of the allowance calculation.

Note 6. Premises and Equipment

Components of premises and equipment and total accumulated depreciation are as follows:

	December 31,
	2011	2010

Land	$893,789	$893,789
Building	2,743,775	2,743,775
Construction-in-process	-	-
Leasehold improvements	2,774	2,774
Furniture and equipment	873,064	821,100
	4,513,402	4,461,438
Accumulated depreciation and amortization	(879,739)	(661,392)
Net premises and equipment	$3,633,663	$3,800,046

Depreciation expense for the years ended December 31, 2011 and 2010 was $221,958 and $208,608 respectively.

Lease expense totaled $62,156 and $64,274 for the years ended December 31, 2011 and 2010, respectively. The Bank has two leases - one for the full service branch in Clayton, North Carolina and one for the loan production office in Cary, North Carolina.

The Clayton office has a one year lease dated April 1, 2011. Under this lease, monthly lease expense will be $1,300 through March 2012.

The Cary office has a two year and two month lease dated November 1, 2008. On December 31, 2010 the Bank exercised its option on this lease to renew for an additional one year term. Monthly lease expense for 2011 was $3,798 through December 2011. On December 31, 2011, the Bank again exercised its option on this lease to renew for an additional one year term. Monthly lease expense for 2012 will be $3,886 through December 31, 2012.

Pursuant to the terms of the non-cancelable lease agreements in effect at December 31, 2011, the schedule of future minimum rent payments is as follows:

2012	$50,540

F-110

Patriot State Bank

Notes to Financial Statements

Note 7. Deposits

The aggregate amount of time deposits in denominations of one hundred thousand dollars or more at December 31, 2011 and 2010 was $24,354,000 and $27,349,000 respectively.

The Bank had $57,868,705 in time deposits at December 31, 2011, which includes CD’s and certain IRA’s. Also included are $11,580,000 in purchased deposits. At December 31, 2011, the scheduled maturities of time deposits are as follows:

2012	$32,464,273
2013	12,957,481
2014	2,844,006
2015	3,585,809
2016	2,905,251
Thereafter	3,111,885
$57,868,705

The Bank had one customer with total deposits of $6,672,684 which is 5.68% of total deposits at December 31, 2011.

On December 31, 2011, the aggregate amount of demand deposits that had been reclassified as overdrafts was $7,184 and was included in loans on the balance sheet.

Note 8. Borrowed Funds

Secured Borrowings

Secured borrowings represent the accounting for our $250,000 investment in The Senior Housing Crime Prevention Foundation (as discussed in Note 4). If a transfer of assets in exchange for cash or other consideration (other than beneficial interests in the transferred assets) does not meet the criteria for a sale, the transferor and transferee shall account for the transfer as secured borrowing with pledge of collateral.

Short-term Debt

Short-term debt consists of Federal funds purchased. Federal funds purchased generally mature within one to seven days from the transaction date. The maximum outstanding balance in Federal funds purchased during 2011 and 2010 was $102,000 and $3,445,000 respectively. The weighted average cost of Federal funds purchased was 0.69% in 2011 and 0.81% in 2010. There were no Federal funds purchased at December 31, 2011 or at December 31, 2010.

Note 9. Earnings (Loss) Per Share

The following table presents the computation of earnings (loss) per share for the years ended December 31, 2011 and 2010:

	For the Year Ended
	December 31,
	2011	2010

Net (loss) income available to common stockholders	$(764,478)	$359,064

Weighted average shares outstanding	1,765,000	1,765,000
Weighted average shares outstanding diluted	1,765,000	1,765,000

Basic (loss) income per share	$(0.43)	$0.20
Diluted (loss) income per share	$(0.43)	$0.20

F-111

Patriot State Bank

Notes to Financial Statements

Note 9. Earnings (Loss) Per Share (continued)

In connection with its initial offering of common stock, the Bank issued a warrant to purchase for $11 one share of common stock for each ten shares of common stock purchased, a total of 176,500 warrants. The warrants expire seven years from the conclusion of the common stock offering, August 21, 2006. The potential exchange of warrants for common stock is excluded from the computation of loss per share for the period ended December 31, 2011, as the assumed issuance of shares would reduce loss per share. In addition, the Bank has 266,759 options outstanding at December 31, 2011 and 2010, to purchase shares of the Bank’s common stock. The potential effect of the exercise of these options is excluded from the computation of weighted average diluted shares for the period ended December 31, 2011 as the effect would be anti-dilutive. The effect of the warrants and options is excluded from the income per share calculation for the period ended December 31, 2010, as the exercise price exceeds the Bank’s average stock price for the period.

Note 10. Stock Based Compensation

The Bank has two stock-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was approximately $14,548 and $88,881 for the twelve-month periods ended December 31, 2011 and 2010 respectively. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the average life of the options of 10 years and the weighted average graded vesting period of 1.59 years, and forfeitures are considered immaterial. Compensation expense is determined using the grant date fair value as determined by the Black-Scholes model over the service period.

On March 6, 2007, the Bank adopted a qualified incentive stock option plan which reserves 176,500 shares for purchase by eligible employees. Options granted under this plan vest at the rate of 25% at the date of grant and an additional 25% at each anniversary date for the next three years, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of the grant.

On March 6, 2007, the Bank also adopted a non-qualified stock option plan which reserves 176,500 shares for purchase by non-employee directors. Options granted under this plan vest at the rate of 25% at the date of grant and an additional 25% at anniversary date for the next three years, and are exercisable at not less than the fair market value of the stock at the date of the grant. The life of such options shall not extend more than ten years from the date of the grant.

On March 23, 2010, the Bank issued 7,000 qualified options to selected employees with a weighted average grant date fair value of $1.39 per option. In August 2010, an employee resigned from the Bank and forfeited 4,000 options. There was no other stock compensation activity during 2010. There were no options granted, issued or forfeited during 2011.

The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees for the year ended December 31, 2010.

2010

Expected volatility	27%
Expected dividends	0.00%
Expected term	5-6 years
Risk-free rate	2.70%

F-112

Patriot State Bank

Notes to Financial Statements

Note 10. Stock Based Compensation (continued)

A summary of option activity under the stock option plans for the years ended December 31, 2011 and 2010 is presented below:

			Weighted
		Options	Average Exercise
	Options Available	Outstanding	Price
Balance at December 31, 2009	89,241	263,759	$11.00
Authorized	-	-	-
Granted	(7,000)	7,000	8.99
Forfeited	4,000	(4,000)	10.00

Balance at December 31, 2010	86,241	266,759	$10.96
Authorized	-	-	-
Granted	-	-	-
Forfeited	-	-	-

Balance at December 31, 2011	86,241	266,759	$10.96

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2011:

	Number of	Weighted	Weighted Average	Number of	Weighted	Weighted Average
Range of	Options	Average	Contractual Life	Options	Average Exercise	Contractual Life
Exercise Prices	Outstanding	Exercise Price	Remaining (Years)	Exercisable	Price	Remaining (Years)
$8.99 - $11.00	266,759	$10.96	5.51	264,259	$10.98	5.48

The following table sets forth information pertaining to the Bank’s exercisable options and options expected to vest:

Twelve Months Ended
December 31, 2011

Incentive and non-qualified stock options:
Fair value of options granted during period expected to vest	$-
Aggregate intrinsic value of exercisable and non-vested options expected to vest	$-
Number of non-vested options expected to vest	2,500
Weighted average price of non-vested options expected to vest	$8.99
Weighted average remaining life of non-vested options expected to vest	8.23
Intrinsic value of non-vested options expected to vest	$-
Intrinsic value of forfeited options	$-

As of December 31, 2011, there was $2,021 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Bank’s stock option plans. That cost is expected to be recognized over a weighted-average period of 0.73 years. The total fair value of shares vested during the year ended December 31, 2011, was $17,784.

F-113

Patriot State Bank

Notes to Financial Statements

Note 11. Benefit Plans

The Bank maintains a profit sharing plan (the “Plan”) pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who are 18 years of age and who have completed six months of service. Participants may contribute up to 50 percent of their salary to the Plan, subject to limits imposed under the Internal Revenue Code. The Bank matches 100 percent of the first three percent of a participant’s compensation and 50 percent of the excess, subject to an overall limitation of five percent of compensation. For the periods ended December 31, 2011 and 2010, the Bank contributed $54,140 and $55,575 respectively. The Bank’s contributions vest immediately.

Note 12. Income Taxes

Operating Loss Carryforwards

The Bank has a loss carryforward of approximately $1.8 million for federal and state income tax purposes that may be used to offset future taxable income. If not previously utilized, the federal and state loss carryforward will begin to expire in 2026 and 2021, respectively.

Current and Deferred Income Tax Components

The components of income tax expense for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010

Current	$-	$-
Deferred	(334,387)	201,125
Deferred tax asset valuation allowance change	334,387	(201,125)
	$-	$-

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income tax expense included in the statement of operations for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010

Tax at statutory federal rate	$(259,923)	$122,082
State tax, net of federal benefit	(34,085)	25,423
Stock compensation expense	4,946	21,341
Other	(45,325)	32,279
Deferred tax asset valuation allowance change	334,387	(201,125)
	$-	$-

F-114

Patriot State Bank

Notes to Financial Statements

Note 12. Income Taxes (continued)

The significant components of net deferred tax assets at December 31, 2011 and 2010 are as follows:

	2011	2010
Deferred tax assets
Allowance for loan losses	$581,640	$506,991
Net operating losses	704,946	424,665
Pre-opening expenses	157,195	173,457
Stock compensation expense	216,497	216,497
Depreciation	45,155	42,231
Deferred loan costs	8,817	5,227
OREO Write Down	23,132	-
Other Securities Write Down	50,931	-
Non Accrual Interest	49,030	143,520
Contributions	8,685	8,309
Deferred tax asset	1,846,028	1,520,897

Deferred tax liabilities
Prepaid expenses	(22,866)	(25,318)
Deferred loan fees	-	-
Accretion of bond discount	(6,812)	(13,616)
Deferred tax liability	(29,678)	(38,934)

Deferred tax asset valuation allowance	(1,816,350)	(1,481,963)
Net deferred tax asset (liability)	$-	$-

The change in the deferred tax valuation allowance was $334,387 in 2011 and ($201,125) in 2010.

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value.  As of December 31, 2011 and 2010, in consideration of the lack of an established earnings history, management has provided a valuation allowance of 100% to reflect its net realizable value.

The Bank has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions. Tax returns for the years of 2008, 2009 and 2010 remain subject to examination by both federal and state tax authorities.

Note 13. Commitments and Contingencies

Stockholders’ Equity

During the Bank’s initial sale of shares, one warrant to purchase an additional share of the Bank’s common stock at an exercise price of $11.00 per share was included with each 10 shares purchased. At December 31, 2011, 176,500 such warrants were outstanding.

Litigation

In the normal course of business the Bank may be involved in various legal proceedings. To the best of our knowledge, there is no pending material litigation to which we are subject as of December 31, 2011.

F-115

Patriot State Bank

Notes to Financial Statements

Note 13. Commitments and Contingencies (continued)

Financial Instruments with Off-balance sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-

balance sheet instruments. A summary of the Bank’s commitments at December 31, 2011 and 2010 is as follows:

	December 31, 2011	December 31, 2010
Financial instruments whose contract amounts represent credit risk
Unfunded commitments to extend credit	$13,843,403	$14,909,388
Standby letters of credit	93,303	94,303
	$13,936,706	$15,003,691

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of Credit risk

Substantially all of the Bank’s loans and commitments to extend credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward consumer and small business transactions.

The Bank from time to time may have cash and cash equivalents on deposit with financial institutions that exceed federally-insured limits.

Other Commitments

The Bank has entered into employment agreements with certain officers covering duties, salary, benefits, and provisions for termination and Bank obligations in the event of a change in control of the Bank.

F-116

Patriot State Bank

Notes to Financial Statements

Note 14. Regulatory Restrictions

Dividends

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as all those terms are defined in the applicable regulations. As of December 31, 2011 and 2010, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2011, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are also presented in the table (dollars in thousands):

					Minimum To Be Well
			Minimum Capital		Capitalized under Prompt
	Actual		Requirement		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011

Total Capital (to Risk-Weighted Assets)	$16,513	15.7%	$8,410	8.0%	$10,513	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	15,190	14.4%	4,205	4.0%	6,308	6.0%
Tier 1 Capital (to Average Assets)	15,190	11.3%	5,370	4.0%	6,712	5.0%

December 31, 2010

Total Capital (to Risk-Weighted Assets)	$17,202	16.1%	$8,535	8.0%	$10,669	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	15,864	14.9%	4,268	4.0%	6,401	6.0%
Tier 1 Capital (to Average Assets)	15,864	11.2%	5,653	4.0%	7,066	5.0%

F-117

Patriot State Bank

Notes to Financial Statements

Note 15. Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and did not in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows (in thousands):

	2011	2010

Balance, beginning	$4,411	$4,666
New loans and advances	803	891
Repayments	(835)	(1,146)
Balance, ending	$4,379	$4,411

The amount of deposits of related parties was $3,478,334 at December 31, 2011 and $2,896,410 at December 31, 2010.

F-118

Agreement and Plan of Combination and Reorganization dated as of November 1, 2013, by and among CapStone Bank, NewBridge Bancorp and NewBridge Bank.*

* Incorporated herein by reference to Exhibit 2.1 of the Current Report on Form 8-K filed with the SEC on November 6, 2013 (SEC File No. 000-11448).

A-1

CHAPTER 55. NORTH CAROLINA BUSINESS CORPORATION ACT

ARTICLE 13. APPRAISAL RIGHTS

PART 1. RIGHT TO APPRAISAL AND PAYMENT FOR SHARES

§ 55-13-01. Definitions

In this Article, the following definitions apply:

(1) Affiliate. — A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2) Beneficial shareholder. — A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3) Corporation. — The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.

(4) Expenses. — Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.

(5) Fair value. — The value of the corporation's shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6) Interest. — Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

(7) Interested transaction. — A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a. Interested person. — A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

1. Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.

2. Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3. Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

II. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

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b. Beneficial owner. — Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a "beneficial owner" of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

c. Excluded shares. — Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8) Preferred shares. — A class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(9) Record shareholder. — The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10) Senior executive. — The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(11) Shareholder. — Both a record shareholder and a beneficial shareholder.

§ 55-13-02. Right to appraisal

(a) In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04.

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3) Consummation of a disposition of assets pursuant to G.S. 55-12-02 if the shareholder is entitled to vote on the disposition.

(4) An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

(5) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6) Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

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(7) Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8) Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1) Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a. A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($ 20,000,000)(exclusive of the value of shares held by the corporation's subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c. Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2) The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

(3) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

(d) A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder's shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action.

§ 55-13-03. Assertion of rights by nominees and beneficial owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

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(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

(1) Submits to the corporation the record shareholder's written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.

(2) Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§§ 55-13-04 through 55-13-19          [Repealed/Reserved]

PART 2. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

§ 55-13-20. Notice of appraisal rights

(a) If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to G.S. 55-11-04, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. In the case of any other corporate action specified in G.S. 55-13-02(a) with respect to which shareholders of a class or series do not have the right to vote, but with respect to which those shareholders are entitled to assert appraisal rights, the corporation must notify in writing all record shareholders of such class or series that the corporate action became effective. Notice required under this subsection must be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.

(c) If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following must occur:

(1) Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(2) Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(d) If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 is effected, then the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by the following:

(1) The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information.

(2) The latest available quarterly financial statements of the corporation, if any.

The right to receive the information described in this subsection may be waived in writing by a shareholder before or after the corporate action.

B-4

§ 55-13-21. Notice of intent to demand payment and consequences of voting or consenting

(a) If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders' meeting, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must do the following:

(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(2) Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.

(b) If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under this Article.

§ 55-13-22. Appraisal notice and form

(a) If a corporate action requiring appraisal rights under G.S. 55-13-02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights. In the case of any other corporate action specified in G.S. 55-13-02(a) that becomes effective and with respect to which shareholders of a class or series do not have the right to vote but with respect to which such shareholders are entitled to assert appraisal rights, the corporation must deliver a written appraisal notice and form to all record shareholders of such class or series who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:

(1) A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2) Disclosure of the following:

a. Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b. A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c. The corporation's estimate of the fair value of the shares.

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e. The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.

(3) Be accompanied by a copy of this Article.

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§ 55-13-23. Perfection of rights; right to withdraw

(a) A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(c) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article.

N.C. Gen. Stat. § 55-13-24           [Repealed/Reserved]

§ 55-13-25. Payment

(a) Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this section must be accompanied by the following:

(1) The following financial information:

a. The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b. The latest available quarterly financial statements, if any.

(2) A statement of the corporation's estimate of the fair value of the shares. The estimate must equal or exceed the corporation's estimate given pursuant to G.S. 55-13-22(b)(2)c.

(3) A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified therein, then the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this Article.

B-6

N.C. Gen. Stat. § 55-13-26          [Repealed/Reserved]

§ 55-13-27. After-acquired shares

(a) A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:

(1) The information required by G.S. 55-13-25(b)(1).

(2) The corporation's estimate of fair value pursuant to G.S. 55-13-25(b)(2).

(3) That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.

(4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer.

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation's offer.

(c) Within 10 days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(d) Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section.

§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer

(a) A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares, plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation's payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

N.C. Gen. Stat. § 55-13-29          [Repealed/Reserved]

PART 3. JUDICIAL APPRAISAL OF SHARES

§ 55-13-30. Court Action

(a) If a shareholder makes a demand for payment under G.S. 55-13-28 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.

B-7

(a1) Repealed by Session Laws 1997-202, s. 4.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office (or, if none, its registered office) in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a trial by jury.

(e) Each shareholder made a party to the proceeding is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder's shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under G.S. 55-13-27.

§ 55-13-31. Court costs and expenses

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(b) The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

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§§ 55-13-32 through 55-13-39               [Repealed/Reserved]

PART 4. OTHER REMEDIES

§ 55-13-40. Other remedies limited

(a) The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b) Subsection (a) of this section does not apply to a corporate action that:

(1) Was not authorized and approved in accordance with the applicable provisions of any of the following:

a. Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.

b. The articles of incorporation or bylaws.

c. The resolution of the board of directors authorizing the corporate action.

(2) Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3) Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director's conflict of interest transaction.

(4) Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:

a. The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

B-9

October 31, 2013

Attn: Board of Directors

CapStone Bank

4505 Falls of the Neuse Road

Suite 150

Raleigh, NC 27609

Members of the Board:

You have advised us that CapStone Bank, a North Carolina commercial bank (the “Company”), is contemplating entering into an Agreement and Plan of Combination and Reorganization by and among the Company, Newbridge Bancorp (“NewBridge”) and NewBridge Bank (the “Agreement”) pursuant to which the Company will merge with and into NewBridge (the “Merger”). Under and subject to the terms of the Agreement, each outstanding share of Company’s common stock, par value $5.00 per share (the “Company Common Stock”), other than those shares beneficially owned by the Company, NewBridge or NewBridge Bank, will be converted into the right to receive 2.25 shares of common stock, no par value per share (“NewBridge Common Stock”), of NewBridge (the “Exchange Ratio”). In connection with the Merger, you have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Company Common Stock other than the Company, NewBridge or NewBridge Bank (the “Shareholders”).

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions set forth in the draft of the Agreement dated October 31, 2013;

2.	reviewed the Company’s and NewBridge’s audited and unaudited financial statements, reports and schedules filed with their respective regulators, including the Securities and Exchange Commission and banking regulators, as were available on the date hereof for the years ended December 31, 2010, December 31, 2011, and December 31, 2012 and for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013;

3.	reviewed the Company’s and NewBridge’s preliminary financial statements for the quarter ended September 30, 2013;

4.	reviewed other financial and operating information provided by the Company and NewBridge;

880 Carillon Parkway // St. Petersburg, FL 33716 // T 727.567.1000 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

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Board of Directors

CapStone Bank

October 31, 2013

5.	reviewed and discussed with members of the senior management of the Company and NewBridge certain information regarding the historical and current financial and operating performance of the Company and NewBridge as provided by the Company and NewBridge respectively, certain internal financial forecasts regarding the future financial results and condition of the Company (the “Company Financial Forecasts”) prepared and provided to us by the Company’s senior management, and certain projections regarding the future financial results and condition of NewBridge (the “NewBridge Financial Forecasts”) prepared by NewBridge’s senior management, all of which were approved for our use in connection with the preparation of this Opinion by the Company;

6.	reviewed comparative financial and operating data on the banking industry, the Company, NewBridge, and selected public companies we deemed to be relevant; and

7.	reviewed such other analyses and information relating to the Company, NewBridge and the Merger as we deemed relevant.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by or on behalf of the Company, NewBridge or any other party, as well as publicly available information, and we have not undertaken any duty or responsibility to verify independently, and have not so verified, any of such information. In addition, we have not received or reviewed any individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or NewBridge or any of their respective subsidiaries and we have not been furnished with any such evaluations or appraisals. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses.  With respect to the Company Financial Forecasts, we have been advised by the Company and we have assumed that the Company Financial Forecasts have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the management of the Company as to the future financial performance of the Company. With respect to the NewBridge Financial Forecasts, we have been advised by NewBridge and we have assumed that the NewBridge Financial Projections have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the management of NewBridge as to the future financial performance of NewBridge. We have been authorized by the Company to rely upon such forecasts and other information and data, including without limitation the Company Financial Forecasts and the NewBridge Financial Forecasts, and we express no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses, that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any terms or conditions thereof and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, NewBridge or the contemplated benefits of the Merger.

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Board of Directors

CapStone Bank

October 31, 2013

Our Opinion is based upon market, economic, financial and other circumstances and conditions existing and known to us as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion.

We express no opinion as to the underlying business decision of the Board of Directors of the Company to effectuate the Merger, the structure or legal, tax, accounting or regulatory aspects or consequences of the Merger or the availability or advisability of any alternatives to the Merger. We have relied upon, without independent verification, the assessment by the respective managements of the Company and NewBridge and their legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to the value of Company Common Stock or NewBridge Common Stock following the announcement of the proposed Merger, the value of NewBridge Common Stock following the consummation of the Merger, or the prices at which shares of Company Common Stock or NewBridge Common Stock may be purchased or sold at any time, which in each case, may vary depending on numerous factors, including factors outside of the control of the Company and NewBridge. With your consent, we have assumed that the shares of NewBridge Common Stock to be issued in the Merger will be freely tradable on the NASDAQ Global Select Market.

Our Opinion is limited to the fairness, from a financial point of view, to the Shareholders of the Exchange Ratio and does not address any other term, aspect or implication of the Agreement, the Merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness (financial or otherwise) of the amount or nature of, or any other aspect relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. The delivery of this Opinion was approved by our internal fairness opinion committee in conformity with its policies and procedures

In arriving at this Opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this Opinion.

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Board of Directors

CapStone Bank

October 31, 2013

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, the principal portion of which fee is contingent upon the consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of our engagement.

Raymond James and its affiliates have in the past provided investment banking and other financial services to the Company during the past two years, including in connection with the Company’s acquisition of Patriot State Bank, and may in the future provide investment banking and other financial services to the Company, NewBridge and certain of their respective affiliates for which we and our affiliates would expect to receive compensation. As previously advised, one of the investment bankers assigned to this engagement is the owner of shares of the Company Common Stock. In addition, an affiliate of Raymond James provides certain brokerage, clearing and other services to NewBridge pursuant to a contractual arrangement for which it is paid customary fees.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and NewBridge for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the proposed Merger and does not constitute a recommendation to the Board of Directors, any shareholder of the Company or any other party regarding how to vote or act on any matter relating to the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party, regardless of any prior or ongoing advice or relationships. This Opinion is not to be quoted or referred to, in whole or in part, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of October 31, 2013, the Exchange Ratio is fair, from a financial point of view, to the Shareholders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

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